    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 10, 2000.

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------
                                    Form F-4
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933
                      ------------------------------------

      PTC INTERNATIONAL                PTC INTERNATIONAL                POLSKA TELEFONIA
       FINANCE II S.A.              FINANCE (HOLDING) B.V.             CYFROWA SP. Z O.O.
(Exact name of Registrant as     (Exact name of Registrant as     (Exact name of Registrant as
          specified                        specified                        specified
       in its charter)                  in its charter)                  in its charter)
         LUXEMBOURG                     THE NETHERLANDS                      POLAND
(State or other jurisdiction     (State or other jurisdiction     (State or other jurisdiction
     of incorporation or              of incorporation or              of incorporation or
        organization)                    organization)                    organization)
       NOT APPLICABLE                   NOT APPLICABLE                   NOT APPLICABLE
      (I.R.S. Employer                 (I.R.S. Employer                 (I.R.S. Employer
     Identification No.)              Identification No.)              Identification No.)

    41 AVENUE DE LA GARE            STRAWINSKYLAAN 3705             AL JEROZOLIMSKIE 181
     L-1611 LUXEMBOURG               1077 ZX AMSTERDAM                 02-222 WARSAW
      011 353 485 0501                011 31 406 4444                011 48 22 573 6000
  (Address, including zip         (Address, including zip         (Address, including zip
code, and telephone number,              code, and              code, and telephone number,
  including area code, of       telephone number, including       including area code, of
   registrant's principal                area code,                registrant's principal
     executive offices)          of registrant's principal           executive offices)
                                     executive offices)

                                      4813
            (Primary Standard Industrial Classification Code Number)
                             CT CORPORATION SYSTEM
             111 EIGHTH AVENUE, NEW YORK, NY 10011  (212) 894-8600
  (Address, including zip code, and telephone number, including area code, of agent for service of process)
                      ------------------------------------
                          COPIES OF COMMUNICATIONS TO:
                                 ROBERT TREFNY
                                CLIFFORD CHANCE
                             200 ALDERSGATE STREET
                                LONDON EC1A 4JJ
                      ------------------------------------
     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
                      ------------------------------------
                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------
                                                           PROPOSED          PROPOSED MAXIMUM
   TITLE OF EACH CLASS OF           AMOUNT TO BE       MAXIMUM OFFERING     AGGREGATE OFFERING       AMOUNT OF
 SECURITIES TO BE REGISTERED         REGISTERED       PRICE PER UNIT (1)          PRICE          REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------
11 1/4% Senior Subordinated
  Guaranteed Notes Due
  December 1, 2009...........     $438,101,411.70            100%            $438,101,411.70        $115,658.77
Guarantee relating to the
  Notes......................           (3)                   (3)                  (3)                  (3)
------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee.
(2) In accordance with Rule 457(f)(1) under the Securities Act of 1933, as amended, the filing fee has been calculated on the basis of the market value of the Notes to be received by the Registrants in the exchange offer using the noon buying rate for cable transfers of Euros as reported by the Federal Reserve Bank of New York of US $1.00 = Euro 1.0413 as of March 6, 2000.
(3) No separate consideration will be received for the Guarantees.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           OFFER FOR ALL OUTSTANDING
             11 1/4% SENIOR SUBORDINATED GUARANTEED NOTES DUE 2009
                                IN EXCHANGE FOR
             11 1/4% SENIOR SUBORDINATED GUARANTEED NOTES DUE 2009
                                       OF

                       PTC INTERNATIONAL FINANCE II S.A.
     We are offering our 11 1/4% Senior Subordinated Guaranteed Notes due 2009 (the "Exchange Notes") in exchange for all of our outstanding 11 1/4% Senior Subordinated Guaranteed Notes due 2009 (the "Old Notes"). An aggregate principal amount of E300,000,000 and US$ 150,000,000 of the Old Notes are outstanding. The terms of the Exchange Notes are substantially identical to those of the Old Notes, except that you can freely trade the Exchange Notes, and we will issue the Exchange Notes pursuant to the indentures that govern the Old Notes. We are making this offer to satisfy contractual undertakings.

TERMS OF THE EXCHANGE OFFER:

     - The exchange offers expires at 5:00 p.m., New York City time, on April 25, 2000, unless we extend it.

     - You will receive an equal principal amount of Exchange Notes for all Old Notes that you validly tender and do not validly withdraw.

     - The exchange will not be a taxable exchange for U.S. federal income tax purposes.

     - When you accept the exchange offer you must make several representations, including that you are not engaging in a distribution of the Exchange Notes.

     - You may withdraw a tender of the Old Notes at any time prior to the expiration date.

TERMS OF THE NOTES:

     - Maturity Date: December 1, 2009.

     - Interest Payment Dates: June 1 and December 1 of each year, commencing on June 1, 2000.

SECURITY AND RANKING:

     - Approximately E117.0 million of cash, European government securities and U.S. government securities, which will be sufficient to pay when due the first five interest payments on the notes, has been deposited with trustees in secured escrow accounts for the benefit of the noteholders. These escrow accounts may be replaced, with the consent of the lenders under our bank credit facility, by a letter of credit posted in favor of the relevant trustee for the benefit of the holders of the relevant notes.

     - The notes will be junior to all of our existing and future indebtedness, including guarantees of our bank credit facility.

     - The notes will rank equally with all of our existing and future senior subordinated indebtedness and will rank senior to all of our subordinated indebtedness.

GUARANTEES:

     - The notes are guaranteed on a senior subordinated basis by Polska Telefonia Cyfrowa Sp. z o.o., our parent company.

     - The guarantees will be subordinated to all of Polska Telefonia Cyfrowa senior indebtedness and will rank equally with certain other guarantees made by Polska Telefonia Cyfrowa.

REDEMPTION:

     - We may redeem the notes, in whole or in part, at any time on or after December 1, 2004.

     - At any time prior to December 1, 2002, we may redeem up to 35% of the initial aggregate principal amount of each series of notes, with the net proceeds of a public equity offering, if at least 60% of the aggregate principal amount of each series of notes remain outstanding after such redemption.

     - If we experience a change of control, each holder of notes may require that we repurchase all or a portion of its notes.

LISTING:

     - An application to list the Exchange Notes on the Luxembourg Stock Exchange has been made.

THIS INVESTMENT INVOLVES RISKS. SEE THE RISK FACTORS SECTION BEGINNING ON PAGE
9.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is March 10, 2000

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary.....................................................    1
Risk Factors................................................    9
The Issuer..................................................   19
Holdings....................................................   20
Proceeds from the Exchange Offer............................   21
Capitalization..............................................   22
Ratio of Earnings to Fixed Charges..........................   23
Exchange Rates and Foreign Exchange Restrictions............   24
Selected Financial Data.....................................   26
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   28
Our Business................................................   40
Regulation of the Polish Telecommunications Industry........   57
Management..................................................   63
Shareholders................................................   66
Certain Relationships and Related Transactions..............   68
The Exchange Offer..........................................   72
Description of Other Indebtedness...........................   78
Description of the Notes....................................   82
Taxation....................................................  133
Plan of Distribution........................................  137
Selling Restrictions........................................  137
Legal Matters...............................................  139
Independent Accountants.....................................  139
Financial Statements........................................  F-1

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS OFFERING MEMORANDUM IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

                      WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is part of a registration statement we filed with the
Securities and Exchange Commission on Form F-4 (No. 333-     ) under the
Securities Act of 1933, as amended, with respect to the Exchange Notes. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus omits some of the information, exhibits and undertakings contained in the registration statement. For further information with respect to us and the Exchange Notes, see the registration statement, including its exhibits. The registration statement may be inspected and copied, at prescribed rates, at the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. You may contact the Securities and Exchange Commission at 1-800-SEC-0330 and at the regional offices of the SEC located at Seven World Trade Center, Suite 1300, New York, New York 10048 and the Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Statements contained in this prospectus as to the contents of any contract or other document are for informational purposes and should not substitute for your review of the copy of the contract or document filed as an exhibit to the registration statement. Copies are also available by mail from the Public Reference Section of the Securities and Exchange Commission at its address in Washington, D.C. shown above. Any such statements in the prospectus are qualified in all respects by reference to the corresponding exhibit.

     We are required to satisfy the information requirements of the Securities Exchange Act of 1934, as amended, as they apply to foreign private issuers and, accordingly, file all reports and other information required by the Securities and Exchange Commission. We also have agreed pursuant to the indenture to file with the Securities and Exchange Commission and to provide to the trustee and the holders of the notes quarterly and annual financial information and related disclosures for as long as the notes are outstanding. You may obtain a copy of documents described herein, but not otherwise provided, without charge, by writing to us at Al. Jerozolimskie 181, 02-222, Warsaw, Poland, Attn: Financial Controller. You may contact us by telephone at +48-22-573-4205.

     We are not making any representation regarding the legality of an investment by any offeree of the Exchange Notes under applicable legal investment or similar laws. You should consult with your own advisors as to any legal, tax, business, financial or related aspects of participation in the exchange offer.

     For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to it to any broker-dealer that requests such documents in the letter of transmittal. Until September 8, 2000, all dealers effecting transactions in the Exchange Notes, whether or not participating in the exchange offer, may be required to deliver a prospectus.

     We have made all reasonable enquiries and confirm, to the best of our knowledge, that the information contained in this prospectus with regard to us, the Exchange Notes and the exchange offer is true and accurate in all material respects and is not misleading. We confirm that the opinions and intentions expressed herein are honestly held and that there are no other facts, the omission of which would make this prospectus as a whole or any of such information or the expression of any such opinions or intentions misleading.

               SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

     We make "forward looking statements" throughout this prospectus. We have based these forward looking statements on our current expectations and projections about future events. These forward looking statements, which are subject to risks, uncertainties, and assumptions about our business include, among other things, statements regarding:

        -  Polish economic and business conditions,

        -  prospects for the Polish telecommunications industry,

        -  competition,

        -  our anticipated growth strategies,

        -  our intention to introduce new services and products,

        -  anticipated trends in the market for telecommunications services,

        -  future capital expenditures and investment needs,

        -  our ability to control costs and maintain service quality,

        - changes in the regulatory environment affecting our businesses, including changes in our licenses and the Polish government's policy toward privatization,

        - our ability to identify, select and implement effectively appropriate technologies in the future, and

        -  our ability to hire and retain staff with requisite skills.

     We undertake no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise. These forward looking statements may be materially affected by the factors listed under "Risk Factors" beginning on page 9. In addition, the words "believe," "expect," "anticipate" and similar expressions identify forward looking statements. In light of these risks, uncertainties and assumptions, the forward looking events discussed in this prospectus might not occur.

               ENFORCEMENT OF LIABILITIES AND SERVICE OF PROCESS

     PTC International Finance II S.A., the issuer of the Exchange Notes (the "Issuer"), is a societe anonyme (limited liability company) under the laws of Luxembourg. PTC International Finance (Holding) B.V., the holder of 100% of the capital stock of the Issuer ("Holdings"), is a private company with limited liability incorporated under the laws of The Netherlands. We, Polska Telefonia Cyfrowa Sp. z o.o., are guarantor of the Exchange Notes, and are a limited liability company organized under the laws of Poland, with our registered office in the City of Warsaw, Poland. All of the directors and executive officers of the Issuer and Holdings and a majority of our directors and executive officers are not residents of the United States. A substantial portion of our assets and the assets of such non-resident persons and of the Issuer and Holdings are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons, the Issuer, Holdings or us or to enforce against any of them or us judgments obtained in U.S. courts predicated upon civil liability provisions of the federal securities laws of the United States. We have been advised by Clifford Chance, our Dutch and Polish legal advisor, and by Faltz & Kremer, our Luxembourg legal advisor, that there is doubt as to the enforceability in The Netherlands, Poland and in Luxembourg, respectively, in original actions, or in actions for the enforcement of judgments of U.S. courts, of civil liabilities predicated solely upon the federal securities laws of the United States.

     Holdings has been advised by Clifford Chance, its Dutch legal counsel, that the United States and The Netherlands do not currently have a treaty providing for reciprocal recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon U.S. federal securities laws, would not be enforceable in The Netherlands. However, if the party in whose favor such final judgment is rendered brings a new suit in a competent court in The Netherlands, such party may submit to a Dutch court the final judgment which has been rendered in the United States. To the extent that the Dutch court finds that the jurisdiction of the federal or state court in the United States has been based on grounds which are internationally acceptable and that proper legal procedures have been observed, the Dutch court will, in principle, give binding effect to the final judgment which has been rendered in the United States unless such judgment contravenes principles of public policy of The Netherlands.

     The Issuer has been advised by Faltz & Kremer in Luxembourg that certain remedies available under the U.S. federal or state laws may not be admitted or enforced by Luxembourg courts on the basis of being contrary to Luxembourg's public policy.

     In addition, we have been advised by Clifford Chance that judgments of foreign courts subject to enforcement (generally, judgments for payment of money or specific performance) are enforceable in Poland if a relevant bilateral treaty provides for such enforcement or on the basis of the rules of the Polish Code of Civil Procedure. Such rules provide for enforcement of foreign judgments concerning matters which may be settled by Polish civil courts on the basis of reciprocity if the judgment is enforceable in the country where it has been rendered and the following requirements (set forth in Article 1146 sec.1, Points 1 to 6 of the Polish Code of Civil Procedure) have been satisfied:

     -  the judgment is final in the jurisdiction in which it was issued;

     - the case does not belong, according to Polish law or international convention, to the exclusive jurisdiction of Polish courts or courts of a third jurisdiction;

     - the party has not been deprived of defense and, in case of lack of capacity to be a party in a given civil case, due representation;

     - the case has not yet become final or it had not been initiated before the Polish court appointed to consider such case before the judgement of a foreign court had become final;

     - the judgment is not contrary to the basic principles of legal order of the Republic of Poland; and

     - in rendering the judgment, Polish law has been applied, when such application is mandatory under Polish law, unless foreign law applied in the case does not differ significantly from Polish law.

     The requirement of reciprocity does not apply if the subject matter of the judgment falls within the exclusive jurisdiction of the jurisdiction in which it has been rendered (Art. 1146 sec.3 of the Polish Code of Civil Procedure).

     Each of the Issuer, Holdings and we appointed CT Corporation System as its authorized agent upon which process may be served in any suit or proceeding arising out of or relating to the notes that may be instituted in any U.S. federal or state court in the Borough of Manhattan, the City of New York or brought under U.S. federal or state securities laws and submits to the jurisdiction of any such court in any such suit or proceeding.

                         MARKET SHARE AND INDUSTRY DATA

     Certain market information or other statements presented in this prospectus regarding our business' position relative to its competition largely reflect our management's best estimates that are based upon information obtained from customers or from trade or business organizations or associations or other contacts within the industries in which we compete or upon published statistical data or information from independent third-parties.

     Certain amounts and percentages included in this prospectus have been rounded and accordingly may not total.

                        FINANCIAL AND OTHER INFORMATION

     In this prospectus, all references to "Zloty" and "PLN" are to the lawful currency of the Republic of Poland, all references to "Euros" and "E" are to the lawful currency of the countries of the European Monetary Union, all references to "dollars," "U.S. dollars," "USD," "US$" and "$" are to the lawful currency of the United States of America and all references to "Deutschmarks" and "DM" are to the lawful currency of the Federal Republic of Germany. Except as otherwise indicated in this prospectus, amounts in PLN have been translated into U.S. dollars solely for the convenience of the reader at an exchange rate of US$1.00 = PLN 4.1141, the fixing rate of the National Bank of Poland on September 30, 1999, and amounts in Euro have been translated into U.S. dollars solely for the convenience of the reader at an exchange rate of US$1.0689 = E1.00, the noon buying rate for cable transfers of Euros as reported by the Federal Reserve Bank of New York on September 30, 1999. On March 6, 2000 the fixing rate of the National Bank of Poland was US$1.00 = PLN 4.1119 and the noon buying rate for cable transfers of Euros as reported by the Federal Reserve Bank of New York was US$1.00 = E1.0413.

     Unless otherwise indicated, financial information in this prospectus has been prepared in accordance with International Accounting Standards, commonly referred to as "IAS," which differ in certain respects from U.S. generally accepted accounting principles, commonly referred to as "GAAP." See Notes 24 and 26 to our consolidated Financial Statements, which are included in this prospectus, as of and for the nine months ended September 30, 1999 and 1998, and as of and for the three fiscal years ended December 31, 1998, 1997 and 1996, respectively.

     The financial information set forth in a number of tables in this prospectus has been rounded to the nearest whole number. Accordingly, in certain instances, the sum of the numbers in a column may not conform exactly to the total figure given for that column.

                                    SUMMARY

     The following summary contains basic information about the exchange offer. It likely does not contain all the information that is important to you. For a more complete understanding of the exchange offer, we encourage you to read this entire document, including our Financial Statements which are included in this prospectus, and Notes thereto. For information concerning investment considerations that you should consider, see "Risk Factors." The terms "we," "our" and "us" as used in this prospectus refer to Polska Telefonia Cyfrowa Sp. z o.o. and, as applicable, its subsidiaries. The term "DeTeMobil" refers to our shareholder Deutsche Telekom MobilNet GmbH, "Elektrim" refers to our shareholder Elektrim S.A., and "MediaOne" refers to our shareholder MediaOne International B.V. (formerly U.S. West International B.V.). This section contains certain forward looking statements. For more information, you should read "Forward Looking Statements."

OVERVIEW

     We are the largest GSM wireless telephony services provider in Poland with
1.8 million subscribers and a 44.7% share of the total Polish wireless market as of December 31, 1999. We are the only wireless services provider in Poland with both a national GSM 900 and a national GSM 1800 license. As of December 31, 1999, our GSM network covered approximately 84.4% of the geographic area of Poland, representing approximately 95% of the total Polish population. We are completing the initial roll-out of an SDH microwave backbone network that will connect certain key portions of our network and will reduce our reliance on leased lines, provide better transmission quality and reduce operating costs. We expect to complete the initial phase of our synchronized digital hierarchy, commonly known as SDH, microwave backbone network by the end of the second quarter of 2000. We also plan to selectively roll-out GSM 1800 service, which will allow us to increase capacity and to offer seamless nationwide dual-band (GSM 900/1800) service. We market all of our products and services under our brand "Era GSM," one of the most recognized brand names in Poland. In marketing our products and services, we use a distribution network of 31 dealers with approximately 844 points of sale, a direct sales force of 88 representatives and a national network of 46 retail outlets.

     We have achieved rapid growth in our subscriber base through internal growth since we launched our service in September 1996. For the year ended December 31, 1999, we generated an average of approximately 81,000 net subscriber additions per month. Since July 1999, we have experienced monthly churn of approximately 2.2%, which is at a level comparable with that achieved by Western European and U.S. wireless providers. As of December 31, 1999, we provided wireless service to approximately 1.4 million post-paid subscribers and 365,000 pre-paid subscribers. For the nine months ended September 30, 1999, we had revenue and EBITDA of PLN 1,813.9 million (US$ 440.9 million) and PLN 383.2 million (US$ 93.1 million), respectively. Our historical revenues and EBITDA for the nine months ended September 30, 1999 increased by 64% and 49%, respectively, as compared to the same period in 1998.

     We provide a broad range of high-quality wireless telephone services, including call forwarding, call waiting, voicemail, account information, short messaging services, information services and wireless internet access. We offer a range of differentiated tariff plans to attract and retain subscribers having varying service needs. In particular, we focus on acquiring and retaining high volume users, converting select pre-paid customers to our post-paid plans and minimizing churn to increase recurring cash flow from each subscriber. Additionally, we provide roaming capabilities to our subscribers through 141 international roaming agreements with GSM operators in 74 countries, including all European countries with GSM services.

     Historically, we have benefited from the experience, expertise and support of DeTeMobil, Elektrim and MediaOne, our major shareholders. Employees seconded from our major shareholders have trained and supervised a number of our local managers, who now hold key positions in our company. For example, our Director General and our Deputy Director of Strategy, Marketing & Sales, are among our local managers who have been trained by our shareholders and have advanced to key positions. As of December 31, 1999, the number of seconded employees was 11, representing less than 1% of our work force. For a discussion of our shareholders and their relations with us and among themselves, you should read "-- Recent

Developments," "Risk Factors -- Risks Related to Shareholder Relationships," "Shareholders" and "Certain Relationships and Related Transactions."

RECENT DEVELOPMENTS

     In August 1999, Elektrim announced that it had acquired an additional 15.8% of our shares for a purchase price of US$ 679.4 million. Prior to August 1999, Elektrim owned 34.1% of our shares. Elektrim also holds a 45.0% interest in Elektrim Autoinvest, which holds an additional 1.1% of our shares and is believed to be controlled by Elektrim. DeTeMobil is disputing the transfer on our share registry books of a portion (representing approximately 3.0% of our total outstanding shares) of Elektrim's announced acquisition. DeTeMobil sought an injunction to prevent such transfer on our registry books in the Warsaw Regional Court, but the Court denied the injunction. DeTeMobil has announced that it will appeal this decision. DeTeMobil also announced in October the commencement of an arbitration claim (at the International Arbitration Court in Vienna) against Elektrim and certain smaller shareholders. DeTeMobil further announced that its claim seeks the declaration that a portion of shares involved in Elektrim's announced acquisition should have been sold to DeTeMobil in August in recognition of its first refusal rights under the shareholders agreement among our major shareholders. The timing of the resolution of this arbitration is uncertain.

     On December 9, 1999, Elektrim S.A. registered with the Warsaw Regional Court the transfer of 226,079 of our shares to Elektrim Telekomunikacja Sp. z o.o. Elektrim S.A. retained one share of direct ownership. At the request of Elektrim S.A., our Management Board also filed these changes in our share registry book with the Warsaw Regional Court. However, two of our five Management Board members did not sign the request to change our share registry book, as they had reservations given DeTeMobil's dispute over the right of first refusal to purchase 3% of the shares earlier acquired by Elektrim S.A. A formal statement of the members' reservations was filed with the Warsaw Regional Court together with the changes in our registry book. The Warsaw Regional Court has not responded to the situation, and it should be noted, the Court's response is typically not required.

     DeTeMobil currently owns 22.5% of our shares. On October 22, 1999, Deutsche Telekom announced that it had entered into an agreement with MediaOne Group, Inc., to acquire its wholly-owned subsidiary, MediaOne International B.V. (the owner of 22.5% of our shares). Assuming that Deutsche Telekom consummates this acquisition, it will hold, directly or indirectly, 45.0% of our shares.

FINANCING PLAN

     In order to implement our current business plan, we will need to raise approximately PLN 2,200 million (US$ 534.7 million) to fund our anticipated working capital requirements, capital expenditures and other operating needs. We believe that the proceeds from the offering of the Old Notes, which we completed in November 1999, together with our DM 132 million undrawn capacity under our existing bank credit facility and anticipated cash from operations, will provide the financing required to implement our business plan through the end of 2000. In order to provide for the balance of our funding requirements, we have entered into discussions with, and received preliminary indications of interest from various financial institutions to replace our current DM 672 million equivalent bank credit facility with a larger bank credit facility. If we replace our existing bank credit facility with the larger bank credit facility, we believe we will have sufficient financing to implement our current business plan. There can be no assurance that any or all of the elements of our financing plan will be achieved and, if not so achieved, that alternative financing arrangements will be available on acceptable terms or at all. Further, as our capital expenditures and operating expenses are linked directly to our subscriber additions, our actual capital expenditure requirements and other cash operating needs may increase if we are more successful than expected in adding new subscribers. If our capital expenditure requirements and other cash operating needs were to increase, there can be no assurance that additional financing would be available on acceptable terms or at all. For more information you should read "Risk Factors -- Need for Additional Financing" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                               THE EXCHANGE OFFER

     The exchange offer applies to the E300,000,000 and US$ 150,000,000 aggregate principal amount at maturity of the Old Notes. The form and terms of the Exchange Notes are the same as the form and terms of the Old Notes except that the Exchange Notes have been registered under the Securities Act of 1933 and, therefore, will not bear legends restricting their transfer. The Exchange Notes will be entitled to the benefits of the indentures pursuant to which the Old Notes were issued. The Old Notes and the Exchange Notes are sometimes referred to collectively herein as the "notes." See "Description of the Notes."

THE EXCHANGE OFFER.........  E1,000 and $1,000 principal amounts of Exchange
                             Notes in exchange for each E1,000 and $1,000 principal amounts of Old Notes, respectively. As of the date hereof, Old Notes representing E300,000,000 and US$ 150,000,000 aggregate principal amount at maturity are outstanding. The terms of the Exchange Notes and the Old Notes are substantially identical, except that the Exchange Notes have been registered under the Securities Act of 1933 and, therefore, will not bear legends restricting their transfer.

RESALE OF THE EXCHANGE
NOTES......................  Based on an interpretation by the staff of the
                             Securities and Exchange Commission set forth in interpretive letters issued to third-parties unrelated to us, we believe that the Exchange Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, if you are not our affiliate and the Exchange Notes issued in the exchange offer are being acquired by you in the normal course of business.

                             Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where those Old Notes were acquired by that broker-dealer as a result of its market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

REGISTRATION RIGHTS
AGREEMENTS.................  The Old Notes were sold by us on November 23, 1999, in a private placement. In connection with the sale, we executed registration rights agreements for the benefit of the purchasers under which we agreed to effect the exchange offer. See "The Exchange Offer -- Purpose and Effect."

EXPIRATION DATE............  The exchange offer will expire at 5:00 p.m., New
                             York City time, April 25, 2000 or such later date and time to which it is extended. Any Old Notes not accepted for exchange for any reason will be returned without expense to you as promptly as practicable after the expiration or termination of the exchange offer.

WITHDRAWAL.................  You may withdraw your tender of Old Notes pursuant to the exchange offer at any time prior to 5:00 p.m., New York City time, on the expiration date.

CONDITIONS TO THE EXCHANGE
  OFFER....................  The exchange offer is subject to certain customary conditions, certain of which may be waived by us. See "The Exchange Offer -- Conditions."

PROCEDURES FOR TENDERING
OLD NOTES..................  If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal, or a copy thereof, in accordance with its instructions, and mail or otherwise deliver the letter of transmittal, or the copy, together with the Old Notes and any other required documentation, to State Street Bank and Trust, the exchange agent, at the address contained in this prospectus. If you hold Old Notes through the Depository Trust Company and wish to accept the exchange offer you must do so pursuant to the Depositary Trust Company's Automated Tender Offer Program, by which each tendering participant will agree to be bound by the letter of transmittal. By executing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

                             - the Exchange Notes acquired pursuant to the
                               exchange offer are being obtained by you in the ordinary course of your business, whether or not you are the holder of the Old Notes;

                             - neither you nor anyone else receiving the notes
                               from you intend to engage in a distribution of such Exchange Notes;

                             - neither you nor anyone else receiving the notes
                               from you has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes;

                             - neither you nor anyone else receiving the notes
                               from you is an affiliate of us; and

                             - if you are a broker-dealer, you acquired the Old
                               Notes as a result of market-making or other trading activities and will deliver a copy of this prospectus in connection with any resale of Exchange Notes.

                             Pursuant to the registration rights agreements, we are required to file a registration statement for a continuous offering in respect of the Old Notes if existing interpretations of the Securities and Exchange Commission are changed such that the Exchange Notes received by you in the exchange offer are not or would not be, upon receipt, transferable by you (unless you are our affiliate) without restriction under the Securities Act of 1933. See "The Exchange Offer -- Purpose and Effect."

ACCEPTANCE OF OLD NOTES AND
  DELIVERY OF EXCHANGE
  NOTES....................  We will accept for exchange any and all Old Notes which you properly tender prior to 5:00 p.m., New York City time, on the expiration date. We will issue the Exchange Notes promptly following the expiration date. See "The Exchange Offer -- Terms of the Exchange Offer."

EXCHANGE AGENT.............  State Street Bank and Trust Company is serving as exchange agent for the exchange offer. They can be reached by telephone at +1-617-662-1523, attention Kellie Mullen for more information.

UNITED STATES TAX
  CONSIDERATIONS...........  The exchange pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes. See "Taxation -- United States -- Exchange Offer."

EFFECT OF NOT TENDERING....  If you choose not to tender your Old Notes or they are not accepted, the existing transfer
                             restrictions will continue to apply. We do not have any further obligation to provide for the registration of the Old Notes under the Securities Act of 1933. Old Notes will, following consummation of the exchange offer, bear interest at the same rate as the Exchange Notes.

                            TERMS OF EXCHANGE NOTES

     The Exchange Notes will be registered under the Securities Act of 1933, and accordingly will not be subject to several restrictions on transfer applicable to the Old Notes. Except as provided in the previous sentence, the Exchange Notes have terms and conditions identical in all material respects to those of the Old Notes. Accordingly, the following description of the notes applies equally to the Old Notes and the Exchange Notes.

THE ISSUER.................  PTC International Finance II S.A.

NOTES OFFERED..............  E300,000,000 aggregate principal amount of 11 1/4%
                             Senior Subordinated Guaranteed Notes due 2009 (the "Euro Notes") and US$ 150,000,000 aggregate principal amount of 11 1/4% Senior Subordinated Guaranteed Notes due 2009 (the "Dollar Notes").

MATURITY...................  December 1, 2009.

INTEREST PAYMENT DATES.....  June 1, and December 1, beginning June 1, 2000.

GUARANTEES.................  We, Polska Telefonia Cyfrowa Sp. z o.o., are a
                             Polish company that indirectly owns 100% of the capital stock of the Issuer. We will irrevocably and unconditionally guarantee the notes on a senior subordinated basis. The notes will also be guaranteed by PTC International Finance (Holding) B.V. ("Holdings"), another of our wholly-owned finance subsidiaries. Recourse to Holdings in respect of its obligations under its guarantees will be limited to the amounts deposited in the escrow accounts. See "Holdings."

RANKING....................  The notes will be senior subordinated obligations of the Issuer, which is another of our wholly-owned finance subsidiaries, and will be junior to all existing and future senior indebtedness of the Issuer, which will include its guarantee of our bank credit facility. The notes will rank equally with all existing and future senior subordinated indebtedness of the Issuer, and will rank senior to all subordinated indebtedness of the Issuer. Each note will rank equally with the other notes. We will guarantee the notes on a senior subordinated basis. Our guarantees will be subordinated to all of our senior indebtedness, senior to all of our subordinated indebtedness and will rank equally with our guarantee of PTC International Finance B.V.'s, another of our wholly-owned finance subsidiaries, 10 3/4% Senior Subordinated Guaranteed Discount Notes due 2007 (the "2007 Notes").

ESCROW PROCEEDS............  Concurrently with the closing of the offering of the Old Notes, which was completed in November 1999, we deposited in escrow accounts with the trustees under the indentures for the notes an amount of cash, European government securities and U.S. government securities that, together with the interest received thereon, will be sufficient to pay when due the first five interest payments on the notes. The trustees hold this amount (estimated at approximately E117.0 million) for the benefit of the noteholders in the escrow accounts, which are secured. We may replace an escrow account with a letter of credit posted in favor of the relevant trustee for the benefit of the holders of the relevant notes in an amount equal to any remaining interest payments to be made on such notes up to and including the fifth interest payment. Currently, the consent of the lenders under our bank credit facility is required to replace the security in an escrow account with the relevant letter of credit.

                             We have pledged most of our assets to secure our senior debt. As of November 12, 1999, we would have had outstanding on a consolidated basis PLN 1,111.1 million (US$ 270.1 million) of senior debt.

OPTIONAL REDEMPTION........  On or after December 1, 2004, the Issuer may redeem the notes, in whole or in part, at any time at the redemption prices listed under "Description of the Notes -- Optional Redemption."

PUBLIC EQUITY OFFERING
OPTIONAL REDEMPTION........  At any time prior to December 1, 2002, the Issuer may redeem up to 35% of the initial aggregate principal amount of each series of notes, as the case may be, with the net proceeds of a public equity offering at the price listed under the section "Description of the Notes -- Optional Redemption upon Public Equity Offerings," provided that at least 60% of each series of notes remains outstanding after such redemption.

CHANGE OF CONTROL..........  Upon certain change of control events, each holder of notes may require the Issuer to repurchase all or a portion of its notes at a purchase price equal to 101% of the principal amount thereof, plus accrued interest. See "Description of the Notes -- Purchase of Notes Upon a Change of Control."

CERTAIN COVENANTS..........  The indentures relating to the notes will, among other things, restrict our ability to:

                             - borrow money;

                             - pay dividends;

                             - repurchase or redeem capital stock;

                             - make investments or other restricted payments;

                             - use assets as security in other transactions;

                             - enter into transactions with our stockholders and
                               affiliates; and

                             - sell certain assets or merge with or into other
                               companies.

                             For more details, see "Description of the Notes -- Certain Covenants."

CURRENCY OF PAYMENT........  The Dollar Notes are denominated in United States dollars. Holders of Dollar Notes will receive principal, interest and all other payments in respect of Dollar Notes in United States dollars. The Euro Notes are denominated in Euros. Holders of Euro Notes will receive principal, interest and all other payments in respect of Euro Notes in Euros.

                             SUMMARY FINANCIAL DATA

     The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements (including the Notes thereto) included elsewhere in this prospectus. The Financial Statements have been prepared in accordance with International Accounting Standards, which differ in certain respects from U.S. GAAP. See Notes 24 and 26 to the Financial Statements as of and for the nine months ended September 30, 1999 and 1998, and as of and for the fiscal year ended December 31, 1998, 1997 and 1996, respectively. The financial data set forth below, as of and for the three fiscal years ended December 31, 1998, have been derived from our Financial Statements included elsewhere in this prospectus, which have been audited by Arthur Andersen Sp. z o.o., independent auditors. The financial data included below as of and for the nine months ended September 30, 1999 and September 30, 1998, have been derived from our unaudited Financial Statements included elsewhere in this prospectus and, in the opinion of management, include all adjustments (consisting of normal recurring accruals) necessary for the fair presentation of the financial data for such period. The results for these interim periods are not necessarily indicative of results for the full fiscal year.

                                                  NINE MONTHS ENDED                        FISCAL YEAR ENDED
                                                    SEPTEMBER 30,                             DECEMBER 31,
                                          ---------------------------------   --------------------------------------------
                                                  1999              1998              1998              1997        1996
                                          ---------------------   ---------   ---------------------   ---------   --------
                                             PLN        US$(1)       PLN         PLN       US$(1)        PLN        PLN
                                          ----------   --------   ---------   ---------   ---------   ---------   --------
                                                       (IN THOUSANDS, EXCEPT SUBSCRIBER AND CHURN RATE DATA)
STATEMENT OF OPERATIONS DATA
International Accounting Standards
Net Sales:
  Service revenues and fees............    1,647,637    400,485     980,143   1,445,340     351,314     534,439     38,900
  Sales of telephones and
    accessories........................      166,256     40,411     127,411     165,471      40,220     112,623     32,338
                                          ----------   --------   ---------   ---------   ---------   ---------   --------
    Total net sales....................    1,813,893    440,896   1,107,554   1,610,811     391,534     647,062     71,238
                                          ==========   ========   =========   =========   =========   =========   ========
Cost of sales:
  Cost of services sold................     (642,345)  (156,133)   (425,867)   (614,824)   (149,443)   (336,274)   (36,583)
  Cost of sales of telephones and
    accessories........................     (528,494)  (128,459)   (254,181)   (334,516)    (81,310)   (181,037)   (42,190)
                                          ----------   --------   ---------   ---------   ---------   ---------   --------
    Total cost of sales................   (1,170,839)  (284,592)   (680,048)   (949,340)   (230,753)   (517,311)   (78,773)
                                          ==========   ========   =========   =========   =========   =========   ========
  Gross margin (loss)..................      643,054    156,304     427,506     661,471     160,781     129,751     (7,535)
Operating expenses:
  Selling and distribution costs.......     (330,013)   (80,215)   (193,626)   (279,092)    (67,838)   (139,685)   (36,554)
  Administration and other operating
    costs..............................     (113,035)   (27,475)    (81,951)   (107,581)    (26,149)    (47,984)   (40,697)
                                          ----------   --------   ---------   ---------   ---------   ---------   --------
    Total operating expenses...........     (443,048)  (107,690)   (275,577)   (386,673)    (93,987)   (187,669)   (77,251)
                                          ==========   ========   =========   =========   =========   =========   ========
    Operating profit (loss)............      200,006     48,614     151,929     274,798      66,794     (57,918)   (84,786)
Interest and other financial income
  (expenses), net......................     (360,486)   (87,621)   (143,319)   (165,799)    (40,300)    (74,001)    10,441
                                          ----------   --------   ---------   ---------   ---------   ---------   --------
    Profit (loss) before taxation......     (160,480)   (39,007)      8,610     108,999      26,494    (131,919)   (74,345)
Taxation...............................      (35,331)    (8,588)    (36,425)   (107,530)    (26,137)      6,997     23,637
                                          ----------   --------   ---------   ---------   ---------   ---------   --------
Net income (loss)......................     (195,811)   (47,595)    (27,815)      1,469         357    (124,922)   (50,708)
                                          ==========   ========   =========   =========   =========   =========   ========
U.S. GAAP
Revenues...............................    1,813,893    440,897   1,107,554   1,610,811     391,534     647,062     71,238
Cost of sales..........................   (1,166,380)  (283,508)   (677,300)   (948,957)   (230,660)   (510,814)   (78,268)
Operating expenses.....................     (449,827)  (109,338)   (272,838)   (383,935)    (93,322)   (190,407)   (77,251)
Interest and other financial income
  (expenses), net......................     (400,861)   (97,436)   (174,114)   (188,564)    (45,834)   (104,698)   (21,113)
Taxation...............................      (35,331)    (8,588)    (36,425)   (107,530)    (26,137)      6,997     23,637
                                          ----------   --------   ---------   ---------   ---------   ---------   --------
Net income (loss)......................     (238,506)   (57,973)    (53,123)    (18,175)     (4,419)   (151,860)   (81,757)
                                          ==========   ========   =========   =========   =========   =========   ========
OTHER FINANCIAL AND OPERATING DATA
EBITDA (International Accounting
  Standards)(2)........................      383,206     93,145     257,849     439,413     106,807      25,690    (69,781)
EBITDA (U.S. GAAP)(2)..................      383,206     93,145     257,849     435,865     105,945      29,238    (69,781)
Subscribers at end of period...........    1,499,989         --     646,821     780,740          --     295,179     36,743
Monthly churn rate(3)..................          2.6         --         2.0         2.2          --         2.2        0.0

                                                                AS OF SEPTEMBER 30,           AS OF DECEMBER 31,
                                                               ---------------------   --------------------------------
                                                                       1999              1998        1997        1996
                                                               ---------------------   ---------   ---------   --------
                                                                  PLN        US$(1)       PLN         PLN        PLN
                                                               ----------   --------   ---------   ---------   --------
                                                                (IN THOUSANDS, EXCEPT SUBSCRIBER AND CHURN RATE DATA)
BALANCE SHEET DATA
International Accounting Standards
Long-term assets and deferred taxes.........................    3,435,838    835,137   2,340,813   1,484,179    859,806
Total assets................................................    4,091,888    994,601   2,761,103   1,939,219    976,052
                                                               ==========   ========   =========   =========   ========
Long-term liabilities, deferred tax liabilities and
  provisions................................................    2,751,339    668,758   1,892,501   1,500,020    432,557
Total liabilities...........................................    3,990,860    970,044   2,464,264   1,643,842    555,760
                                                               ==========   ========   =========   =========   ========
Shareholders' equity........................................      101,028     24,557     296,839     295,377    420,292
U.S. GAAP
Long-term assets............................................    3,315,512    805,890   2,263,182   1,391,896    805,120
Total assets................................................    3,971,562    965,354   2,683,472   1,881,232    945,003
                                                               ==========   ========   =========   =========   ========
Shareholders' equity........................................      (19,298)    (4,691)    219,208     237,390    389,243

---------------

(1) Solely for the convenience of the reader, Zloty amounts have been translated into U.S. dollars at the rate of PLN 4.1141 per $1.00, the Fixing Rate announced by the National Bank of Poland on September 30, 1999. The Fixing Rate announced by the National Bank of Poland on December 31, 1998 was PLN
    3.504 per $1.00. Using this exchange rate, Net Sales and EBITDA for the fiscal year ended December 31, 1998, would have been $459.7 million and $125.4 million, respectively. The translated amounts should not be construed as representations that the Zloty has been, could have been, or could in the future be converted into U.S. dollars at this or any other rate of exchange.

(2) EBITDA represents operating profit (loss) before depreciation and amortization. EBITDA is included as supplemental disclosure because it is generally accepted as providing useful information regarding a company's ability to service and incur debt. EBITDA should not, however, be considered in isolation as a substitute for net income, cash flow provided from operating activities or other income or cash flow data or as a measure of a company's profitability or liquidity.

(3) The churn rate is calculated as the average of the monthly churn rates in the relevant period. The monthly churn rate is calculated as the total number of voluntary and involuntary deactivations and suspensions during the relevant month expressed as a percentage of the average number of subscribers for the month (calculated as the average of the month end total number of subscribers and the total number of subscribers at the end of the previous month).

                                  RISK FACTORS

     You should carefully consider the risks described below and other information in this prospectus before making a decision to invest in the notes. If any of these risks materialize, our business, financial condition or operating results could be materially adversely affected and the trading price of the notes could decline.

RISKS RELATED TO FINANCIAL LEVERAGE -- OUR ABILITY TO SERVICE DEBT AND INCUR ADDITIONAL INDEBTEDNESS WILL AFFECT OUR BUSINESS.

     We are a highly leveraged company. As of September 30, 1999, on a pro forma consolidated basis after giving effect to the issuance of the notes and our guarantee of the notes, we would have had PLN 4,310.6 million (US$ 1,047.8 million) aggregate principal amount of long-term indebtedness outstanding. The indentures limit, but do not prohibit us from incurring additional indebtedness. In light of the amount of our existing indebtedness and the potential need to incur additional indebtedness to expand our operations, we anticipate that we will have substantial leverage for the foreseeable future. This leverage poses the risks that:

     - a significant portion of our cash flow will be required to service our indebtedness, which may adversely affect our ability to adequately fund our planned capital expenditures and operations;

     - we could be more vulnerable to changes in general economic conditions, which may limit our ability to compete effectively against better capitalized competitors;

     - our ability to obtain additional financing for working capital, capital expenditures, repayment of indebtedness or other general corporate purposes may be limited; and

     -  our ability to pursue future business opportunities may be impaired.

NEED FOR ADDITIONAL FINANCING -- OUR CURRENT BUSINESS PLAN REQUIRES SIGNIFICANT ADDITIONAL FINANCING.

     In order for us to implement our current business plan, we will need to raise PLN 2,200 million (US$ 534.7 million) to fund our anticipated working capital requirements, capital expenditures and other operating needs. We believe that the proceeds from the offering of the Old Notes, which was completed in November 1999, together with our DM 132 million undrawn capacity under our existing bank credit facility and anticipated cash from operations, will provide the financing required to implement our business plan through the end of 2000. In order to provide for the balance of our funding requirements, we have entered into discussions with, and received preliminary indications of interest from, various financial institutions to replace our current DM 672 million equivalent bank credit facility with a larger bank credit facility. If we replace our existing bank credit facility with the larger bank credit facility, we believe we will have sufficient financing to implement our current business plan. There can be no assurance that any or all of the elements of our financing plan will be achieved and, if not so achieved, that alternative financing arrangements will be available on acceptable terms or at all.

     Our revenues, the capital expenditures required to build-out our network and the expenses involved in our operations will depend on a number of elements, including:

     -  our ability to meet build-out schedules;

     - growth in our markets, our penetration of such markets and the effectiveness of our competitors in such markets;

     -  costs of new network equipment and maintenance of our networks;

     -  regulatory changes; and

     -  changes in technology.

     Further, as our capital expenditures and operating expenses are linked directly to our subscriber additions, our actual capital expenditure requirements and other cash operating needs may increase if we are more successful than expected in adding new subscribers. If our capital expenditure requirements and other cash operating needs were to increase, there can be no assurance that additional financing would be available on acceptable terms or at all.

RISKS RELATED TO THE SUBORDINATION OF THE NOTES AND OUR GUARANTEES AND RESTRICTIVE COVENANTS -- YOU WILL BE LIMITED IN YOUR RECOURSE IF WE FAIL TO PAY THE NOTES.

     The notes will be senior subordinated obligations of the Issuer and we will guarantee the notes on a senior subordinated basis. Therefore, the notes will rank junior in right of payment to the Issuer's senior indebtedness, which includes its obligations under its guarantee of our bank credit facility. Our guarantees of the notes will be unsecured and subordinated in right of payment to all of our existing and future senior indebtedness, including indebtedness under the bank credit facility. The ability of the Issuer to make payments on the notes will be dependent upon its receipt of funds from us as a result of payment of intercompany loans or otherwise. In addition, substantially all of our assets and the assets of our subsidiaries are pledged to secure indebtedness under our bank credit facility. By reason of such subordination and security interests, in the event of our insolvency, bankruptcy, liquidation, reorganization, dissolution or other winding-up, our senior indebtedness would be required to be paid in full before the holders of the notes may be paid. See "Description of Other Indebtedness," "Description of the Notes -- Subordination of the Notes" and " -- Subordination of Our Guarantees." In addition, we are negotiating to replace our existing bank credit facility (under which the equivalent of DM 672 million may be borrowed) with a larger bank credit facility. The notes would also rank junior in payment to all borrowings under the larger bank credit facility if we enter into such larger bank credit facility.

     The indentures under which the notes are issued, the indenture for the 2007 Notes and our bank credit facility impose financial and other restrictions on us, including limitations on the incurrence of indebtedness and on our ability to dispose of assets. See "Description of Other Indebtedness" and "Description of the Notes -- Certain Covenants." Our bank credit facility also requires us to make periodic payments in respect of interest and outstanding principal and to maintain compliance with certain financial ratios. Although we expect that we will be able to comply with these requirements, our ability to do so will depend on our future performance, which will in part be subject to prevailing economic, financial, business and other factors beyond our control. A failure by us to comply with the covenants and other provisions of our financing documents, including the notes, the 2007 Notes and the bank credit facility, and any other debt instrument to which we may become a party in the future could permit acceleration of the indebtedness under such instruments and, in some cases, acceleration of indebtedness under other instruments that contain cross-default or cross-acceleration provisions. Moreover, under our bank credit facility, the insolvency of our major shareholders or their inability to pay their debts as they fall due and certain other insolvency-related events relating to our major shareholders (the occurrence of which will be beyond our control) are events of default under such facility. See "Description of Other Indebtedness." In the event of an acceleration of our indebtedness, there is no assurance that we would be able to refinance or otherwise repay such indebtedness.

RECENT LOSSES -- WE MAY NOT BE ABLE TO MEET OUR OBLIGATIONS UNDER THE NOTES.

     Although we had a net income of approximately PLN 1.5 million for the year ended December 31, 1998 (US$ 0.4 million), we incurred a net loss in every other year since our founding in 1996, and a net loss of approximately PLN 195.8 million (US$ 47.6 million) for the nine month period ended September 30, 1999. The further development of our business will require significant additional expenditures. We cannot assure you that our future operations will be profitable.

     Until we achieve and sustain profitability, we expect that we will fund the development of our business and losses through additional financing. However, we cannot assure you that we will obtain any additional funding on satisfactory terms or at all. As a result, we cannot assure you that we will have sufficient resources to make principal and interest payments with respect to our indebtedness, including our obligations under the notes and the guarantees. In addition, if we do not achieve and sustain profitability, the value of the notes will be adversely affected.

DEPENDENCE ON KEY PERSONNEL -- OUR ABILITY TO RETAIN OUR KEY MANAGEMENT PERSONNEL AND ATTRACT ADDITIONAL QUALIFIED PERSONNEL WILL BE ESSENTIAL TO OUR FUTURE SUCCESS.

     We believe that success in our business and in executing our financial goals depends on the continued employment of certain of our executive officers. If any of them are unable or unwilling to continue their employment with us, our business, financial condition and operating results could be materially adversely affected.

     Although our utilization of employees seconded from our major shareholders has diminished significantly, as of December 31, 1999, 11 of these employees remain with us. Of the 11, four are from DeTeMobil and seven are from MediaOne. Upon the completion of the acquisition of MediaOne by DeTeMobil, the secondment contracts of the eight MediaOne secondees will terminate. It is anticipated that the acquisition of MediaOne by DeTeMobil will close before the end of the first quarter of 2000. Included among these MediaOne secondees are Mr. Karim Khoja, our Director of Strategy, Marketing & Sales, and Mr. Brent Muckridge, our Financial Controller. Following the acquisition, Deutsche Telekom will have the right to appoint persons for these positions. We have entered into discussions with these secondees to remain with us for certain periods. No assurance can be given that these secondees will remain with us following the completion of Deutsche Telekom's acquisition of MediaOne, or that their departure would not have a disruptive effect on our management efficiency.

     Further, we believe that our growth and success will depend in large part on attracting talent for our telecommunications team and our ability to train, retain and motivate additional highly skilled and qualified personnel. This is important to us in light of the intense competition for qualified personnel in the telecommunications industry in Europe and the limited availability of persons with the requisite knowledge and experience to operate in Poland. Our financial condition and our ability to pay interest and principal on the notes depends, in part, on a successful business plan being implemented by qualified personnel. The loss of key personnel, or the inability to find additional qualified personnel, could adversely affect our business.

RISKS RELATED TO SHAREHOLDER RELATIONSHIPS -- A FAILURE BY OUR SHAREHOLDERS TO MAINTAIN A COOPERATIVE RELATIONSHIP MAY HARM OUR BUSINESS.

     We were established and operate in cooperation with DeTeMobil, Elektrim and MediaOne. Each of these major shareholders is party to a shareholders agreement that governs the management and operation of our company. Under certain circumstances, the shareholders agreement requires the unanimous consent of DeTeMobil, Elektrim and MediaOne before we can take certain actions. Any failure by them to maintain cooperative relationships could have a material adverse effect on our business, results of operations and financial condition. In addition, under our bank credit facility, which is secured by liens upon all of our outstanding shares, the insolvency of our major shareholders or their inability to pay their debts as they become due and certain other insolvency-related events relating to our principal shareholders constitute events of default under such facility. See "Description of Other Indebtedness."

     In August 1999, Elektrim announced that it had acquired an additional 15.8% of our shares for a purchase price of US$ 679.4 million. Prior to August 1999, Elektrim owned 34.1% of our shares. Elektrim also holds a 45.0% interest in Elektrim Autoinvest, which holds an additional 1.1% of our shares and is believed to be controlled by Elektrim. DeTeMobil is disputing the transfer on our share registry books of a portion (representing approximately 3.0% of our shares) of Elektrim's announced acquisition. DeTeMobil sought an injunction to prevent such transfer on our registry books in the Warsaw Regional Court, but the Court denied the injunction. DeTeMobil has announced that it will appeal this decision. DeTeMobil also announced in October the commencement of an arbitration claim (at the International Arbitration Court in Vienna) against Elektrim and certain smaller shareholders. DeTeMobil further announced that its claim seeks the declaration that a portion of shares involved in Elektrim's announced acquisition should have been sold to DeTeMobil in recognition of its first refusal rights under the shareholders agreement in August 1999. The timing of the resolution of this arbitration is uncertain.

     DeTeMobil currently owns 22.5% of our shares. On October 22, 1999, Deutsche Telekom announced that it had entered an agreement with MediaOne Group, Inc. to acquire its wholly-owned subsidiary,

MediaOne International B.V. (the owner of 22.5% of our shares). The acquisition is subject to certain conditions, including approval by the board of directors of Deutsche Telekom and receipt of applicable regulatory approvals. Assuming that Deutsche Telekom consummates this acquisition it will hold, directly or indirectly, 45.0% of our shares.

     The need for agreement by all of our major shareholders on many important decisions means that the failure by them to reach timely unanimous agreement concerning our operations or otherwise may result in impasses and consequent adverse effects on our ability to conduct our business. Should the disputes described above continue, the ability of them to cooperate may be diminished.

WE ARE CONTROLLED BY TWO MAJOR SHAREHOLDERS -- OUR SHAREHOLDERS HAVE NO OBLIGATION TO ACT IN THE BEST INTERESTS OF THE HOLDERS OF NOTES.

     Assuming Deutsche Telekom consummates its acquisition of MediaOne International B.V., it will hold, directly or indirectly, 45.0% of our shares. If the issues relating to Elektrim's announced acquisition of 15.8% of our shares are resolved in Elektrim's favor (see "-- Risks Related to Shareholder Relationships"), Elektrim will continue to own or control 51.0% of our shares.

     Accordingly, DeTeMobil and Elektrim play an important role in our company, in particular:

     -  as noted elsewhere, they control our Supervisory Board;

     -  they influence business strategy;

     -  they have historically provided financial support; and

     -  DeTeMobil and Elektrim provide technical support and assistance.

     DeTeMobil and Elektrim are not obligated to provide any financing under their current shareholders' arrangements with us. Furthermore, DeTeMobil and Elektrim have no obligation to exercise their rights as shareholders in the best interests of holders of the notes and may engage in activities (including competing with us in the telecommunications market in Poland) that conflict with such interests. In addition, there can be no assurance that either DeTeMobil, Elektrim or any of our other shareholders will remain a shareholder in the future. See "-- Risk of Competition."

YEAR 2000 COMPLIANCE -- THE FAILURE BY CERTAIN THIRD PARTY BUSINESSES TO ADDRESS POTENTIAL YEAR 2000 PROBLEMS COULD HARM OUR BUSINESS.

     The year 2000 issue is the result of computer programs using two digits rather than four to define the applicable year. Because of this programming convention, software, hardware or firmware may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failure, miscalculations or errors causing disruptions of operations or other business problems, including a temporary inability to process transactions, send invoices or engage in similar normal business activities. We have taken steps to safeguard our business from this potential problem. To date, we have not experienced material year 2000 problems.

     We rely on third-parties, including banks, roaming partners and other service providers, suppliers and vendors, however, whose failure to address potential year 2000 issues could adversely affect our operations, and we can provide no assurance that such third-parties will not experience year 2000 problems. Of these third-parties, Telekomsunikaeja Polska S.A., which is commonly referred to as TPSA, poses the most significant risk to our operations. We rely on TPSA for network interconnection and as an international gateway and, consequently, their inability to perform these services could have a material adverse effect on our financial condition and results of operations. TPSA has announced that it has, and its suppliers have conducted tests (including date roll-over tests) on the majority of TPSA's critical systems and, where appropriate, implemented remedies to make those systems year 2000 compliant. TPSA also stated, however, that no assurance can be given that its systems will be year 2000 compliant or that TPSA's service providers, suppliers and vendors will be year 2000 compliant. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Compliance."
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

NEED TO MEET REQUIREMENTS OF OUR GSM LICENSES -- IF WE DO NOT MEET OUR REQUIREMENTS UNDER OUR GSM LICENSES, THESE LICENSES MAY BE LIMITED OR REVOKED.

     The GSM licenses granted to us by the Polish government contain a number of requirements, including requirements regarding the build-out, operation, quality and coverage of our network, prohibitions on certain forms of anti-competitive behavior and compliance with international and national GSM standards. Failure to meet any requirement could result in revocation of our licenses or limitation of our rights thereunder or could otherwise adversely affect our regulatory status. In particular, under the terms of our GSM 900 license, we are required to ensure that our GSM 900 wireless network provides coverage of 84.2% of the territory and 94.8% of the population of Poland by the end of 1999, and 84.9% of the territory and 95.6% of the population by the end of 2000. As of December 31, 1999, our GSM network covered approximately 84.4% of the territory and 95% of the population of Poland. We have met our build-out requirements under our GSM 900 license for each year since it was awarded in 1996, and intend to meet our build-out requirements under our GSM 900 license in future years. In addition, under the terms of our GSM 1800 license, we are required to ensure that our combined GSM 900 and GSM 1800 wireless network provides coverage of 90% of the territory of Poland by July 2004. We intend to meet this requirement as well. However, we cannot guarantee that we will be able to meet our build-out requirements. Although we believe that sanctions for minor violations of our build-out requirements are unlikely, if we fail to meet our build-out requirements, our GSM licenses may be suspended, limited or revoked, which would have a material adverse effect on our business. See "Our Business -- The Licenses," "-- Suppliers,"" -- Network Construction" and "Regulation of the Polish Telecommunications Industry."

RISK OF COMPETITION -- WE FACE COMPETITION IN POLAND'S TELECOMMUNICATIONS INDUSTRY.

     The wireless telecommunications market is highly competitive. The existing level of competition continues to increase in all areas of the telecommunications market and we anticipate that it will continue to increase over the next few years, particularly in light of anticipated liberalization of the Polish domestic and international long-distance markets. Increased competition, in the form of both new entrants and existing operators that widen the scope of their telecommunication activities, could force us and our competitors to take measures that could raise subscriber acquisition costs or reduce our share of net subscriber additions. See "Regulation of the Polish Telecommunications Industry -- Regulation of Telecommunications Industry in the European Union" and "-- International Regulation of Telecommunications."

     We face competition primarily from Polkomtel (a joint venture between Tele Danmark A.S., Vodafone AirTouch and certain Polish companies), Centertel (a joint venture between TPSA and France Telecom Mobiles International) and wireline telephone services. Competition between us, Polkomtel and Centertel, and to a lesser extent wireline telephone service providers, is based on promotional discounts, services offered, quality of service and coverage area. Competitive pressures may result in reductions in tariffs. As a result of some or all of these factors, our average revenue per subscriber has declined over time. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Our Business -- Competition." TPSA is currently in the process of being privatized. See "Our Business -- Competition." As TPSA continues to privatize, it may devote more of its resources to, or otherwise favor, its own joint venture, Centertel. As Centertel is one of our main competitors, such action by TPSA would be to our competitive disadvantage.

     The telecommunications industry is subject to rapid and significant changes. We may face competition in the future both from the introduction of existing rival telecommunications technologies into Poland and from the development of new wireless technologies. Further, if the liberalization of the Polish telecommunications market continues or accelerates, new competitors may emerge and competition may otherwise increase. See "Our Business -- Competition" and "Risk Factors -- We are Controlled by Two Major Shareholders."

DEPENDENCE ON TPSA -- WE RELY ON LINES LEASED FROM TPSA FOR A VITAL PORTION OF OUR BUSINESS.

     Under our GSM 900 license, we were obligated to lease lines from TPSA in order to connect the elements of our network. We successfully petitioned to amend our GSM 900 license in May 1997 and

April 1998, so that we were no longer required to utilize lines leased from TPSA to conduct GSM 900 operations. Although we entered into a framework agreement with TPSA relating to interconnect arrangements in December 1998, we would prefer to reduce our dependence on TPSA leased lines and have begun construction of an SDH microwave backbone network. The SDH microwave backbone network will reduce but not eliminate the need for leased lines and related fees. Our GSM 1800 license, however, requires us to utilize lines leased from TPSA for our GSM 1800 operations. We have petitioned for an amendment to our GSM 1800 license similar to the amendment obtained for our GSM 900 license. Although we believe our chances to obtain such an amendment are good, no assurance can be given that such an amendment will be obtained. Failure to obtain such an amendment would significantly decrease the value of our GSM 1800 network. We will have to continue to interconnect with TPSA to provide international coverage and to access the TPSA network.

RISKS ASSOCIATED WITH MANAGING OUR GROWTH -- OUR FUTURE RESULTS DEPEND ON OUR ABILITY TO MANAGE THE INCREASING COMPLEXITY AND RAPID EXPANSION OF OUR BUSINESS.

     We have achieved rapid growth in our subscriber base through internal growth since our service was launched in September 1996. For the year ended December 31, 1999, we generated an average of approximately 81,000 net subscriber additions per month. This growth, as well as the related development of our network, has placed, and is likely to continue to place, significant strain on our management and operational resources and may require us to seek additional financing. See "-- Need for Additional Financing." As we continue to grow, the successful operation of our business will require more skilled management personnel, as well as more personnel trained in the technical aspects of operating and maintaining our systems. If we fail to obtain appropriate levels of financing and to hire and train management and technical personnel at a pace consistent with the growth of our business, such failure could have an adverse effect on our financial condition, our operating results, the expansion of our customer base and service offerings or other aspects of our business. This adverse effect could affect our ability to meet our obligations under the notes.

RISKS ASSOCIATED WITH INVESTMENTS IN POLAND AND EMERGING MARKETS -- LEGAL, POLITICAL, SOCIAL AND ECONOMIC CHANGE IN POLAND MAY HARM OUR BUSINESS.

     In recent years, Poland has undergone significant political and economic change. Legal, political, economic, social and other developments in Poland may in the future hurt our business. In particular, changes in laws or regulations, whether caused by change in the government of Poland or otherwise, could materially adversely affect us.

     Poland has been one of the fastest growing economies in Europe over the years that we have been in operation. Real gross domestic product growth, or GDP, in Poland was 6.9% in 1997 and 4.8% in 1998, and per capita gross domestic product has risen 17% from $3,274 in 1997 to $3,839 in 1998. There is no guarantee that this growth will continue. Any significant slowdown in Poland's economic growth could hurt us by slowing the rate of increase in the number of our subscribers or causing a decline in average usage or revenue per subscriber.

     Currently, there are no foreign exchange controls on the repatriation of capital and dividends from Poland that would be applicable to the payment of interest or principal on the notes or under our guarantees. However, there can be no assurance that such foreign exchange control restrictions, taxes or limitations will not be imposed or increased in the future.

     Poland is generally considered by international investors to be an emerging market. In general, investing in the securities of issuers with substantial operations in markets such as Poland involves a higher degree of risk than investing in the securities of issuers with substantial operations in the United States, the countries of the European Union or other similar jurisdictions. There can be no assurance that legal, political, economic, social or other developments in other emerging markets will not have an adverse effect on the market value and liquidity of the notes.

RISKS RELATED TO INFLATION AND FOREIGN CURRENCY -- DEVALUATION OF THE ZLOTY MAY REDUCE OUR ABILITY TO SERVICE OUR HARD CURRENCY DEBT INCLUDING THE NOTES.

     During its transition from a state-controlled country to a free-market economy, Poland has experienced high levels of inflation and significant fluctuation in the exchange rate for the Zloty. Consumer price inflation has fallen from 33.3% in 1994 to 11.7% in 1998. For the year ended December 31, 1999, annualized consumer price inflation in Poland was 9.8% according to the Polish Office of Statistics. In addition, the Polish government has adopted a policy of devaluation of the Zloty against a basket of currencies, resulting in a decrease in the rate of devaluation of the Zloty. The exchange rate has changed from PLN 2.87 per US$ 1.00 as of December 31, 1996, to PLN 3.52 per US$
1.00 as of December 31, 1997, and PLN 3.50 per US$ 1.00 as of December 31, 1998. At December 31, 1999, the exchange rate had declined to PLN 4.1360 per US$ 1.00. However, inflation and currency exchange fluctuations have had, and may continue to have, an adverse effect on our financial results.

     A large portion of our debt obligations and expenses are, and are expected to continue to be, denominated in Euro, Deutschmarks or U.S. dollars. By contrast, substantially all of our revenues are denominated in Zloty. Therefore, we are exposed to currency exchange rate risks that could significantly impact the our ability to meet our obligations and finance our business. If the Zloty is devalued, we may not be able to offset the loss through price adjustments. We will then have to use a larger portion of our revenues to pay our non-Zloty obligations. We intend to enter into transactions to hedge the risk of exchange rate fluctuation to the extent we can obtain hedging arrangements on commercially satisfactory terms. There is no assurance that we will be able to obtain hedging arrangements on commercially satisfactory terms. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Inflation and Currency Exchange Fluctuations."

FUTURE DEVELOPMENT OF THE POLISH WIRELESS MARKET -- OUR BUSINESS DEPENDS ON FUTURE GROWTH OF THE WIRELESS PHONE MARKET IN POLAND.

     The development of our business continues to depend, in large part, on the level of wireless penetration in Poland. We expect continued growth in the number of wireless subscribers in Poland; however, the size of our future subscriber base will be affected by a number of factors. Many of these factors are beyond our control, such as general economic conditions, the gross domestic product per capita of Poland, the relative development of the GSM market and any rival market for the provision of wireless services, the price of handsets, the price of services, dealer commissions and the availability, quality and cost to the subscriber of competing services. Any significant slowdown in economic growth in Poland could hurt us by slowing the rate of increase in the number of our subscribers or causing a decline in average usage or revenue generated by these subscribers. Given these factors, as well as the relatively short history of the wireless telecommunications industry, it is difficult to predict with any degree of certainty the growth of wireless services in Poland or of the number of our subscribers. In addition, as the penetration of wireless phones into Poland increases, an increasing proportion of subscribers have come from segments of the population with lower usage rates, such as non-business subscribers. Accordingly, average use and revenue per subscriber have declined. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Factors Affecting Revenues."

REGULATION OF THE POLISH WIRELESS TELECOMMUNICATIONS INDUSTRY -- CHANGES IN THE REGULATORY ENVIRONMENT COULD HURT OUR BUSINESS.

     Our business is subject to extensive governmental regulation. Changes in laws, regulations or governmental policy, or the interpretation thereof, affecting our business activities, including the imposition of price controls, may adversely affect our results of operations. Decisions by regulators, including granting of additional mobile telephony licenses to competitors or new entrants, or limitation of licenses necessary for our operations, could adversely affect our business. The imposition of significant additional charges and the denial of governmental concessions that we may seek in expanding our network, including denial of the allocation of additional channels in the 900 or 1800 GSM bands or denial of the permission to use leased lines from suppliers other than TPSA under our GSM 1800 license, could have a material adverse impact on the future development of our operations. See "Our Business -- The Licenses" and "Regulation of the Polish Telecommunications Industry."

LIMITATIONS ON THE TRANSFERABILITY OF OUR ASSETS AND SHARES -- YOU WILL BE LIMITED IN YOUR ABILITY TO EFFECTIVELY USE ASSET SALES OR RECEIPT OF OUR SHARES AS A MEANS OF SATISFYING YOUR CLAIMS ON THE NOTES BECAUSE TRANSFER OF OUR TELECOMMUNICATIONS LICENSES IS PROHIBITED AND TRANSFER OF OUR SHARES IS RESTRICTED.

     Our primary asset, the GSM licenses, are not transferable. As a result, any transfer by us of our business would require the revocation and reissuance of the GSM licenses. In addition, certain changes in our ownership would effectively require the prior approval of the Polish Ministry of Communications. In the event of a default by us under our credit facilities and an attempted realization by the holders of our senior indebtedness on the collateral securing such senior indebtedness (which collateral includes all of our outstanding capital stock), these creditors would likely seek to sell our company as a going concern in order to maximize the proceeds realized. Such a sale would require the approval of the Polish Ministry of Communications. The price obtained upon any such sale could be adversely affected by the application of the foregoing and other regulatory restrictions applicable to us and our business (including limitations on foreign ownership), as well as other applicable governmental regulations and laws and foreign exchange controls. The amounts (and the timing of the receipt of any amounts) available to satisfy the claims of the holders of the notes after any such sale could be further adversely affected by U.S., Luxembourg and Polish insolvency, bankruptcy and administrative laws favoring secured creditors and limiting the rights of unsecured creditors. See "Our Business -- The Licenses."

NETWORK DEVELOPMENT IMPLEMENTATION RISKS -- OUR ABILITY TO DEVELOP OUR NETWORK IS DEPENDENT ON LEASING OR ACQUIRING SITES.

     The successful development of our GSM network will be dependent, to a significant degree, upon our ability to continue to lease or acquire sites and rights of way for the location of equipment. The site selection process requires the negotiation of lease, acquisition or other agreements and requires certain approvals or permits from official agencies.

FOREIGN OWNERSHIP RESTRICTIONS -- THE POLISH COMMUNICATIONS ACT IMPOSES RESTRICTIONS ON ACTIVITIES OF FOREIGN-CONTROLLED ENTITIES.

     The Polish Communications Act provides that wireless, domestic long-distance and dedicated data transmission services may be provided in Poland only by an operator:

     - in which foreign or foreign-controlled entities do not own equity interests exceeding 49%;

     - whose charter requires that Polish citizens residing in Poland constitute a majority of the members of the management and supervisory boards; and

     - whose charter requires that at the shareholders' meetings the percentage of votes of foreign and foreign-controlled entities does not exceed 49% of the equity interests in our company.

     The Polish Ministry of Communications may impose a range of penalties for violations of the Polish Communications Act, including withdrawal or curtailment of an operator's license. Any failure to comply with the Polish Communications Act could have a material adverse effect on our business, financial condition or operating results.

     Under the Polish Communications Act, if any combination of entities that are foreign or foreign-controlled own more than 49% of the equity interests in our company the law will be contravened.

     Currently, DeTeMobil and MediaOne each own 22.5% of our shares. On October 22, 1999, Deutsche Telekom announced that it had entered into an agreement with MediaOne Group, Inc., to acquire its wholly-owned subsidiary, MediaOne International B.V. (the owner of 22.5% of our shares). Assuming that Deutsche Telekom consummates this acquisition, it will hold, directly or indirectly, 45.0% of our shares. If any other foreign company or companies, or company or companies controlled by one or more foreign companies owns or acquires more than 4.0% of our shares, a violation of the Polish Communications Act will have occurred.

     In addition, if the issues relating to Elektrim's announced acquisition of 15.8% of our shares are resolved in Elektrim's favor, Elektrim will continue to own or control 51.0% of our shares. Elektrim's shares are publicly traded in bearer form, and there are no prohibitions as to who can own Elektrim's shares. A violation of the Polish Communications Act's requirements could occur if more than 50% of Elektrim's shares were held by foreign entities or foreign-controlled entities. Accordingly, any such violation could occur without our knowledge and would be beyond our control.

RISKS RELATED TO POLISH INSOLVENCY LAWS -- THE POLISH BANKRUPTCY LAWS MAY DIFFER IN CERTAIN RESPECTS FROM COMPARABLE PROVISIONS OF U.S. LAW.

     As a Polish company, any insolvency proceedings by or against us would be based on Polish bankruptcy law, which differs in several significant respects from, and is in certain aspects more favorable to secured creditors (and less favorable to, unsecured creditors, such as the holders of the notes), than the comparable provisions of U.S. law.

     Under Polish bankruptcy law, our liability in respect of the notes would be paid only after certain of our debts which are entitled to priority under Polish law have been satisfied. Such preferential debts include, among other things, money owed to the State Treasury of Poland in respect of taxes, social security contributions, remuneration owed to employees and claims of the secured creditors. Also, Polish law does not require a bankruptcy administrator to give effect to intercreditor arrangements such as subordination agreements (although the law does not preclude creditors from attempting to enforce such rights in separate proceedings outside of the bankruptcy). Therefore, the claims of all unsecured creditors would be paid on a pari passu basis in the bankruptcy proceeding.

     Under Polish law, the administrator does not have any right to apply to a court to rescind certain transactions, such as the making of a guarantee, if such transactions were validly entered prior to a company's bankruptcy. Also, under Polish insolvency law, the debtor may seek to commence a conciliation procedure. Such conciliation procedures may result in an agreement to restructure a debtor's obligations, which will be binding on all creditors if approved by creditors holding at least two-thirds of the aggregate amount of the indebtedness and the bankruptcy court.

     It is not clear whether Polish courts would have jurisdiction over a debtor's property located outside Poland. Such jurisdiction would not exist in respect of real estate or other property rights located abroad. Furthermore, courts outside Poland may not recognize Polish bankruptcy court jurisdiction.

     Under Polish bankruptcy law, any debt payable in a currency other than Zloty (such as DM in the case of our existing bank credit facility and U.S. dollars in respect of the 2007 Notes) must be converted into Polish Zloty at the National Bank of Poland average exchange rate prevailing on the dates the bankruptcy court issues a decision on the debtor's bankruptcy. Accordingly, in the event of our bankruptcy, holders of the notes may be subject to exchange rate risk between the date of bankruptcy and receipt of any amounts which the holders of the notes ultimately receive in the proceeding.

ENFORCEABILITY OF LEGAL JUDGMENTS -- YOU MAY NOT BE ABLE TO ENFORCE JUDGMENTS AGAINST US OR OUR FINANCING SUBSIDIARIES.

     Our financing subsidiaries are organized under the laws of Luxembourg and The Netherlands, and we are organized under the laws of Poland. The majority of our, and all of and our finance subsidiaries' directors and officers, are non-residents of the United States. In addition, all or a substantial portion of the assets of such persons and of our subsidiaries, including our financing subsidiaries, are located outside of the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or companies, or to enforce against them or us judgments obtained in U.S. courts predicated upon civil liability provisions of the Federal securities laws of the United States or otherwise. We believe there is doubt as to the enforceability in Poland, Luxembourg and The Netherlands of civil judgments predicated solely upon the Federal securities laws of the United States, in original actions or in actions for enforcement of judgments of U.S. courts. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable outside the U.S.

ALLEGED RISKS OF WIRELESS TELEPHONE HANDSETS -- ACTUAL OR PERCEIVED HEALTH RISKS COULD REDUCE OUR SUBSCRIBERS.

     In recent years concerns have been expressed about the potentially negative effect of electromagnetic emissions from handsets on the health of wireless telephone users. The European Union Commission has been investigating these concerns since 1995. The actual or perceived risk of wireless communication devices, or any litigation relating to that risk, could hurt us by reducing our subscriber growth rate, subscriber base or average usage per subscriber and could have a material adverse effect on our business. See "Regulation of the Polish Telecommunications Industry -- Regulation of the Telecommunications Industry in the European Union."

SUPPLIERS -- INTERFERENCE WITH OUR SUPPLIES COULD HARM OUR BUSINESS.

     Operation of our GSM network, including our mobile switching centers, base-stations and base-station controllers, operation support systems and cross-connect systems equipment depends upon obtaining adequate supplies of transmission, switching, network equipment and telephone handsets on a timely basis. We purchase such equipment from Ericsson and Siemens, both of which are leading international telecommunications systems equipment suppliers. Our results of operations could be adversely affected if we were unable to obtain adequate supplies of equipment in a timely manner from Ericsson, Siemens or any other supplier of equipment or services, or if there were significant increases in the costs of such equipment or services. From time to time, suppliers may extend lead times, limit supplies to us or increase prices due to capacity constraints or other factors. Handset vendors have announced that they intend to establish world-wide allocations of handsets, and we have not experienced any delays in the receipt of handsets to date. See "Our Business -- Suppliers."

ABSENCE OF PUBLIC MARKET FOR THE NOTES -- THE NOTES WILL BE NEW SECURITIES FOR WHICH CURRENTLY
THERE IS NO TRADING MARKET.

     We do not intend to apply for listing or quotation of the notes on any securities exchange or quotation system with the exception of the Luxembourg Stock Exchange. The notes are expected to be eligible for trading in the PORTAL market. While the initial purchasers have informed us that they currently intend to make a market in the notes, they are not obligated to do so, and any such market-making may be discontinued at any time without notice. The liquidity of any market for the notes will depend upon the number of holders of the notes, the interest of securities dealers in making a market in the notes and other factors. Accordingly, there can be no assurance as to the development or liquidity of any market for the notes.

     Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. There can be no assurance that the market, if any, for the notes will not be subject to similar disruptions. Any such disruptions may have an adverse effect on the holders of the notes.

                                   THE ISSUER

GENERAL

     PTC International Finance II S.A., the Issuer of the notes, is a societe anonyme organized for unlimited duration under the laws of Luxembourg. The Issuer has a subscribed and fully paid in capital of E125,000 divided into 125 shares with a par value of E1,000 per share, all of which are owned by PTC International Finance (Holding) B.V. ("Holdings"), a wholly-owned subsidiary of our company, and no authorized capital. The corporate purpose of the Issuer, as set forth in its statuts, or articles of incorporation, is to provide direct or indirect financial assistance, as well as administrative and marketing assistance ancillary thereto, to us and our subsidiaries. In furtherance of the foregoing, the Issuer may inter alia borrow money, issue securities and other evidences of indebtedness, provide security for such indebtedness and for our indebtedness and the indebtedness of our subsidiaries, may lend money to us and our subsidiaries and may guarantee our indebtedness and the indebtedness of our subsidiaries. The registered office of the Issuer is 41, Avenue de la Gare L-1611, Luxembourg. The Issuer registered with the Register of Commerce and Companies in Luxembourg on November 11, 1999. Its registration number is B72250.

     The articles of incorporation of the Issuer will be published in the Memorial, Journal Officiel du Grand-Duche de Luxembourg, Recueil des Societes en Associations. We anticipate making this publication in January 2000. The articles of incorporation will be able to be inspected by any interested person at the Registre du Commerce du Tribunal d'Arrondissement de Luxembourg. In connection with the listing of the notes on the Luxembourg Stock Exchange, the constitutional documents of the Issuer and a legal notice (Notice Legale) relating to the issue of the notes will be deposited prior to listing with the Chief Registrar of the District Court of Luxembourg (Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg), where such documents may be examined and copies obtained free of charge.

CAPITALIZATION

     The following table sets forth the capitalization of the Issuer as of the date of this prospectus:

Share Capital:
Issued and full paid:
125 shares of par value E1,000............................       E125,000
Indebtedness:
E300,000,000 11 1/4% Senior Subordinated Guaranteed Notes    E295,584,000
  due 2009................................................
$150,000,000 11 1/4% Senior Subordinated Guaranteed Notes    E138,265,507(1)
  due 2009................................................
                                                             ------------
                                                             E433,849,507
                                                             ============

         ------------------------

         (1)  Based on the conversion rate of $1.0689 per E1.00.

     The Issuer has no other securities outstanding.

BUSINESS

     The Issuer was formed for the purpose of issuing the notes. Since the date of its formation, the Issuer has not engaged in any business other than the issuance of the notes and the transactions contemplated in connection therewith. The only assets of the Issuer will be the subordinated intercompany loan being made to Holdings. The Issuer has no subsidiaries.

DIRECTORS

     The directors of the Issuer are Ms. Yves Schmit, company director, residing in Strassen, Luxembourg, Ms. Carine Bittler, company director, residing in Berrange, Luxembourg and Mr. Koen de Vleeschauwer, attorney-at-law, residing in Luxembourg-city, Luxembourg.

FINANCIAL STATEMENTS

     Since the date of its formation, the Issuer has not prepared financial statements. So long as the notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, copies of our annual financial statements and the annual financial statements of the Issuer will be available during normal business hours on any weekday at the offices of the paying agent for the notes in Luxembourg. The Issuer will not prepare financial statements other than annual financial statements.

                                    HOLDINGS

     PTC International Finance (Holding) B.V. ("Holdings"), is a private company with limited liability incorporated under the laws of The Netherlands. It has a registered office at Strawinskylaan 3105, 1077 ZX Amsterdam, The Netherlands. Holdings is one of our wholly-owned subsidiaries and was organized for the purpose of facilitating the offering of the Old Notes. To effect that purpose, Holdings was empowered to, among other things, borrow and lend money, guarantee our indebtedness and the indebtedness of our subsidiaries, grant security interests in its assets to secure its indebtedness or our indebtedness or the indebtedness of our subsidiaries and invest its assets in certain securities (See "Description of the Notes -- Certain Definitions"). Holdings is the owner of 100% of the capital stock of the Issuer.

CAPITALIZATION

     The authorized share capital of Holdings is 200,000 Netherlands guilders ("NLG") divided into 200 ordinary shares with a par value of NLG 1,000 each, of which 41 fully-paid shares have been issued. As of the date of this prospectus, Holdings' capitalization consists solely of its issued share capital of NLG 41,000.

MANAGEMENT

     Holdings will be managed by a Board of Managing Directors, whose members are appointed by the general meeting of the shareholders of Holdings and may be suspended or removed from office by the shareholders at any time. Holdings has only one director, ABN AMRO Trust Company (Nederland) B.V., which performs the executive role of Managing Director. Under Holdings' Articles of Association, the shareholders may instruct the Board of Managing Directors regarding the general direction of the financial and economic policies to be pursued by Holdings, and the Board of Managing Directors must follow any such instructions.

FINANCIAL STATEMENTS

     Since the date of its formation, Holdings has not prepared financial statements. So long as the notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, copies of all annual financial statements of Holdings will be available during normal business hours on any weekday at the offices of the paying agent for the notes in Luxembourg. Holdings will not prepare financial statements other than annual financial statements.

                        PROCEEDS FROM THE EXCHANGE OFFER

     We will not receive any cash proceeds from the issuance of the Exchange Notes offered by this prospectus. In consideration for issuing the Exchange Notes as described in this prospectus, we will receive in exchange Old Notes in like principal amount, the terms of which are identical in all material respects to those of the Exchange Notes. The Old Notes surrendered in exchange for the Exchange Notes will be retired and cancelled and cannot be reissued.

     The net proceeds from the sale of the Old Notes, which after discounts and expenses were approximately E419.5 million, were used to repay short-term construction payables and to pay for capital expenditures, license payments, working capital requirements and general corporate purposes. We also invested a portion of the net proceeds in temporary cash investments. See "Description of the Notes." In addition, concurrently with the closing of the offering of the Old Notes in November 1999, a portion of the net proceeds sufficient to pay when due the first five interest payments on the notes (estimated at approximately E117.0 million) was deposited in escrow accounts, which are secured, for the benefit of the noteholders. The trustees invested the funds in cash, U.S. government securities and European government securities.

                                 CAPITALIZATION

     The following table sets forth our consolidated Cash and Cash Equivalents, Restricted Investments and capitalization as of September 30, 1999, on an actual basis and as adjusted to give effect to the offering of the notes and the application of the estimated net proceeds therefrom. Except as disclosed in this prospectus, there has been no material change in our capitalization since September 30, 1999. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements (including the Notes thereto) included elsewhere in this prospectus.

                                                                SEPTEMBER 30, 1999
                                                    -------------------------------------------
                                                          ACTUAL             AS ADJUSTED(1)
                                                    -------------------   ---------------------
                                                       PLN      US$(2)       PLN       US$(2)
                                                    ---------   -------   ---------   ---------
                                                                  (IN THOUSANDS)
Cash and Cash Equivalents........................     111,948    27,211   1,441,991     350,500
                                                    =========   =======   =========   =========
Restricted Investments(3)........................          --        --     514,731     125,114
                                                    =========   =======   =========   =========
Long-term indebtedness:
  Senior credit facility.........................   1,087,155   264,251   1,087,155     264,251
  Existing Notes.................................     781,332   189,916     781,332     189,916
  Notes offered hereby...........................          --        --   1,907,921     463,752
  GSM licenses...................................     344,308    83,690     344,308      83,690
  Finance leases(4)..............................     189,910    46,160     189,910      46,160
                                                    ---------   -------   ---------   ---------
Total long-term indebtedness.....................   2,402,705   584,017   4,310,626   1,047,769
                                                    ---------   -------   ---------   ---------
Shareholders' loans..............................     312,629    75,990     312,629      75,990
                                                    ---------   -------   ---------   ---------
Shareholders' equity:
  Share capital(5)...............................     471,000   114,484     471,000     114,484
  Accumulated deficit............................    (369,972)  (89,927)   (369,972)    (89,927)
Total shareholders' equity.......................     101,028    24,557     101,028      24,557
                                                    ---------   -------   ---------   ---------
Total capitalization.............................   2,816,362   684,564   4,724,283   1,148,316
                                                    =========   =======   =========   =========

---------------

(1) Gives effect to the issuance of the Old Notes for gross proceeds of PLN 1,907.9 million (Euro 295.6 million and U.S. dollars 147.8 million) with total estimated discounts, commissions and other expenses of the offering of the Old Notes of PLN 63.1 million (Euro 14.4 million).

(2) Solely for the convenience of the reader, Proceeds and Restricted Investments amounts have been translated from Euros and U.S. dollars as well as into U.S. dollars at the rates of PLN 4.3977 per 1.00 Euro and PLN 4.1141 per 1.00 U.S. dollar, respectively. The translated amounts should not be construed as representations that the Zloty has been, could have been, or could in the future be converted into U.S. dollars at this or any other rate of exchange.

(3) Reflects the estimated portion of the net proceeds from the offering of the Old Notes to be used to purchase cash, European government securities and U.S. government securities, which together with interest received thereon, will be sufficient to pay when due the first five interest payments on the notes (translated in accordance with Note (2) above).

(4) On March 25, 1997, we entered into a finance lease relating to our new headquarters building that obligates us to additional future minimum lease payments of PLN 453.0 million over 15 years. We treat the present value of such minimum lease payments due after one year as a long-term liability.

(5) Represents our authorized number of shares.

                       RATIO OF EARNINGS TO FIXED CHARGES

     For the years ended December 31, 1996, 1997 and 1998 and the nine months ended September 30, 1999, the ratio of earnings to fixed charges was (3.68), (1.23), 1.77 and 0.07, respectively. For the year ended December 31, 1998, earnings exceeded fixed charges by approximately PLN 107.5 million ($22.5 million) as compared to the nine months ended September 30, 1999, where earnings were insufficient to cover fixed charges by approximately PLN 161.8 million ($39.2 million). For the years ended December 31, 1996 and 1997, earnings were insufficient to cover fixed charges by approximately PLN 148.5 million ($36 million) and PLN 93 million ($22.5 million), respectively. For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income
(loss) before taxes and fixed charges (excluding any amount of interest capitalized during the period), and fixed charges consist of interest expense (whether expensed or capitalized) plus the amortization of debt expense and discount or premium relating to any indebtedness, whether expensed or capitalized (if any) and the interest portion of rental expense (if any).

                EXCHANGE RATES AND FOREIGN EXCHANGE RESTRICTIONS

EXCHANGE RATES

     Since January 1990, Poland has utilized several forms of a fixed exchange rate mechanism. The Zloty was fixed against the U.S. dollar from January 1990 until May 1991, and then fixed against a basket of weighted currencies. Since January 1999, the currency basket has been weighted as follows: U.S. dollar 45% and Euro 55%.

     Since October 1991, Poland has used a "crawling peg" system pursuant to which the National Bank of Poland announces a monthly rate of devaluation of the Zloty against the currency basket until further notice, and the official exchange rate announced each day represents the incremental daily devaluation calculated to achieve the monthly devaluation goal. The National Bank of Poland has adjusted the rate of the "devaluation" on numerous occasions. Since January 1992, the exchange rate used by banks for interbank foreign exchange transactions has typically been no more than two percent above or below the reference exchange rate set by the National Bank of Poland under the crawling peg system. The National Bank of Poland, in consultation with the Polish Council of Ministers, announced that, from May 16, 1995, banks licensed to hold foreign exchange would be free to set exchange rates for interbank foreign exchange transactions involving the National Bank of Poland at any level within a band centered on the reference exchange rate. This band has been widened over time and is currently plus or minus 15% of the reference exchange rate. At 11 a.m. each day, the National Bank of Poland fixes the exchange rate which serves as a reference rate for all foreign exchange banks and as the official exchange rate for calculating foreign currency assets and liabilities.

     Exchange rates for a number of currencies against the Zloty are set forth below:

                                              AT DECEMBER 31,                               AT
                        ------------------------------------------------------------   SEPTEMBER 30,
                         1992     1993     1994     1995     1996     1997     1998        1999
                        ------   ------   ------   ------   ------   ------   ------   -------------
                                                PLN PER UNIT OF CURRENCY(1)
USD..................   1.5767   2.1344   2.4372   2.4680   2.8755    3.518    3.504      4.1141
GBP..................   2.3846   3.1602   3.7833   3.8299    4.882   5.8216   5.0861      6.7793
DM...................   0.7690   1.2364   1.5642   1.7235     1.85   1.9635   2.0915      2.2485
ECU/EUR..............   1.9063   2.3923   2.9740   3.1621   3.5716    3.886   4.0925      4.3977

---------------

(1) Based on the average exchange rate of the National Bank of Poland on December 31, 1992, 1993 and 1994, December 29, 1995, December 31, 1996, 1997
    and 1998 and September 30, 1999.

     A significant portion of our operating and capital expenditures are denominated in Deutschmarks. Our 2007 Notes and certain loan obligations are denominated in U.S. dollars, and the GSM 900 license and GSM 1800 license fees are denominated in Euros. As a result, our results of operations may be affected significantly by relative changes in the value of the U.S. dollar, the Deutschmark or the Euro. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quantitative and Qualitative Disclosures About Market Risk--Foreign Exchange Rate Risk."

FOREIGN EXCHANGE RESTRICTIONS

     Polish foreign exchange restrictions are regulated by the Foreign Exchange Law of December 18, 1998, and the implementing regulations of the Minister of Finance and the President of the National Bank of Poland. The Foreign Exchange Law extends convertibility of the Zloty to all current account transactions and many types of capital market transactions, broadening compliance with the obligations under Article VIII of International Monetary Fund Articles of Agreement, to which Poland formally acceded on June 1, 1995. Further regulatory changes in this area, including full convertibility of Zloty in capital market transactions, are expected to become effective in 2000.

     Under the Foreign Exchange Law, Polish residents may engage, without a separate foreign exchange permit, in certain types of foreign exchange capital transactions, including direct and portfolio investments in securities issued by companies having their registered seat in Organization of Economic Cooperation and Development countries or other countries with which Poland has signed a bilateral investment treaty. They may also engage in credit transactions, both commercial and capital market, including the acquisition and sale of debt instruments, provided the maturity of the agreement (instrument) is at least one year. Polish residents acquiring such securities on a "regulated market" abroad must use the services of a licensed domestic brokerage house which holds a pertinent license under the Polish Securities Law. The term "regulated market" is defined under the pertinent provision of the Polish Securities Law as a "mechanism of trading in securities admitted to public trading, allowing for equal access to market information in the process of matching buy and sell orders and for trades to be effected on the same terms and conditions."

     Similarly, the Foreign Exchange Law entitles non-resident foreign investors to subscribe to and acquire, without any permits, equity securities and debt securities of Polish companies with at least a one-year maturity, as well as to transfer abroad the proceeds from the subsequent sale or redemption of such securities or from the liquidation of the company. Dividend and interest income derived on the foregoing instruments is freely transferable abroad, provided the foreign investor pays any withholding tax on such income (the withholding is effected by the investee company) and furnishes the bank at which he converts such income with a certificate evidencing that the withholding obligation has been met.

                            SELECTED FINANCIAL DATA

     The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements (including the Notes thereto) included elsewhere in this prospectus. The Financial Statements have been prepared in accordance with International Accounting Standards, which differ in certain respects from U.S. GAAP. See Notes 24 and 26 to the Financial Statements as of and for the nine months ended September 30, 1999 and 1998, and as of and for the three fiscal years ended December 31, 1998, 1997 and 1996, respectively. The financial data set forth below as of and for the three fiscal years ended December 31, 1998 have been derived from our Financial Statements included elsewhere in this prospectus, which have been audited by Arthur Andersen Sp. z o.o., independent auditors. The financial data included below as of and for the nine months ended September 30, 1999 and September 30, 1998, have been derived from our unaudited Financial Statements, included elsewhere in this prospectus and, in our opinion, include all adjustments (consisting of normal recurring accruals) necessary for the fair presentation of the financial data for such period. The results for these interim periods are not necessarily indicative of results for the full fiscal year.

                                                  NINE MONTHS ENDED
                                                    SEPTEMBER 30,                    FISCAL YEAR ENDED DECEMBER 31,
                                          ---------------------------------   --------------------------------------------
                                                  1999              1998              1998              1997        1996
                                          ---------------------   ---------   ---------------------   ---------   --------
                                             PLN        US$(1)       PLN         PLN       US$(1)        PLN        PLN
                                          ----------   --------   ---------   ---------   ---------   ---------   --------
                                                       (IN THOUSANDS, EXCEPT SUBSCRIBER AND CHURN RATE DATA)
STATEMENT OF OPERATIONS DATA
International Accounting Standards
Net Sales:
  Service revenues and fees............    1,647,637    400,485     980,143   1,445,340     351,314     534,439     38,900
  Sales of telephones and
    accessories........................      166,256     40,411     127,411     165,471      40,220     112,623     32,338
                                          ----------   --------   ---------   ---------   ---------   ---------   --------
    Total net sales....................    1,813,893    440,896   1,107,554   1,610,811     391,534     647,062     71,238
                                          ==========   ========   =========   =========   =========   =========   ========
Cost of sales:
  Cost of services sold................     (642,345)  (156,133)   (425,867)   (614,824)   (149,443)   (336,274)   (36,583)
  Cost of sales of telephones and
    accessories........................     (528,494)  (128,459)   (254,181)   (334,516)    (81,310)   (181,037)   (42,190)
                                          ----------   --------   ---------   ---------   ---------   ---------   --------
    Total cost of sales................   (1,170,839)  (284,592)   (680,048)   (949,340)   (230,753)   (517,311)   (78,773)
                                          ==========   ========   =========   =========   =========   =========   ========
  Gross margin (loss)..................      643,054    156,304     427,506     661,471     160,781     129,751     (7,535)
Operating expenses:
  Selling and distribution costs.......     (330,013)   (80,215)   (193,626)   (279,092)    (67,838)   (139,685)   (36,554)
  Administration and other operating
    costs..............................     (113,035)   (27,475)    (81,951)   (107,581)    (26,149)    (47,984)   (40,697)
                                          ----------   --------   ---------   ---------   ---------   ---------   --------
    Total operating expenses...........     (443,048)  (107,690)   (275,577)   (386,673)    (93,987)   (187,669)   (77,251)
                                          ==========   ========   =========   =========   =========   =========   ========
    Operating profit (loss)............      200,006     48,614     151,929     274,798      66,794     (57,918)   (84,786)
Interest and other financial income
  (expenses), net......................     (360,486)   (87,621)   (143,319)   (165,799)    (40,300)    (74,001)    10,441
                                          ----------   --------   ---------   ---------   ---------   ---------   --------
    Profit (loss) before taxation......     (160,480)   (39,007)      8,610     108,999      26,494    (131,919)   (74,345)
Taxation...............................      (35,331)    (8,588)    (36,425)   (107,530)    (26,137)      6,997     23,637
                                          ----------   --------   ---------   ---------   ---------   ---------   --------
Net income (loss)......................     (195,811)   (47,595)    (27,815)      1,469         357    (124,922)   (50,708)
                                          ==========   ========   =========   =========   =========   =========   ========
U.S. GAAP
Revenues...............................    1,813,893    440,897   1,107,554   1,610,811     391,534     647,062     71,238
Cost of sales..........................   (1,166,380)  (283,508)   (677,300)   (948,957)   (230,660)   (510,814)   (78,268)
Operating expenses.....................     (449,827)  (109,338)   (272,838)   (383,935)    (93,322)   (190,407)   (77,251)
Interest and other financial income
  (expenses), net......................     (400,861)   (97,436)   (174,114)   (188,564)    (45,834)   (104,698)   (21,113)
Taxation...............................      (35,331)    (8,588)    (36,425)   (107,530)    (26,137)      6,997     23,637
                                          ----------   --------   ---------   ---------   ---------   ---------   --------
Net income (loss)......................     (238,506)   (57,973)    (53,123)    (18,175)     (4,419)   (151,860)   (81,757)
                                          ==========   ========   =========   =========   =========   =========   ========

                                                  NINE MONTHS ENDED
                                                    SEPTEMBER 30,                    FISCAL YEAR ENDED DECEMBER 31,
                                          ---------------------------------   --------------------------------------------
                                                  1999              1998              1998              1997        1996
                                          ---------------------   ---------   ---------------------   ---------   --------
                                             PLN        US$(1)       PLN         PLN       US$(1)        PLN        PLN
                                          ----------   --------   ---------   ---------   ---------   ---------   --------
                                                       (IN THOUSANDS, EXCEPT SUBSCRIBER AND CHURN RATE DATA)
OTHER FINANCIAL AND OPERATING DATA
EBITDA (International Accounting
  Standards)(2)........................      383,206     93,145     257,849     439,413     106,807      25,690    (69,781)
EBITDA (U.S. GAAP)(2)..................      383,206     93,145     257,849     435,865     105,945      29,238    (69,781)
Subscribers at end of period...........    1,499,989         --     646,821     780,740          --     295,179     36,743
Monthly churn rate(3)..................          2.6         --         2.0         2.2          --         2.2        0.0

                                                               AS OF SEPTEMBER 30,          AS OF DECEMBER 31,
                                                               --------------------   -------------------------------
                                                                       1999             1998        1997       1996
                                                               --------------------   ---------   ---------   -------
                                                                  PLN       US$(1)       PLN         PLN        PLN
                                                               ---------    -------   ---------   ---------   -------
                                                               (IN THOUSANDS, EXCEPT SUBSCRIBER AND CHURN RATE DATA)
BALANCE SHEET DATA
International Accounting Standards
Long-term assets and deferred taxes.........................   3,435,838    835,137   2,340,813   1,484,179   859,806
Total assets................................................   4,091,888    994,601   2,761,103   1,939,219   976,052
                                                               =========    =======   =========   =========   =======
Long-term liabilities, deferred tax liabilities and
  provisions................................................   2,751,339    668,758   1,892,501   1,500,020   432,557
Total liabilities...........................................   3,990,860    970,044   2,464,264   1,643,842   555,760
                                                               =========    =======   =========   =========   =======
Shareholders' equity........................................     101,028     24,557     296,839     295,377   420,292
U.S. GAAP
Long-term assets............................................   3,315,512    805,890   2,263,182   1,391,896   805,120
Total assets................................................   3,971,562    965,354   2,683,472   1,881,232   945,003
                                                               =========    =======   =========   =========   =======
Shareholders' equity........................................     (19,298)    (4,691)    219,208     237,390   389,243

---------------

(1) Solely for the convenience of the reader, Zloty amounts have been translated into U.S. dollars at the rate of PLN 4.1141 per $1.00, the Fixing Rate announced by the National Bank of Poland on September 30, 1999. The Fixing Rate announced for the fiscal year ended December 31, 1998 by the National Bank of Poland on December 31, 1998 was PLN 3.504 per $1.00. Using this exchange rate, Net Sales and EBITDA would have been $459.7 million and $125.4 million, respectively. The translated amounts should not be construed as representations that the Zloty has been, could have been, or could in the future be converted into U.S. dollars at this or any other rate of exchange.

(2) EBITDA represents operating profit (loss) before depreciation and amortization. EBITDA is included as supplemental disclosure because it is generally accepted as providing useful information regarding a company's ability to service and incur debt. EBITDA should not, however, be considered in isolation as a substitute for net income, cash flow provided from operating activities or other income or cash flow data or as a measure of a company's profitability or liquidity.

(3) The churn rate is calculated as the average of the monthly churn rates in the relevant period. The monthly churn rate is calculated as the total number of voluntary and involuntary deactivations and suspensions during the relevant month expressed as a percentage of the average number of subscribers for the month (calculated as the average of the month end total number of subscribers and the total number of subscribers at the end of the previous month).

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with our Financial Statements and the Notes thereto included elsewhere in this prospectus. Our Financial Statements, and the related financial information set forth in this section, have been prepared in accordance with International Accounting Standards, which differ in certain respects from U.S. GAAP. For a description of the material differences between International Accounting Standards and U.S. GAAP see Notes 24 and 26 to the Financial Statements as of and for the nine months ended September 30, 1999 and 1998, and as of and for the three fiscal years ended December 31, 1998, 1997 and 1996, respectively. In addition, for a reconciliation of our results under International Accounting Standards and Polish statutory accounting regulations, see Notes 23 and 25 to the Financial Statements as of and for the nine months ended September 30, 1999 and 1998, and as of and for the three fiscal years ended December 31, 1998, 1997 and 1996, respectively.

OVERVIEW

     Formed in December 1995, we were awarded a 15 year non-exclusive GSM 900 license in February 1996 by the Polish Ministry of Communications. Thereafter, we commenced construction of our GSM network and, in September 1996, started offering services to subscribers under the brand name Era GSM. Since that time, we have experienced rapid growth and development. In August 1999, we were granted a GSM 1800 license, also on a 15 year non-exclusive basis. The GSM 1800 license will enable us to substantially enhance our call volume capacity, particularly in major urban centers. We are permitted to, and plan to, commence providing services under the GSM 1800 license in March 2000.

     The following table sets forth information about our subscribers and GSM cellular network coverage as of the dates indicated:

                                             AS OF OR FOR THE
                                            NINE MONTHS ENDED      AS OF OR FOR THE YEARS ENDED
                                              SEPTEMBER 30,                DECEMBER 31,
                                           --------------------    ----------------------------
                                             1999        1998       1998       1997       1996
                                           ---------    -------    -------    -------    ------
CUSTOMERS:
Net customer additions...................    719,249    351,642    485,561    258,436    36,743
  Customers..............................  1,499,989    646,821    780,740    295,179    36,743
of which:
  Post-paid customers....................  1,180,553    545,811    597,582    295,179    36,743
  Pre-paid customers.....................    319,436    101,010    183,158          0         0
  Growth of total customers from prior
     year end (%)........................         92%       119%       164%       703%      N/A
  Churn (%)..............................      23.00%     17.80%     26.20%     25.80%     0.00%
TRAFFIC:
Average monthly revenues per customer
  (PLN)..................................        162        212        215        245       231
  Change from prior year (%).............        (25)%      (13)%      (12)%        6%      N/A
COVERAGE OF GSM CELLULAR NETWORK IN
  POLAND:
  Geographical area covered..............         83%        74%        80%        65%        4%
  Population Covered.....................         93%        85%        91%        75%       23%

FACTORS AFFECTING REVENUES

     Our main sources of revenues are air-time tariffs, which consist primarily of charges for calls that originate or terminate in the Era GSM network. Other significant revenue sources include monthly service fees, service activation fees and revenues from the sale of telephones and accessories. Airtime tariffs include revenues from incoming and outgoing calls, a relatively small amount of charges for "roaming" calls and revenue from the sale of pre-paid air-time cards. Airtime charges are paid by the initiators of calls, and where an Era GSM subscriber travels outside Poland, the subscriber is also charged by us for the international and roaming charges for incoming calls. We anticipate that, as our network and subscriber base grow and our business matures in coming years, air-time revenues and monthly service fees will account for an increasing proportion of our total revenues, while the proportion of total revenues derived from sales of handsets and accessories, as well as new subscriber activation fees, will decrease.

     Our revenues depend on the number of our active subscribers, call volume and harmonized tariff pricing and strong segmentation focus. Continued subscriber and call volume growth will depend on a number of factors, including pricing and promotions, as well as general economic and market conditions, the level of competition for obtaining new subscribers and the capacity and coverage of our network. We expect that average minutes of use and revenue per subscriber will fall as the cellular penetration level in Poland increases, especially if increases in the subscriber base occur primarily among those segments of the population with relatively low usage rates, such as non-business subscribers. This trend has been accentuated over the last twelve month period by the increase in our pre-paid subscriber base.

     The number of our subscribers is affected by the number of new subscriber activations and by the rate of churn. New subscriber activations are driven by the success of our marketing efforts and unmet demand for telecommunications services in Poland resulting from the growth of the Polish economy and low wireline penetration rates. "Churn" refers to subscription disconnections, either voluntary (due to subscribers switching to competing networks or terminating their use of cellular communications services) or involuntary (due to nonpayment of bills or suspected fraudulent use). In 1998 and 1997, our average monthly churn rate was 2.2% and 2.2%, respectively. The most significant cause of the increase in churn in 1998, was our policy of terminating subscribers for nonpayment of bills in accordance with their contractual obligations. As is the case in a number of emerging market countries, Poland does not have a nationwide credit bureau for individuals, and it is difficult to verify the creditworthiness of potential individual subscribers. While every new subscriber must satisfy certain standard documentation requirements, we monitor usage for subscribers that exceed pre-assigned credit limits or fail to pay their bill to better measure creditworthiness after activation. In 1998, we also strengthened our billing and collection systems, thereby increasing our ability to identify subscribers who should be terminated from the service. We also believe that the growing proportion of pre-paid subscribers in our overall subscriber base may increase our churn rate because pre-paid subscribers are not contractually bound to continue to use our service.

     We seek to minimize voluntary customer churn by providing a high-quality network, loyalty programs and extensive customer service at competitive prices. In addition, in order to better enable us to recover our subscriber acquisition costs when churn occurs, we have, since March 1997, required subscribers who purchase our services during promotional campaigns to pay a fee, equal to the discount on the full cost of their handset or activation fee, if they change tariff plans or cancel their subscriber contract prior to the expiration of a minimum period (generally two years). We have also recently launched a bonus awards program similar to airline mileage award programs which will be based on minutes of air-time used by customers. The success of any customer retention or cost recovery measures, however, will depend to a large extent, upon competitive factors beyond our control. In particular, the tariff structure and minimum subscription period requirements implemented by our principal competitors will be a significant factor.

     Our revenues are also affected by subscriber mix, with business users generally having higher average call volume than private users, particularly pre-paid subscribers, and "passive subscribers" (subscribers that continue to pay subscription fees but use their handsets infrequently or not at all). Future call volume will depend on the prices we charge for our services, calling patterns, the availability within Poland of wireline telephones, taxes on telecommunication services and general economic and market factors.

     Tariff pricing, consisting of the rates we charge subscribers for air-time, monthly service and service activation, is significantly dependent on competitive factors. We offer six post-paid tariff structures and two pre-paid tariff structures, with different air-time and monthly access charges catering to the usage patterns of different subscriber market segments. Airtime tariffs for domestic calls vary depending on the time of day a call is made, while tariffs for international calls vary according to the destination of the call. We charge separately for certain of the value-added services we offer, such as call waiting, short message service and data and facsimile transmission. We have not increased our prices on any tariff plan we have introduced, except that we have, from time to time, run promotions in which the price for service activation, handsets or both have been reduced for the promotion period. Tariffs for inbound traffic are set by interconnect agreements with TPSA, Polkomtel and Netia Telecom, a fixed-line service provider in several major Polish markets. The level of prices in the future, however, will depend on the level of competition in the Polish GSM telecommunications services market, the general level of Polish price inflation, other changes in factors affecting underlying costs, and increased competition from other technologies, including both cellular and other mobile telecommunications systems, as well as the availability within Poland of wireline telephones and any limitations on price increases imposed by regulators.

     In 1997, value-added tax, commonly referred to as "VAT", charged on the cost of telecommunications services in Poland was 7%. In February 1998, however, VAT charged on the cost of telecommunications services was increased to 22%. The new VAT rate increased the final cost of telecommunications services to our subscribers. However, the impact of this higher tax rate on subscriber demand and revenues was offset by the significant increase in the overall number of subscribers.

     Prior to May 22, 1997, calls between our network and the networks of our competitors, TPSA, Polkomtel and Centertel, were governed by interim interconnect arrangements pursuant to which calls were generally billed by each operator on a "bill and keep" basis (i.e., the operator of the network in which the call initiated was entitled to retain all of the amount charged for the call). On May 22, 1997, however, the Polish Ministry of Communications issued an interconnect decision that replaced the "bill and keep" system with a system of reciprocal interconnect payments, as described under "-- Factors Affecting Expenditures -- Cost of Sales." In December 1998, we entered into a framework agreement with TPSA which established a financial settlement on the basis of the interconnect decision for all periods since we commenced commercial operations in September 1996, resulting in a payment by TPSA to us of PLN 6.2 million on January 26, 1999. However, TPSA appealed the interconnect decision to the Polish Supreme Administrative Court and notwithstanding the framework agreement, their appeal has not yet been withdrawn.

FACTORS AFFECTING EXPENDITURES

     The principal components of our operating expenditures are cost of sales and operating expenses, the latter consisting of selling and distribution costs and administration and other operating costs.

  Cost of Sales

     Our cost of sales consists primarily of payments by us to suppliers of equipment (principally handsets and related accessories) that we sell to our dealers and subscribers, amortization and depreciation charges associated with our licenses fees and fixed assets, payments for the provision by third-parties, principally TPSA, of leased lines between other operators' networks and elements of our network, as well as between TPSA's and our network, commission payments to our dealers and sales force associated with the acquisition of subscribers, and payments to other operators, principally TPSA, for delivering calls that terminate outside our network.

     We anticipate that, as our network and subscriber base grow and our business matures in coming years, the relative proportions of these expenses will shift away from the cost of merchandise sales (which currently are very significant because a large majority of our new subscribers have not previously acquired a GSM-capable handset) and fixed asset amortization and depreciation charges, toward aggregate leased line and interconnection fees, which vary with call volumes.

     Prior to the issuance in May 1997 of the interconnect decision by the Polish Ministry of Communications, we incurred no interconnect fees since the operator of the network in which the call initiated was entitled to retain all of the amount charged for the call. The interconnect decision established a system of interconnect charges in which we pay TPSA for calls terminating in TPSA's network and TPSA pays us for calls terminating in our network. Since the reciprocal charge system has been in place, the cost of fees payable by us have been more than offset by increases in revenue from interconnect fees payable to us for incoming calls. In addition, as a result of a new framework agreement with TPSA, we are entitled to a 60% discount on certain of TPSA's standard leased line tariffs, with additional incremental discounts of between 5% and 15% for long-term arrangements lasting between one and five years. Nevertheless, the interconnect fees paid to TPSA and the leasing of lines from TPSA each make up a significant portion of our expenses.

     To reduce dependence on TPSA, we have taken two actions. First, we have entered into a contract with Ericsson to construct an SDH microwave backbone network in order to reduce our use of leased lines for GSM 900 operations. We believe that, when completed, the backbone network will reduce cost of sales and the Company's dependence on external suppliers. Construction of the backbone network began in November 1998, and the initial phase is expected to be completed by the end of the second quarter of 2000. The backbone network will reduce, but not eliminate, the need for leased lines and related fees, as the backbone network will not offer the complete geographic coverage of Poland that TPSA lines do, but rather will cover connections between areas of major population density and high call volume. Although we successfully petitioned to amend our GSM 900 license in May 1997 and April 1998 so that we were no longer required to utilize lines leased from TPSA to conduct GSM 900 operations, our GSM 1800 license still requires us to utilize lines leased from TPSA for our GSM 1800 operations. We have petitioned for an amendment to our GSM 1800 license similar to the amendment obtained for our GSM 900 license. Although we believe our chances to obtain such an amendment are good, no assurance can be given that such an amendment will be obtained. We will have to continue to interconnect with TPSA to provide international coverage. Second, we have established interconnect points with Netia Telecom for our GSM 900 network in Warsaw and have agreed to establish additional interconnect points in the second quarter of 2000.

  Operating Expenses

     Our operating expenses consist of selling and distribution costs (other than fixed commissions to dealers and our sales force in connection with the acquisition of subscribers, which are included in cost of sales), including advertising costs and provisions for doubtful debtors, and administration and other operating costs, including external services and operations and staffing costs associated with our headquarters and regional offices.

RESULTS OF OPERATIONS

  Overview

     We recorded a net loss of PLN 195.8 million in the first nine months of 1999, as compared with net loss of PLN 27.8 million during the same period in 1998. Operating profits increased to PLN 200.0 million in the first nine months of 1999, compared with PLN 151.9 million for the same period in 1998. The strong growth in net sales and gross margin in service revenues and fees was largely offset by increased cost of sales for promotional telephones and accessories. The net loss for the first three quarters of 1999, also reflects an increase in net interest and other financial expense to PLN 360.5 million, as compared to PLN 143.3 million for the same period in 1998.

     We had a net income of PLN 1.5 million in 1998, as compared to a net loss of PLN 124.9 million and PLN 50.7 million in 1997 and 1996, respectively. In light of our limited operating history and speed of growth, our results for these periods are unlikely to be indicative of future financial results.

     The following table sets forth our gross margin by net sales category for the periods indicated:

                                            NINE MONTHS ENDED
                                              SEPTEMBER 30,       FISCAL YEAR ENDED DECEMBER 31,
                                          ---------------------   ------------------------------
                                            1999        1998        1998        1997      1996
                                          ---------   ---------   ---------   --------   -------
                                                      (IN THOUSANDS OF PLN)
Net service revenues and fees..........   1,647,637     980,143   1,445,340    534,439    38,900
Cost of services sold..................     642,345     425,867     614,824    336,274    36,583
                                          ---------   ---------   ---------   --------   -------
Gross margin from service revenues and
  fees.................................   1,005,292     554,276     830,516    198,165     2,317

                                            NINE MONTHS ENDED
                                              SEPTEMBER 30,       FISCAL YEAR ENDED DECEMBER 31,
                                          ---------------------   ------------------------------
                                            1999        1998        1998        1997      1996
                                          ---------   ---------   ---------   --------   -------
                                                      (IN THOUSANDS OF PLN)
Gross margin percentage of net service
  and fees revenue.....................        61.0%       56.6%       57.5%      37.1%      6.0%
Sales of telephones and accessories....     166,256     127,411     165,471    112,623    32,338
Cost of sales of telephones and
  accessories..........................     528,494     254,181     334,516    181,037    42,190
                                          ---------   ---------   ---------   --------   -------
Gross margin (loss) from sales of
  telephones and accessories...........    (362,238)   (126,770)   (169,045)   (68,414)   (9,852)
Gross margin percentage of net
  telephones and accessories revenue...      (217.9)%     (99.5)%    (102.2)%    (60.7)%   (30.5)%
Net sales..............................   1,813,893   1,107,554   1,610,811    647,062    71,238
Cost of sales..........................   1,170,839     680,048     949,340    517,311    78,773
Gross margin (loss)....................     643,054     427,506     661,471    129,751    (7,535)
                                          ---------   ---------   ---------   --------   -------
Gross margin percentage of total net
  revenues.............................        35.5%       38.6%       41.1%      20.1%    (10.6)%

  Net Sales

     Our net sales were PLN 1,813.9 million in the first nine months of 1999, as compared with PLN 1,107.6 million during the same period in 1998. Service revenues and fees were PLN 1,647.6 million during the first nine months of 1999, as compared with PLN 980.1 million during the same period in 1998. Service revenues and fees included interconnect income of PLN 362.4 million for the first nine months of 1999, as compared to PLN 196.3 million for the same period in 1998. The growth in service revenues and fees primarily reflects an increase in the number of our subscribers to 1.5 million as of September 30, 1999 (including 319,436 Tak Tak pre-paid GSM service subscribers), as compared with 647,000 subscribers as of September 30, 1998. This trend was partially offset by a decrease in average revenue per subscriber to PLN 162 for the nine months ended September 30, 1999, as compared to PLN 212 for the same period in 1998.

     Our net sales were PLN 1.6 billion in 1998, as compared with PLN 647.1 million and PLN 71.2 million in 1997 and 1996, respectively. Service revenues and fees were PLN 1.4 billion in 1998, as compared with PLN 534.4 million and PLN 38.9 million in 1997 and 1996, respectively. The increase in service revenues and fees in 1998 primarily reflects the increase in the number of our subscribers to 781,000, including 183,000 Tak Tak customers, as of December 31, 1998, compared to 295,000 subscribers as of December 31, 1997 and 37,000 subscribers as of December 31, 1996. The substantial increase in service revenues and fees in 1997, reflects the fact that we commenced commercial operations in September 1996, and consequently had no sales until that time.

     Sales of telephones and accessories were PLN 166.3 million during the first nine months of 1999, as compared with PLN 127.4 million during the first nine months of 1998. Sales of telephones and accessories were PLN 165.5 million for the full year of 1998, an increase over PLN 112.6 million and PLN 32.3 million for the years 1997 and 1996, respectively. Since beginning operations, we have conducted several promotional campaigns in which we offered reduced prices for handsets and activation fees during specific periods. As a result of these promotional campaigns, a significant number of new subscribers have been added, although revenues from sales of telephones and accessories have been negatively affected by promotional discounting of the cost of telephones and accessories to subscribers.

  Cost of Sales

     Our cost of sales were PLN 1,170.8 million in the first nine months of 1999, as compared with PLN 680.0 million in the same period in 1998. Gross margin was PLN 643.1 million in the first nine months of 1999, as compared with a gross margin of PLN 427.5 million in the same period in 1998. As a percentage of net sales, gross margin represented 35.5% and 38.6% in the first nine months of 1999 and 1998, respectively.

     The decrease in gross margin as a percentage of net sales for the nine months ended September 30, 1999, is the result of our increased promotional activities whereby we often sell telephones and accessories below cost in an effort to attract subscribers. As a general matter, we do not intend to achieve positive overall margins on our sales of telephones and accessories. We believe that in the future a significant majority of our sales and margins will be derived from air-time revenues and monthly service fees rather than activation fees and the sale of telephones and accessories, and that discounts on these latter items will have a decreasing impact upon our results of operations. The decrease resulting from our increasing gross losses on sales of telephones and accessories, however, was almost entirely offset by the increase in gross margin from service revenues and fees, which reflected strong growth in our subscriber base. Cost of sales included interconnect costs of PLN 89.5 million for the first nine months of 1999, compared to PLN 51.2 million for the same period in 1998.

     Our cost of sales were PLN 949.3 million in 1998, as compared with PLN
517.3 million and PLN 78.8 million in 1997 and 1996, respectively. We had a gross margin of PLN 661.5 million in 1998, as compared with a gross margin of PLN 129.8 million in 1997, and a gross loss of PLN 7.5 million in 1996. As a percentage of net sales, the gross margin represented 41.1% of net sales in 1998, compared to 20.1% of net sales in 1997 and negative 10.6% in 1996.

     The increase in the gross margin in 1998 and 1997 primarily reflects growth in our subscriber base and increased revenue as a consequence of increased air-time charges and monthly service fees. These increases, however, were partially offset by a significant increase in our gross losses on sales of telephones and accessories, which amounted to PLN 169.0 million in 1998, PLN
68.4 million in 1997 and PLN 9.9 million in 1996, reflecting our continued use of promotional discounts on those items to attract subscribers. The gross loss in 1996, reflected the fact that we did not commence providing services on a commercial basis until September 1996. Consequently, revenues for that year were insufficient to cover sales commissions payable upon the activation of subscribers and fixed costs associated with operating our network, including the allocable expense of amortizing our payments for our GSM 900 license to the Polish government.

  Operating Expenses

     Our operating expenses were PLN 443.0 million during the first nine months of 1999, as compared with PLN 275.6 million in the same period in 1998. As a percentage of net sales, however, operating expenses during the nine months ended September 30, 1999 were 24.4%, as compared with 24.9% in the nine months ended September 30, 1998. Selling and distribution costs were PLN 330.0 million in the nine months ended September 30, 1999, as compared with PLN 193.6 million in the same period in 1998. The selling and distribution costs for the nine months ended September 30, 1999, include significant but proportional increases in advertising costs for promotions associated with our continued marketing roll-out, sales force salaries and wages and a charge to the doubtful debtors provision. The charge to doubtful debtors provision increased to PLN 105.9 million for the nine months ended September 30, 1999 from PLN 57.8 million for the nine months ended September 30, 1998. This was primarily a result of a substantial increase in the number of our subscribers and the creation of a nearly full provision for doubtful debtors for prior years.

     Our operating expenses were PLN 386.7 million in 1998, as compared with PLN
187.7 million and PLN 77.3 million in 1997 and 1996, respectively. As a percentage of net sales, however, operating expenses in 1998 were 24.0%, as compared with 29.0% in 1997. The decrease in operating expenses as a percentage of net sales in 1998, reflects the continued increase in revenue and the fixed nature of certain operating expenditures.

     Administration and other operating costs, which include external services fees and operating and staffing costs associated with our headquarters and regional offices, were PLN 113.0 million for the nine months ended September 30, 1999, as compared with PLN 82.0 million for the same period in 1998. The increase in operating costs for the first nine months of 1999, as compared with the same period in 1998, was primarily due to increased employee hiring and external services to support our growth. Additionally, a portion of the increased wages and salaries in 1999 was directly offset by lower cost for social insurance benefits. In 1999, the Polish Government implemented a shared contribution plan between employers and employees for social insurance pursuant to which a portion of the contribution burden was shifted from the employer to the employees. We therefore were required to equalize the impact of this shift to employees by increasing their compensation accordingly.

     Administration and other operating costs were PLN 107.6 million in 1998, as compared with PLN 48.0 million and PLN 40.7 million in 1997 and 1996, respectively. The increases in administration and other operating costs in 1998 and 1997, were principally due to increases in wages and salaries and related social security and other benefits associated with the increased number of employees and increased depreciation and amortization costs for additional office space needed to accommodate our growth.

  Interest and Other Financial Expenses, net

     Our interest and other financial expenses, net for the nine months ended September 30, 1999, were PLN 360.5 million, as compared to PLN 143.3 million for the same period in 1998. This reflects increased interest charges and foreign exchange losses primarily due to borrowings and currency exposure under our bank credit facility and 2007 Notes for the purpose of funding the network build-out.

     Net interest expenses were PLN 159.1 million for the nine months ended September 30, 1999, as compared to PLN 76.4 million for the nine months ended September 30, 1998. Cash interest on the 2007 Notes does not commence accruing until July 1, 2002, and is not payable until January 1, 2003. Interest on our bank credit facility accrues continuously, and is payable each year as individual drawdowns mature.

     As a result of the depreciation of the Zloty in relation to other major currencies, we have incurred a net foreign exchange loss of PLN 201.4 million in the first nine months of 1999, as compared to a net foreign exchange loss of PLN
67.0 million during the same period in 1998. For more information you should read "-- Inflation and Currency Exchange Fluctuations."

     Our interest and other financial expenses, net were PLN 165.8 million in 1998, as compared to PLN 74.0 million in 1997, and interest and other financial income, net, of PLN 10.4 million in 1996. The increases in interest and other financial expense, net in 1998 and 1997 as compared to 1996, reflect interest expense associated with the issuance of the 2007 Notes in July 1997, and our commencement during 1998 of borrowing under our bank credit facility, in each case for the purpose of funding the continuing build-out of our network. These increased borrowings were also associated with net foreign exchange losses of PLN 42.0 million in 1998 and PLN 42.2 million in 1997, arising from the depreciation of the Zloty in relation to the U.S. dollar, the currency in which the 2007 Notes are denominated.

     Since September 1997, interest and other financial expense, net, has also included imputed interest expense and net foreign exchange losses in respect of our obligations to the Polish government in respect of our GSM 900 license (for which the fee payable to the Polish government is linked to Euros and payable in Zlotys on March 31 of each year). Pursuant to International Accounting Standards, imputed interest and foreign exchange losses were capitalized in the cost of the GSM 900 license during the period of development of our GSM system. These expenses, which are not reflected in the amount of interest and other financial expenses, net set forth in our statement of operations, amounted to PLN 38.5 million in 1997 and PLN 50.7 million in 1996.

  Taxation

     The loss before taxation was PLN 160.5 million for the nine months ended September 30, 1999, compared to a profit before taxation of PLN 8.6 million for the nine months ended September 30, 1998. We incurred a net loss of PLN 195.8 million in the nine months ended September 30, 1999, compared to a net loss of PLN 27.8 million for the same period in 1998, after reflecting the accounting effect of taxation.

     In accordance with the requirements of the Polish tax authorities, the cost of the GSM 900 license and GSM 1800 license are recorded on a cash basis, which are the most significant component of our total deferred tax liability of PLN
135.7 million as of September 30, 1999, as compared to a deferred tax liability of PLN 64.0 million as at December 31, 1998. We have also recorded a deferred tax asset relating to the realization of accrued expenses and certain tax loss carry forwards of PLN 101.3 million as of September 30, 1999, as compared to PLN 63.8 million as at December 31, 1998. See Note 9 to the Financial Statements.

     We recorded income tax expense of PLN 107.5 million in 1998, compared with an income tax benefit of PLN 7.0 million in 1997 and PLN 23.6 million in 1996. After discussions with Polish tax authorities in 1998, we decided to change our tax treatment of the cost of the GSM 900 license from amortization over 15 years to a when-paid basis. As a result, the tax returns for 1996 and 1997 have been re-stated and the resulting increase in tax loss carry forwards has also been reflected in the deferred tax computation for 1998. The change in the tax treatment of the GSM 900 license also resulted in a deferred tax liability of PLN 63.2 million in 1998. In 1998, we also adopted International Accounting Standard 12 (revised) "Income Taxes" in accounting for our income taxes. The revised standard permits us to record a deferred tax asset when there is a reasonable expectation of realization while the previous standard required a higher level of certainty. This change in accounting for income taxes was applied retroactively, resulting in a deferred tax asset as of December 31, 1998 of PLN 63.8 million, as compared to PLN 37.1 million and PLN 26.3 million as at December 31, 1997 and 1996, respectively. See Note 10 to our Financial Statements as of and for the three fiscal years ended December 31, 1998, 1997 and 1996.

INFLATION AND CURRENCY EXCHANGE FLUCTUATIONS

     In connection with its transition from a state-controlled to a free-market economy, Poland experienced high levels of inflation and significant fluctuation in the exchange rate for the Zloty. The Polish government has adopted policies that slowed the annual rate of consumer price inflation from nearly 250% in 1990, to approximately 18.5% in 1996, 13.2% in 1997 and 8.6% in 1998. For the
twelve months ended September 30, 1999, annualized consumer price inflation in Poland was 8.0% according to the Polish Office of Statistics. Since the launch of our operations in 1996, cumulative inflation in Poland has been 33.0%. The Polish Communications Law provides that the Ministry of Communications may impose a ceiling on the prices that we and other telecommunications service providers can charge for their services.

     Our sales revenues are denominated in Polish Zloty. A significant portion of our expenses and liabilities, however, are denominated in other currencies. These include our liabilities to the Polish government for the GSM 900 and GSM 1800 licenses, which are linked to Euro and payable in Zloty, and our liabilities to our suppliers of network capital equipment and handsets, which are generally denominated in Deutschmarks, French Francs or U.S. dollars. In addition, all of our liabilities under the 2007 Notes and shareholder loans are denominated in U.S. dollars and a significant portion of our liabilities under our bank credit facility are denominated in Deutschmarks. As a result, our operating income and cash flow are and will remain significantly exposed to an appreciation in these non-Polish currencies against the Zloty.

     Future currency exchange fluctuations are expected to continue to have a significant effect on our financial condition and results of operations. We intend to enter into transactions to hedge the risk of exchange rate fluctuations, to the extent we can obtain hedging arrangements on commercially satisfactory terms. There is no assurance that we will be able to obtain hedging arrangements on commercially satisfactory terms. As an alternative, we may attempt to structure our foreign currency liabilities so that they are broadly in line with the currency basket employed by the National Bank of Poland. This technique will not eliminate foreign exchange losses; however, we believe the technique may improve our ability generally to manage the magnitude of these losses. Starting in late 1998 and continuing through the current year, we drew funds mainly from our bank credit facility and exhausted the Zloty denominated tranche first in order to minimize the negative effects of currency exchange fluctuations.

     The table below summarizes our foreign currency denominated long-term obligations:

                             EXPECTED MATURITY DATE

                                      FOURTH                                                                         PRESENT
                                     QUARTER                                                                          VALUE
                                       1999       2000       2001       2002       2003     THEREAFTER     TOTAL     9/30/99
                                     --------   --------   --------   --------   --------   ----------   ---------   -------
                                                                      (IN THOUSANDS OF PLN)
GSM 900 License...................        --    150,929    246,711         --         --           --      397,640   372,655
GSM 1800 License..................        --     73,510     73,510     73,510         --           --      220,530   185,894
Existing Notes....................        --         --         --         --    111,893    1,488,440    1,600,333   781,332
Bank Credit Facility (excluding
  interest).......................        --     38,787     77,573     90,502    103,431      206,862      517,155   517,155
Shareholder Loans.................        --         --         --         --         --      705,556      705,556   312,629
Headquarters Lease................     7,391     29,562     29,562     29,562     29,562      327,323      452,962   217,898
Weighted Average Effective
  Interest Rate...................    8.7765     8.7765     8.7765     8.7765     8.7765       8.7765       8.7765    8.7765

     We are exposed to interest rate risk primarily as a result of our bank credit facility which at the end of the third quarter of 1999 consisted of loans of DM 230 million and PLN 570 million at a rate equal to London or Warsaw Interbank Offered Rate, commonly referred to as LIBOR or WIBOR, plus 0.95% before and 0.75%, respectively, after March 1, 1999. The table below presents information about our bank credit facility including principal cash flows and estimated weighted interest rates by expected maturity dates for the balance drawn under our bank credit facility as of September 30, 1999. The weighted average interest rates computed do not take into account the rate at which individual drawdowns on the loan will be refinanced. Each drawdown has a short-term maturity date, which can be rolled over, subject to the annual repayment schedule for the entire bank credit facility.

                             EXPECTED MATURITY DATE

                                       FOURTH                                                                   PRESENT
                                      QUARTER                                                                    VALUE
BANK CREDIT FACILITY                    1999      2000      2001      2002      2003     THEREAFTER    TOTAL    9/30/99
--------------------                  --------   -------   -------   -------   -------   ----------   -------   -------
                                                                    (IN THOUSANDS OF PLN)
Variable Rate (DM).................        --     38,787    77,573    90,502   103,431    206,862     517,155   517,155
Weighted Average Effective Interest
  Rate.............................        --     3.6519    3.6519    3.6519    3.6519     3.6519      3.6519    3.6519
Variable Rate (PLN)................        --     42,750    85,500    99,750   114,000    228,000     570,000   570,000
Weighted Average Effective Interest
  Rate.............................        --    14.3434   14.3434   14.3434   14.3434    14.3434     14.3434   14.3434

LIQUIDITY AND CAPITAL RESOURCES

     Historically, our liquidity requirements have arisen primarily from the need to fund capital expenditures for the expansion of our business and for our working capital requirements. We expect to continue to incur substantial additional capital expenditures in order to expand and improve the quality of our network.

     On December 17, 1997, we entered into our bank credit facility, which was arranged by Citibank (Poland) S.A. and Citibank International plc. The lenders agreed to make loans to us, on a term loan or revolving credit basis (at our option) in an aggregate principal amount of not more than DM 672 million, subject to us having met required liquidity and credit-rating conditions. This bank credit facility consists of two tranches: (i) an offshore tranche of up to DM 420.0 million may be drawn in Deutschmarks, U.S. dollars, Euro or other freely convertible currencies as agreed by the lenders; and (ii) a domestic tranche equal to the Zloty equivalent of DM 252.0 million available to be drawn in Zloty. At the end of September 1999, our combined loan limit under both tranches was DM 540.0 million. As of September 30, 1999, we have made drawings of PLN 1,087 million under the bank credit facility, which consisted of DM 230 million and PLN 570 million. We have established overdraft facilities with Bank Rozwoju Eksportu S.A. and Citibank (Poland). These are limited to the Polish Zloty equivalent of DM 25 million by terms of our bank credit facility.

     On August 24, 1999, our major shareholders extended to us US$ 75.0 million in subordinated loans to fund the GSM 1800 license and to provide continued liquidity. The respective amounts of those loans from our shareholders were as follows: Elektrim, Zloty equivalent of approximately US$ 40.0 million; DeTeMobil, US$ 17.5 million; and MediaOne, US$ 17.5 million. Each of these shareholder loans bears an interest rate of 12.5% compounded semi-annually on June 17 and December 17. The full balances of these loans and all accrued interest are due on June 19, 2006. However, interest may be due earlier dependent on our meeting the bank credit facility covenants.

     Net cash generated from operating activities during the nine months ended September 30, 1999 was PLN 405.8 million, as compared to PLN 182.5 million during the nine months ended September 30, 1998. Non-cash provisions and net non-operating items for the same periods totalled PLN 640.8 million and PLN
307.4 million, respectively, and principally reflect depreciation, amortization, provisions for doubtful debtors, unrealized foreign exchange losses and interest expense resulting from our growth and expanded financial activities. In addition, cash generated from net working capital items was PLN 67.5 million, as compared to cash used for net working capital items of PLN 44.4 million for the same period in 1998. This was primarily due to increased cash generated from trade payables.

     Net cash generated from operating activities was PLN 163.8 million in 1998, and net cash used in operating activities was PLN 113.4 million and PLN 70.0 million in 1997 and 1996, respectively. These cash flows principally reflect the improvement in operating results over these periods, offset by increases in working capital requirements associated with our rapid growth and, in 1998, the payment of income taxes. Depreciation and amortization was PLN 164.6 million in 1998, as compared with PLN 83.6 million and PLN 15.0 million in 1997 and 1996, respectively. This increase reflects the substantial growth in our GSM network. Similarly, provisions for doubtful debtors increased by PLN 90.7 million in 1998, as compared to an increase of PLN 43.7 million in 1997 and PLN 5.8 million in 1996, reflecting growth in the size of our subscriber base.

     Net cash used in investing activities was PLN 1,042.3 million for the nine months ended September 30, 1999, as compared to PLN 756.8 million for the nine months ended September 30, 1998, principally reflecting payments to suppliers of network capital equipment used in the ongoing build-out of our GSM 900 network and the initial payment on the GSM 1800 license.

     Cash flow used in investing activities was PLN 1,004.7 million in 1998, as compared to PLN 152.6 million and PLN 398.5 million in 1997 and 1996, respectively. Our investing cash flows reflect PLN 966.7 million, PLN 176.3 million and PLN 41.3 million in payments during 1998, 1997 and 1996, respectively, to suppliers of tangible fixed assets, which consist primarily of network capital equipment used in the ongoing build-out of our GSM network. These amounts are less than our actual purchases of fixed assets, which totaled PLN 1.0 billion in 1998, PLN 636.6 million in 1997 and PLN 165.8 million in 1996, the difference reflecting our ability to defer payment on a significant portion of purchases.

     In general, our network equipment supply agreements with each of our major suppliers of network equipment, Siemens and Ericsson, permit us to defer payment on our network equipment purchases until equipment is installed, placed in commercial operation and formally accepted by us. In addition, we are currently negotiating with our bank lenders for an increase in the permissible duration of trade and construction payables because certain of our suppliers have offered us longer term financing. In general, the Siemens agreement provides for us to defer payment on up to DM 100 million of equipment purchases, but requires us to make payments on a scheduled basis with respect to specific items of equipment as that equipment is placed into commercial service. The agreement with Ericsson permits us to make payments on a scheduled basis with respect to specific items of equipment as agreed in the supplier's contract.

     Our net cash generated from financing activities was PLN 742.6 million for the nine months ended September 30, 1999, as compared to PLN 353.5 million for the nine months ended September 30, 1998, reflecting increased long-term borrowings.

     Our cash flows from financing activities were PLN 618.4 million in 1998, as compared to PLN 479.8 million and PLN 471.0 million in 1997 and 1996, respectively. These amounts reflect the net proceeds from long-term bank borrowings in 1998, the issuance of the existing Notes in 1997 and the initial capital investment by our shareholders in 1996.

     As a result of the foregoing, our net cash for the nine months ended September 30, 1999 increased by PLN 106.1 million, but decreased by PLN 220.8 million for the same period of 1998. Net cash decreased by PLN 222.5 million in 1998, and increased by PLN 213.7 million in 1997 and by PLN 2.5 million in 1996.

     In March 1997, we entered into a finance lease relating to our new headquarters building which obligates us to make additional future minimum lease payments of PLN 453.0 million over 15 years.

     We anticipate that capital expenditures for the last three months of 1999 will total approximately PLN 493 million, including expenditures related to our SDH microwave backbone network. We also expect that the level of our capital expenditures will remain significant for the medium-term, as we continue to expand network capacity, coverage and quality in preparation to offer services commencing in March 2000 under our new GSM 1800 license.

     In order to implement our current business plan, we will need to raise PLN 2,200 million (US$ 534.7 million) to fund anticipated working capital requirements, capital expenditures and other operating needs. We believe that the proceeds from the offering of the Old Notes completed in November 1999, together with our DM 132 million undrawn capacity under our existing bank credit facility and anticipated cash from operations, will provide the financing required to implement our business plan through the end of 2000. In order to provide for the balance of our funding requirements, we have entered into discussions with, and received preliminary indications of interest from, various financial institutions to replace our current DM 672 million equivalent bank credit facility with a larger bank credit facility. If we replace our existing bank credit facility with the larger bank credit facility, we believe we will have sufficient financing to implement our current business plan. There can be no assurance that any or all of the elements of our financing plan will be achieved and, if not so achieved, that alternative financing arrangements will be available on acceptable terms or at all. Further, as our capital expenditures and operating expenses are linked directly to our subscriber additions, our actual capital expenditure requirements and other cash operating needs may increase if we are more successful than expected in adding new subscribers. See "Risk Factors -- Need For Additional Financing."

YEAR 2000 COMPLIANCE

     In cooperation with our shareholders, suppliers, energy suppliers, programmers and other telecommunications operators, we have implemented a comprehensive project to prevent or minimize Year 2000-related computer hardware or software malfunctions. The project is managed by a team of our employees with additional support from consultants from KPMG Polska Sp. z o.o. The project methodology is based on guidelines prepared by MediaOne, one of our major shareholders. We believe the year 2000 project team has identified all systems and services which are critical to our operations and which might lose information, malfunction or fail completely as a result of the date rollover before, during and after the year 2000. We believe the process of testing, upgrading or replacing computer hardware and software potentially vulnerable to the year 2000 problem was approximately 97% complete as of September 30, 1999.

     We also developed, tested and implemented detailed business continuity plans in the areas of four critical business processes: customer service; customer care and billing; cash flow; and employee health and safety. Managers have been appointed to oversee the creation of these plans on all levels (headquarters, regional offices, retail outlets).

     We have also coordinated with other third party entities, including energy companies, banks, roaming partners and other service providers, suppliers and vendors, whose failure to address year 2000 issues could adversely affect our operations, and we can provide no assurance that such third-parties will be year 2000 compliant. Of these third-party entities, TPSA poses the most significant risk to our operations. We rely on TPSA for network interconnection and as an international gateway and, consequently, the inability of TPSA to perform these services could have a material adverse effect on our financial condition and results of operations. TPSA has announced that it has, and its suppliers have conducted tests (including date roll-over tests) on the majority of TPSA's critical systems and, where appropriate, implemented remedies to make those systems year 2000 compliant. TPSA also stated, however, that no assurance can be given that its systems will not experience year 2000 problems, or that TPSA's service providers, suppliers and vendors will not experience year 2000 problems. We have tested leased lines and interconnections as provided under the framework agreement with TPSA, and have outlined the responsibilities and liabilities of each entity toward the other in regards to the provision of products and services which may be date-dependent or affected by the year 2000 problem. We have also worked with the electrical power supply companies to understand their year 2000 readiness and are developing a backup plan in case of disrupted power supply. These plans include the use of generator units and battery packs.

     Although we have taken reasonable measures to lessen or eliminate the basis for year 2000-related problems, the uncertainty surrounding this issue renders it impossible to know any potential effects of year 2000 problems. A system modification freeze period has been imposed for all information technology and GSM network systems for a period before and after the end of 1999. Additionally, we have allocated a year 2000 compliance budget to deal with any internal or external problems, and have the capacity to fund all year 2000 compliance-related expenditures including a temporary interruption in operations. Actual incremental costs incurred on the year 2000 project through September 30, 1999 were USD 727,000, slightly in excess of the USD 650,000 budget for this initiative. We expect minor additional spending for system testing and review into the new year.

                                  OUR BUSINESS

OVERVIEW

     We are the largest GSM wireless telephony services provider in Poland with
1.5 million subscribers and a 43% share of the total Polish wireless market as of December 31, 1999. We are the only wireless services provider in Poland with both a national GSM 900 and a national GSM 1800 license. As of December 31, 1999, our GSM network covered approximately 84.4% of the geographic area of Poland, representing approximately 95% of the total Polish population. We are completing the initial roll-out of an SDH microwave backbone network that will connect certain key portions of our network and will reduce our reliance on leased lines, provide better transmission quality and reduce operating costs. We expect to complete the initial phase of this SDH microwave backbone network by the end of the second quarter of 2000. We also plan to selectively roll-out GSM 1800 service, which will allow us to increase capacity and to offer seamless nationwide dual-band (GSM 900/1800) service. We market all of our products and services under our brand "Era GSM," one of the most recognized brand names in Poland. In marketing our products and services, we use a distribution network of 31 dealers with approximately 844 points of sale, a direct sales force of 88 representatives and a national network of 46 retail outlets.

     We have achieved rapid growth in our subscriber base through internal growth since we launched our service in September 1996. For the period ended December 31, 1999, we generated an average of approximately 81,000 net subscriber additions per month. Since July 1999, we have experienced monthly churn of approximately 2.2%, which is at a level comparable with that achieved by Western Europe and U.S. wireless providers. As of December 31, 1999, we provided wireless service to approximately 1.4 million post-paid subscribers and 365,000 pre-paid subscribers. For the nine months ended September 30, 1999, we had revenues and EBITDA of PLN 1,813.9 million (US$ 440.9 million) and PLN 383.2 million (US$ 93.1 million), respectively. Our historical revenues and EBITDA for the nine months ended September 30, 1999 increased by 64% and 49%, respectively, as compared to the same period in 1998.

     We provide a broad range of high-quality wireless telephone services, including call forwarding, call waiting, voicemail, account information, short messaging services, information services and wireless internet access. We offer a range of differentiated tariff plans to attract and retain subscribers having varying service needs. In particular, we focus on acquiring and retaining high volume users, converting select pre-paid customers to our post-paid plans and minimizing churn to increase recurring cash flow from each subscriber. Additionally, we provide roaming capabilities to our subscribers through 141 international roaming agreements with GSM operators in 74 countries, including all European countries with GSM services.

     Historically, we have benefited from the experience, expertise and support of DeTeMobil, Elektrim and MediaOne. Employees seconded from our major shareholders have trained and supervised a number of our local managers, who now hold key positions in our company. For example, our Director General and our Deputy Director of Strategy, Marketing & Sales, are among our local managers who have been trained by our shareholders and have advanced to key positions. As of December 31, 1999, the number of seconded employees was 11, representing less than 1% of our work force. For a discussion of our shareholders and their relations with us and among themselves, you should read "-- Recent Developments," "Risk Factors -- Risks Related to Shareholder Relationships," "Shareholders" and "Certain Relationships and Related Transactions."

OUR BUSINESS STRATEGY

     Our strategic objective is to increase our revenues, profitability and cash flow and maintain our position as the leading provider of high-quality personal communications services in the Polish telecommunications market. The following are the key elements of our strategy:

     - Provide Superior Network Quality - We have made and continue to make significant investments in the quality of the network to maintain competitive nationwide coverage and superior in-building reception with the lowest percentage of dropped calls in our market. By focusing our capital expenditures on providing comprehensive in-building coverage in major urban centers in Poland and enabling subscribers to receive and make wireless connections anywhere within those areas, we attract and retain subscribers who generate high minutes of use. These subscribers are generally less price sensitive, less prone to switch operators and represent a lower credit risk. Maintaining a high-quality network allows us to price our services at a premium relative to our competitors. The addition of our GSM 1800 license will improve our network capabilities by allowing us to increase network capacity selectively in a capital efficient manner. We are also investing in the construction of an SDH microwave backbone network to carry our traffic. This backbone network is expected to reduce our reliance on leased lines from TPSA and others for intranetwork traffic, provide better transmission quality and reduce operating costs. We expect to complete the initial phase of this SDH microwave backbone network by the end of the second quarter of 2000.

     - Target Key Market Segments - We believe that the provision of differentiated service packages, including access to value-added services, is a significant factor in increasing our market share within key segments of the Polish telecommunications market. We currently offer six distinct post-paid tariff plans which permit subscribers to select the mix of monthly fees, air-time charges and value-added services that best suit their service requirements and frequency of calls. In particular, we target high-volume users by offering select value-added services at no extra cost and user loyalty programs. In October 1999, we launched the first loyalty plan in the Polish telecommunications sector. Under this plan, long-standing customers benefit from awards such as Era GSM merchandise, free air-time and other rewards from our exclusive partners including LOT Polish Airlines, British Airways, Panasonic and Kodak. For those subscribers who do not choose post-paid plans, we offer pre-paid services under two tariff plans that expand our penetration in the cellular mass market and reduce our exposure to credit risk and the need for handset subsidies associated with post-paid subscriber acquisitions.

     - Provide Outstanding Customer Service - We believe that high-quality customer service plays an important role in distinguishing us from our competitors, expanding our subscriber base and sustaining customer loyalty. We employ over 700 customer service representatives in our customer service center located in Warsaw who operate a 24-hour toll-free customer service hotline for our subscribers, including directory assistance, mobile telephone service guidance, billing and other information. We have installed information systems that will immediately activate service for new subscribers and provide clear and accurate monthly bills. In 1998, we were awarded International Standards Organization, commonly referred to as ISO, 9002 status for customer service and are currently the only company in Poland to have been awarded this status for customer service. Furthermore, we also provide customer support services, such as handset servicing and billing inquiries at our 43 customer service centers located in our retail outlets.

     - Maintain Brand Awareness - We have made a significant investment in our brand, "Era GSM," which is the 7th most recognized brand in Poland (according to Marketing Polska magazine) with an aided and unaided brand awareness of 76% and 53%, respectively (according to SMG Marketing Research). This high-level of brand awareness assists us in attracting new subscribers. We have positioned the brand to stand for high-quality, responsiveness and a high standard of service expected by business customers. In addition, we have also established our pre-paid service with the service name "Tak Tak." We believe Tak Tak has become synonymous with pre-paid wireless service in Poland.

     - Capitalize on our Relationship with our Major Shareholders - We believe that we have benefited from the experience, expertise and financial and operating support of DeTeMobil, Elektrim and MediaOne, our major shareholders. These shareholders have significant experience in building GSM networks in Europe, in managing high-growth telecommunications ventures and in implementing large scale infrastructure projects in Poland. We have used the resources and experience of these shareholders through the secondment of employees, the provision of consulting services and proprietary software to design our network and the benefit of their combined purchasing power. In August 1999, Elektrim announced that it paid US$ 679.4 million to acquire an additional 15.8% of our shares. In addition, Deutsche Telekom has announced that it is acquiring MediaOne Group, Inc.'s ownership interest in our company as part of its acquisition of MediaOne International B.V. (which holds multiple Central European wireless assets). See "Certain Relationships and Related Transactions -- Agreements among our Shareholders and Us" and "Shareholders."

ATTRACTIVE POLISH TELECOMMUNICATIONS ENVIRONMENT

     We believe that the Polish telecommunications market ranks among the most attractive in Europe for the following reasons:

     - Large and Growing Economy - With a population of 38.7 million and real gross domestic product ("GDP") of PLN 521.5 billion (US$ 126.8 billion) in 1998, Poland is the largest Central European economy and one of the fastest growing economies in Europe. Real gross domestic product growth in Poland was 6.9% in 1997 and 4.8% in 1998, compared to European Union average of 2.7% in 1997 and 2.9% in 1998. Consumer price inflation has fallen from 33.3% in 1994 to 11.7% in 1998. For the twelve months ended September 30, 1999, annualized consumer price inflation in Poland was 8.0% according to the Polish Office of Statistics. Poland is currently rated Baa1 and BBB for long-term foreign currency debt by Moody's Investors Service and Standard & Poor's, respectively.

     - Integration with European and International Organizations - Poland has been successfully integrated with European and international organizations. Poland's participation in these organizations is expected to help it continue its transformation into a fully liberalized economy. Poland was selected to be among the first group of countries from the former Eastern Bloc to become members of the European Union and Poland is currently negotiating with the European Union, and pursuing government policies which will position it to join the European Union by 2003. A member of the Organization of Economic Cooperation and Development and the World Trade Organization, Poland is also one of only three countries in the former Eastern Bloc to have become a full member of the North Atlantic Treaty Organization.

     - Pent-up Demand for Telecommunications Services - Poland has large unmet demand for telecommunication services. Poland has fixed-line teledensity of approximately 22% (as compared to an average of 52% in the European Union) and wireless penetration of approximately 10% (as compared to an average of 28% in the European Union). In addition, Poland has a relatively low average value for its telecommunications traffic due to a disproportionate share of local calls in the traffic mix, as well as a nearly two-year average waiting time for fixed-line installation (according to TPSA).

     As a result of this pent-up demand and low penetration, we, along with the other wireless operators in Poland, have experienced a rapid increase in the number of subscribers and in the aggregate minutes of use. The key trends driving this growth include substitution of wireless service for fixed-line voice telephony and an increase in general voice telephony usage as the number of persons with access to telephone service increases.

     - Continued Liberalization - We believe that Poland will continue the ongoing liberalization of its telecommunications market. In 1996, the Polish government liberalized wireless telephony. The government of Poland has opened the bidding for three domestic long-distance telephone licenses which it has announced will be awarded by the end of 1999. Furthermore, the government of Poland has announced that additional international long-distance telephone licenses will be awarded by 2003. One of the possible benefits of further liberalization is continued tariff re-balancing (increased local call rates) which makes any cellular service more price competitive with fixed-line service.

SERVICES AND PRODUCTS

  Post-Paid Services

     We offer subscribers a basic post-paid service package, consisting of network access, call divert and forwarding, short message service, calling line identity (clip) and voicemail pursuant to six alternative tariff plans that permit subscribers to select the monthly fees, air-time charges and value-added services that best suit their service requirements and frequency of calls. A potential subscriber commences service upon payment of the purchase price of the handset and the subscriber identity module, commonly referred to as a "SIM" card, issued by us.

     We have reduced the activation fee from time to time, in connection with particular promotions in order to attract subscribers. Nevertheless, our basic activation fee remains slightly above that charged by our competitors. Currently, we do not offer free activation or SIM cards as part of our promotional campaigns as we believe that these techniques tend to attract subscribers who are less likely to be frequent users of our services and, who may present higher credit risks than subscribers willing to pay the full activation fee.

     The tariff structure for our services consists of a monthly service fee, air-time charges and additional monthly charges for the use of certain value-added services. We offer our services on the basis of the following six tariff plans, which vary the monthly service fee inversely with per minute air-time charges:

     - the "Halo" or "Hello" plan, which is designed to be a bridge plan from our pre-paid service (a lower monthly fee and a higher per minute charge);

     - the "Bialy" or "White" plan, which is designed to suit the requirements of generally low volume consumers (less than 80 minutes of air-time for outgoing calls per month);

     - the "Po Prostu" or "Plain and Simple" plan, which is designed to suit consumers who require a consistent per minute charge (a slightly higher monthly charge and a flat per minute charge anytime anywhere in Poland);

     - the "Blekitny" or "Blue" plan, which is designed to suit the requirements of medium volume consumers (between 80 and 280 minutes of air-time for outgoing calls per month);

     - the "Granatowy" or "Navy Blue" plan, which is designed to suit the requirements of high volume consumers (more than 280 minutes of air-time for outgoing calls per month); and

     - the "VIP" plan, which is designed to suit high-end, high-volume subscribers (a high monthly charge and a very low per minute charge). In addition, to optimize network utilization, calls within our own network from 11:00 PM to 6:00 AM are offered at night zone pricing, which is the lowest per minute price in all our tariffs.

     The following table sets forth a summary of the tariff rates (excluding the 22% VAT charged on the sale of services in Poland), applicable as of October 15, 1999, for domestic calls by an Era GSM subscriber:

                                                  AIR-TIME TARIFF RATES(1)      AIR-TIME TARIFF RATES(1)        PERCENTAGE OF
                                                      (OUTSIDE ERA GSM)             (WITHIN ERA GSM)          TOTAL SUBSCRIBERS
                       ACTIVATION     MONTHLY     -------------------------   -----------------------------   -----------------
TARIFF PACKAGE           CHARGE     SERVICE FEE      PEAK        OFF-PEAK       PEAK      OFF-PEAK    NIGHT    1998      1997
--------------         ----------   -----------   -----------   -----------   ---------   ---------   -----   -------   -------
                        (PLN)        (PLN)        (PLN/MIN)     (PLN/MIN)     (PLN/MIN)   (PLN/MIN)
Hello................    99.00         19.90          2.39          0.89        1.74        0.74      0.24       N/A       N/A
White................    99.00         39.90          1.69          0.89        1.54        0.74      0.24     74.3%     67.6%
Plain and Simple.....    99.00         59.90          1.00          1.00        1.00        1.00      0.24       N/A       N/A
Blue.................    99.00         89.90          1.09          0.59        0.94        0.44      0.24     18.0%     23.6%
Navy Blue............    99.00        129.90          0.89          0.49        0.74        0.34      0.24      7.7%      8.8%
VIP..................    99.00        199.90          0.55          0.55        0.55        0.55      0.24       N/A       N/A

---------------

(1) Subscribers pay for the first minute of each call regardless of the call's length and then for each thirty-second interval (or portion thereof) thereafter.

     We have not increased the rates on any packages since we began offering services to subscribers in September 1996. On February 1, 1998, the VAT charged on the cost of telecommunications services was increased from 7% to 22%, thereby increasing the final cost of telecommunications services to our subscribers. For more information, you should read "Risk Factors -- Risks Related to Inflation and Foreign Currency," "-- Risk of Competition" and "Exchange Rates and Foreign Exchange Restrictions."

     We believe that because average household incomes are relatively low in Poland (less than PLN 2,500 per month), many subscribers, including medium- and high-volume users, prefer to enroll in a tariff plan with a lower monthly service charge. We believe that a certain number of Hello plan subscribers will migrate to the Plain and Simple, Blue or Navy Blue plans as they become accustomed to using our services.

  Pre-paid Services

     Since June 1998, we have offered a pre-paid GSM service package, under the product name "Tak Tak." This pre-paid service enables customers to take advantage of a GSM service without paying a monthly subscription fee or entering into a contract with us. The Tak Tak pre-paid service is designed to appeal to those who want to limit the amount they spend on their mobile calls. We offer two types of pre-paid tariff services, "You and Me," which provides a 15% discount to the subscriber for up to two of their favorite callers, and "All Day," which provides the subscriber with a flat per minute price all day and a lower more competitive price on calls from 11.00 p.m. to 6.00 a.m. We believe that Tak Tak has become synonymous with pre-paid cellular service in Poland.

     Customers who choose our pre-paid service can purchase either a SIM pack starting from approximately PLN 99 (a SIM card, which is required to open a pre-paid account, with a stored value of PLN 50) or the pre-paid bundle pack (a handset and a SIM pack) for approximately PLN 299 to PLN 449, depending on the handset chosen. Subscribers can then purchase pre-paid vouchers of different denominations and validity periods. Pre-paid vouchers are sold in all our retail stores and in over 5,500 other outlets including national news stands, gas stations, Era GSM stores and through dealers. If the pre-paid card is not topped up with a voucher of at least PLN 99 within a six month period, the pre-paid card expires and any remaining balance is forfeited.

     As of September 30, 1999, our total subscribers included 319,436 Tak Tak customers.

     The following table sets forth the charges to the pre-paid card for local and national calls:

                                   CALLS OUTSIDE THE ERA GSM           CALLS WITHIN THE ERA GSM
                                          NETWORK(1)                          NETWORK(1)
                                   -------------------------    --------------------------------------
                                                OFF-PEAK AND                 OFF-PEAK AND
                                     PEAK         WEEKENDS        PEAK         WEEKENDS        NIGHT
                                   ---------    ------------    ---------    ------------    ---------
                                   (PLN/MIN)    (PLN/MIN)       (PLN/MIN)    (PLN/MIN)       (PLN/MIN)
You and Me tariff..............      2.59           1.20          1.74           0.94          0.24
All Day tariff.................      1.99           1.99          1.39           1.39          0.24

---------------

(1) Subscribers pay for the first minute of each call, regardless of the call's length and then for each thirty second interval (or portion thereof) thereafter.

  Value-Added Services

     In addition to providing basic GSM telecommunications services, we also provide call divert and voicemail to all subscribers of basic services and voicemail to all pre-paid customers. Subscribers pay only for the additional air-time used in accessing these services. We also provide additional value-added services, and are continually developing new services to meet the needs of our evolving market and create new revenue streams. Our internet service, ERANET, combines internet access with an email address that delivers messages directly to the subscriber's handset. Fax and data services are available for an additional monthly fee, and short message service is charged per message with the exception of INFO ERA (which is a short message information service charged on a monthly basis). In addition to voicemail, our faxmail service allows deposit and retrieval of faxes from any fax machine world-wide. Other services such as conference-calling and calling line identity are included in the price of our premium tariff plans. Subscribers to regular plans may purchase these services separately. "You and Me," our family and friends discount program, gives subscribers a 15% discount on calls to their two favorite numbers, while packages of low-priced minutes provide more value to subscribers who call regularly and provides incentive for passive users to call more often.

     As the market for GSM services develops over time we intend to introduce additional value-added services. We anticipate that these additional services will include advanced voicemail services that allow the subscriber to not only send and receive messages but also to forward, prioritize and send messages to multiple recipients, and faxmail, which provides the same features of advanced voicemail for faxes.

  Handsets and Accessories

     We sell handsets and accessories separately from our GSM services, and subscribers also may purchase a SIM card either with or without a handset. We sell a variety of handsets ranging from basic to the most advanced models manufactured by some of the world's leading manufacturers of mobile telephones, including Alcatel, Ericsson, Motorola, Nokia, Panasonic and Siemens. In connection with certain promotions, we offer reduced price handsets that can only be used on our network. The accessories offered by us are priced competitively and are designed to enhance the convenience and functionality of a subscriber's handset, including carrying cases, batteries, car kits and recharging equipment.

     We do not intend to achieve positive overall margins on our sales of handsets. We do not discount handsets except in connection with subscriptions for our service. For more information, you should read "-- Marketing and Distribution -- Marketing Activities." In addition, certain handsets sold by us at a discount pursuant to a promotion are configured so as to accept only our SIM cards (a "SIM lock"). We intend to use SIM locks only to recoup the discounted cost of the handset and will enable subscribers to unlock the handset on request in order to permit its use on other networks once the discounted cost has been recovered.

     We believe that the prominent position of our major shareholders within the cellular telecommunications market provides a substantial benefit to us when negotiating with our vendors for the purchase of handsets.

INTERNATIONAL ROAMING

     Our digital wireless network uses GSM technology. GSM is the world's most widely used digital wireless technology, with more than 250 million users in more than 130 countries as of November 1999. Because GSM is a standardized technology used throughout most of Europe and internationally, our subscribers can make and receive calls outside their home calling area in other locations that also operate a cellular telecommunications network on the GSM standard. As of December 31, 1999, we had entered into 141 international roaming agreements with GSM operators in 74 countries. The agreements cover all of the principal countries in Europe. In general, these international roaming agreements provide that when one of our subscribers uses the services of a corresponding GSM network operator in another country, we are responsible for payments of charges for those services used in accordance with the corresponding GSM network operator's tariff. We pass these charges through to the relevant subscriber, together with an additional surcharge of 15%.

     Currently we receive relatively small amounts of revenue from charges for roaming calls. Although we expect these revenues to increase along with our network and subscriber base, we do not expect overall revenues from charges for roaming calls to be material to our results of operations. For more information, you should read "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Factors Affecting Revenues."

CUSTOMER SERVICE

     We believe that high-quality customer service plays an important role in distinguishing us from our competitors, expanding our subscriber base and sustaining customer loyalty. We employ over 700 customer service representatives in our Customer Service Center located in Warsaw who operate a 24-hour toll-free customer service hotline for our subscribers, including directory assistance, mobile telephone service guidance, billing and other information. We also have installed information systems to quickly activate service for new subscribers and to provide clear and accurate monthly bills. We have also introduced a home page on the Internet that provides information about us, our services and our network, and allows potential subscribers to subscribe to our services, as well as to order handsets at a 15% discount from our normal list price. In 1998, we were awarded ISO 9002 status for customer service. We are currently the only company in Poland to have been awarded this status for customer service. Furthermore, we provide additional customer support services, such as handset servicing, at our 30 customer service centers located in our retail outlets.

BILLING AND SUBSCRIBER MANAGEMENT

     The accuracy and flexibility of our billing and subscriber management system are important components in our strategy of providing efficient and responsive customer service. It also allows us to generate accurate and timely subscriber information and analysis. DeTeMobil supervised the installation of our billing and subscriber management system and provides operational training and technical support.

     Subscribers are billed on a monthly basis and may pay their bills at our retail stores, banks or post offices. We also use data obtained from our billing system to generate a customer lifetime value profile for each of our subscribers. This enables us to develop different tariff packages and measure the effect of promotional and advertising campaigns which we then use in developing new services and marketing strategies.

     As is the case in a number of emerging market countries, Poland does not have a nationwide credit bureau for individuals, and it is difficult to verify the creditworthiness of potential individual subscribers. We do, however, have a credit risk management team that conducts credit-checks on new subscribers, primarily by verifying addresses and through bank references, and is in the process of developing a credit risk profile model. We also use our billing system to generate subscriber usage reports on subscribers that have exceeded preassigned credit limits or have failed to pay their bill. Based on these reports, subscribers can be contacted by our credit and risk management team and, depending on the circumstances, a subscriber's service may be deactivated. We also provide our independent dealers and retail stores with weekly electronic subscriber management reports. We have also increased our efforts to aggressively pursue collections.

     Our effective management of customer churn has allowed us to maximize profitability and cash flow. Since the beginning of 1997, our average monthly churn rate has been 2.4%. However, during the fourth quarter of 1998 and the first quarter of 1999, our monthly churn increased. In response we initiated a handset upgrade program for our valued customers, instituted improved credit information sharing throughout our national distribution network, and launched the first loyalty plan in the Polish telecommunications sector under which long-standing customers benefit from awards such as Era GSM merchandise, free air-time and other rewards from our exclusive partners, which include LOT Polish Airlines, British Airways, Panasonic and Kodak. In addition, we aggressively pursue collections and disconnect subscribers who pose a credit risk. We have created a proprietary credit database and have initiated a new dealer commission structure linked to the life of each subscriber acquisition. Our average monthly churn in the second and third quarters of 1999 was 2.4% and 2.4%, respectively.

MARKETING AND DISTRIBUTION

     Our marketing and distribution efforts are designed to develop brand leadership for "Era GSM", including "Tak Tak," and to enable us to target specific segments of the Polish telecommunications market, particularly those subscriber profiles with high customer lifetime values. Currently, we target the professional and business segments with our post-paid products and the mass market with our pre-paid products.

  Marketing Activities

     Our marketing efforts currently are focused on potential subscribers who are likely to recognize the enhancements in productivity that may result from having a mobile phone, and others who are unable to otherwise access wireline telephony because of the long waiting times for telephone installation common in Poland. Our primary target market for GSM services is small-to-medium-size businesses, professionals and large corporations who generally use tariff plans consistent with high volume usage, such as the Blue, Navy Blue or VIP tariff plans. We seek to attract business subscribers by providing certain value-added services, including call waiting and conference call facilities, free of charge as part of our Blue, Navy Blue and VIP tariff plans.

     We have used extensive national advertising campaigns to create awareness and to promote the benefits of subscribing to a Era GSM service. We advertise primarily through television advertising and also use print media, billboards and radio advertising. The brand name "Era GSM" was selected after an extensive name search and customer research program because it is short and easy to remember. We have also developed the product name "Tak Tak" to promote our pre-paid services. We believe Tak Tak has become synonymous with pre-paid services in Poland. In October 1999, we launched a consumer loyalty program called "Stokrotka" or "Gratitude," which is the first major type of such program offered in the telecommunications industry in Poland. This campaign is designed to provide incentives based on usage, payment and longevity. Using a program similar to airline mileage award programs, subscribers will be awarded benefits such as Era GSM merchandise and free cellular air-time.

     We also believe that demand for GSM services in Poland is stimulated by promotional campaigns in which reduced prices for GSM services and accessories are offered. We have engaged in such campaigns from time to time, including offering handsets at reduced prices and reduced activation fees during specific periods. In general, however, we avoid promotional techniques, such as providing free air-time or waiving our activation or monthly fees, because we believe that these types of incentives tend to attract passive or inactive subscribers as well as subscribers who are higher credit risks.

     We have required that subscribers who purchase our services as a result of a promotional campaign may not change tariff plans or cancel their subscriber contract prior to the expiration of a minimum period (generally two years) except by paying an additional amount equal to the discount on the full cost of their handset. Other subscribers may change tariff plans at will upon payment of a small fee and may cancel their subscriber contract upon one month's notice without charge.

  Distribution Channels

     We have established distribution channels through a number of independent dealers and our own retail stores and sales force.

     Our largest distribution channel is our network of 31 independent dealers, which operated as of December 31, 1999 through 844 points of sale, consisting primarily of retail stores. In addition to our services and products, these dealers typically sell other electronic products, such as cameras and office automation equipment. During the third quarter of 1999, our dealers accounted for the acquisition of approximately 76% of our basic services subscribers. We generally enter into an agreement with each of our dealers providing that the dealer will not market or sell the telecommunications services of our competitors. Our ability to enforce this provision may be limited by the terms of our GSM licenses and Polish anti-monopoly regulation. See "-- The Licenses." Our dealer agreements generally have no predetermined term but may be cancelled by either party at any time subject to three months' notice.

     Dealers are paid a commission by us based on the number of new subscribers acquired, and they receive a bonus for acquiring subscribers in excess of quarterly targets we establish. We retain the right to "claw back" a certain percentage of the commission paid to a dealer to the extent that subscribers do not remain active users of our services during a period of up to six months after activation. We established a partnership incentive plan to award dealers that achieve high volumes of activations per point of sale and are timely with payments for product and activation sales. The partnership incentive plan provides for increased commissions and additional bonuses to dealers. We also offer our dealers a cooperative advertising plan whereby we pay a portion of the dealer's cost of advertising.

     We provide our dealers with handsets during promotions at a price slightly lower than the promotion price. Those handsets that remain unsold at the end of a promotion may be returned to us. We also cooperate with our dealers to increase brand awareness by providing ancillary point of sale materials, events financing, packaging, brochures and promotional stands.

     Our retail distribution channels currently consist of 46 owned retail stores. These stores are located in the central, high traffic areas of Polish cities and only sell cellular services, handsets and ancillary products. Employees at our retail stores are paid a salary, plus commissions based on the number of activations sold. During 1999, retail store outlets accounted for approximately 17.3% of the total number of our basic services subscribers overall.

     We believe that our retail stores are a valuable promotional vehicle for our services and products, offering a wider range of customer services and support than those offered by dealers at the relevant point of sale. Each of our retail stores have customer service staff capable of immediately activating a new subscriber as well as responding to billing and other enquiries from current subscribers. We also provide handset servicing in our retail stores, including providing subscribers with temporary replacement handsets in the event that the subscriber's handset is returned to the manufacturer for repair.

     We believe that our direct sales force provides an important resource in our strategy of increasing the proportion of our subscribers using the Blue, Navy Blue and VIP tariff plans, as well as attracting higher usage customers. Our direct sales force has 88 representatives responsible for the acquisition and servicing of major business accounts. Representatives are paid a base salary plus a commission for each new activation.

     We believe that our retail sales force and direct sales force can achieve a higher level of sales to high-volume subscribers than our dealers by offering higher quality service and, in the case of the direct sales force, a more focused marketing effort on desirable major accounts.

NETWORK AND FACILITIES

  Network Infrastructure

     Assisted by our own engineering specialists, DeTeMobil employees designed and planned our network infrastructure and utilized DeTeMobil's proprietary cell site planning software to do so. We now rely on our own engineering employees to operate and maintain the network, assisted by six secondees from DeTeMobil. Components, subsystems and interfaces constituting the network have been (and continue to be) supplied on a turn-key basis by Siemens and Ericsson. In addition, we have recently entered into an agreement with Alcatel, a French telecommunications company, to supply certain network equipment.

     The infrastructure of cellular networks such as ours are based upon the division of the geographical area covered by the network into a number of cells that have diameters ranging from a few hundred meters up to 30 kilometers. Each cell contains one or more transceivers at a base-station that communicate by radio signal with active cellular subscribers in the cell. Transmissions between cellular telephones and base-stations generally cover no more than the diameter of the cell, and therefore can be made at relatively low power. In a GSM cellular network, the base-stations installed in each cell are connected to base-station controllers which, in turn, are connected to a mobile switching center. Mobile switching centers are connected to other Mobile switching centers in the same network and to other fixed cellular networks. Mobile switching centers control the routing (and the billing) of calls and allow cellular telephone users to move freely from cell to cell while continuing calls. Connections between base-stations, base-station controllers and Mobile switching centers consist of transmission lines, including fibre optic cables, copper cables and microwave links.

     The major elements of our GSM network are:

     - the base-station subsystem which as of December 31, 1999, was made up of 2,637 base-stations controlled by 84 base-station controllers;

     -  17 mobile switching centers; and

     - the operations and maintenance sub-system and the network management center, both of which are located in Warsaw and enable us to centrally manage and coordinate network operations and maintenance.

     From our network management center in Warsaw, we monitor service over our entire network. To mitigate the effects of potential switching failures or failures of other network elements, we have installed back-up equipment and have constructed alternative routes between critical network elements. As of December 31, 1999, our network covered approximately 84.4% of the geographic area of Poland representing approximately 95% of the total Polish population.

     We have been granted nationwide GSM licenses to operate in the 900 MHz bandwidth (license granted July 1996) and in the 1800 MHz bandwidth (license granted in August 1999). The increase in available bandwidth will create significant additional capacity for both voice and data services.

     The smaller cell radius of GSM 1800, requires a larger amount of network equipment, and generally raises the cost of operating such a system, particularly in rural areas. However, the costs of building-out our GSM 1800 network will be lessened by the fact that we intend to build our GSM 1800 network primarily to serve urban, densely populated areas and other areas of high telephone usage, in which our GSM 900 network already features a high density of base-stations and relatively small cell sizes. Calls will be switched between our GSM 900 and 1800 networks to maximize capacity and efficiency, but our customers will not notice any difference or interruption as calls are switched between our networks.

     We intend to selectively roll-out our GSM 1800 service. We commenced operation of this service in March 2000 (the earliest date permitted under our GSM 1800 license).

     Transmission lines for GSM network connections between base-stations, base-station controllers and Mobile switching centers have been leased by our company from TPSA. In order to reduce dependence on TPSA, we have entered into a contract with Ericsson to construct an SDH microwave backbone network. This SDH microwave backbone network will connect the major centers served by our GSM networks, and will reduce but not eliminate the need for leased lines from TPSA. See "-- Interconnect Agreements." We expect that the initial phase of the roll-out of the SDH microwave backbone network will be completed in the second quarter of 2000.

  Network Quality

     Our network has been designed to provide comprehensive high-density coverage in major urban centers within Poland. The high-density of coverage in urban areas, which results from using cells of approximately one kilometer in diameter as opposed to cells of approximately 30 kilometers in diameter in rural areas, enables subscribers to receive and make wireless transmissions anywhere within those urban areas, including inside buildings. We believe that our ability to provide indoor reception and transmission in major urban areas is a significant advantage in the Polish cellular telecommunications market. We also believe that any focus on high-density coverage in urban areas at the early stage of our network development has been more economical than attempting to increase density of coverage in these locations at a later stage.

     We regularly monitor congestion on our network and attempt to alleviate congestion by adding base-stations where necessary. During 1998, we had an average dropped call rate (the percentage of calls not completed or involuntarily terminated because all circuits are busy or because access to the network is unavailable measured between 8:00 a.m. and 10:00 p.m. Monday through Friday) of less than 2%. The dropped call rate depends both on the performance of our network and, to the extent a call is originated or terminated in another network, on the performance of that other network. We are unable to accurately estimate the dropped call rate for calls transferred from one of our mobile switching centers to a wireline subscriber. The additional capacity granted under the GSM 1800 license will further alleviate congestion on our network. This additional capacity should decrease our dropped call rate.

     We have been assigned six-digit telephone numbers with the prefixes 602, 604 and 606 and consequently, have the ability to generate approximately three million numbers. See "-- The Licenses -- GSM 900 License Terms" and "-- GSM 1800 License Terms." We believe, therefore, that we have sufficient numbers to meet anticipated subscriber demand. Moreover, we believe that additional telephone numbers would be available if and when we need them. See "Regulation of the Polish Telecommunications Industry."

SUPPLIERS

     Ericsson and Siemens designed, manufactured, delivered, installed, commissioned and prepared our GSM network, including our mobile switching centers, base-stations and base-station controllers, operation support systems and cross-connect systems equipment. These suppliers now provide maintenance and repair services for our network, and we intend to utilize these suppliers, together with Alcatel, to provide new equipment necessary for our GSM 1800 network and the completion of the final stages of our GSM 900 network. We believe, however, that there are a number of other companies capable of supplying us with GSM network equipment, given the compatibility and interchangeability of equipment among different vendors ensured by GSM standard specifications.

CELL SITE PLANNING

     Cell site planning, which historically was carried out jointly by our company and our suppliers, is now principally done by our company's engineers. The design for network coverage is determined with the aid of a specialized software package developed by DeTeMobil and we have entered into an agreement with DeTeMobil governing our continued use of this software. As of December 31, 1999, we have entered into leases for 3,172 base-station sites.

NETWORK CONSTRUCTION

     As of December 31, 1999, our GSM 900 network now covers 84.4% of Poland's geography and 95% of Poland's population. We have established a project management team that reviews the progress of the GSM 900 network build-out on a monthly basis to ensure that the pace of the build-out is sufficient to meet the requirements of our GSM 900 license. In addition, we and each of our suppliers have entered into contracts of intent relating to network equipment purchases for 1999 and a portion of 2000. These arrangements contemplate that the suppliers will receive financial incentives for achieving certain targets related to the schedule for the network build-out. See "Risk Factors -- Need to Meet Requirements of Our Licenses."

     The construction of our GSM 1800 network is underway and we commenced GSM 1800 operations in March 2000. There is only one requirement in the GSM 1800 license relating to achieving specified levels of population or geographic coverage. Under the terms of the GSM 1800 License we must achieve combined geographic coverage by our GSM 900 and 1800 network, taken together, of 90% by June 2004. The GSM 900 license requires 84.9% GSM 900 geographic coverage by the end of 2000. Since the achievement of required coverage is less pressing under the GSM 1800 license, we intend to roll-out our GSM 1800 network selectively, choosing areas most in need of the higher capacity afforded by such networks. The costs of further construction of our networks will thus become primarily "variable" costs rather than "fixed" costs, as decisions to expand will be driven principally by increases in call volume, rather than the need to meet license requirements.

MAINTENANCE OF THE NETWORK

     Each of our supply agreements provides that the supplier is obligated to provide maintenance, spare parts and relevant upgrades for the software and hardware supplied under such supply agreements for a period of 15 years following the date of commercial acceptance of the relevant component. Our suppliers warrant their equipment for 24 months from the date of acceptance and provide maintenance training to our employees. With respect to software, each supplier is required to:

     - take action to remedy any defect or malfunction in the software provided within four hours of the occurrence of a defect or malfunction, or reimburse us for the services of a third party;

     -  provide a help desk to support us;

     -  release upgrades or updates for its software to us; and

     - cooperate with us on the management of release procedures for its software.

     With respect to hardware, each supplier is required to:

     -  make replacement parts available at market rates;

     - repair and replace parts of the network pursuant to either a monthly account with us or compensation on a case-by-case basis; and

     - make us aware of and offer to provide such enhancements, upgrades and evolutionary improvements to hardware in the network.

THE LICENSES

  GSM 900 License Terms

     General. Following a competitive tender, on February 23, 1996, we received a license granting us:

     - a concession to provide telecommunications services according to European telecommunications GSM standards in the 900 MHz frequency band;

     -  a permit to install and use GSM network equipment;

     -  an allocation of 37 channels within the 900 MHz frequency band; and

     -  an allocation of telephone numbers with the prefix 602 and 604.

     Fees. We are required to pay to the Polish government a fee equal to the Zloty equivalent of Euro 217,731,831 for the GSM concession. This fee is payable in six installments with the first installment due upon the grant of the license and one installment on each March 31 thereafter. We paid Euro 101,494,831 of this fee in 1996, Euro 1,980,000 on March 31, 1997, Euro 8,107,000 on March 31,
1998, Euro 15,730,000 on March 31, 1999 and will be required to pay Euro 34,320,000 on March 31, 2000 and Euro 56,100,000 on March 31, 2001. See Notes 16
and 18 to the Financial Statements as of and for the nine months ended September 30, 1999 and 1998, and as of and for the three fiscal years ended December 31, 1998, 1997 and 1996, respectively. In addition, we are required to pay to the Polish State Radiocommunication Agency an annual fee for each of the permit and frequency allocation in an amount that is determined under the ordinance of the Polish Ministry of Finance and the Polish Ministry of Communications. This amount was set at PLN 2,368,000 for our first year of operation (following the award of our GSM 900 license), PLN 3,872,000 for the second year, PLN 3,990,000 for the third year and PLN 4,500,000 for each of the following years.

     In addition, we are required to pay an initial fee of PLN 500 for the permit and frequency allocation for each of our base-stations and PLN 250 for any changes in this permission. We are also obligated to pay a fixed annual fee of PLN 160 for each of the channels used by each of our base-stations.

     Term. The GSM 900 license was issued for a term of fifteen years and provides that we may make an application to extend the term for an agreed period one year prior to its expiration date. The GSM 900 license is not transferable. Therefore, any transfer of our business would require a revocation and reissuance of the GSM 900 license. In addition, the approval of the Polish Ministry of Communications is required in the event that an acquisition of our shares or any rights to our shares by a single entity would, together with any shares or rights currently held by that entity, result in that entity having rights or owning a percentage in excess of any of 10%, 25%, 33% or 50%.

     Under the terms of the GSM 900 license, we are not entitled to request additional frequency until five years after the commencement of commercial operations and subject to compliance with the terms and conditions of the GSM 900 license. In November 1997, however, the Polish Ministry of Communications allocated to us eight additional channels. See "Telecommunications Regulation" and "Risk Factors -- Need to Meet Requirements of Our licenses."

     License Conditions. The GSM 900 license is subject to a number of commercial and technical conditions. While Polish law provides that the GSM 900 license may be revoked or limited in the event that we fail to meet any of these conditions, we believe that we are currently in material compliance with all of the GSM 900 license conditions.

     The GSM 900 license requires us to meet certain coverage and technical criteria, including a requirement that our dropped call rate not exceed 5% during peak hours, and that we attain geographical coverage of 63.4%, 79.6%, 84.2% and 84.9% and population coverage of 73.1%, 90.1%, 94.8% and 95.6% by the end of

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

1997, 1998, 1999 and 2000, respectively. We have met our requirements for each of the years ended 1997, 1998 and 1999.

     The GSM 900 license requires us to provide certain emergency connections free of charge and to provide certain priority services to Polish governmental entities.

     The GSM 900 license generally requires us to comply with certain competition and anti-monopoly rules currently in force in Poland. The GSM 900 license also specifically prohibits us from entering into exclusive arrangements with "service providers." We believe, however, that our dealers are not "service providers" as that term is used in the GSM 900 license and, therefore, that our exclusive contracts with our dealers do not constitute a violation of the GSM 900 license conditions. See "-- Distribution and Marketing."

     In its original form, the GSM 900 license prohibited us from establishing transmission links between elements of our GSM network and required us to lease transmission lines from TPSA. In addition, the GSM 900 license prohibited us from establishing transmission links between components of our network and the TPSA network or other wireless networks. The GSM 900 license also prohibited any form of interconnection between our network and other wireless networks including wireless networks, outside Poland, without using TPSA's transmission lines. On January 17, 1997, however, pursuant to a complaint from the Polish Ombudsman, the Polish Supreme Administrative Court repealed these prohibitions on the grounds that the Polish Minister of Communications had insufficiently substantiated his rationale for imposing them. In response, the Polish Minister of Communications issued a decision dated May 13, 1997, amending the GSM 900 license to permit us to install and use a transmission infrastructure to connect the elements of our GSM network. We were still required to use transmission lines leased from TPSA to interconnect each of our mobile switching centers and to interconnect ours with the TPSA network, unless TPSA is unable to provide such leased lines to us within one month following our request. Also, the interconnection with other mobile telephony networks was permitted only through our mobile switching centers, which meant in practice that we had to use leased lines from TPSA to connect with other mobile telephony networks. On April 27, 1998, the Polish Supreme Administrative Court repealed these restrictions on the grounds that the Polish Minister of Communications did not provide sufficient reasons for its decision and on the grounds that the restrictions might be incompatible with the competition provisions of the Europe Agreement dated December 16, 1991. Pursuant to this judgment, we are free to connect components of our network and to interconnect with other cellular providers in Poland without the use of leased lines from TPSA. We are also free to lease lines from other operators who can provide such service. The judgment also allows us to build the SDH microwave backbone network.

     We currently lease transmission lines from TPSA to interconnect the elements of our GSM network. Tariffs for the lease of these transmission lines are based on the distance between the elements of our GSM network and the length and capacity of the relevant transmission line. The Polish Office for Competition and Consumer Protection found these increases to be anti-competitive. Pursuant to the interconnect decision, described below, we are entitled to a 60% discount on TPSA's standard leased line tariffs and certain additional incremental discounts. See "-- Interconnect Agreements." We may, in appropriate circumstances, seek to lease transmission lines from third-parties such as railway or electricity companies.

  GSM 1800 License Terms

     General.  On August 11, 1999, we received a license granting us:

     - a concession to provide telecommunications services according to European telecommunications GSM/DCS standards in the 1800 MHz frequency band;

     -  a permit to install and use GSM/DCS network equipment;

     -  an allocation of 48 channels within the 1800 MHz frequency band; and

     - an allocation of telephone numbers with the prefix 606. This license allows us to use these new 1800 MHz frequencies beginning March 1, 2000. We have begun to install the necessary GSM/DCS equipment.

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

     Fees. We are required to pay to the Polish government a fee equal to the Zloty equivalent of Euro 100,293,000 for the GSM/DCS concession, payable in four installments. We paid Euro 50,146,500 of this fee in 1999, and we will be required to pay Euro 16,715,500 on each of August 31, 2000, 2001 and 2002. See Notes 16 and 18 to the Financial Statements as of and for the nine months ended September 30, 1999 and 1998, and as of and for the fiscal three years ended December 31, 1998, 1997 and 1996, respectively. In addition, we are required to pay to the Polish State Radiocommunication Agency an annual fee for each of the permit and frequency allocation in an amount that is determined under the ordinance of the Polish Ministry of Finance and the Polish Ministry of Communications. This amount has been set at PLN 3,072,000 for the first year of license operations, PLN 3,648,000 for the second year, PLN 4,224,000 for the third year and PLN 4,800,000 for each of the following years.

     Term. The GSM 1800 license was issued for a term of fifteen years and provides that we may make an application to extend the term for an agreed period one year prior to its expiration date. The GSM 1800 license is not transferable. Therefore, any transfer of our business would require a revocation and reissuance of the GSM 1800 license. In addition, the approval of the Polish Ministry of Communications is required in the event that an acquisition of our shares or rights to acquire our shares by a single entity would, together with any shares or rights currently held by that entity, result in that entity having rights to an ownership percentage of our shares in excess of any of 10%, 25%, 33% or 50%.

     License Conditions. The GSM 1800 license is subject to a number of commercial and technical conditions. While Polish law provides that the GSM 1800 license may be revoked or limited in the event that we fail to meet any of these conditions, we believe that we are currently in material compliance with all of the GSM 1800 license conditions.

     Similar to the GSM 900 license, the GSM 1800 license requires that we meet certain coverage and technical criteria, including a requirement that our dropped call rate not exceed 5% during peak hours and that we attain geographical coverage combined with our 900 MHz and 1800 MHz frequencies of 90% by July 2004.

     The GSM 1800 license requires us to provide certain emergency connections free of charge and to provide certain priority services to Polish governmental entities.

     The GSM 1800 license generally requires us to comply with certain competition and anti-monopoly rules currently in force in Poland. The GSM 1800 license also specifically prohibits us from entering into exclusive arrangements with service providers. We believe, however, that dealers are not service providers as that term is used in the GSM 1800 license and, therefore, exclusive contracts with dealers will not constitute a violation of the GSM 1800 license conditions. See "-- Marketing and Distribution."

     The GSM 1800 license prohibits us from establishing transmission links between elements of our GSM network and requires us to lease transmission lines from TPSA. In addition, the GSM 1800 license prohibits us from establishing transmission links between components of our network and the TPSA network or other cellular networks. The GSM 1800 license also prohibits any form of interconnection between our network and other cellular networks including cellular networks outside Poland, without using TPSA's transmission lines. Similar provisions under the original GSM 900 license, however, were repealed by the Polish Supreme Administrative Court on January 17, 1997 and on April 27, 1999. We anticipate that the Polish Ombudsman and the Supreme Administration Court will find that these restrictions should be repealed, but we cannot be certain.

     We anticipate that we will lease transmission lines from TPSA to interconnect the elements of our GSM 1800 network. Generally, tariffs for the lease of these transmission lines are based on the distance between the elements of the GSM network and the length and capacity of the relevant transmission line. We are currently negotiating the tariff for leased transmission lines for the 1800 MHz frequency with TPSA.

COMPETITION

     We are one of three wireless communications providers in Poland providing GSM mobile telecommunications services in both the 900 MHz and 1800 MHz frequency band. We believe that the
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

existing level of competition is likely to increase in all areas of the Polish telecommunications market over the next few years, particularly in light of the anticipated liberalization of the Polish domestic and international long-distance markets in coming years. Increased competition, in the form of both new entrants and existing operators that widen the scope of their telecommunication activities, could force us and our competitors to take measures that could raise subscriber acquisition costs or reduce our share of net new subscriber additions.

     We face competition primarily from Polkomtel (a joint venture between Tele Danmark A.S., Vodafone AirTouch and certain Polish companies), and Centertel, (a joint venture between TPSA and France Telecom Mobiles International) and wireline telephone services. Polkomtel was awarded its GSM 900 license in February 1996, and currently provides services under the trade name "Plus GSM." Polkomtel was awarded its GSM 1800 license in September 1999. Polkomtel is completing the process of building out its GSM 900 network. In November 1997, the Polish Ministry of Communications awarded eight additional channels in the 900 MHz frequency band (which had previously been reserved for military use) to each of us and Polkomtel.

     Centertel provides analog and GSM 1800 digital wireless telecommunications services in Poland. Centertel launched its analog service in June 1992 and as of December 31, 1999, reported approximately 147,000 subscribers. Centertel's analog network has the most coverage of any of the Polish mobile networks, covering approximately 93% of the territory and 98% of the population. Centertel announced that it intends to invest only in maintenance and any necessary technical upgrades of the network. In March 1998, Centertel launched its GSM 1800 service and as of December 31, 1999, reported approximately 537,000 subscribers. The network is being constructed to cover the area designated by the terms of Centertel's GSM 1800 license, which includes ten of Poland's largest metropolitan areas and four arterial transport routes. As of December 31, 1999, Centertel claimed its network covered 29% of the territory of Poland and approximately 42.5% of the population. Centertel has had a GSM 900 license since July 1999. Centertel competes on price terms against other networks.

     We also compete with wireline telecommunications providers in Poland, principally TPSA, insofar as low wireline penetration rates and long waiting times for telephone installation have encouraged consumers who are otherwise unable to access wireline telephony to acquire mobile telecommunications services. TPSA currently owns approximately 96% of Poland's existing fixed-line telecommunications infrastructure and is the only entity within Poland that provides domestic long-distance telecommunications services (although additional domestic long-distance licenses may be issued in 2000) or is authorized to provide international telecommunications services. Consequently, wireless telecommunications operators are required to enter into interconnection agreements with TPSA in order to complete calls made from or to receive calls made to their networks. For more information, you should read "-- Interconnect Agreements."

     In October 1998, the Polish Ministry of Communications commenced the privatization of TPSA with an initial public offering of 25% of the total number of its outstanding shares. It has been announced that the government of Poland intends to sell additional shares to a strategic investor. The privatization of TPSA, including the investment in TPSA by a strategic investor, may result in increased investment by TPSA in wireline telephone penetration (or wireless telephone services through its investment in Centertel) or other telecommunications technology and in increased services for TPSA subscribers, potentially lessening demand for our services.

     In addition to the privatization of TPSA, the government has furthered its efforts to liberalize and increase competition in the telecommunications industry in Poland by announcing its intention to auction at least three additional domestic long-distance telephone licenses in 1999-2000, and an additional international long-distance telephone license in 2003. Similar liberalization in other countries suggests that Poland's liberalization may lead to continued tariff re-balancing (increased local call rates) which would make cellular service more price competitive with fixed-line service. No assurance can be given, however, that these benefits will obtain as a result of liberalization. However, the increase in competition in our market and any potential investments by TPSA in wireline telephone penetration will result in more overall telephone lines in Poland, which in turn should increase our overall subscriber usage.

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INTERCONNECT AGREEMENTS

     Like other wireless operators, our wireless network requires interconnection with a fixed-line network to enable subscribers to initiate and receive calls to and from persons using fixed-line networks or other cellular networks. We therefore require a switched access arrangement with TPSA, Polkomtel and Centertel. The terms of these arrangements, particularly with TPSA, are important to our financial results.

     TPSA is the only entity in Poland currently permitted to provide domestic long-distance and international telecommunications services and is Poland's largest provider of fixed-line telecommunications services. Prior to May 22, 1997, we had operated with TPSA on a bill and keep system for domestic calls on the basis of an agreement. On May 22, 1997, the Polish Ministry of Communications issued a decision establishing a system of interconnect payments whereby we would pay TPSA for calls terminating in TPSA's network and TPSA would pay us for calls terminating in our network. In addition, this interconnect decision reduced the proportion of TPSA's tariff payable by us in the case of international calls to 67%. While we subsequently settled interconnection charges between us and TPSA on the basis of the interconnect decision for all periods since the interconnect decision was issued, TPSA thereafter appealed the interconnect decision to the Polish Supreme Administrative Court. While this appeal has not been withdrawn, we nevertheless entered into an agreement on the terms and conditions of co-operation and mutual interconnection on December 9, 1998, commonly referred to as the "framework agreement," with TPSA pursuant to which TPSA has paid us an amount of PLN 6.6 million for interconnect charges covering the period from the beginning of our commercial activity in September 1996 to May 21, 1997. In addition to acknowledging the interconnect decision, the framework agreement establishes a cooperative environment between us and TPSA with respect to communicating in case of network problems and future negotiations in the event there are significant market changes.

     We have also entered into a contract with Ericsson to construct a microwave backbone transmission network in order to minimize our use of leased lines. We believe that, when completed, the backbone network will reduce cost of sales and our dependence on external suppliers. Construction of the backbone network began in November 1998, and the initial phase of construction is expected to be completed by March 2000. The backbone transmission network will reduce but not eliminate the need for leased lines and interconnection fees, as the backbone transmission network will not offer the complete geographic coverage of Poland that TPSA lines do, but rather will cover connections between areas of major population density and high call volume. Further, we will have to continue to interconnect with TPSA to provide international coverage. In addition, we successfully petitioned to amend our GSM 900 license in May 1997, so that we are no longer required to utilize lines leased from TPSA to conduct GSM 900 operations, but our GSM 1800 license requires us to utilize lines leased from TPSA for our GSM 1800 operations. We have petitioned for an amendment to our GSM 1800 license similar to the amendment we obtained for our GSM 900 license. Although we believe our chances to obtain such an amendment are good, no assurance can be given that such an amendment will be obtained. Second, we have agreed with Netia Telekom to establish interconnect points for our GSM 900 network in three major cities in Poland by the end of the second quarter of 2000.

     We entered into a further interconnect agreement with Polkomtel on December 17, 1997, which provides Polkomtel subscribers direct access to our network and our subscribers direct access to the Polkomtel's network on a symmetric billing basis, whereby we and Polkomtel pay each other an agreed upon charge for the time our respective subscribers use the other network.

EMPLOYEES

     As of December 31, 1999, we had 2,606 employees, including 1,523 in sales, marketing and strategy, 667 in network operations and 416 in finance and administration. Eleven employees are expatriates seconded from either DeTeMobil or MediaOne. Employees, other than seconded employees, enter into an initial three-month employment contract with us. After termination of this initial contract, employees enter into an employment contract of indefinite term subject to termination upon a stated notice period.

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     Our employees are not covered by any collective bargaining agreements. We do not have any history of strikes or work-stoppages and no material labor-related claims are pending. We believe that relations with our employees are good.

     We do not currently have a pension plan or stock option plan, but the introduction of a pension plan is under consideration.

PROPERTIES

     Our principal properties consist of telecommunications network infrastructure and related buildings throughout Poland. We lease the majority of our base-station sites for a minimum period of five to ten years. We have a financial lease for our main office space in Warsaw and operating leases for our office space in Katowice, Poznan, Gdansk and Krakow. We also lease each of our retail stores.

LEGAL PROCEEDINGS

     Except for TPSA's appeal of the interconnect decision discussed in "Interconnect Agreements," we are not party to any material pending legal proceedings.

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              REGULATION OF THE POLISH TELECOMMUNICATIONS INDUSTRY

     For your general information, set forth below is a summary description of the telecommunications regulatory framework in Poland. This summary does not restate Polish laws and regulations in their entirety and is not intended as a comprehensive discussion of all laws, regulations, rules, legal interpretations and legal enforcement practices that may be relevant to our business.

     Since the early 1990s, Poland has been in the process of liberalizing its telecommunications market. The Polish regulatory environment for telecommunications is expected to undergo further change as a result of Poland's current and proposed commitments to the European Union. Poland applied for membership in the European Union in 1994 and negotiations on admission continue. As Poland progresses towards European Union membership, it will be required to accelerate the process of liberalization and harmonize its telecommunications law and regulations with the European Union directives and regulations. The European Union has issued directives establishing the basic principles of liberalization of the European Union telecommunications market, which we believe may be indicative of Poland's future regulatory regime as the country prepares to join the European Union by 2003. For more information, you should read "-- Regulation of the Telecommunications Industry in the European Union."

     Until the adoption of the Polish Telecommunications Act of November 23, 1990 (the "Communications Act"), the Polish state was the exclusive provider of local and long-distance telecommunications service. In 1992, a government-owned joint stock company, Telekomunikacja Polska S.A. or TPSA, was formed and took over the telecommunications assets and activities of the Polish state. Although the Communications Act provided the framework for the licensing of operators other than TPSA to provide a broad range of telecommunications services, licenses for important telecommunications activities have only been granted gradually. Wireless was the first market to be opened to private operators.

     TPSA still dominates the Polish telecommunications market, and owns approximately 95% of Poland's nationwide fixed-line telecommunications infrastructure. TPSA's exemption from the requirement that it obtain, maintain and observe the conditions of the licenses necessary to conduct its activities. The proposed Telecommunications Bill will eliminate TPSA's exemption from the requirement that it obtain, maintain and observe the conditions of the licenses necessary to conduct its activities. The proposed Bill, however, specifies that TPSA initially will be granted long-term licenses covering all of its current activities.

     TPSA currently uses its revenue from domestic and international long-distance services to subsidize its below-market local tariffs. The Polish Ministry of Communications is requiring TPSA to eliminate gradually such cross-subsidization through tariff rebalancing by 2003.

THE COMMUNICATIONS ACT

     Telecommunications activity in Poland is regulated by the Polish Ministry of Communications pursuant to the Communications Act. The Communications Act removed the state-maintained monopoly on domestic telecommunications services in Poland and authorized the demerger of the state post and telecommunications entity in 1991 to form TPSA, the national telecommunications carrier.

     In an effort to further harmonize Polish and European Union regulation, in February 1999 the Polish Council of Ministers submitted a Telecommunications Bill to the lower house of Polish Parliament. The Bill is currently under legislative review in a Parliamentary Subcommittee. Although subject to future revision, the proposed Telecommunications Bill provides for significant regulatory reforms designed to increase competition, including:

     - the establishment of an independent governmental supervisory agency that will regulate telecommunications with the Polish Ministry of Communications;

     - the revision of the licensing regime, eliminating tenders and high licensing fees except for those activities for which frequency or numbering resources are limited;

     - the establishment of mandatory access by operators to the networks of other operators under a new interconnection and leased-line framework;
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

     - the elimination of all restrictions on foreign ownership of telecommunications assets and licenses, however, until 31 December 2002, no license for the provision of international telephony services will be granted to a company whose shares are owned by foreign entities; and

     - the establishment of a universal service requirement under which operators must contribute to the provision of basic telephony service to the population of each region.

     The Telecommunications Bill has undergone, and still may undergo, substantial revision before its adoption. It is expected generally to come into force 12 months after its promulgation, although some provisions (e.g. relating to the independent regulatory body) should come into force earlier. Before the Telecommunications Bill is promulgated, it will have to be approved by the lower house and upper house of Parliament, signed by the President of the Republic of Poland and promulgated in the Official Journal of Laws (Dziennik Ustaw). The Telecommunications Bill is expected to be approved by the lower house of Parliament in the first half of 2000, although no assurance in this respect can be given.

REGULATORY BODIES

     The telecommunications industry in Poland is currently regulated by the Polish Ministry of Communications, which has the power under the Communications Act to regulate, among other things, licensing, spectrum management, numbering, interconnection and prices. In March 1997, the government transferred its ownership interest in TPSA from the Polish Ministry of Communications to the Polish Ministry of the State Treasury to introduce greater separation between the regulator and the incumbent service provider.

     The Polish State Radiocommunication Agency is the agency of the Polish Ministry of Communications established to plan and co-ordinate the use of radio frequencies and to allocate frequencies to users and is authorized by the Polish Ministry of Communications to issue permits for the installation and utilization of mobile network equipment. The Polish State Radiocommunications Agency is also entrusted with monitoring, directly or through local agencies, compliance of operators.

     The Telecommunications Bill, if adopted in its current form, will establish a new independent agency, the Office for Telecommunications Regulation, headed by its president, who will be appointed by the Prime Minister for a term of five years. In accordance with Poland's undertakings to the European Union and the World Trade Organization, the Telecommunications Bill provides for the transfer of all current licensing, monitoring and enforcement authorities of the Polish Minister of Communications to the Polish Office for Telecommunications Regulation. The Polish Minister of Communications will retain, inter alia, the authority to establish standards with respect to universal service concept and procedures with respect to their enforcement and to set out guidelines for interconnection and leased lines.

     The Polish antitrust regulatory body, the Office for Competition and Consumer Protections, regulates the activities of telecommunications operators including TPSA in respect of monopolistic practices. They investigate abuses of dominant market position and anti-competitive business arrangements, with the power to impose financial penalties.

LICENSING FRAMEWORK

     The term "license" covers telecommunications permits and concessions. Permits allow the holder to install and operate a telecommunications network in Poland and are granted for a nominal fee upon the applicant's satisfaction of technical and safety criteria. Concessions allow the holder to provide particular telecommunications services and are awarded on a discretionary basis based upon the evaluation of a broad range of criteria, usually through a competitive tender process which may impose investment obligations and significant licensing fees. In order to provide mobile telephony services in Poland, an operator must hold a telecommunications permit and concession.

     TPSA, however, is exempted from this requirement and its activities are effectively authorized and regulated under the Communications Act. In addition to the ability to provide local and long-distance wireline

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

domestic services, the scope of TPSA's authorization currently extends to a monopoly on the provision of international services.

     Under the Communications Act, licenses may only be granted to Polish entities, with restrictions on foreign ownership of Polish licensees. In the case of Polish cellular operators, foreign entities may not own more than 49% of the licensee's share capital and such licensee's charter must provide that:

     - voting rights of foreign entities and entities controlled by foreign entities are limited to no more than 49% of total voting rights; and

     - Polish citizens residing in Poland constitute a majority of the members of the management and supervisory boards.

     The proposed Telecommunications Bill, if adopted in its current form, will eliminate all restrictions on foreign control of Polish communications operators except with respect to the provision of international long-distance services.

     In addition to licenses and permits, mobile telecommunications operators are required to obtain an allocation of radio frequency from the Polish State Radiocommunications Agency. This Agency has the right to decrease the number of radio frequencies that a licensee is entitled to use if the licensee fails to make economic use of the frequencies. Alternatively, the licensee may seek additional radio frequencies if the licensee is in compliance with its license and can demonstrate a need. The discretionary award of additional frequencies and the determination of related charges are decided in line with the Communications Act. In particular, the Polish State Radiocommunications Agency may refuse a request to assign frequencies due to a lack of available frequency, or to a risk of interference with other frequencies. See "Our Business -- The Licenses."

     Although the Communications Act does not address license renewal, the licenses generally contain a provision allowing application for renewal to be made one year prior to the expiration date of the relevant license. Our licenses allow for an application for renewal to be made one year prior to their expiration.

     Our licenses set forth certain rights (such as frequency allocation), certain discretionary rights (such as the ability to request additional telephone numbers and radio frequencies) and certain obligations (such as network coverage requirements and compliance with technical standards, prohibitions on anti-competitive practices, foreign ownership restrictions, obligations to obtain the approval of the Polish Ministry of Communications for certain changes in shareholdings and requirements for the provision of pricing information to the Polish Ministry of Communications). See "Our Business -- The Licenses." In addition, operators are required to pay an annual frequency utilization fee as well as an annual fee for the use of telecommunications lines, equipment and network. The level of such fees are determined jointly by the Polish Ministry of Communications and the Polish Ministry of Finance. See "Our Business -- The Licenses." Public telecommunications operators, including us, Polkomtel, Centertel and TPSA, also are subject to additional requirements such as the publication of information in respect of services and prices, and an obligation to provide services to subscribers in compliance with standards established in conjunction with the Polish Ministry of Communications.

     The Polish Ministry of Communications has wide powers to revoke or limit licenses, although before any decision to revoke or limit a license may be made, the licensee must be given the opportunity to take remedial steps. Circumstances in which the Ministry must revoke a license include breach by the licensee of the Communications Act (including by reason of failure to comply with foreign ownership restrictions) or the conditions of its license, failure to fulfil build obligations or to pay annual fees, changes in the capital structure of the licensee that contravene Polish law in respect of foreign-owned companies or the requirement to obtain consent from the Ministry of Communications for the acquisition of specified percentages of shares in the licensee. In addition, the Ministry of Communications has discretion to revoke or limit a license in cases where another entity acquires direct or indirect control over the licensed activity or the licensee has been wound-up. In the event of non-compliance, the Ministry also may limit a license in respect of the permitted services that a licensee may offer.

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     The Telecommunications Bill, if adopted in its current form, will establish a new simplified licensing regime. The construction, operation or provision of service to the public through any telecommunications network will require a "license." Additional permits will only be required for the use of additional frequencies and equipment incidental to the operation of the network. License fees will not be more than the cost of issuing the license, except when the limited number of frequencies or telephone numbers available prevents the issue of licenses to all interested parties. In such cases, the Polish Office for Telecommunications Regulation will conduct a competitive tender for the license.

INTERCONNECTION AND LEASED LINES

     All operators of public networks in Poland are obligated by the Communications Act to provide to other operators interconnection facilities, the terms of which must be specified in interconnection agreements. TPSA is currently the only entity licensed to provide domestic long-distance and international telephone services in Poland. Accordingly, all other telephone operators in Poland must access the TPSA network in order to send or receive calls from outside their licensed territory. In order to avoid abuse by TPSA of its effective monopoly position, functional sharing guidelines have been issued by the Polish Ministry of Communications governing the relationship between TPSA and the private local operators. For more information, you should read "-- The Communications Act."

     Our GSM 900 license, as amended, allows us to connect components of our network and to interconnect with other cellular providers in Poland without the use of TPSA's leased lines. We are also free to build the SDH microwave backbone network as its construction will not breach the provisions relating to long-distance services of the Communications Act.

TARIFFS AND PRICE REGULATION

     A licensee may determine the prices charged to its subscribers in accordance with the provisions of the Communications Law, but is obligated to keep the Polish Ministry of Communications informed of the tariffs, rates and fees which it charges and to provide certain emergency services free of charge. The Ministry of Communications may, however, set maximum charges for all operators for the provision of telecommunications services of universal character, although to date it has not done so. In addition, public telecommunications operators are required to publish their domestic and international tariffs. Tariffs of all operators are also subject to Polish antitrust rules, which prohibit activities such as price fixing, abuse of dominant position and predatory pricing.

REGULATION OF THE TELECOMMUNICATIONS INDUSTRY IN THE EUROPEAN UNION

     In 1997, the European Union issued a positive opinion regarding Poland's application for admission, with membership contemplated at the earliest for 2003. Accordingly, Poland has moved to liberalize its telecommunications regime in order to harmonize it with European Union requirements.

     The European Union has adopted a number of directives that are intended to harmonize telecommunication technical interface standards and related approval procedures, the licensing of telecommunications services and other related issues affecting market access. Pursuant to these services directives, member states are obliged to withdraw special and exclusive rights for telecommunications services other than basic telephone services (such services include data services, services for closed-user groups and value-added services). Satellite and mobile services have also been brought within the scope of the services directives. It is likely that Poland will be required to conform with its legislation prior to accession to the European Union, and accordingly will abolish foreign ownership restrictions in respect of European Union nationals seeking to provide such services. TPSA's current legal monopoly on international services and de facto monopoly on domestic long-distance would also be abolished.

     Under a 1996 amendment to these services directives, voice telephony service was due to be liberalized in most European Union member states by January 1, 1998. The most recent amendment to the services directives also provides for the liberalization in the European Union of infrastructure provision and use. As of July l, 1996, European Union member states were obligated to remove restrictions on the provision and use of so-called alternative infrastructure (e.g., networks owned by utility and cable television companies). By January l, 1998, all further restrictions on infrastructure were required to be lifted. Deferments similar to those granted for voice telephony services have also been granted in this area.

     In addition to the above measures, which are largely based on European Union competition rules, an important component of European Union law and policy in the telecommunications sector consists of so-called "Open Network Provision" rules. Essentially, these rules seek to ensure that dominant public telecommunications operators grant new entrants access to their networks on non-discriminatory terms and conditions in accordance with a minimum set of technical characteristics and at cost-oriented tariffs. To date, the European Union has adopted legally binding rules in this area for the supply by telecommunications operators of leased circuits, voice services and interconnection. Such legislation is considered by the European Commission to be a priority for early adoption by Poland and the other states applying for European Union membership. At least as a political matter, pre-accession adoption of European Union telecommunications rules by Poland would also improve its position as a candidate for European Union membership. As referred to above, Poland has issued guidelines for reforms to telecommunications legislation which would improve alignment with European Union rules. However, these guidelines do not fully comply with all European Union principles. The precise scope of, and timetable for, liberalization may be the subject of detailed negotiations with the European Commission during the process leading up to Poland's eventual accession to the European Union.

     European Union rules are designed to ensure that basic telecommunications services are available to all consumers. Specifically, the dominant local telephony operator in each region is required to provide basic services to all users at an affordable cost and must also fulfill various other obligations that serve special policy objectives. Other telecommunications operators may also be required to contribute financially, especially to the provision of such services. Thus, if the Polish telecommunications law is harmonized with European Union law and policy, the Polish telecommunications operators will be affected by such obligations. The Telecommunications Bill contains provisions designed to implement a similar public service requirement in Poland, which may impose such obligations on telephony operators well in advance of Polish European Union membership.

     The European Union is also taking steps to harmonize numbering systems. Existing European Union legislation requires national numbering plans to be controlled by independent national regulators, who must ensure that numbers are allocated in an objective and non-discriminatory manner. The emerging European Union initiatives on the question of Europe-wide numbering are not yet legally binding, but are likely to impact future numbering in Poland.

     The European Commission granted Spain, Portugal, Ireland and Greece a transitional period during which these countries were permitted to conform aspects of their national telecommunications regulations to European Union norms. Although a maximum of five years was originally envisioned as the additional transitional period, the European Commission decided on an individual assessment of the situation in each member state. Pursuant to such assessments, shorter periods were established, including a three year transition period for Greece, a two year period for Ireland and Portugal and an 11 month period for Spain. Luxembourg, on account of its "very small network," was permitted a deferment of seven months. The current government of Poland has stated that it will not request such a transitional period. However, Poland would probably be in a position to justify a request for a transitional period using similar arguments to those employed by these European Union member states.

     The Committee for European Union Integration, a governmental body under the Prime Minister of Poland that advises the government on the process of European Union integration, has stated its belief that the Telecommunications Bill, in its present form, implements all mandatory European Union regulation on telecommunications, with one exception. This exception is the Bill's prohibition of direct foreign ownership of equity of a Polish international long-distance license holder. It is not certain that the Telecommunication Bill will be adopted in its current form, or that the European Union and its regulatory bodies and courts will agree that the draft Telecommunication Bill implements all mandatory European Union regulations in the telecommunications sphere. Therefore, additional legislation may have to be adopted in order to conform Polish law with European Union norms.

INTERNATIONAL REGULATION OF TELECOMMUNICATIONS

     Poland became a member of the World Trade Organization on July 1, 1995, and is a signatory of the General Agreement on Trade in Services. Pursuant to the negotiations on basic telecommunications, which ended on February 15, 1997, Poland has committed, among other things, to grant independent telecommunications providers access to international public voice services and facilities and mobile satellite services by 2003. Poland's commitment to provide access to cellular mobile telecommunications services is subject to use of TPSA's infrastructure until 2003, except to the extent that TPSA is unable to establish such connections. Poland has also accepted the World Trade Organization's regulatory principles relating to competitive safeguards to prevent anticompetitive and discriminatory measures by major service providers and network operators.

     Poland is also a member of the International Telecommunications Union. This group regulates international accounting rates that determine the inter-operator payments for the handling of international telephone calls. The basis of calculation of these rates is currently the subject of review by them, particularly in light of disparities between rates charged and the actual costs to operators of handling calls.

                                   MANAGEMENT

SUPERVISORY BOARD

     Set forth below is certain biographical information concerning the current members of the Supervisory Board:

NAME                                                          APPOINTED BY
----                                                          ------------
Piotr Mroczkowski (Chairman)................................  Elektrim
Moritz Gerke (Deputy Chairman)..............................  DeTeMobil
Jacek Walczykowski (Secretary)..............................  Elektrim
Jan Kolodziejczak...........................................  Elektrim
Steve Boyd..................................................  MediaOne
Michael Gunther.............................................  DeTeMobil
William "Bill" Norris.......................................  MediaOne
Jan Waga....................................................  Kulczyk Holding
Andrzej Wojcik..............................................  BRE

     Piotr Mroczkowski is the Vice-President of the Management Board and Chief Operating Officer of Elektrim S.A. Additionally, Mr. Mroczkowski is the Chairman of our Supervisory Board and the Supervisory Boards of Mostostal Warszawa S.A., Regionalne Sieci Telekomunikacyjne EL-NET S.A., Telefonia Regionalna Sp. z o.o.; Deputy Chairman of the Supervisory Boards of Elektrim-Volt S.A., Elektrim-Telekomunikacja Sp. z o.o., and MPTE "Energia" S.A.; and a member of the Supervisory Boards of Elektrim-Motor S.A., Elektrim-Energetyka S.A., Elektrim Kable Polskie S.A., Elester S.A., VII NFI im., Kazimierza Wielkiego and Central European Growth Fund plc. Mr. Mroczkowski holds a master's degree and Ph.D. in economics and joined Elektrim in 1986. He served until 1992 in various positions starting with Section Manager and progressing to Deputy Financial Director in 1991. Mr. Mroczkowski rejoined Elektrim in 1993 as Deputy Financial Director. In 1996, he became Vice-President of the Management Board and Chief Financial Officer and in 1999, he assumed his current position.

     Moritz Gerke has been the Senior Executive Director and Head of the Central and Eastern European and Middle Eastern Regions of DeTeMobil since 1995. Prior to his current position, Mr. Gerke worked for Marcam GmbH as the General Manager of Business Development Japan from 1994 to 1995, and as the Managing Director of the Central and Eastern European Region from 1991 to 1995. Additionally, he held various positions with HP GmbH from 1982 to 1990. Mr. Gerke has a master's degree in electrical engineering. He also is a member of the Supervisory Boards for Matav RT (Hungary), Magyarcom GmbH (Germany), Barak (Israel), Dial (Israel), Radiomobil (Czech Republic), Cmobil (Netherlands), and Detesat (Germany).

     Jacek Walczykowski is General Legal Counsel and Deputy General Director of Elektrim S.A. and is the Secretary to the Supervisory Board. He holds a master's degree in law and was in legal practice from 1979 to 1999. Mr. Walczykowski is also a member of the Supervisory Boards of Mostostal Warszawa S.A., Elektrim Kable Polskie S.A., Elektrim Motor S.A. and Penetrator S.A., and is the President of the Management Board of Telco.

     Jan Kolodziejczak is the Chairman of the Supervisory Board for Elektrim S.A. and since 1993 has been Vice Chairman of the Supervisory Board of Cimet S.A. He holds a master's degree in engineering.

     Steve Boyd is the Executive Vice-President of European Wireless Operations for MediaOne International. Mr. Boyd joined US West, the former owner of MediaOne, in 1989 where he has held a variety of positions. Some of these included the President and CEO of US West New Vector Group (1997-1998), the President and CEO of US West Dex (1995-1997), Vice-President of Finance and Chief Financial Officer of US West Marketing Resources, and Vice President of Wireless Business Strategy and Development for US West, Inc (1992-1994). Prior to US West, Mr. Boyd worked for Booz, Allen & Hamiltion, Inc., AT&T and was President and Co-founder of Network Plus, Inc. Mr. Boyd has a bachelor's degree in civil engineering and a master's degree in business administration, both from Brigham Young University.

     Michal Gunther has been the Chief Financial Officer of Deutsche Telekom Mobil Net GmbH in Germany since October 1998. Previously, Mr. Gunther served as the Chief Financial Officer of the Business Customer Division of Deutsche Telecom AG from January 1996 to October 1998, and the Chief Financial Officer of Deutsche Telekom Systems GmbH from April 1994 to January 1996. Mr. Gunther holds a degree in business administration from the University of Hamburg. Additionally, Mr. Gunther is a member of the Supervisory Boards for One2One
(UK), Max Mobil (Austria) and RadioMobil (Czech Republic).

     William "Bill" Norris is the Chief Financial Officer of the European Wireless Group of MediaOne International. Mr. Norris has worked in the start-up and growth of MediaOne and former US West International wireless businesses since 1990. Prior to joining MediaOne, Mr. Norris was the Chief Financial Officer of Aweida Systems and Vice President of Wells Fargo Leasing Corporation. He holds a bachelor's degree in business administration with an accounting emphasis from the University of Denver (1975), and a master's of business administration with a finance emphasis from the University of Pennsylvania
(1977). Mr. Norris also serves on the Supervisory Boards of Westel 900 (Hungary), Delta Telecom (Russia), and the Russian Telecommunications Development Corporation.

     Jan Waga has served on the Supervisory Board since 1996, and was appointed by Kulczyk Holding, a former minority shareholder. Mr. Waga is Chairman of the Management Board of EuroAgro Centrum S.A., a holding company that invests in the privitization of Polish state entities. He also serves on the Supervisory Board of several other Polish companies, including Kulczyk Holding and Towarzystwo Ubezpieczen i Reasekuracji "Warta" S.A.

     Andrzej Wojcik has served on the Supervisory Board since 1996, and was appointed by Bank Rozwoju Eksportu S.A., a former minority shareholder. Mr. Wojcik is the Vice-President of the Management Board for Bank Rozwoju Eksportu S.A. and joined the bank in 1991. Formerly, he was the Secretary of State in the Polish Ministry of Foreign Economic Relations. Mr. Wojcik is a graduate of Warsaw University and has a master's of economics from the Central School of Planning and Statistics in Warsaw.

MANAGEMENT BOARD

     Set forth below is certain biographical information concerning the current members of the Management Board:

NAME                                                       POSITION
----                                                       --------
Bogusffiaw Kuffiakowski..................................  Director General
Wojciech Ploski..........................................  Director of Strategy, Marketing & Sales
Wilhelm Stueckemann......................................  Director of Network Operations
Stanisffiaw Majewski.....................................  Director of Finance
Ryszard Pospieszynski....................................  Director of Administration

     Bogusffiaw Kuffiakowski is our Director General and was appointed to the Management Board by Elektrim in September 1999. Mr. Kuffiakowski formerly held the internal positions of Director of Customer Care, and most recently, Chief Strategist. Before joining us, he worked as Marketing Director for SAP Polska and Marketing Consultant for Coca-Cola, New York. Mr. Kuffiakowski is a 1990 graduate of Maria Curie Sklodowska University (Poland) with a master's degree of law, a 1995 graduate from New York State University (USA) with a master's degree of business administration, and a 1999 graduate of Technical University Delft (The Netherlands) with a master's degree of business telecommunications.

     Wojciech Ploski began working for us in May 1996 as the Deputy Director of Marketing (Product and Logistics). In September 1997, he assumed the position of Director of Logistics and Sales. Mr. Ploski was one of the main developers of our direct, indirect and retail sales network and the purchasing department. Prior to joining us, Mr. Ploski worked for the Curtis Company (television manufacturer) for ten years and held a variety of positions, including the Executive Director of the television factory in Mlawa and the Commercial Director of Curtis International. Mr. Ploski holds a degree from the Warsaw University of Technology, Telecommunications Department.

     Karim Khoja is our Director of Strategy, Marketing & Sales and was appointed to the Management Board by MediaOne in 1996. Formerly, Mr. Khoja served as President and Chief Executive Officer of Mobilink, a nationwide GSM cellular company in Pakistan, from April 1995 to August 1996, and served as Sales and Marketing Director of Spectronics Microsystems Ltd., in Cambridge, England from March 1993 to April 1995. He has a management science degree in biochemistry from the University of London and an Executive MBA from Harvard University.

     Wilhelm Stueckemann is our Director of Network Operations and was appointed to the Management Board by DeTeMobil in 1996. Mr. Stueckemann has held a variety of positions with DeTeMobil, mainly in the development of GSM businesses and the establishment of a team of engineers responsible for the D-1 network in Germany. Mr. Stueckemann studied electrical engineering in Bielefeld.

     Stanisffiaw Majewski is our Director of Finance and was appointed to the Management Board by Elektrim in September 1999. Mr. Majewski was formerly the Finance Director and Associate Comptroller with Procter & Gamble, Polska, Baltics and Belarus, where he was employed for over nine years. Prior to Procter & Gamble, he held positions as Finance Director at OMC Poll Ltd. (medical distributor) and Zrzeszenie Przemysffiu Ciagnikowego Ursus (agricultural equipment manufacturer). Mr. Majewski holds degrees in economics from the University of odz (1973); in production and management systems, and marketing and market research from the Central School of Planning and Statistics (1982 and 1984, respectively); and in international business from the University of Bristol, UK (1997); and an Executive MBA from Ecole Nationale des Ponts et Chaussees -- France (1998). Additionally, Mr Majewski is a Chartered Accountant with auditing licenses for both industrial and trade companies, and has his Certification for Supervisory Boards of State Companies in Poland.

     Ryszard Pospieszynski is our Director of Administration and was appointed by Elektrim to the Management Board in 1996. Previously, Mr. Pospieszynski served as Director General of PTK, a cable television company from 1994 to 1996, President of the Board of Elektrim TV from 1992 to 1994, Chairman of FATA Ltd., and the General Director of PHZ Film Polski from 1981 to 1989. He studied economics, specializing in foreign trade from 1989 to 1992.

REMUNERATION OF DIRECTORS

     For the year ended December 31, 1999, we paid an aggregate of PLN 6,462,315 to the members of our Supervisory Board and the Management Board, including compensation for salary, bonuses and pension plans. In addition, some of the members of the Management Board were paid by the respective shareholders who have seconded them to us. We have reimbursed those shareholders for those payments in the total amount of PLN 3,034,844 for the year ended December 31, 1999.

                                  SHAREHOLDERS

     The following table sets forth information regarding the ownership of our ordinary shares. As of the date of this prospectus, we had 471,000 shares outstanding.

                                                             NUMBERS OF SHARES    PERCENTAGE OF SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER                         BENEFICIALLY OWNED    BENEFICIALLY OWNED
------------------------------------                         ------------------   --------------------
Elektrim Telekomunikacja Sp. z o.o.(1)....................        226,079               47.9998%
Panska 77/79
00-834 Warszawa
DeTeMobil Deutsche Telekom MobilNet GmBH..................        105,975                  22.5%
Landgrabenweg 151
53227 Bonn Germany
MediaOne International B.V.(2)............................        105,975                  22.5%
Foppingadreef 20-22
BS Amsterdam
The Netherlands
Polpager Sp. z o.o........................................         18,840                   4.0%
ul. Zurawia 24/4
00-515 Warsaw, Poland
Elektrim Autoinvest S.A.(3)...............................          5,181                   1.1%
ul. Panska 85
00-834 Warsaw, Poland
Carcom WARSZAWA Sp. z o.o.(4).............................          8,949                   1.9%
Ul. Krucza 16/22
00-526 Warsaw, Poland
Elektrim S.A..............................................              1                0.0002%
Panska 77/79
00-834 Warsaw

---------------

(1) Elektrim S.A. owns 51% and Vivendi S.A. (a French telecommunications company) owns 49% of the outstanding capital of Elektrim Telekomunikacja Sp. z o.o..

(2) MediaOne Group, Inc. has entered into an agreement with Deutsche Telekom to sell MediaOne International B.V. which holds these shares.

(3) Elektrim S.A. owns 45% and has 51% management control of the outstanding capital of Elektrim Autoinvest S.A.

(4) Elektrim S.A. owns 100% of the outstanding capital of Carcom WARSZAWA Sp. z o.o.

     In August 1999, Elektrim announced that it had acquired an additional 15.8% of our shares for a purchase price of US$ 679.4 million. Prior to August 1999, Elektrim owned 34.1% of our shares. Elektrim also holds a 45.0% interest in Elektrim Autoinvest, which holds an additional 1.1% of our shares and is believed to be controlled by Elektrim. DeTeMobil is disputing the transfer on our share registry books of a portion (representing approximately 3.0% of our shares) of Elektrim's announced acquisition. DeTeMobil sought an injunction to prevent such transfer on our registry books in the Warsaw Regional Court, but the Court denied the injunction. DeTeMobil has announced that it will appeal this decision. DeTeMobil also announced in October the commencement of an arbitration claim (at the International Arbitration Court in Vienna) against Elektrim and certain smaller shareholders. The claim seeks the declaration that a portion of shares involved in Elektrim's announced acquisition should have been sold to DeTeMobil in recognition of its first refusal rights under the shareholders agreement. The timing of the resolution of this arbitration is uncertain.

     On December 9, 1999, Elektrim S.A. registered with the Warsaw Regional Court the transfer of 226,079 of our shares to Elektrim Telekomunikacja Sp. z o.o. Elektrim S.A. retained one share of direct ownership. At the request of Elektrim S.A., our Management Board also filed these changes in our share registry book with the Warsaw Regional Court. However, two of five Management Board members did not sign the request to change our share registry book, as they had reservations given DeTeMobil's dispute over the right of first

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

refusal to purchase 3% of the shares earlier acquired by Elektrim S.A. A formal statement of the members' reservations was filed with the Warsaw Regional Court together with the changes in our registry book. The Warsaw Regional Court has not responded to the situation, and it should be noted, the Court's response is typically not required.

     DeTeMobil currently owns 22.5% of our shares. On October 22, 1999, Deutsche Telekom announced that it had entered into an agreement with MediaOne Group Inc., to acquire its wholly-owned subsidiary, MediaOne International B.V. (the owner of 22.5% of our shares). Assuming that Deutsche Telekom consummates this acquisition, it will hold, directly or indirectly, 45.0% of our shares.

     If the issues relating to Elektrim's announced acquisition are settled in Elektrim's favor, Elektrim will undisputably own, directly or indirectly, 51.0% of our shares. However, the shareholders agreement provides that many important actions cannot be approved by our Supervisory Board unless all members of the Supervisory Board who are present at meetings and who were appointed by our major shareholders, DeTeMobil, Elektrim and MediaOne, vote or consent to approve of such actions. The shareholders agreement also requires that at least one member of each of our major shareholders be in attendance at all meetings. The actions which must be approved by representatives of all of the operating parties include amendments to our five-year business plan and annual budgets, acquisitions or dispositions of assets above certain values, incurrence of indebtedness (other than in the ordinary course of business or below certain limits) and entry into long-term contracts (with certain exceptions). Our Supervisory Board includes nine members, two appointed by each of DeTeMobil, Elektrim, and MediaOne. The three other members have been historically appointed by the smaller Polish shareholders, whose shares are part of Elektrim's announced acquisition. Should the issues relating to Elektrim's announced acquisition be settled in Elektrim's favor, Elektrim will be entitled to appoint two of such directors, and may be entitled to appoint the third of such directors as well. If Deutsche Telekom completes its acquisition of MediaOne, following such acquisition Deutsche Telekom will control both DeTeMobil's and MediaOne's rights under the shareholders agreement and will be able to control the appointment of four members of our Supervisory Board. See "Risk Factors -- Risks Related to Shareholder Relationships."

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

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

AGREEMENTS AMONG THE SHAREHOLDERS AND US

     We have entered into service agreements with each of DeTeMobil, Elektrim and MediaOne. These agreements relate to the licensing by, and development of software and computer databases, and arrangements for management, sales and technological support, including secondment of employees of DeTeMobil, Elektrim and MediaOne.

  Agreements with DeTeMobil

     - DeTeMobil Framework Agreement for Secondment -- Under a framework agreement for secondment of employees entered into by us with DeTeMobil, DeTeMobil agreed to allow its employees to be seconded to us, for discrete or extended periods of time, for the purpose of assisting us with research and management operations, depending on our need. The term of this framework agreement is one year, and it is automatically renewable by either party unless terminated in writing three months prior to the end of the period.

     Under the framework agreement for secondment, we have the right to request the secondment of an employee of DeTeMobil by specifying the skills needed. We were also given a specified period during which to accept or reject the secondment candidate identified by DeTeMobil, and during which we are entitled to interview several other candidates from DeTeMobil for secondment.

     We have all rights to any inventions developed by the seconded employee alone or together with our other employees during the time of secondment. We are obligated to compensate DeTeMobil for any seconded employee as well as pay any value-added tax applicable under Polish law. DeTeMobil has responsibility for meeting any filing requirements associated with applicable tax, social security, procurement of visas and work permits, although we have agreed to assist DeTeMobil with meeting these requirements.

     - DeTeMobil Framework Agreement for Services -- Pursuant to an additional framework agreement with DeTeMobil, DeTeMobil agreed to also provide know-how support services to us in areas such as technical, managerial, logistical and administrative services, including product development, research skills and management know-how. DeTeMobil also provides personnel support in the performance of specific services where requested when possible. The term of this framework agreement is one year, and it is automatically renewable unless terminated in writing by either party three months prior to the end of the period.

     DeTeMobil may not disclose work results with third-parties without our consent, but may use the knowledge, experience and results obtained from any services provided for its own purposes. We also agreed with DeTeMobil that any damage compensation resulting from liability due to gross negligence would be limited to the amount of the specific service orders placed by us, and would be limited to an amount not to exceed DM 500,000.

     Under the framework agreement for services, compensation for DeTeMobil is provided in Deutschmarks according to daily and monthly fee schedules. The monthly rates are based on 40-hour work weeks. In addition, we pay DeTeMobil for the provision of technical know-how (not including new know-how, the price of which will be set forth in service orders). We are also obligated to pay any applicable tax under Polish law. We expect to pay DeTeMobil in aggregate approximately PLN 9.6 million for services, including employee secondments, for 1999.

     - Billing and Customer Care Upgrade Agreement -- On December 3, 1998, we entered into an agreement with DeTeMobil to provide enhancements to the billing and customer care system (BSCS Pink). Payments to DeTeMobil for these services in 1999 were PLN 5.9 million.

  Agreement with Elektrim

     - Elektrim Service Agreement -- We entered into an agreement with Elektrim in May 1996, to render services in respect of securing the commercial side of contracts, pursuant to which Elektrim prepares and implements contracts relating to the development of digital network of GSM mobile for us. Under this service agreement, Elektrim provides a working team, consisting of a minimum of five persons, and performs specific services, including preparation and negotiation of the commercial, financial and legal aspects of contracts with suppliers. The Elektrim working team supervises meetings with the contractors the timely transfer of payments and performs administrative functions such as arranging and coordinating customs clearance and submitting, filing and processing claims based on quality defects or quantity shortage.

  Agreements with MediaOne

     - MediaOne Framework Agreement -- On December 13, 1996, we entered into a framework agreement with MediaOne under which MediaOne agreed to assist us with marketing and sales operations. Once we have requested services, there follows a period during which we must accept or reject MediaOne's offer of service. MediaOne may not use outside contractors, and must perform the tasks itself unless the parties agree otherwise. The term of this agreement is one year, and it is automatically renewable unless terminated in writing by either party three months prior to the end of the period.

     We compensate MediaOne for employees seconded from it, and for specific technical services in accordance with daily and monthly fee schedules. To the extent we agree that MediaOne may engage third-parties in the provision of services to us, we bear the cost of third party services. In addition, we are obligated to pay MediaOne for know-how relating to sales and marketing.

     - Project Outline Agreement -- We entered into a project outline agreement with MediaOne on April 14, 1997, that sets forth the conditions of cooperation between the parties with respect to the creation, development and delivery of software and related services. This agreement expires on December 7, 2001. Pursuant to the project outline agreement, MediaOne granted us the exclusive right to use software developed by MediaOne or its subcontractors upon our request, commonly referred to as "individual software," as well as a non-exclusive license to use software otherwise developed and owned by MediaOne or its subcontractors, commonly referred to as "standard software." We agreed not to use the standard software to support the operation of third-party networks. MediaOne will provide support related to the use of the individual and standard software to us and our employees, including a training program consisting of four courses, a support services help desk, software updates and problem resolution emergency numbers.

     Under this project outline agreement, we were supplied three major software products in addition to a database that ties them together. These software products and database form the core of our telecommunications management network system. The system provides access to network information and enhances network management.

     In 1997, we paid MediaOne an aggregate of US$ 2,110,000 in fixed fees for software licenses and for the integration and delivery by MediaOne of the software it provides.

     - Implementation Agreement -- On April 14, 1997, we reached an agreement with MediaOne regarding the type of software to be supplied pursuant to the project outline agreement, the service and training obligations of MediaOne under the project outline agreement and the fees to be paid by us to MediaOne. Pursuant to this implementation agreement, MediaOne provides us with computer platforms and communications equipment to link several major operating software packages to each other and to the telecommunications management network system, a management information base, as well as computer platforms and data communications equipment that allow us to connect network equipment supplied by our suppliers.

     In addition to the services provided to us pursuant to the MediaOne framework agreement and the project outline agreement, we acquired a targeted list of 800,000 potential subscribers from MediaOne Polska S.A., a wholly-owned subsidiary of MediaOne, which operates a telephone directory business in Poland.

     We paid MediaOne and DeTeMobil an aggregate of PLN 18.6 million and PLN
23.6 million, respectively in 1999 for seconded employees, specific technical services and sales and marketing know-how.

SHAREHOLDERS AGREEMENT

     Elektrim, MediaOne, DeTeMobil, Polpager Sp. z o.o., Elektrim-Autoinvest S.A. and Kulczyk Holding S.A., which together hold 89.0% of our outstanding ordinary shares, entered into a shareholders agreement dated December 21, 1995 and amended March 11, 1997, pursuant to which Elektrim, DeTeMobil and MediaOne, our major shareholders, control our Supervisory Board and appoint our senior executive officers. Under this shareholders agreement, certain actions require the unanimous approval of our major shareholders. See "-- Control by Operating Parties."

     - Transfer Restrictions/Call Options - The shareholders agreement prohibits the holders of our shares from transferring any of our shares without the prior consent of our Supervisory Board. This consent will be given in cases of transfer of the entire interest of a party to another party if:

     - the transferee assumes any and all obligations of the transferor to us and the other shareholders;

     - the transfer is permitted under the terms of the GSM 900 license and all other applicable laws; and

     - no party can establish by clear evidence that the transfer would result in a material commercial injury to us.

     Notwithstanding the foregoing, Elektrim and Elektrim Autoinvest S.A., may transfer their shares to one of our existing shareholders, provided that Elektrim retains at least a 26% interest in our company. Our Supervisory Board may establish procedures that require the shareholder intending to transfer its shares to first offer the shares to our remaining shareholders. To date, our Supervisory Board has not established any such procedures.

     Each shareholder who is party to the shareholders agreement (except Kulczyk and Elektrim-Autoinvest) has granted our major shareholders an option to purchase its shares at an exercise price equal to the shareholder's proportionate share of the net asset value of our company plus all capital contributions made after the date of our financial statement for the last completed fiscal year. The option becomes exercisable when either the shareholder admits in writing that it has materially defaulted or an arbitration court declares the shareholder is in material default. A material default occurs, among other events, when the shareholder:

     -  defaults in making a payment for new shares subscribed for in writing;

     - is in material default of any obligation under the shareholders agreement;

     - becomes subject to any liquidation, bankruptcy, settlement or similar proceeding that remains unresolved for thirty days;

     -  files a petition under bankruptcy or similar proceedings; or

     -  admits in writing its inability to pay debts when due.

     - Control by our Major Shareholders -- Under the shareholders agreement, our business is controlled by our Supervisory Board, which is authorized to assume the responsibilities and powers of the shareholders meeting to the extent permitted by Polish law, and managed by our Management Board.

     Certain actions by us require the unanimous consent of all of our major shareholders. These include:

     - the acquisition of shares of, or entry into, partnership with another entity;

     -  any extension of our business outside Poland;

     - a change in our business from providing 900 GSM services or surrender of our GSM 900 license;

     - the adoption of our business plan, dividend policy, share transfer restrictions, accounting principles and any revisions to our overall strategy;

     - the disposal of assets in excess of PLN 500,000, incurring any debts or financing, granting any mortgage or lien over our assets and granting any loan to third-parties in excess of an annual aggregate amount of PLN 100,000 or to any individual in excess of PLN 10,000;

     - any change in the competence, voting, rules of procedure of our Supervisory Board and our Management Board or restructuring our management; and

     - the entry into any contract for more than one year or any amount in excess of PLN 500,000.

     - Covenant Not to Compete -- Pursuant to the terms of the shareholders agreement, the shareholders party thereto are prohibited from entering into any GSM business (selling equipment and providing services) in Poland (including businesses involving use of DCS 1800 and similar technology), but may provide other telephony services in Poland. The shareholders are also prohibited from assisting our third party competitors, except in the ordinary course of business as currently conducted.

     The shareholders party to the shareholders agreement may engage in a competing business with the explicit approval of our Supervisory Board.

SHAREHOLDER LOANS

     On August 24, 1999, our three major shareholders extended loans to us on substantially identical terms. The total amount of the loans was the Zloty equivalent of $75 million, provided by the shareholders as follows: $39,843,750 from Elektrim and $17,578,125 from each of DeTeMobil and MediaOne. These loans are subordinated to senior debt. Each loan bears interest at 12.5% annually and must be repaid by June 19, 2006. The maturity of the loans may be accelerated if we default on any payment due under them, if amounts owed by us under our bank credit facility or in respect of the 2007 Notes are declared to be immediately due and payable or if we are judicially declared to be or admit to being insolvent. The terms of the notes and the indentures prohibit payment of these loans unless such payment is permitted by the covenant described under "Description of the Notes -- Certain Covenants -- Limitation on Restricted Payments."

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT

     The Old Notes were sold by us on November 23, 1999, in a private placement. In connection with that placement, we granted the initial purchasers registration rights, which require that we file a registration statement under the Securities Act of 1933, with respect to the Exchange Notes and, upon the effectiveness of that registration statement, offer to you the opportunity to exchange your Old Notes for a like principal amount of Exchange Notes, which will be issued without a restrictive legend and may be reoffered and resold by you (if you are not our affiliate) without registration under the Securities Act of 1933. Upon the completion of the exchange offer, our obligations with respect to the registration of the Old Notes and the Exchange Notes will terminate. A copy of the Registration Rights Agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. Following the completion of the exchange offer holders of Old Notes not tendered will not have any further registration rights and those Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Old Notes could be adversely affected upon completion of the exchange offer.

HOW TO DETERMINE WHETHER YOU ARE ELIGIBLE TO PARTICIPATE IN THE EXCHANGE OFFER

     In order to participate in the exchange offer, you must represent to us, among other things, that:

     - the Exchange Notes acquired by you pursuant to the exchange offer are being obtained in the ordinary course of your business or the business of the person receiving the Exchange Notes, whether or not such person is the holder of the Old Notes;

     - neither you nor any person who receives the notes from you is engaging in or intends to engage in a distribution of the Exchange Notes;

     - neither you nor any person who receives the notes from you has an arrangement or understanding with any person to participate in the distribution of the Exchange Notes;

     - neither you nor any person who receives the notes from you is our affiliate; and

     - if you are a broker-dealer, that you acquired the Old Notes as a result of market-making or other trading activities, and that you will deliver a copy of this prospectus in connection with any resale of Exchange Notes.

     Based on an interpretation by the staff of the Securities and Exchange Commission set forth in interpretive letters issued to third-parties unrelated to us, we believe that, with the exceptions set forth below, Exchange Notes issued pursuant to the exchange offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by you, whether or not you are the holder (other than our affiliates) without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, provided that:

     - the Exchange Notes are acquired in the ordinary course of your business, and

     - neither you nor any person who receives the notes from you has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes.

     If you tender your Old Notes in the exchange offer for the purpose of participating in a distribution of the Exchange Notes you cannot rely on this interpretation by the staff of the Securities and Exchange Commission, and must comply with the registration and prospectus delivery requirements of the Securities Act of 1933. If you are a broker-dealer and receive Exchange Notes for your own account in exchange for Old Notes, where your Old Notes are a result of market-making activities or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of the Exchange Notes. See "Plan of Distribution."

     Pursuant to the Registration Rights Agreement, we are required to file a registration statement for a continuous offering pursuant to Rule 415 under the Securities Act of 1933, in respect of the Old Notes if existing interpretations by the staff of the Securities and Exchange Commission are changed such that the Exchange Notes received by you in the exchange offer are not, or would not be, upon receipt, transferable by you (other than you or one of your affiliates) without restriction under the Securities Act of 1933.

     Following the completion of the exchange offer, if you do not tender your Old Notes you will not have any further registration rights and those Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for your Old Notes could be adversely affected upon completion of the exchange offer if you do not participate in the exchange offer.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on April 25, 2000. We will issue E1,000 and $1,000 principal amounts of Exchange Notes in exchange for each E1,000 and $1,000 principal amounts of outstanding Old Notes, respectively, pursuant to the exchange offer.

     The form and terms of the Exchange Notes are identical to the form and terms of the Old Notes except that the Exchange Notes have been registered under the Securities Act of 1933, and will not bear legends restricting their transfer. The Exchange Notes will evidence the same debt as the Old Notes and will be issued pursuant to, and entitled to the benefits of, the indentures pursuant to which the Old Notes were issued.

     As of the date of this prospectus, Old Notes representing E300,000,000 and $150,000,000 aggregate principal amounts at maturity were outstanding. This prospectus, together with the letter of transmittal, is being sent to you and to others believed to have beneficial interest in the Old Notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

     We will be deemed to have accepted validly tendered Old Notes when, as, and if we have given oral or written notice thereof to State Street Bank and Trust Company, the exchange agent. State Street Bank and Trust Company will act as agent for the tendering holders for the purposes of receiving the Exchange Notes from us. If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to you as promptly as practicable after April 25, 2000.

     If you tender Old Notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See "-- Fees and Expenses."

CONDITIONS

     The exchange offer is not conditioned upon any minimum principal amount of the Old Notes being tendered for exchange. However, the exchange offer is conditioned upon the declaration by the Securities and Exchange Commission of the effectiveness of the registration statement of which this prospectus constitutes a part.

EXPIRATION DATE; EXTENSION; AMENDMENTS

     The term "expiration date" means 5:00 p.m., New York City time, on April 25, 2000 unless we extend the exchange offer, in which case the expiration date will be the latest date and time to which the exchange offer is extended. In order to extend the exchange offer, we will notify State Street Bank and Trust Company and each participant that holds a Book-Entry interest in an Old Notes of any extension prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We reserve the right to delay accepting any Old Notes or to extend the exchange offer, by giving oral or written notice of such delay, or extension to State Street Bank and Trust Company.

PROCEDURES FOR TENDERING

     Only a holder of Old Notes may tender Old Notes in the exchange offer. Except as set forth under "-- Book Entry Transfer," to tender Old Notes in the exchange offer you must complete, sign and date the letter of transmittal, have the signatures thereon guaranteed if required by the letter of transmittal and mail or otherwise deliver the letter of transmittal to State Street Bank and Trust Company prior to the expiration date. In addition, either:

     - certificates for such Old Notes must be received by State Street Bank and Trust Company along with the letter of transmittal; or

     - a timely confirmation of a book-entry transfer of such Old Notes, if that procedure is available, into State Street Bank and Trust Company's account at The Depositary Trust Company, Euroclear and/or Clearstream pursuant to the procedure for book-entry transfer described below, prior to the expiration date; or

     -  you must comply with the guaranteed delivery procedures described below.

     To be tendered effectively, the letter of transmittal and other required documents must be received by State Street Bank and Trust Company at the address set forth under "-- Exchange Agent" prior to the expiration date.

     Any tender by you that is not withdrawn before the expiration date will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

     The method of delivery of Old Notes, the letter of transmittal and all other required documents to State Street Bank and Trust Company is at your election and risk. Instead of delivery by mail, it is recommended that you use an overnight or hand-delivery service. In all cases, sufficient time should be allowed to assure delivery to State Street Bank and Trust Company before the expiration date. No letter of transmittal or Old Notes should be sent to us. You may request your respective brokers, dealers, commercial banks, trust companies, or nominees to effect these transactions for you.

     If you are a beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If a beneficial owner wishes to tender on the registered holder's behalf, the beneficial owner must, prior to completing and executing the letter of transmittal and delivering the Old Notes, either make appropriate arrangements to register ownership of the Old Notes in its name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on the letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Notes are tendered:

     - by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

     -  for the account of an Eligible Institution.

     If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be made by an eligible guarantor institution that is a member, of or participant in, the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program, the Stock Exchange Medallion Program or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

     If the letter of transmittal is signed by a person other than the registered holder of any Old Notes, the Old Notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder's name appears on the Old Notes, with the signature thereon guaranteed by an Eligible Institution. If the letter of transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal unless waived by us.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Old Notes will be determined by us, which determination will be final and binding. We reserve the absolute right to reject any and all Old Notes not properly tendered or any Old Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities, or conditions of tender as to particular Old Notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties.

     Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as we shall determine, in our sole discretion. Although we intend to notify holders of defects or irregularities with respect to tenders of Old Notes, neither we, State Street Bank and Trust Company, nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by State Street Bank and Trust Company that are not properly tendered, and as to which the defects or irregularities have not been cured or waived, will be returned by State Street Bank and Trust Company to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

     In addition, we reserve the right in our sole discretion to purchase or make offers for any Old Notes that remain outstanding after the expiration date or, as set forth under "The Exchange Offer -- Conditions," to terminate the exchange offer and, to the extent permitted by applicable law, purchase Old Notes in the open market, privately negotiated transactions otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

BOOK-ENTRY TRANSFER

     State Street Bank and Trust Company will make a request to establish an account with respect to the Old Notes at the Depositary Trust Company, Euroclear and/or Clearstream for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in the Depositary Trust Company, Euroclear and/or Clearstream's systems may make book-entry delivery of Old Notes being tendered by causing the Depositary Trust Company, Euroclear and/or Clearstream to transfer such Old Notes into State Street Bank and Trust Company's account at the Depositary Trust Company, Euroclear and/or Clearstream, in accordance with their procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Depositary Trust Company, Euroclear and/or Clearstream, the letter of transmittal or copy thereof, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by State Street Bank and Trust Company at the address set forth under "-- Exchange Agent" on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

     The Depositary Trust Company's Automated Tender Offer Program ("ATOP") is the only method of processing exchange offers through the Depositary Trust Company. To accept the exchange offer through ATOP, you must send electronic instructions to the Depositary Trust Company through the Depositary Trust Company's communication system instead of sending a signed, hard copy of the letter of transmittal. The Depositary Trust Company is obligated to communicate those electronic instructions to State Street Bank and Trust Company. To tender Old Notes through ATOP, the electronic instructions sent to the Depositary Trust Company and transmitted by the Depositary Trust Company to State Street Bank and Trust Company, must contain the character by which you acknowledge your receipt of, and agree to be bound by, the letter of transmittal.

GUARANTEED DELIVERY PROCEDURES

     If you desire to tender your Old Notes and the Old Notes are not immediately available, time will not permit your Old Notes or the required documents to reach State Street Bank and Trust Company before the expiration date or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

     -  the tender is made through an Eligible Institution;

     - prior to the expiration date, State Street Bank and Trust Company receives from such Eligible Institution a properly completed and duly executed letter of transmittal (or a facsimile thereof) and notice of guaranteed delivery, substantially in the form provided by us (by telegram, telex, facsimile transmission, mail or hand-delivery), setting forth your name, address, the amount of Old Notes you are tendering, stating that the tender is being made thereby and guaranteeing that within four New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a confirmation of a book-entry transfer, as the case may be and other documents required by the letter of transmittal, will be deposited by the Eligible Institution with State Street Bank and Trust Company; and

     - the certificates for all physically tendered Old Notes, in proper form for transfer, or a confirmation of a book-entry transfer, as the case may be, and all other documents required by the letter of transmittal, are received by State Street Bank and Trust Company within four New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

WITHDRAWAL RIGHTS

     You may withdraw your tender at any time prior to 5:00 p.m., New York City time, on the expiration date.

     For your withdrawal of a tender of Old Notes to be effective, your written or electronic ATOP transmission notice of withdrawal (for the Depositary Trust Company participants) must be received by State Street Bank and Trust Company at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

     - specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor");

     - identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes);

     - be signed by you in the same manner as the original signature on the letter of transmittal by which your Old Notes were tendered (including any required signature guarantees), or be accompanied by documents of transfer sufficient to have the trustee register the transfer of such Old Notes into the name of the person withdrawing the tender; and

     - specify the name in which any such Old Notes are to be registered, if different from that of the Depositor.

All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us. Our determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any Old Notes which have been tendered for exchange, but which are not exchanged for any reason, will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender, or termination of the exchange offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "The Exchange Offer -- Procedures for Tendering," at any time on or prior to the expiration date.

EXCHANGE AGENT

     State Street Bank and Trust Company has been appointed as Exchange Agent for the exchange offer. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to State Street Bank and Trust Company addressed as follows:

                               For information or
                           Confirmation by Telephone:

                                  617-662-1452

By Registered or Certified Mail:  By Facsimile Transmission:   By Hand or Overnight Delivery:
                                         617-662-1523
  State Street Bank and Trust      Attention: Kellie Mullen     State Street Bank and Trust
            Company                                                       Company
   Corporate Trust Department                                    Corporate Trust Department
    Two Avenue de Lafayette                                       Two Avenue de Lafayette
          Fifth Floor                                                   Fifth Floor
     Boston, MA 02111-1724                                         Boston, MA 02111-1724
    Attention: Kellie Mullen                                      Attention: Kellie Mullen

FEES AND EXPENSES

     We will not make any payments to brokers, dealers, or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail. Additional solicitations may be made in person or by telephone by our officers and employees.

     The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us, and are estimated in the aggregate to be $300,000, which includes fees and expenses of State Street Bank and Trust Company, accounting, legal, printing and related fees and expenses.

TRANSFER TAXES

     If you tender your Old Notes you will not be obligated to pay any transfer taxes in connection therewith, except that if you instruct us to register Exchange Notes in the name of, or request that Old Notes not tendered or not accepted in the exchange offer be returned to, a person other than yourself, you will be responsible for the payment of any applicable transfer tax thereon.

                       DESCRIPTION OF OTHER INDEBTEDNESS

     Set forth below is a description of certain terms of our bank credit facility, the 2007 Notes and certain other indebtedness. See also "Risk Factors -- Risks Related to Financial Leverage," "-- Risks Related to Subordination of the Notes and Restrictive Covenants" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

THE BANK CREDIT FACILITY

     In December 1997, we entered into a bank credit facility with ABN Amro Bank N.V., Citibank N.A., Dresdner Bank AG, ABN Bank (Polska) S.A., Bank Prezemyslowo-Handlowy S.A., Bank Rozwoju Eksportu S.A., Bank Slaski, S.A., Citibank (Poland) S.A., BNP-Dresdner (Polska) S.A., ING Bank N.V., Warsaw Branch and Wielkopolski Bank Kredytowy S.A., as arrangers, the lenders party thereto, and Citibank (Poland) S.A., Citibank N.A., and Citibank International plc, as agents.

     Pursuant to the bank credit facility, the lenders agreed to make loans to us, on a term loan, guarantee or revolving credit basis (as we desire), in the aggregate principal amount of not more than DM 672 million. The bank credit facility is comprised of two tranches:

     - an offshore tranche consisting of commitments totalling DM 420 million, under which amounts may be made available in Deutschmarks, US dollars, Euros or other freely convertible currencies as agreed by the lenders; and

     - a domestic tranche consisting of commitments totalling the Zloty equivalent of DM 252 million, under which amounts may be made available in Zlotys.

     Our ability to borrow funds under the bank credit facility depends upon the satisfaction of a number of conditions precedent, including customary affirmative covenants and the continuing accuracy of our representations and warranties. The principal amount of the bank credit facility is required to be repaid and the lenders' commitments thereunder reduced according to the following schedule:

MONTH AFTER SIGNING OF THE BANK CREDIT FACILITY               AMORTIZATION
-----------------------------------------------               ------------
     36.....................................................      7.5%
     42.....................................................      7.5%
     48.....................................................      7.5%
     54.....................................................      7.5%
     60.....................................................       10%
     66.....................................................       10%
     72.....................................................       10%
     78.....................................................       10%
     84.....................................................       10%
     90.....................................................       10%
     96.....................................................       10%

     All borrowings, whether in the form of a term loan, guarantee or revolving credit under the bank credit facility, bear interest at a rate per annum equal to London or Warsaw Interbank Offered Rate, commonly referred to as LIBOR or WIBOR, or, in certain circumstances when LIBOR or WIBOR, as applicable, is not available to a lender, its cost of funds, plus in each case an applicable margin that varies with our senior debt to EBITDA ratio (as determined pursuant to the bank credit facility) and, in the case of any advances made under the offshore funds in sterling through a lender's lending office located in the United Kingdom, any additional cost resulting from such lender's compliance with any mandatory liquid assets requirements of the Bank of England imputed to such lender.

     The bank credit facility contains affirmative covenants which include, among others, maintenance of:

     -  ratios of senior debt to EBITDA;

     -  ratios of excess cash flow to consolidated debt service;
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

     -  ratios of EBITDA to interest expense; and

     - requires scheduled senior debt principal repayments and/or reductions of the bank credit facility.

     The bank credit facility also requires that we operate our network in accordance with our licenses and applicable laws, comply with our obligations under material contracts and contains restrictive covenants that impose restrictions and/or limitations on our operations and activities, including, among others, the incurrence of indebtedness, the sale of assets, investments and acquisitions and the ability to make loans and give guarantees outside the normal course of our business.

     The covenants under the bank credit facility allow us, under certain circumstances, to declare or pay dividends or make other payments or distributions to shareholders. The bank credit facility also provides for various events of default, including:

     - those which occur upon the failure to make payments of interest and principal, breaches of our covenants, agreements, representations and warranties under the bank credit facility;

     - a default under any other indebtedness having an aggregate principal amount of DM 10 million;

     - the existence of a material unsatisfied judgment or order not subject to appeal;

     - the occurrence of certain events relating to bankruptcy or insolvency, or our making material changes in the nature of our business without the lenders' prior consent;

     -  a change of control;

     - any governmental action that, in the reasonable opinion of the majority of the lenders, has a material adverse effect on our condition or our ability to perform our obligations;

     - our failure to comply with any of the material provisions of, or our obligations under, the documents governing the 2007 Notes;

     - the termination, revocation or suspension of any license for the operation of a telecommunications business; and

     - the reduction or diminishment of any of the rights of our major shareholders (DeTeMobil, Elektrim or MediaOne) under the shareholders agreement, or the cancellation, suspension or termination of the shareholders agreement without its replacement by an agreement having substantially the same terms and conditions, or any other event or series of events occurs that is likely to have a material adverse effect.

     In addition, the bank credit facility provides that it will be an event of default if any of our principal shareholders are declared insolvent by a court of competent jurisdiction, is unable to pay its debts as they fall due or admits inability to pay its debts as they fall due or if any liquidator, official receiver, judicial custodian or the like is appointed in respect of any of our principal shareholders.

     The repayment of the loans is also secured by a pledge of all our shares and most of our assets.

THE 2007 NOTES

     In July 1997, PTC International Finance B.V., one of our finance company subsidiaries, issued $253,203,000 of Senior Subordinated Guaranteed Discount Notes (the "2007 Notes") which we have guaranteed on a senior subordinated basis. The 2007 Notes were sold at a discount in the amount of $150,000,591, in order to reflect that no payments of interest will be made on the 2007 Notes prior to July 1, 2002. After July 1, 2002, the 2007 Notes will bear interest at a rate of 10 3/4% per annum, which will be payable in cash on January 1st and July 1st of each year, beginning on January 1, 2003.

     The 2007 Notes are unsecured senior subordinated obligations of the PTC International Finance B.V., which rank junior in right of payment to its senior debt. PTC International Finance B.V.'s senior debt consists of, among other things, its obligations under its guarantees of our senior debt, including the bank credit facility. PTC International Finance B.V.'s guarantees of our senior debt are secured by a lien on
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

amounts owed to it by us in respect of the loan it made to us with the proceeds from the sale of the 2007 Notes. Our guarantee of the 2007 Notes ranks senior in right of payment to all of our existing and future subordinated indebtedness, and equal with our guarantee of the notes.

     The 2007 Notes may be redeemed at any time on or after July 1, 2002, at the option of PTC International Finance B.V., in whole or in part, at 105.375% of their principal amount at maturity, plus accrued interest, declining to 100% of their principal amount at maturity, plus accrued interest, on or after July 1, 2005.

     At any time prior to July 1, 2000, PTC International Finance B.V., may redeem up to 35% of the aggregate principal amount of the 2007 Notes at a redemption price of 110.75% of the accreted value thereof, with the proceeds of one or more public equity offerings; provided, that not less than 60% of the original principal amount at maturity of the 2007 Notes remains outstanding immediately after giving effect to such redemption. The 2007 Notes are also redeemable, in whole but not in part, at PTC International Finance B.V.'s option, in the event of certain changes affecting the withholding tax treatment of certain payments on the 2007 Notes.

     The indenture governing the 2007 Notes contains covenants which, among other things, significantly limit or prohibit us and our subsidiaries' ability to incur indebtedness, pay dividends, engage in transactions with shareholders and affiliates, create liens, sell assets, and engage in mergers and consolidations. If PTC International Finance B.V., fails to comply with these covenants, its obligations to repay the 2007 Notes may be accelerated. These limitations, however, are subject to a number of important qualifications and exceptions. In particular, while the indenture governing the 2007 Notes restricts PTC International Finance B.V.'s ability to incur additional indebtedness by requiring compliance with special leverage ratios, it permits PTC International Finance B.V. to incur a substantial amount of additional indebtedness.

     In addition, the indenture governing the 2007 Notes provides that upon the occurrence of a change of control PTC International Finance B.V., will be required to make an offer to repurchase the 2007 Notes at a purchase price equal to 101% of their accreted value on the purchase date, plus accrued interest, if any. A "change of control" is defined to mean such things as:

     - a "person" or "group" (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of our voting stock on a fully diluted basis;

     - we sell, assign, lease, convey, dispose or transfer, directly or indirectly, all or substantially all of our assets (other than as an entity to one of our wholly-owned subsidiaries or to certain other specified permitted holders), or if we amalgamate, consolidate or merge with another person or another person amalgamates, consolidates or merges with us, in either case pursuant to a transaction in which our voting stock is reclassified into or exchanged for cash, securities or other property, other than any such transaction where:

        (i) our voting stock is reclassified into or exchanged for voting stock of the surviving corporation; and

        (ii) no person or group (other than one or more of the permitted holders referred to above) owns, directly or indirectly, 50% or more of the total voting stock of the surviving corporation after the transaction in question.

     - if during any period of two consecutive years, individuals who at the beginning of such period constituted our Supervisory Board ceased for any reason to constitute a majority of our supervisory board then in office; or

     - either Standard & Poor's or Moody's Investors Service reduces its rating on the 2007 Notes by a certain amount or withdraws its rating in respect of the 2007 Notes.

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

     Neither (i) a grant by a holder of our shares, nor a grant by a holder of shares of any of our subsidiaries of a security interest in such shares to secure our senior debt, nor (ii) the exercise by the holders of such senior debt of such security interest, will constitute a change of control as long as, in the case of clause (ii), any transferee of our shares is one of the permitted holders referred to above. PTC International Finance B.V.'s obligations to repurchase the 2007 Notes upon a change of control is guaranteed by us on a senior subordinated basis.

     The indenture governing the 2007 Notes also contains certain customary events of default. If such an event of default occurs, PTC International Finance B.V.'s obligations to repay the 2007 Notes and our obligations to repay the bank credit facility may be accelerated.

SHAREHOLDER LOANS FROM DETEMOBIL, ELEKTRIM AND MEDIAONE

     On August 24, 1999, DeTeMobil, Elektrim and MediaOne extended to us US$
75.0 million in subordinated loans on substantially identical terms. The respective amounts of these loans from DeTeMobil, Elektrim and MediaOne were US$ 17,578,125, the Zloty equivalent of US$ 39,843,750 and US$ 17,578,125, respectively. Each of these loans is subordinated to our senior debt and bears an interest rate of 12.5% compounded semi-annually on June 17 and December 17. The full loan balance and all accrued interest are due on June 19, 2006. The maturity of these loans may be accelerated if we default on any payment due under them, if amounts owed by us under the bank credit facility or in respect of the 2007 Notes are declared to be immediately due and payable or if we are declared to be or admit to being insolvent. The terms of the notes and the indentures prohibit payment of these loans unless such payments are permitted by the covenant described under "Description of the Notes -- Certain Covenants -- Limitation on Restricted Payments".

OVERDRAFT LOAN AGREEMENTS

     We currently have two loans outstanding in the amounts of 30 million Zlotys, owed to Bank Rozwoju Eksportu Bank S.A., pursuant to overdraft loan agreements dated May 15, 1998 and January 12, 1999, and a 15 million Deutschmark loan outstanding owed to Citibank (Poland) S.A., pursuant to an overdraft loan agreement dated December 15, 1998.

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

                            DESCRIPTION OF THE NOTES

     The notes are issued under two indentures (collectively, the "Indentures"), one for the Euro Notes and one for the Dollar Notes, each of which are dated as of November 23, 1999, and are between PTC International Finance II S.A., as Issuer, Polska Telefonia Cyfrowa, as guarantor, Holdings and State Street Bank and Trust Company, as trustee. You may obtain a copy of the Indentures from us upon request. The terms of the notes include those stated in the Indentures, and those made part of the Indentures by reference to the Trust Indenture Act of 1939, as amended. In this description, the words "we," "our," and "us" refer to Polska Telefonia Cyfrowa Sp. z o.o., the word "Issuer" refers to PTC International Finance II S.A. and the word "Holdings" refers to PTC International Finance (Holding) B.V., and not in each case to any of their subsidiaries, and the word "holder" or "holders" refers to you.

     The following description is a summary of the material terms of the Indentures. It does not restate either agreement in its entirety. We therefore urge you to read the Indentures because they, and not this description, define your rights with respect to the notes. You can find the definitions of certain terms used in this description under the sub-heading "Certain Definitions." References in this description to specific amounts in one currency mean those amounts, or the equivalent of those amounts in other currencies, on the date of determination.

GENERAL

     The notes will mature at par on December 1, 2009 and will be limited to E300 million aggregate principal amount of Euro Notes and US$ 150 million aggregate principal amount of Dollar Notes. We guarantee the notes on a senior subordinated basis. The notes are also guaranteed by Holdings. Recourse to Holdings in respect of its obligations under the Holdings' guarantee is limited to the amounts deposited in the escrow accounts. The trustees hold a portion of the net proceeds from the offering of the Old Notes (estimated at approximately E 117.0 million), for the benefit of the noteholders, in escrow accounts which are secured, as described under "-- Disbursement of Funds -- Escrow Accounts."

     The escrow accounts may be replaced at our election, with letters of credit posted in favor of the trustees, for the benefit of the holders of the notes in an amount sufficient to permit the timely payment of any remaining interest to be paid on the notes, up to and including the fifth interest payment. Currently, the consent of the lenders under the bank credit facility is required to replace the escrow accounts with the letters of credit.

     The notes will be issued in fully registered form, without interest coupons, in denominations of $1,000, in the case of Dollar Notes, and E1,000, in the case of Euro Notes, or any integral multiple thereof. The principal of the notes will be paid, upon surrender of the notes, at the offices of State Street Bank and Trust Company, State Street Bank Luxembourg, S.A., or any other paying agent we appointed. Holders of notes will receive interest at the rates set forth on the cover page of this prospectus semiannually on June 1 and December 1 in each year, commencing on June 1, 2000. Interest on each note will begin accruing as of the date the notes are issued. We will pay interest on each note as of the record date immediately preceding the applicable interest payment date, computing interest on the basis of a 360-day year comprised of twelve 30-day months. We will pay interest on overdue principal and other overdue amounts at the rates payable in respect of the notes set forth on the cover page of this prospectus. Further, the circumstances under which the Issuer may be required to pay additional interest in cash on the notes are described below under "-- Exchange Offer; Registration Rights."

ISSUER GUARANTEE

     The Issuer will issue a guarantee pursuant to which it will guarantee our obligations under the bank credit facility and our hedging obligations on a senior basis. There is currently DM 484 million outstanding under our bank credit facility and no outstanding hedging obligations. The Issuer's obligations under its guarantee relating to our bank credit facility will be secured by a lien on the intercompany receivables, which reflect the loan of the proceeds of the offering of the Old Notes to Holdings, and which are and will be the

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

Issuer's only significant assets. The Issuer's guarantee may be provided, at its option, with respect to other of our senior debt.

SUBORDINATION OF THE NOTES

     The notes will be senior subordinated obligations of the Issuer secured by a security in the escrow accounts described below. See "-- Disbursement of Funds; Escrow Accounts." The payment of the principal of, premium, if any, and interest on, and all other obligations in respect of the notes will be subordinated in right of payment, as set forth in the Indentures, and summarized below, to the payment when due of all Senior Debt (as defined). Each note will rank equally with the other notes, if:

     - any principal, interest, premium or other amounts payable in respect of any Designated Senior Debt (defined below) is not paid when due; or

     - any other default under any Designated Senior Debt occurs and the maturity of such Designated Senior Debt is accelerated in accordance with its terms.

In such case neither we nor the Issuer may make any payment or distribution in respect of principal of, or premium, if any, or interest on, or other amounts payable under or in respect of the notes or our guarantees or make any deposit with respect to legal or covenant defeasance, and neither may repurchase, redeem or otherwise retire the notes pursuant to a change of control or otherwise (collectively, "Pay the Notes").

     The preceding sentence will not apply if the default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Debt has been paid in full. Regardless, however, we or the Issuer may pay the notes if we, or the Issuer and the trustees, receive written notice approving such payment from the Representative (as defined below) of such Designated Senior Debt. During the continuance of any default (other than a default described in the preceding paragraph) with respect to any Designated Senior Debt, including any event that, with notice or lapse of time, or both, would become an event of default, neither we nor the Issuer may pay the notes for a period (a "Payment Blockage Period") commencing upon the receipt by us or by the Issuer of written notice of such default from the Representative of the Bank Debt specifying an election to effect a Payment Blockage Period (a "Payment Blockage Notice") and ending 179 days thereafter, unless earlier terminated:

     - by written notice to the trustee and us or the Issuer from the representative of the Bank Debt;

     -  because no defaults under any Designated Senior Debt are continuing; or

     -  because all Designated Senior Debt has been repaid in full.

     Notwithstanding the provisions described in the immediately preceding paragraph, unless the holders of any Designated Senior Debt or the representative of such holders have accelerated the maturity of such Designated Senior Debt and not rescinded such acceleration, we or the Issuer may (unless otherwise prohibited as described in the first sentence of the preceding paragraph or in the paragraph below) resume payments on the notes after the end of such Payment Blockage Period. Not more than one Payment Blockage Notice with respect to all issues of Designated Senior Debt may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to one or more issues of Designated Senior Debt during such period.

     Other than a voluntary dissolution of the Issuer or merger of the Issuer into Holdings or us, solely for the purpose of permitting Holdings or us to assume all obligations in respect of the notes as if either of us were the direct obligor with respect thereto, and in which all of the Issuer's assets are transferred to Holdings or us and no material payment or distribution is made to creditors, upon any payment or distribution to creditors of ours or of the Issuer upon a total or partial liquidation, dissolution or winding-up of us or the Issuer or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to us or the Issuer or our or their respective property, or in an assignment for the benefit of creditors or any marshaling of the Issuer's or our assets and liabilities, the holders of Senior Debt will be entitled to receive payment in full of the Senior Debt before the holders of the notes are entitled to receive any payment or distribution of any kind or character, whether in cash, property or securities (including any payment or distribution that may be
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

payable or deliverable by reason of the payment of any other of our Debt or the Debt of the Issuer that is subordinated to the payment of the notes), of principal of, or premium, if any, or interest on, or other amounts payable under or in respect of the notes or the guarantees of the notes, including, without limitation, on account of any purchase or other acquisition of notes by the Issuer or us.

     In addition, until the Senior Debt is paid in full, any payment or distribution to which holders of the notes would be entitled to, either directly or pursuant to our guarantees of the notes but for the subordination provisions of the Indentures, will be made directly to holders of the Senior Debt or their representatives. In the event that, notwithstanding the foregoing, the trustees or the holder of any note receive any payment or distribution before all the Senior Debt is paid in full, then such payment or distribution will be required to be held in trust by the trustees or such holder for the benefit of, and paid over or delivered forthwith to, the holders of the Senior Debt or their representatives for application to (in the case of cash), or as collateral for (in the case of non-cash property or securities), the payment or prepayment of all Senior Debt until all Senior Debt shall have been paid in full.

     Because of such subordination provisions, in the event of a bankruptcy receive reorganization, insolvency, receivership, winding-up or similar proceeding relating to us or the Issuer, holders of Senior Debt may recover more, ratably, than the holders of the notes. In such event, after giving effect to such subordination, there may be insufficient assets or no assets remaining to pay interest or principal on the notes.

     The terms of the subordination provisions described above will not apply to payments of money or the proceeds of European Government Securities or U.S. Government Obligations pledged to, or held in trust by the trustees for the payment of principal of, and interest on the notes pursuant to the provisions described under "-- Disbursement of Funds; Escrow Accounts" and "-- Legal Defeasance and Covenant Defeasance."

SUBORDINATION OF OUR GUARANTEES

     Pursuant to our guarantees of the notes, we will unconditionally guarantee, on an unsecured senior subordinated basis, to each holder of notes and the trustees, the full and prompt performance of the Issuer's obligations under the Indentures and the notes, including the payment of principal of and interest on premium, if any, Special Interest (as defined below), if any, and Additional Amounts (as defined below), if any, on the notes. Our guarantees will be subordinated to our Bank Debt and other Senior Debt on the same basis and to the same extent as the notes are subordinated to Senior Debt, and will rank equally with our guarantee of the 2007 Notes. On a pro forma basis, giving effect to the maximum amount of borrowings available under our bank credit facility and the sale of the Old Notes as of September 30, 1999, there would have been outstanding PLN 1,511 million (DM 672 million) of Senior Debt ranking senior to the notes and our obligations under our guarantees, and there would have been outstanding PLN 781 million ($190 million) of Debt ranking equally with the notes and our obligations under our guarantees.

     In addition, all future debt and other liabilities of our subsidiaries, if any, including the claims of trade creditors, secured creditors and creditors holding debt and guarantees issued by such subsidiaries, and claims of preferred stockholders, if any, of such subsidiaries, will be effectively senior to our obligations under our guarantees with respect to the assets of such subsidiaries. Although each Indenture contains limitations on the amount of additional Debt that we and our Restricted Subsidiaries may incur, the amounts of such Debt could be substantial and, in any case, such Debt may be either Senior Debt or Debt of the subsidiaries which will be effectively senior in right of payment to the notes and our guarantees of the notes. We currently do not have any subsidiaries other than the Issuer, Holdings and PTC International Finance B.V., the issuer of the 2007 Notes. For more information, you should read "-- Certain Covenants -- Limitation on Debt" and "-- Certain Covenants -- Limitation on Debt and Preferred Stock of Restricted Subsidiaries."

     An application has been made to list the notes on the Luxembourg Stock Exchange. The Issuer will be required to use commercially reasonable efforts to maintain that listing or another listing on a recognized stock exchange with respect to the notes and the exchange notes at all times. So long as the notes are listed on the Luxembourg Stock Exchange and the rules of the stock exchange require it, the Issuer will maintain a paying agent in Luxembourg at all times that payments are required to be made in respect of the notes. If the notes are listed on any other securities exchange, the Issuer will satisfy any requirement at that securities exchange as to paying agents.
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

SINKING FUND

     The notes will not be entitled to the benefit of any sinking fund.

REDEMPTION

     Except as set forth herein, the Issuer may not redeem the notes prior to December 1, 2004. The Issuer at its option may, from time to time, redeem all or a part of the Euro Notes and all or part of the Dollar Notes at any time on or after December 1, 2004, on not less than 30 nor more than 60 days' prior notice, in amounts of E1,000 or US$ 1,000, as the case may be, or integral multiples thereof at the following redemption prices (expressed as percentages of principal amount at maturity), plus accrued interest, if any, to the redemption date, if redeemed during the 12-month period beginning on the dates indicated below (subject to the right of holders of record on relevant record dates to receive interest due):

                                                                REDEMPTION
PERIOD                                                            PRICE
------                                                          ----------
December 1, 2004............................................     105.625%
December 1, 2005............................................     103.750%
December 1, 2006............................................     101.875%
December 1, 2007 and thereafter.............................     100.000%

OPTIONAL REDEMPTION UPON PUBLIC EQUITY OFFERINGS

     In addition, prior to December 1, 2002, the Issuer may, on one or more occasions, redeem up to 35% of the initial aggregate principal amount of the Euro Notes and up to 35% of the initial aggregate principal amount of the Dollar Notes, as the case may be, with all or a portion of the net proceeds of a Public Equity Offering (as defined below), provided that:

     - immediately after the offering at least 60% in aggregate principal amount of the applicable notes remains outstanding;

     - it has received an equivalent amount of proceeds as a prepayment of the Intercompany Receivables; and

     - the redemption must occur within 75 days of the closing of the Public Equity Offering.

     The redemption price for the notes is 111.25% of the principal amount thereof, together with accrued interest, if any, to the date of redemption (subject to the right of holders of record on record dates to receive interest due on interest payment dates).

     The provisions of the bank credit facility prohibit us or the Issuer from electing to repurchase the notes pursuant to any of the redemption provisions described herein without first obtaining the consent of the banks or other financial institutions party thereto.

REDEMPTION UPON ASSET SALE

     If an Asset Sale (as defined below) occurs, the Issuer may be required to make an offer to purchase all or some of the outstanding Euro Notes and Dollar Notes at a price of 100% of the principal amount of the notes together, with accrued interest, if any, to the date of redemption.

REDEMPTION FOR CHANGES IN WITHHOLDING TAXES

     The Issuer at its option may from time to time redeem all, but not less than all, of the notes at 100% of the principal amount of the notes together with accrued interest, including Special Interest, if any, on the notes to the redemption date. This redemption applies only if as a result of any amendment to, or change in, the laws (or any rules or regulations thereunder) of Luxembourg, The Netherlands or Poland or any political subdivision or taxing authority thereof or therein or, in the case of Additional Amounts payable by a successor person to the Issuer or us, of the jurisdiction in which such successor Person is organized or any

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

political subdivision or taxing authority thereof or therein or any amendment to or change in any official interpretation or application of such laws or rules or regulations, or any execution of or amendment to any treaty affecting taxation to which Luxembourg, The Netherlands or Poland, or any political subdivision or taxing authority thereof or therein or any other relevant jurisdiction or political subdivision or taxing authority is a party, which amendment or change or execution is effective on or after the date of the Indentures (or, in the case of Additional Amounts payable by a successor person to us, Holdings or the Issuer, the date on which such successor person became such pursuant to applicable provisions of the Indentures), either:

     - the Issuer with respect to the notes, us, with respect to our guarantees of the notes or Holdings with respect to its guarantees of the notes have become or will become obligated to pay Additional Amounts (as described below under "-- Payment of Additional Amounts"), or

     - us or Holdings have become or will become obligated to pay similar Additional Amounts with respect to the Intercompany Receivables,

on the next date on which any amount would be payable with respect to the notes or the Intercompany Receivables, as the case may be, and, such obligation cannot be avoided by the use of reasonable measures available to us, Holdings or the Issuer, as the case may be.

     No such notice of redemption may be given earlier than 90 days prior to the earliest date on which we, the Issuer or Holdings, as the case may be, would be obligated to pay such Additional Amounts were a payment in respect of the notes, our guarantees of the notes or Holdings' guarantees of the notes then due. At the time such notice of redemption is given, such obligation to pay such Additional Amounts must remain in effect. Immediately prior to the mailing of any notice of redemption pursuant to this section, the Issuer shall deliver to the trustee a certificate stating that we are entitled to elect to effect such redemption and set forth a statement of facts showing that the conditions precedent to the Issuer's right to so elect to redeem has occurred.

     The provisions of the bank credit facility prohibit us from electing to repurchase the notes pursuant to any of the redemption provisions described herein without first obtaining the consent of the banks or other financial institutions party thereto.

SELECTION AND NOTICE OF REDEMPTION

     If less than all the notes are to be redeemed, the particular notes to be redeemed will be selected by the appropriate trustee by a method it deems fair and appropriate. The trustee will make this selection not more than 60 days before the redemption date. Partial redemption may only be made in integral multiples of E1,000 or US$ 1,000, as the case may be.

     Notice of redemption will be mailed, first-class postage prepaid, at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. So long as the notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange require, the Issuer will, once in each year in which there has been a partial redemption of any of the notes, cause to be published in a leading daily newspaper of general circulation in Luxembourg (which is expected to be the Luxembourg Wort ) a notice specifying the aggregate principal amount at maturity of notes outstanding and a list of the notes drawn for redemption but not surrendered.

     On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption and accepted for payment.

ADDITIONAL AMOUNTS

     All payments made by us, under or with respect to the notes, by the Issuer, under or with respect to our guarantees of the notes and by Holdings, under or with respect to its guarantees of the notes, will be made free and clear of and without withholding or deduction for or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge imposed or levied by or on behalf of the government of Luxembourg, The Netherlands or Poland or any political subdivision or taxing authority or agency thereof

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

or therein (hereinafter "Taxes") unless we, Holdings or the Issuer, as the case may be, are required to withhold or deduct Taxes by law or by the interpretation or administration thereof.

     If we, Holdings or the Issuer are so required to withhold or deduct any amount for or on account of Taxes from any payment made under or with respect to the notes, our guarantees of the notes, or Holdings' guarantees of the notes, as the case may be, we, Holdings or the Issuer will pay such additional amounts ("Additional Amounts") as may be necessary so that the net amount received by each holder (including Additional Amounts) after such withholding or deduction will not be less than the amount such holder would have received if such Taxes had not been required to be withheld or deducted; provided, however, that the foregoing obligation to pay Additional Amounts does not apply to:

     - any Taxes that would not have been so imposed but for the existence of any present or former connection between the relevant holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over the relevant holder, if the holder is an estate, nominee, trust or corporation) and Luxembourg, The Netherlands, or Poland or any political subdivision or taxing authority or agency thereof or therein (other than the mere receipt of such payment or the ownership or holding outside of Luxembourg, The Netherlands or Poland of such note);

     - any estate, inheritance, gift, sales, excise, transfer, personal property tax or similar tax, assessment or governmental charge;

     - any Taxes payable otherwise than by deduction or withholding from payments of principal of (or premium, if any, on) or interest on such note; or

Nor will additional amounts be paid;

     - if the payment could have been made without such deduction or withholding if the beneficiary of the payment had presented the note for payment within 30 days after the date on which such payment or such note became due and payable or the date on which payment thereof is duly provided for, whichever is later, except to the extent that the holder would have been entitled to Additional Amounts had the note been presented on the last day of such 30-day period); or

     - with respect to any payment of principal of (or premium, if any, on) or interest on such note to any holder who is a fiduciary or partnership or any person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual holder of such note.

     The foregoing provisions shall survive any termination or discharge of either Indenture and shall apply equally, except with necessary changes related to the jurisdiction, to any jurisdiction in which any successor person to us, Holdings or the Issuer is organized or any political subdivision or taxing authority or agency thereof or therein.

PURCHASE AT THE OPTION OF HOLDERS UPON A CHANGE OF CONTROL

     If a Change of Control (defined below) occurs at any time (the date of such occurrence being the "Change of Control Date"), then you, as a holder of notes, will have the right to require the Issuer to purchase your notes, in whole or in part in integral multiples of E1,000 or US$ 1,000 principal amount, as applicable, at a purchase price (the "Change of Control Purchase Price") in cash in an amount equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Purchase Date"), pursuant to the offer described below (the "Change of Control Offer") and the other procedures set forth in the Indentures. We and Holdings will advance to the Issuer as a prepayment under the Intercompany Receivables, an amount of funds sufficient to consummate the Change of Control Offer, and the Issuer's obligation to repurchase the notes upon a Change of Control will be guaranteed on a subordinated basis by us pursuant to the our guarantees of the notes.

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     "Change of Control" means the occurrence of (x) any of the following events and (y) a Rating Decline:

     - if any "Person" or "group" (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of
        1934), other than any one or more of the Permitted Holders, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, except that a Person will be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the total voting power of all classes of our Voting Stock;

     - the sale, assignment, lease, conveyance, disposition or transfer, directly or indirectly, of all or substantially all of our assets (other than a transfer of such assets as an entirety or virtually as an entirety to a wholly-owned subsidiary or one or more Permitted Holders) shall have occurred, or we amalgamate, consolidate or merge with or into any other person (other than one or more Permitted Holders) or any other person (other than one or more Permitted Holders) amalgamates, consolidates or merges with or into us, in any such event pursuant to a transaction in which our outstanding Voting Stock is reclassified into or exchanged for cash, securities or other property, other than any such transaction where (a) our outstanding Voting Stock is reclassified into or exchanged for Voting Stock of the surviving corporation and (b) no person or group (other than any one or more of the Permitted Holders) (as defined in clause (a) above) owns, directly or indirectly, 50% or more of the total voting power of all classes of Voting Stock of such surviving corporation immediately after such transaction; or

     - during any period of two consecutive years, individuals who at the beginning of such period constituted our Supervisory Board (together with any new directors whose election or appointment to such board was approved or confirmed as acceptable for purposes of this provision, by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved or confirmed) cease for any reason to constitute a majority of our Supervisory Board then in office;

provided, however, that (a) the grant by any holder of our shares or the shares of any of our subsidiaries of a security interest in such shares to secure Senior Debt, and (b) the exercise by the holders of such Senior Debt of their rights and remedies in respect thereof shall not constitute a Change of Control hereunder as long as, in the case of the second clause, any transferee of our shares is a Permitted Holder or such transfer does not otherwise constitute a Change of Control.

     "Permitted Holders" means:

     - MediaOne, DeTeMobil and Elektrim or any person of which the foregoing "beneficially owns" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934) voting securities representing at least 66 2/3% of the total voting power of all classes of Voting Stock of such person (exclusive of any matters as to which class voting rights exist) or any person that "beneficially owns" voting securities representing at least 66 2/3% of the total voting power of all classes of Voting Stock of MediaOne or DeTeMobil or Elektrim;

     - any international telecom company with (a) substantial experience in mobile telecommunications operations, (b) a long-term debt rating by Moody's of at least Baa3 or by S&P of at least BBB-, or a comparable credit-rating by another internationally recognized rating agency, and
        (c) consolidated revenues for its most recent full fiscal year of at least $2.5 billion or the equivalent in another currency; and

     - any corporation (or other entity) which owns all of our outstanding Capital Stock if such entity acquires such ownership in a transaction in which the owners of all of our Capital Stock immediately prior to such transaction acquire proportionate ownership of all of the Capital Stock (or similar

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

       equity ownership interest) of such entity (or any parent organization which owns all of the outstanding Capital Stock (or similar equity ownership interest) of such entity).

     Within 60 days following any Change of Control, we or the Issuer shall, subject to compliance with the requirements of the second succeeding paragraph,
(a) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States, and (b) send, by first-class mail, with a copy to each trustee, to each holder of notes, at such holder's address appearing in the Security Register, a notice stating, among other things:

     - that a Change of Control has occurred and a Change of Control Offer is being made pursuant to the covenant entitled "Change of Control," and that all notes timely and otherwise properly tendered will be accepted for payment;

     - the Change of Control Purchase Price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Purchase Date");

     - that any note (or portion thereof) accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Purchase Date;

     - that any notes (or portions thereof) not tendered or accepted for payment will continue to accrue interest;

     - a description of the transaction or transactions constituting the Change of Control; and

     - the procedures that holders of notes must follow in order to tender their notes (or portions thereof) for payment, and the procedures that holders of notes must follow in order to withdraw an election to tender notes (or portions thereof) for payment.

     The Issuer's obligation to repurchase the notes upon a Change of Control will be guaranteed by us on a senior subordinated basis pursuant to our guarantees of the notes.

     In the event that at the time of a Change of Control the terms of the Bank Debt or any other Senior Debt restrict or prohibit the repurchase of notes as described in the foregoing paragraph, then prior to the mailing of the Change of Control notice to holders of the notes, but in any event within 30 days following such Change of Control, we will:

     - repay or cause to be repaid in full, and terminate all commitments under the Bank Debt and such other Senior Debt or, if the Bank Debt or such other Senior Debt is not, by its terms, then repayable or prepayable, to offer to repay in full all Bank Debt or such other Senior Debt and to repay or cause to be repaid the Bank Debt and such other Senior Debt of each lender who has accepted such offer; or

     - obtain the requisite consent under the agreements governing the Bank Debt and such other Senior Debt to permit the repurchase of the notes as described above.

     Our bank credit facility prohibits the repurchase of the notes prior to full repayment of indebtedness thereunder.

     The occurrence of certain of the events which would constitute a Change of Control could constitute a default under our bank credit facility and might constitute a default under any of our future indebtedness. In addition, the exercise by the holders of the notes of their right to require the Issuer to repurchase the notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, if a Change of Control Offer is made, there can be no assurance that we or the Issuer will have sufficient funds or other resources to pay the Change of Control Purchase Price for all the notes that might be delivered by holders thereof seeking to accept the Change of Control Offer.

     The definition of Change of Control includes a phrase relating to the sale, assignment, lease, conveyance, disposition or transfer of "all or substantially all" of our assets. Although there is a developing body of case
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

law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such notes as a result of a sale, assignment, lease, conveyance, disposition or transfer of less than all of our assets to another person may be uncertain.

     We and the Issuer, as appropriate, will comply with the requirements of Rule 13e-4 and Rule 14e-1 of Regulation 14E of the Securities Exchange Act of 1934 and any other U.S., Luxembourg, Dutch or Polish securities laws or regulations in connection with the repurchase of notes pursuant to any Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Offer, we, Holdings and the Issuer will comply with such provisions and will not be deemed to have breached its obligations under the Change of Control covenant by virtue thereof.

CURRENCY INDEMNITY

     The U.S. dollar is the sole currency of account and payment for all sums payable under the Dollar Notes and the applicable Indenture. Any amount received or recovered in currency other than U.S. dollars in respect of the Dollar Notes (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Issuer, us, any Subsidiary or otherwise) by the holder in respect of any sum expressed to be due to it from us, Holdings or the Issuer shall constitute a discharge of us, Holdings or the Issuer only to the extent of the U.S. dollar amount which the recipient is able to purchase with the amount so received or recovered in other currency on the date of that receipt or recovery (or, if it is not possible to make that purchase on that date, on the first date on which it is possible to do
so). If that U.S. dollar amount is less than the U.S. dollar amount expressed to be due to the recipient under any Dollar Note, we, Holdings and the Issuer shall indemnify the recipient against the cost of making any such purchase. For the purposes of this paragraph, it will be sufficient for the holder to certify that it would have suffered a loss had the actual purchase of U.S. dollars been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of U.S. dollars on such date had not been possible, on the first date on which it would have been possible). These indemnities, to the extent permitted by law:

     - constitute a separate and independent obligation from the other obligations of us, Holdings and the Issuer;

     -  shall give rise to a separate and independent cause of action;

     -  shall apply irrespective of any waiver granted by any holder; and

     - shall continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Dollar Note or any other judgment or order.

     The Euro is the sole currency of account and payment for all sums payable under the Euro Notes and the applicable Indenture. Any amount received or recovered other than in Euro in respect of the Euro Notes (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of us, Holdings or the Issuer or otherwise) by the holder in respect of any sum expressed to be due to it from us, Holdings or the Issuer shall constitute a discharge of us, Holdings or the Issuer only to the extent of the Euro amount which the recipient is able to purchase with the amount so received or recovered in other currency on the date of that receipt or recovery (or, if it is not possible to make that purchase on that date, on the first date on which it is possible to do so). If that Euro amount is less than the Euro amount expressed to be due to the recipient under any Euro Note, we, Holdings and the Issuer shall indemnify the recipient against the cost of making any such purchase. For the purposes of this paragraph, it will be sufficient for the holder to certify that it would have suffered a loss had an actual purchase of Euro been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of Euro on such date had not been possible, on the first date on which it would have been possible). These indemnities, to the extent permitted by law:

     - constitute a separate and independent obligation from the other obligations of ours, of Holdings and of the Issuer;

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     -  shall give rise to a separate and independent cause of action;

     -  shall apply irrespective of any waiver granted by any holder; and

     - shall continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Euro Note or any other judgment or order.

DISBURSEMENT OF FUNDS; ESCROW ACCOUNT

     The notes are secured pursuant to two Escrow Agreements made by Holdings in favor of the relevant trustee for the benefit of the holders of the notes. Each of these Escrow Agreements provides for the grant by Holdings of security in the Escrow Accounts created thereunder on the Issue Date. Recourse to Holdings in respect of its obligations under Holdings' guarantees of the notes will be limited to the amounts deposited in the Escrow Accounts.

     Securities in such amount and with such maturity as will be sufficient, upon receipt of scheduled interest and principal payments on such securities, (in the opinion of an internationally recognized firm of independent public accountants selected by us) to provide for payment in full of the first five scheduled interest payments (excluding Additional Amounts) due on the notes will be deposited in the Escrow Accounts on the Issue Date. The amount of securities deposited in the Escrow Accounts may be insufficient to provide for the payment of interest due on the notes in the event that an increased rate of interest becomes payable on the notes. The securities will consist of five groups of U.S. Government Securities, in the case of the Dollar Escrow Agreement, or European Government Securities, in the case of the Euro Escrow Agreement, one for each of the first five scheduled interest payments. Each such group will consist of U.S. Government Securities or European Government Securities denominated in the currency of the relevant interest payment maturing on, or as nearly as possible prior to, the date of the corresponding scheduled interest payment in an aggregate amount sufficient upon receipt of scheduled interest and principal payments of such securities (determined as described above) to provide for payment in full of scheduled interest payments on the relevant notes. Approximately E117.0 million of the net proceeds of the offering was used to acquire the securities, however, the precise amount of securities acquired depends upon the interest rates on U.S. Government Securities or European Government Securities prevailing on the Issue Date. The securities will be held in the relevant Escrow Accounts in the name of the relevant trustee or Holdings. Pursuant to each Escrow Agreement, prior to an interest payment date on the notes, Holdings may either deposit with the relevant trustee funds otherwise available to Holdings cash an amount sufficient to pay the interest scheduled to be paid on such date, or Holdings may direct the relevant trustee to release from the relevant Escrow Account (or otherwise procure the release of) an amount sufficient to pay interest then due on the relevant notes. In the event that Holdings exercises the former option, it may thereafter direct the relevant trustee to release to it (or otherwise procure the release of) an amount in cash or securities from the relevant Escrow Account in an amount equal to such cash deposited with the relevant Trustee. Failure to pay interest on the notes in a timely manner through the first five scheduled interest payment dates will constitute an immediate Event of Default under the applicable Indenture with no grace or cure period.

     Interest earned on the relevant securities will be added to the relevant Escrow Account. In the event that the funds or securities held in an Escrow Account exceed the amount sufficient, in the opinion of an internationally recognized firm of independent public accountants selected by us, to provide for payment in full of the first five scheduled interest payments (excluding Additional Amounts unless then due and payable) due on the relevant notes (or, in the event an interest payment or payments have been made, an amount sufficient to provide for payment in full of any interest payments remaining, up to and including the fifth scheduled interest payment), the relevant trustee will be permitted to release to us upon request any such excess amount.

     Although the funds and securities deposited in the Escrow Accounts and the proceeds realized thereon will only be sufficient to provide for payment in full of the first five scheduled interest payments (excluding Additional Amounts) on the notes, the security in the Escrow Accounts will be granted to secure not only the Issuer's obligations to make such interest payments, but also all of its other obligations under the notes.

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     Each Escrow Agreement provides that once we have made the first five scheduled interest payments on the relevant notes in a timely manner, the relevant trustee's security in the relevant Escrow Account shall be terminated and the funds and securities therein returned to the control of Holdings. After security in an Escrow Account is terminated, the relevant notes will be completely unsecured.

     Your ability, as holders of notes, to realize any of the funds or securities in the Escrow Accounts may be subject to certain bankruptcy law limitations in the event of the bankruptcy of the Issuer, Holdings or us.

     Each Escrow Agreement provides that funds in the Escrow Accounts may only be disbursed to pay interest on the relevant notes that are outstanding, and, in the event that principal and interest on the securities deposited in an Escrow Account exceeds 100% of the amount sufficient, in the written opinion of a nationally recognized firm of independent accountants selected by Holdings, to provide for payment in full of the first five scheduled interest payments due on the notes, any such excess amount.

     Holdings may also replace an Escrow Account with a letter of credit posted in favor of the relevant trustee, for the benefit of the holder of the notes, in an amount equal to any remaining interest payments to be made on the notes up to and including the fifth interest payment. Currently, the consent of the lenders under our bank credit facility is required to replace an Escrow Account with a letter of credit. If we replace an Escrow Account with a letter of credit, we will publicize the replacement in a daily leading newspaper with general circulation in Luxembourg, and we will also inform the Luxembourg Stock Exchange.

CERTAIN COVENANTS

     Each of the Indentures will contain, among others, the following covenants:

     Limitation on Debt. We will not, directly or indirectly, incur any Debt other than Permitted Debt unless, after giving pro forma effect to the incurrence of such Debt and any other Debt Incurred or repaid since the date of the most recently available quarterly or annual balance sheet and the receipt and application of the proceeds thereof, no Event of Default would occur as a consequence of such incurrence or be continuing following such incurrence, and either:

     -  the ratio of:

       (a) the aggregate consolidated principal amount of our Debt and the Debt of our Restricted Subsidiaries outstanding as of the most recently available quarterly or annual balance sheet, after giving pro forma effect to the incurrence of such Debt and any other Debt Incurred or repaid since such balance sheet date and the receipt and application of the proceeds thereof; to

       (b) Adjusted Cash Flow for the four full fiscal quarters next preceding the incurrence of such Debt for which consolidated financial statements are available, determined on a pro forma basis as if any such Debt had been incurred and the proceeds thereof had been applied at the beginning of such four fiscal quarters, would be less than 5.0 to 1.0;

     or

     - the Consolidated Capital Ratio as of the most recent available quarterly or annual balance sheet, after giving pro forma effect to the incurrence of such Debt and any other Debt Incurred or repaid since such balance sheet date and the receipt and application of the proceeds thereof, is less than 2.0 to 1.0.

     "Permitted Debt" is defined as follows:

     - Debt Incurred pursuant to our guarantees of the notes, the 2007 Notes Guarantee, the notes and the Intercompany Receivables, and Refinancing Debt Incurred in respect thereof;

     - Debt Incurred under our bank credit facility and any Qualified Debt Offering and Refinancing Debt Incurred in respect thereof, provided that the aggregate principal amount of all such Debt, together with all such Debt of Restricted Subsidiaries, at any one time outstanding does not exceed DM 760 million, which amount shall be permanently reduced by the amount of (a) Scheduled Reductions and (b) repayments pursuant to the provisions of our bank credit facility relating to the

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       proceeds of Asset Sales not reinvested; provided, however, that the total reductions pursuant to (a) and (b) above shall not exceed DM 672 million;

     - Debt Incurred in respect of Capital Expenditure Debt and Refinancing Debt Incurred in respect thereof, provided that:

       (a) the aggregate principal amount of such Debt does not exceed the Fair Market Value of the Property or assets acquired or constructed (including the cost of design, development, construction, installation and integration thereof);

       (b) the property or assets acquired or constructed are used in a Telecommunications Business; and

       (c) the aggregate principal amount outstanding of all Debt Incurred under this bullet point and under the second bullet point of "Limitation on Debt and Preferred Stock of Restricted Subsidiaries" does not exceed an amount equal to (w) $250.0 million plus (x) an amount equal to $30 million for each million persons residing in the coverage area of the GSM 1800 License, plus (y) an amount equal to (i) if the Guarantor or any Subsidiary acquires a UMTS License, $40 million for each million persons residing in the coverage area of such UMTS License for the development of UMTS service minus (ii) the aggregate principal amount of Debt Incurred pursuant to the immediately preceding clause (x), plus (z), if Minutes of Use exceed an average of 383 million per month for any four months in a consecutive six-month period through December 31, 2001, $3 for each such excess Minute of Use;

     - that percentage of our Debt owing to and held by any Restricted Subsidiary that is equal to the percentage of our direct or indirect ownership interest in such Restricted Subsidiary; provided, however, that:

       (a) any subsequent issue or transfer of Capital Stock or other event that results in a reduction in our direct or indirect ownership interest in such Restricted Subsidiary, or

       (b) any subsequent transfer of such Debt (except to us or a Wholly-Owned Subsidiary) shall be deemed, in each case, to constitute the incurrence of such Debt by us in the following amounts:

           (i) in the case of (a) above, the full amount of such Debt if such Restricted Subsidiary does not remain a Restricted Subsidiary, and otherwise the percentage of such Debt equal to the percentage reduction in our direct or indirect ownership interest in such Restricted Subsidiary; and

           (ii) in the case of (b) above, the full amount of such Debt if it is not transferred to a Restricted Subsidiary, and otherwise a percentage of such Debt equal to (x) the percentage of our direct or indirect ownership interest in the Restricted Subsidiary that previously held such Debt less (y) the percentage of our indirect ownership interest in the Restricted Subsidiary to which such Debt is transferred;

     - Debt (other than Debt permitted by the first four or the last two clauses of this definition) in an aggregate principal amount outstanding at any time not to exceed $25.0 million;

     - Debt under Interest Rate Protection Agreements entered into by us for the purpose of limiting interest rate risk in respect of our Debt or the Debt of any Restricted Subsidiary in the ordinary course of our financial management and not for speculative purposes;

     - Debt under Currency Exchange Protection Agreements, provided that such Currency Exchange Protection Agreements were entered into by us for the purpose of limiting currency exchange rate risks directly related to transactions entered into in the ordinary course of business and not for speculative purposes;

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     -  Debt in connection with one or more standby letters of credit or performance bonds issued in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit; and

     - Debt outstanding on the Issue Date and listed on a schedule to each Indenture, and Refinancing Debt Incurred in respect thereof.

     Limitation on Debt and Preferred Stock of Restricted Subsidiaries. We will not permit any Restricted Subsidiary to, directly or indirectly, Incur any Debt or Preferred Stock except:

     - Debt Incurred under our bank credit facility and any Qualified Debt Offering and Refinancing Debt Incurred in respect thereof, provided that the aggregate principal amount of all such Debt, together with all of our such Debt, at any one time outstanding does not exceed DM 760 million, which amount shall be permanently reduced by the amount of (a) Scheduled Reductions and (b) repayments pursuant to the provisions of our bank credit facility relating to the proceeds of Asset Sales not reinvested; provided, however, that the total reductions pursuant to (a) and (b) above shall not exceed DM 672 million;

     - Debt Incurred in respect of Capital Expenditure Debt and Refinancing Debt Incurred in respect thereof, provided that:

       (a) the aggregate principal amount of such Debt does not exceed the fair market value of the property or assets acquired or constructed (including the cost of design, development, construction, installation or integration);

       (b) the property or assets acquired or constructed are used in a Telecommunications Business; and

       (c) the aggregate principal amount outstanding of all Debt Incurred under this bullet point and under the third bullet point of "-- Limitation on Company Debt" does not exceed an amount equal to (w) $250.0 million plus (x) an amount equal to $30 million for each million persons resident in the coverage area of the GSM 1800 license, plus (y) an amount equal to (i) if we or any subsidiary acquires a UMTS License, $40 million for each million persons residing in the coverage area of such UMTS License for the development of UMTS service minus (ii) the aggregate principal amount of Debt Incurred pursuant to the immediately preceding clause (x), plus (z), if Minutes of Use exceed an average of 383 million per month for any four months in a consecutive six-month period through December 31, 2001, $3 for each such excess Minute of Use;

     - that percentage of Debt of a Restricted Subsidiary owing to and held by any Restricted Subsidiary that is equal to the percentage of our direct or indirect ownership interest in such Restricted Subsidiary; provided, however, that:

       (a) any subsequent issue or transfer of Capital Stock or other event that results in a reduction in our direct or indirect ownership interest in such Restricted Subsidiary; or

       (b) any subsequent transfer of such Debt (except to us or a Wholly-Owned Subsidiary) shall be deemed, in each case, to constitute the incurrence of such Debt by the Issuer thereof in the following amounts:

           (i) in the case of (x) the full amount of such Debt if such Restricted Subsidiary does not remain a Restricted Subsidiary, otherwise the percentage of such Debt equal to the percentage reduction in our direct or indirect ownership interest in such Restricted Subsidiary; and

           (ii) in the case of (y), the full amount of such Debt if it is not transferred to a Restricted Subsidiary, and otherwise a percentage of such Debt equal to (x) the percentage of our direct or indirect ownership interest in the Restricted Subsidiary that previously held such Debt less (y) the percentage of our indirect ownership interest in the Restricted Subsidiary to which such Debt is transferred;
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

     - Debt of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by us or otherwise became a Restricted Subsidiary (other than Debt Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a subsidiary or was otherwise acquired by us), provided, however, that at the time such Restricted Subsidiary is acquired or otherwise became a Restricted Subsidiary of us, we would have been able to Incur $1.00 of additional Debt pursuant to the first two clauses of the first paragraph of the covenant described under "-- Limitation on Debt;"

     - Debt under Interest Rate Protection Agreements entered into by such Restricted Subsidiary for the purpose of limiting interest rate risk in respect of our Debt or the Debt of a Restricted Subsidiary in the ordinary course of the financial management of such Restricted Subsidiary and not for speculative purposes;

     - Debt under Currency Exchange Protection Agreements, provided that such Currency Exchange Protection Agreements were entered into by such Restricted Subsidiary for the purpose of limiting currency exchange rate risks directly related to transactions entered into in the ordinary course of business and not for speculative purposes;

     - Debt in connection with one or more standby letters of credit or performance bonds issued in the ordinary course of business or pursuant to self-insurance obligations and, in each case, not in connection with the borrowing of money or the obtaining of advances or credit;

     - Debt or Preferred Stock outstanding on the Issue Date and listed on a schedule to the Indentures;

     - Debt Incurred pursuant to the Indentures and the guarantees of the notes; and

     - Refinancing Debt Incurred in respect of Debt Incurred pursuant to the provisions of the fourth, eighth and ninth clauses of this paragraph.

     Limitation on Layered Debt. Neither the Issuer nor we will, directly or indirectly, incur any Debt if such Debt provides by its terms that it is subordinate or junior in ranking to any Senior Debt of ours or Senior Debt of the Issuer, as the case may be, unless such Debt is Senior Subordinated Debt or is expressly subordinated in right of payment to Senior Subordinated Debt; provided, however, that nothing herein shall apply to:

     - intercreditor agreements among creditors of the Issuer or of ours but to which neither the Company nor we are a party; or

     - agreements relating to priorities of payment or rights in respect of collateral among the Issuer, us and the banks or other financial institutions party to our bank credit facility (or any Refinancing Indebtedness in respect thereof) and any related Hedging Obligations.

     Limitation on Restricted Payments. We will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

     - declare or pay any dividend or make any other payment or distribution (whether made in cash, Property or securities), except for any dividend or distribution which is made solely to us or a Restricted Subsidiary (and, if such Restricted Subsidiary is not a Wholly-Owned Subsidiary, to the other shareholders of such Restricted Subsidiary on a pro rata basis), or dividends or distributions payable solely in shares of Capital Stock (other than Redeemable Stock) of us;

     - purchase, redeem, acquire or retire any of our Capital Stock or a Capital Stock of a Restricted Subsidiary held by persons other than us or any Wholly-Owned Subsidiary;

     - make any payment on, or with respect to, or redeem, repurchase, defease or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled sinking fund or mandatory redemption payment, any Subordinated Obligation (other than the purchase, repurchase or other acquisition of any Subordinated Obligation purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition), or make any payment on, redeem, repurchase, defease or otherwise acquire or retire for value the Shareholder Loans; or

     - make an Investment (other than Permitted Investments) in any person (all such payments and other actions set forth in these four clauses being collectively referred to as "Restricted Payments").

     Notwithstanding the foregoing, we or any other Restricted Subsidiary may make any Restricted Payment if at the time of, and after giving effect to, such proposed Restricted Payment:

     -  no Default or an Event of Default shall have occurred and be continuing;

     - we could incur at least $1.00 of additional Debt pursuant to the first two bullet points contained in the first paragraph of the covenant described under "-- Limitation on Debt;" or

     - the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made since the Issue Date (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value) would not exceed an amount equal to the sum of:

       (a)   the remainder of:

           (i) Adjusted Cash Flow for the period (treated as one accounting period) from the Issue Date to the end of our most recent fiscal quarter, ending at least 45 days prior to the date of such proposed Restricted Payment; less

           (ii) the product of 1.75 times the sum of (i) Adjusted Interest Expense; plus

           (iii)  Adjusted Foreign Debt FX Losses for such period;

       (b)   Capital Stock Sale Proceeds;

       (c) the amount by which Debt (other than Subordinated Obligations) of ours or any Restricted Subsidiary is reduced on our balance sheet upon the conversion or exchange (other than by a Subsidiary) subsequent to the Issue Date of any Debt of ours or any Restricted Subsidiary convertible or exchangeable for Capital Stock (other than Disqualified Stock) of ours (less the amount of any cash or other Property distributed by us or any Restricted Subsidiary upon such conversion or exchange);

       (d)   an amount equal to the sum of:

           (i) the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans, advances or other transfers of assets, in each case to us or any Restricted Subsidiary from Unrestricted Subsidiaries; and

           (ii) the portion (proportionate to our equity interest in such subsidiary) of the Fair Market Value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made (and treated as a Restricted Payment) by us or any Restricted Subsidiary in such Unrestricted Subsidiary; and

       (e)   $10 million.

     Notwithstanding the foregoing limitations, we may:

     - pay dividends on our Capital Stock within 60 days of the declaration thereof if, on said declaration date, such dividends could have been paid in compliance with the Indentures; provided, however, that at the time of such payment of such dividend, no Default or Event of Default shall have occurred and be continuing (or result therefrom), provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

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

     - redeem, repurchase, defease, acquire or retire for value, any Subordinated Obligation with the proceeds of any Refinancing Debt; provided, however, that such redemption, repurchase, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments; or

     - acquire, redeem or retire our Capital Stock or our Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, our Capital Stock (other than Disqualified Stock and other than Capital Stock issued or sold to a subsidiary of ours or an employee stock ownership plan or to a trust established by us or any of our subsidiaries for the benefit of their employees); provided, however, that:

       (a) such acquisition, redemption or retirement shall be excluded in the calculation of the amount of Restricted Payments; and

       (b) the Net Cash Proceeds from such sale shall be excluded from the calculation of the amount of Capital Stock Sale Proceeds.

     Transactions with Affiliates. We will not, and will not permit any Restricted Subsidiary to, directly or indirectly, conduct any business, enter into or permit to exist any transaction or series of related transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with any Affiliate of ours (an "Affiliate Transaction") unless:

     -  the terms of such Affiliate Transaction are:

       (a)   set forth in writing; and

       (b) no less favorable in any material respect, taken as a whole, to us or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm's-length transaction with a person that is not an Affiliate of ours or such Restricted Subsidiary, as determined in good faith by any Officer; and

     - with respect to an Affiliate Transaction involving aggregate payments, the transfer of assets or provision of services, in each case having a value in excess of $5.0 million, either:

       (a) our Supervisory Board (including a majority of the disinterested members of the Supervisory Board) approves such Affiliate Transaction and, in its good faith judgment, believes that such Affiliate Transaction complies with item (b) under the first bullet point of this paragraph as evidenced by a Board Resolution; or

       (b) with respect to those transactions having a value in excess of $10.0 million, we obtain and provide to the trustees a written opinion from an Independent Appraiser to the effect that such Affiliate Transaction is fair, from a financial point of view, to us.

     Notwithstanding the foregoing limitation, we may enter into or suffer to exist the following:

     - any transaction or series of transactions between us and a Restricted Subsidiary or between Restricted Subsidiaries that are in the ordinary course of business and do not adversely affect holders of the notes;

     - any Restricted Payment permitted to be made pursuant to the covenant described under "-- Limitation on Restricted Payments;"

     - any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by our Supervisory Board;

     - the payment of reasonable fees and provision of reasonable indemnities to directors and consultants of ours and our Restricted Subsidiaries who are not our employees or employees of our Restricted Subsidiaries;

     - loans and advances to employees made in the ordinary course of business and consistent with past practice of ours or our Restricted Subsidiary, as the case may be, provided that such loans and advances do not exceed $1.0 million in the aggregate at any one time outstanding;

     - transactions pursuant to the 2007 Notes, the notes, the Registration Rights Agreements, the Intercompany Receivables or the Shareholders Agreement;

     - transactions between us and our subsidiaries entered into in connection with our bank credit facility;

     - agreements in existence on the Issue Date and any renewal thereof, provided that any such renewal is on terms no less favorable in any material respect, taken as a whole, than the terms of any such existing agreement and provided that we will not, and will not permit any Restricted Subsidiary to, amend, modify or in any way alter the terms of any existing Affiliate Agreements in a manner materially adverse to the holders of the notes;

     - contracts that have been awarded to an Affiliate pursuant to which the Affiliate has granted us "most favored terms" pursuant to a competitive bid, provided that we certify to the Trustee that such contract complies with this subsection;

     - agreements relating to the offer and sale of Capital Stock of the Guarantor that the Management Board determines in good faith to be customary for such an offer and sale;

     - any employment agreement or employment arrangement entered into by us or any Restricted Subsidiary in the ordinary course of business that is consistent with industry practice or approved by a majority of the disinterested members of our Supervisory Board; and

     - any guarantee or grant of collateral by us or a Restricted Subsidiary in connection with Senior Debt.

     Limitation on Liens. We will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Lien (other than Permitted Liens) upon any of its Property, including any shares of Capital Stock or Debt of any Restricted Subsidiary, whether owned at the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom, or assign or otherwise convey any right to receive income thereon unless it has made or will make effective provision whereby the notes will be secured by such Lien equally and ratably with (or prior to) all other Debt of ours or any Restricted Subsidiary secured by such Lien (subject to applicable priorities of payment); provided, however, that we may incur other Liens to secure Debt as long as the amount of outstanding Debt secured by Liens Incurred pursuant to this provision does not exceed 5% of Consolidated Net Tangible Assets, as determined based on our consolidated balance sheet as of the end of the most recent fiscal quarter ending at least 45 days prior thereto.

     Limitation on Asset Sales. We shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale after the Issue Date unless:

     - we or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale;

     - at least 75% of the consideration paid to us or such Restricted Subsidiary in connection with such Asset Sale is in the form of cash or cash equivalents; and

     - we deliver an Officers' Certificate to the trustees certifying that such Asset Sale complies with the first two bullet points.

     The Net Available Cash (or any portion thereof) from Asset Sales may be applied by us or a Restricted Subsidiary, to the extent we or such Restricted Subsidiary elects:

     - to prepay, repay or purchase our Senior Debt or Debt of a Restricted Subsidiary (excluding Debt owed to us or an Affiliate of ours and Preferred Stock of a Restricted Subsidiary); or

     - to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by us or another Restricted Subsidiary);

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

provided, however, that in connection with any prepayment, repayment or purchase of Debt pursuant to clause (a) above, we or such Restricted Subsidiary shall retire such Debt and shall cause the related revolving or term loan commitment (if any) to be permanently reduced by an amount equal to the principal amount so prepaid, repaid or purchased, with the further effect (if applicable) contemplated by the second clause of the definition of Permitted Debt.

     Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within twelve months from the date of the receipt of such Net Available Cash shall constitute "Excess Proceeds." Within five business days from the date the aggregate amount of Excess Proceeds exceeds $10.0 million (taking into account income earned on such Excess Proceeds, if any), we, directly or through the Issuer, will be required to make an offer (the "Asset Sale Offer") to purchase the notes, which offer shall be in the amount of the Excess Proceeds, at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon, if any (including Special Interest, if any), to the Purchase Date (as defined below) in accordance with the procedures (including pro-rating in the event of oversubscription) set forth in the Indentures. To the extent that any portion of the amount of Net Available Cash remains after compliance with such procedures and provided that all holders of notes have been given the opportunity to tender their notes for purchase in accordance with the Indentures, we or such Restricted Subsidiary may use such remaining amount for general corporate purposes and the amount of Excess Proceeds will be reset to zero.

     We and the Issuer, as appropriate, will comply with the requirements of Rule 13e-4 and Rule 14e-1 of Regulation 14E of the Securities Exchange Act of 1934 and any other U.S., Luxembourg, Dutch or Polish securities laws or regulations in connection with the repurchase of notes described above. To the extent that the provisions of any securities laws or regulations conflict with the repurchase offer, we and the Issuer will comply with such provisions and will not be deemed to have breached its obligations under the Asset Sale covenant by virtue thereof.

     The provisions of our bank credit facility prohibit us from repurchasing the notes pursuant to any of the provisions described herein without first obtaining the consent of the banks or other financial institutions party thereto.

     Limitation on Restrictions on Distributions from Restricted
Subsidiaries. We will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective, any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

     - pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock or any other interest or participation in, or measured by, its profits, or pay any Debt or other obligation owed, to us or a Restricted Subsidiary;

     -  make any loans or advances to us or a Restricted Subsidiary; or

     -  transfer any of its property or assets to us or a Restricted Subsidiary.

     Such limitations will not apply:

     -  to encumbrances and restrictions:

       (a) in existence under or by reason of any agreements (not otherwise described in clause (c) below) in effect on the Issue Date;

       (b) relating to Debt of a Restricted Subsidiary, and existing at such Restricted Subsidiary at the time it became a Restricted Subsidiary, if such encumbrance or restriction was not created in connection with or in anticipation of the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by us,

       (c)   set forth in our bank credit facility;

       (d) applicable to a Restricted Subsidiary that is contained in an agreement or instrument governing or relating to Senior Debt, provided that the provisions of such agreement do not prevent (other

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

           than following an event of default on such Senior Debt) the payment of interest and mandatory payment or mandatory prepayment of principal pursuant to the terms of the Indentures and the notes, but provided further that such agreement may nevertheless contain customary net worth, leverage, invested capital and other financial covenants and customary covenants regarding the merger of or sale of all or any substantial part of our assets or the assets of any Restricted Subsidiary, customary restrictions on transactions with Affiliates and customary subordination provisions governing Debt owed to us or any Restricted Subsidiary; or

       (e) which result from the renewal, refinancing, extension or amendment of an agreement referred to in (a) through (c) of this bullet point or in (a) and (b) of the following bullet point, provided such encumbrance or restriction is no less favorable in any material respect, taken as a whole, to the holders of notes than those under the agreement evidencing the Debt so renewed, refinanced, extended or amended, as determined in good faith by our Management Board and evidenced by a Board Resolution; and

     - with respect only to the third clause in the first paragraph of this covenant, to:

       (a) any encumbrance or restriction relating to Debt that is permitted to be incurred pursuant to the provisions described under "-- Limitation on Debt" or "-- Limitation on Debt and Preferred Stock of Restricted Subsidiaries" and secured pursuant to the provisions described under "-- Limitation on Liens;"

       (b) any encumbrance or restriction in connection with an acquisition of Property, so long as such encumbrance or restriction relates solely to the Property so acquired and was not created in connection with or in anticipation of such acquisition;

       (c) customary provisions of leases and customary provisions in other agreements that restrict assignment of such agreements or rights thereunder;

       (d) customary restrictions contained in asset sale agreements limiting the transfer of such Property pending the closing of such sale;

       (e) any encumbrance or restriction existing by reason of a customary merger or acquisition agreement for the purchase or acquisition of the stock or assets of us or any of our subsidiaries by another Person;

       (f) customary restrictions contained in operating leases for real property and restricting only the transfer of such real property or effective only upon the occurrence and during the continuance of a default in the payment of rent;

       (g) any encumbrance or restriction arising as the result of applicable law or regulation; or

       (h) any restriction or encumbrance that may be imposed by governmental licenses, franchises or permits.

     The Subsidiaries. We will ensure that each of the Issuer, Holdings and PTC International Finance B.V. remains a Wholly-Owned Subsidiary; provided, however, that nothing herein shall limit:

     - the ability of us or Holdings to grant a security interest in the shares of the Issuer to secure Senior Debt;

     - the rights of the holders of such Senior Debt to exercise their rights and remedies in respect thereof, as long as the Surviving Person meets the requirements set forth in the first two items under "-- Consolidation, Merger and Sale of Assets;" or

     - a voluntary dissolution of the Issuer or merger of the Issuer into Holdings, or Holdings into us, solely for the purposes of permitting Holdings or us to assume all obligations in respect of the notes as if it were the direct obligor with respect thereto, and in which all our assets are transferred to Holdings or in which all the assets of Holdings are transferred to us and no material payment or distribution is made to creditors.
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

     Reports to Holders. Prior to the consummation of the exchange offer or the effectiveness of a Shelf Registration Statement, we and the Issuer will make available, upon request, to any holder of notes, prospective investor and securities analyst in the United States, the information specified in Rule 144A(d)(4) of the Securities Act of 1933, unless we are subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, at or prior to the time of such request.

     If we or the Issuer are subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, we or the Issuer, as appropriate, shall file with the trustee and provide holders of notes, within 15 days after filing with, or furnishing to, the Securities and Exchange Commission which filing shall be made electronically and shall be made in a form prescribed by the Securities and Exchange Commission, to allow it to be available via the Securities and Exchange Commission's Internet site at http://www.sec.gov, or any successor electronic medium to such site, copies of our respective annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Securities and Exchange Commission may by rules and regulations prescribe) which the Issuer or we are required to file with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, or is required to furnish to the Securities and Exchange Commission pursuant to the Indentures.

     Notwithstanding that the Issuer or we may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the Securities and Exchange Commission, the Indentures require us to continue to file with, or furnish to, which filing shall be made electronically, and shall be made in a form prescribed by the Securities and Exchange Commission to allow it to be available via the Securities and Exchange Commission's Internet site at http://www.sec.gov, and provide the trustee and holders of notes:

     - within 90 days after the end of each fiscal year (or such shorter period as the Securities and Exchange Commission may in the future prescribe), annual reports on Form 20-F (or any successor form) containing the information required to be contained therein (or required in such successor form);

     - within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or such shorter period as the Securities and Exchange Commission may in the future prescribe), reports on Form 6-K (or any successor form) containing substantially the same information required to be contained in Form 10-Q (or required in any successor form); and

     - promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 6-K (or any successor form) containing substantially the same information required to be contained in Form 8-K (or any successor form).

     In addition, the Indentures require us to use reasonable efforts to conduct conference calls on a quarterly basis with holders of notes and securities analysts.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Neither the Issuer nor we nor Holdings will merge or consolidate with or into any other entity or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all of its Property in any one transaction or series of transactions (other than a merger, amalgamation or consolidation of a Restricted Subsidiary (including us and Holdings) into, or the transfer of all or any portion of the assets and liabilities of a Restricted Subsidiary to, us or Holdings (with respect to us only)) unless, in our case:

     - we shall be the surviving Person (the "Surviving Person") or the Surviving Person (if other than us) formed by such consolidation or merger, or the Person to which such sale, transfer, assignment, lease, conveyance or disposition is made, shall be a corporation organized and existing under the laws of Poland, the United States or a state thereof or the District of Columbia, Germany, France, The Netherlands, Luxembourg or the United Kingdom;

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

     - the Surviving Person (other than us) expressly assumes, by supplemental indenture in form satisfactory to the trustee, executed and delivered to the trustee by such Surviving Person, the due and punctual payment of our obligations under our guarantees of the notes and the due and punctual performance and observance of all the covenants and conditions of the related Indenture to be performed by us;

     - in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all of our Property, such Property shall have been transferred as an entirety or substantially as an entirety to one person;

     - immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating any Debt which becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary as a result of such transaction or series of transactions as having been incurred by the Surviving Person or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

     - immediately after giving effect to such transaction or series of transactions on a pro forma basis (and treating any Debt which becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary as a result of such transaction or series of transactions as having been incurred by the Surviving Person or such Restricted Subsidiary at the time of such transaction or series of transactions), we or the Surviving Person, as the case may be, would be able to incur at least $1.00 of additional Debt under the first or second clause of the first paragraph of the covenant described under "-- Certain Covenants -- Limitation on Debt;" and

     - in connection with any consolidation, merger, transfer or other transaction contemplated by this provision, we shall deliver, or cause to be delivered, to the trustee, in form and substance reasonably satisfactory to the trustee, an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger, transfer or other transaction, and the supplemental indenture in respect thereto comply with this provision, and that all conditions precedent herein provided for relating to such transaction or transactions have been complied with;

provided, however, that in the case of any merger, amalgamation or consolidation permitted above, the security granted in the Escrow Accounts in favor of the trustees shall be preserved, and in connection with any merger of the Issuer into Holdings, Holdings' Guarantees of the notes shall remain in full force and effect, and Holdings shall assume by supplemental indentures all our obligations under the Indentures; provided further, however, that the provisions of the fourth and fifth bullet points above shall not apply to a reorganization of us, effected for the purpose of converting us to a spoffika akcyjna (a joint stock company), in which the holders of our Capital Stock before and after such reorganization remain unchanged.

     A Surviving Person (other than us) satisfying the requirements of the preceding paragraph will succeed to, and be substituted for, and may exercise every right and power of ours under the Indentures, and the predecessor of us (except in the case of a lease) will be released from the obligation to pay the principal of, and premium, if any, and interest on, the notes.

     Nothing in the Indentures shall prevent any Restricted Subsidiary from consolidating with, merging into or transferring all or part of its properties and assets to us or any other Restricted Subsidiary.

RESTRICTED AND UNRESTRICTED SUBSIDIARIES

     Our Management Board may designate or redesignate any of our subsidiaries or any Restricted Subsidiary to be an Unrestricted Subsidiary if:

     - the subsidiary to be so designated does not own any Capital Stock, Redeemable Stock or Debt of, or own or hold any Lien on any Property or assets of, us or any other Restricted Subsidiary;

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

     - the subsidiary to be so designated is not obligated by any Debt, Lien or other obligation that, if in default, would result (with the passage of time or notice or otherwise) in a default on any Debt of the Issuer or any Restricted Subsidiary; and

     - either (a) the subsidiary to be so designated has total assets of $1,000 or less, or (b) such designation is effective immediately upon such subsidiary becoming a subsidiary of us or any Restricted Subsidiary.

     Unless designated as an Unrestricted Subsidiary, any person that becomes a subsidiary of ours or of any Restricted Subsidiary, will be classified as a Restricted Subsidiary. Except as provided in the first sentence of this paragraph, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary. Any such designation by our Management Board will be evidenced to each trustee by promptly filing with the trustees, a copy of the Board Resolution giving effect to such designation, and an Officers' Certificate certifying that such designation complies with the foregoing provisions.

     We will not, and will not permit any Unrestricted Subsidiary to, take any action or enter into any transaction or series of transactions that would result in a Person becoming a Restricted Subsidiary (whether through an acquisition, the redesignation of an Unrestricted Subsidiary or otherwise), unless after giving effect to such action, transaction or series of transactions, on a pro forma basis:

     - we could incur at least $1.00 of additional Debt pursuant to the first or second bullet points of the first paragraph of the covenant described under "-- Certain Covenants -- Limitation on Debt;"

     - such Restricted Subsidiary could then incur under "-- Certain Covenants -- Limitation on Debt" all Debt as to which it is obligated at such time; and

     -  no Default or Event of Default would occur or be continuing.

DEFAULTS

     An "Event of Default" will occur under each of the Indentures if:

     - we and the Issuer fail to make any payment of interest (including Special Interest, if any) and Additional Amounts, if any, on any note when the same shall become due and payable, whether or not such payments shall be prohibited as described under "Subordination of the Notes," and such failure continues for a period of 30 days, provided that the failure to make any of the first five scheduled interest payments on the Notes will constitute an Event of Default with no cure or grace period;

     -  we and the Issuer:

       (a) fail to make the payment of the principal or premium, if any on any note, when the same becomes due and payable at its Stated Maturity, upon declaration, redemption, acceleration, required purchase or otherwise, whether or not such payments shall be prohibited as described under "-- Subordination of the Notes,"; or

       (b) fail to redeem or purchase the notes when required pursuant to either Indenture or the notes, whether or not such redemption or purchase shall be prohibited as described under "-- Subordination of the Notes;"

     - we and the Issuer fail to make or consummate a Change of Control Offer described under "-- Change of Control," or to comply with the provisions described under "-- Limitation on Restricted Payments;"

     - we or the Issuer fail to comply with any of their respective covenants in the notes or either Indenture (other than those specified in the first three clauses), and such failure continues for a period of 60 days after the notice specified below;

     - Debt for borrowed money of ours or any Restricted Subsidiary is not paid within any applicable grace period after final maturity, in effect from time to time or is accelerated by the holders thereof,
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

       and the total amount of such Debt unpaid or accelerated exceeds $15.0 million, or its equivalent at the time;

     - any judgment or decree aggregating in an uninsured amount in excess of $15.0 million, or its equivalent at the time, is rendered against us or any Restricted Subsidiary, and there is a period of 60 days following the entry of such judgment or decree during which such judgment or decree is not discharged, waived or the execution thereof stayed, and such default continues for ten days after the notice specified below;

     - we, the Issuer or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

       (a)   commences a voluntary insolvency proceeding;

       (b) consents to the entry of an order for relief against it in an involuntary insolvency proceeding;

       (c) consents to the appointment of a custodian or official receiver of it or for any substantial part of its Property; or

       (d) makes a general assignment for the benefit of its creditors, or takes any equivalent action under any foreign laws relating to insolvency or laws having a similar effect for creditors; provided, however, that the dissolution of a Restricted Subsidiary and the assumption by us of all its obligations, including (in our case) the obligations on the notes, together with the transfer of all the assets of such Restricted Subsidiary to us or (other than in the case of the Issuer) another Restricted Subsidiary, shall not constitute an Event of Default under this subsection;

     - a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

       (a) is for relief against us, the Issuer or any Significant Subsidiary in an involuntary insolvency proceeding;

       (b) appoints a custodian or official receiver of us, the Issuer or any Significant Subsidiary or for any substantial part of its Property; or

       (c) orders the involuntary winding-up or liquidation of us, the Issuer or any Significant Subsidiary; or any equivalent relief is granted under any foreign laws relating to insolvency and the order or decree remains unstayed and in effect for 90 days;

     - either of our GSM licenses is revoked, terminated or suspended or otherwise ceases to be effective, resulting in the cessation or suspension of operations for a period of more than 180 days of our cellular communication business;

     - any of our guarantees of the notes or Holdings' guarantees of the notes for any reason shall be or shall cease to be, or shall, for any reason be asserted in writing by the Issuer, Holdings or us not to be, in full force and effect and enforceable in accordance with its terms, except to the extent contemplated by the Indentures, our guarantees of the notes or Holdings' guarantees of the notes; or

     - either Escrow Agreement becomes, or we or Holdings assets or acknowledges in writing, that either Escrow Agreement is invalid or unenforceable, otherwise than in accordance with its terms.

     A Default under the fourth, fifth, or sixth bullet points above will not be an Event of Default until either trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding under either Indenture notify us of the Default and we do not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a "Notice of Default."

     We will deliver to the trustees, within 30 days after the occurrence thereof, written notice in the form of an Officer's Certificate, of any event which, with the giving of notice and the lapse of time, would become an Event of Default under the fourth, fifth, or sixth bullet points above, its status and what action we are taking or proposes to take with respect thereto.

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ACCELERATION

     If an Event of Default (other than an Event of Default specified in the seventh or eighth bullet points above) occurs and is continuing, either trustee, by notice to us, or the holders of at least 25% in aggregate principal amount of the notes then outstanding under either Indenture, by notice to us and the trustees, may declare the principal of, premium if any, and accrued interest on all notes under the relevant Indenture to be due and payable. Upon such a declaration, such premium and interest will be due and payable immediately; provided, however, that so long as any Bank Debt or any commitment therefor is outstanding, any such notice or declaration shall not become effective until ten Business Days after such notice is delivered to the Representative of the Bank Debt, and provided further, that if such Event of Default is no longer continuing at the end of such ten Business Day period, such notice or declaration shall be deemed rescinded and of no further force or effect.

     If an Event of Default specified in the seventh or eighth bullet points above occurs, the interest on all the notes will become and be immediately due and payable without any declaration or other act on the part of either trustee or any holders of notes.

     The holders of a majority in principal amount of the Euro Notes or Dollar Notes, by notice to the relevant trustee, may under the relevant Indenture rescind an acceleration and its consequences, if the rescission would not conflict with any judgment or decree, and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of acceleration. No such rescission will affect any subsequent Default or impair any right consequent thereto.

     The holders of a majority in aggregate principal amount of the Euro Notes or Dollar Notes by notice to the relevant trustee may waive an existing Default and its consequences except:

     - a Default in the payment of the principal of, premium, if any, or interest on a note; or

     - a Default in respect of a provision that cannot be amended without the consent of each holder affected.

     When a Default is waived, it is deemed cured, but no such waiver will extend to any subsequent or other Default or impair any consequent right.

     The holders of a majority in aggregate principal amount of the Euro Notes or Dollar Notes may direct the time, method and place of conducting any proceeding for any remedy available to the relevant trustee, or of exercising any trust or power conferred on such trustee. However, the trustee may refuse to follow any direction that conflicts with law or the relevant Indenture, or that such trustee determines is unduly prejudicial to the rights of other holders or would involve the trustee in personal liability; provided, however, that such trustee may take any other action deemed proper by such trustee that is not inconsistent with such direction. Prior to taking any action under the Indentures, the trustees will be entitled to indemnification satisfactory to them, in their sole discretion, against all losses and expenses caused by taking or not taking such action.

     You may not pursue any remedy with respect to an Indenture or the notes unless:

     - you give to the relevant trustee written notice stating that an Event of Default is continuing;

     - you, along with holders of at least 50% in aggregate principal amount of the Euro Notes or Dollar Notes, as the case may be, then outstanding make a written request to the trustee to pursue the remedy;

     - you offer to the relevant trustee reasonable security or indemnity satisfactory to the trustee against any loss, liability or expense;

     - the relevant trustee does not comply with the request within 179 days after receipt of the request and the offer of security or indemnity;

     - you, along with the holders of a majority in principal amount of the Euro Notes or Dollar Notes, as the case may be, do not give the relevant trustee a written direction inconsistent with the request during such 179-day period; and
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

     - in any event, such holder shall request that any judgment be paid to the relevant trustee as agent for such holder.

     Notwithstanding any other provision of the Indentures, your rights to receive payment of principal of and interest on the notes held by you, on or after the respective due dates expressed in the notes, or to bring suit for the enforcement of any such payment on or after such respective dates, will not be impaired or affected without your consent.

AMENDMENT, SUPPLEMENT AND WAIVER

     Subject to certain exceptions, either Indenture may be amended or supplemented with the written consent of the holders of at least a majority in aggregate principal amount of the relevant notes then outstanding, and any existing default or compliance with any provisions may be waived with the consent of the holders of at least a majority in aggregate principal amount of the relevant notes then outstanding. However, without the consent of each holder of an outstanding Euro Note or Dollar Note, as the case may be, no amendment may, among other things:

     - reduce the amount of affected notes whose holders must consent to an amendment;

     - reduce the rate of, or extend the time for, payment of interest on any affected note;

     -  reduce the principal or extend the Stated Maturity of any affected note;

     - reduce the premium payable upon the redemption of any affected note or, change the time or times at which any affected notes may or shall be redeemed;

     - make any affected note payable in money other than that stated in the note;

     - impair the right of any holder of affected notes to institute suit for the enforcement of any payment on, or with respect to, any affected notes;

     - release any security that may have been granted in respect of the affected notes;

     - make any change to the provisions described under "-- Subordination of the Notes" that adversely affects the rights of any holder of affected notes under such provisions; or

     -  modify any of the provisions of either Escrow Agreement.

     Without the consent of any holder of the notes, we, the Issuer and the applicable trustee may, among other things, amend or supplement the Indentures to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor issuer of the Issuer's obligations, or a successor issuer of our obligations, under the Indentures, to add guarantees with respect to the notes or to secure the notes, to add to our covenants or the covenants of the Issuer for the benefit of the holders of the notes, to surrender any right or power conferred upon us or the Issuer, to make any change that does not adversely affect the rights of any holder of the notes, to make any change to the provisions described under "-- Subordination of the Notes" that would limit or terminate the benefits available to any holder of Senior Debt under such provisions or to comply with any requirement of the Securities and Exchange Commission in connection with the qualification of the Indentures under the U.S. Trust Indenture Act.

     Any amendment pursuant to the two preceding paragraphs may not make any change that adversely affects the rights under the provisions described under "-- Subordination of the Notes" of any holder of Senior Debt then outstanding unless the holders of such Senior Debt (or any group or representative thereof authorized to give a consent that would be binding on all the holders of such Senior Debt) consent to such change.

     Neither your consent nor the consent of the other holders of the notes is necessary under the Indentures to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

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

     After an amendment under either Indenture becomes effective, we are required to mail to you and each registered holder of the relevant notes, at your respective addresses appearing in the Security Register, a notice briefly describing such amendment. However, the failure to give such notice to all holders of the notes, or any defect therein, will not impair or affect the validity of the amendment.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Issuer may, at any time, terminate:

     - all our obligations and the obligations of the Issuer and Holdings under the notes, the Indentures, our guarantees of the notes and Holdings' Guarantees of the notes ("legal defeasance option"); or

     - our obligations and the obligations of the Issuer and Holdings to comply with certain restrictive covenants, including certain of the covenants described under "-- Certain Covenants" ("covenant defeasance option").

The Issuer may exercise its legal defeasance option notwithstanding our prior exercise of our covenant defeasance option.

     If the Issuer exercises its legal defeasance option, payment of the defeased notes may not be accelerated because of an Event of Default. Such defeasance means that we will be deemed to have paid and discharged the entire Debt represented by the outstanding Euro and/or Dollar Notes, and to have satisfied all our other obligations under such notes and the relevant Indenture, insofar as such notes are concerned except for:

     - the rights of holders of outstanding notes to receive payments in respect of the principal or premium, if any, and interest on such notes when such payments are due;

     - our obligations to issue temporary notes, register the transfer or exchange of any such notes, replace mutilated, destroyed, lost or stolen notes, maintain an office or agency for payments in respect of such notes and segregate and hold such payments in trust;

     - the rights, powers, trusts, duties and immunities of the relevant trustee; and

     -  the defeasance provisions of the Indentures.

     If the Issuer exercise its covenant defeasance option, payment of the notes may not be accelerated because of certain Events of Default described under "-- Defaults" (not including, among others, Events of Default relating to nonpayment, bankruptcy and insolvency events) or because of its failure or our failure to comply with certain covenants specified in the Indentures.

     The Issuer may exercise its legal defeasance option or covenant defeasance option only if:

     - we or the Issuer irrevocably deposit in trust with the relevant trustee, cash in Euros or European Government Securities, in the case of the Euro Notes, cash in United States dollars or U.S. Government Securities, in the case of the Dollar Notes, for the payment of principal of and interest on the relevant notes related to maturity or redemption, as the case may be;

     - we or the Issuer deliver to the trustee a certificate from a nationally or internationally recognized firm of independent certified public accountants expressing their opinion that the payments of principal and interest, when due and without reinvestment, will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all the relevant Notes relevant to maturity or redemption, as the case may be;

     - 184 days pass after the deposit is made and during the 184-day period no Default described in the seventh or eighth clause under "-- Defaults" occurs which is continuing at the end of the period;

     - the deposit does not constitute a default under any other agreement or instrument binding on the Issuer, and is not prohibited by the provisions described under "-- Subordination of the Notes";

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

     - we or the Issuer deliver to the relevant trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, nor is qualified as, a regulated investment company under the U.S. Investment Company Act of 1940;

     - in the case of the legal defeasance option, we or the Issuer deliver to the relevant trustee:

       (a)   an Opinion of Counsel stating that either:

           (i) we or the Issuer has received from the U.S. Internal Revenue Service a ruling; or

           (ii) since the date of the relevant Indenture there has been a change in the applicable U.S. Federal income tax law, to the effect that, and based thereon, such Opinion of Counsel shall confirm that, the holders of the notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; and

       (b) an Opinion of Counsel in each of Luxembourg, The Netherlands, France, Germany and the United Kingdom to the effect that the holders of the notes will not recognize income, gain or loss for Luxembourg, Dutch, French, German or United Kingdom tax purposes as a result of such covenant defeasance and will be subject to, Luxembourg, Dutch, French, German and the United Kingdom tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

     - in the case of the covenant defeasance option, we or the Issuer delivers to the relevant trustee:

       (a) an Opinion of Counsel to the effect that the holders of the relevant notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such covenant defeasance, and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

       (b) an Opinion of Counsel in each of Luxembourg, The Netherlands, France, Germany and the United Kingdom to the effect that the holders of the notes will not recognize income, gain or loss for Luxembourg, Dutch, French, German or United Kingdom tax purposes as a result of such covenant defeasance, and will be subject to Luxembourg, Dutch, French, German and the United Kingdom tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

     - we or the Issuer delivers to the relevant trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the relevant notes have been complied with as required by the Indentures.

SATISFACTION AND DISCHARGE OF THE INDENTURES

     The relevant Indenture will cease to be of further effect (except as to surviving rights of registration of transfer, or exchange of the relevant notes as expressly provided for in the relevant Indenture), and the relevant trustee, at the expense of the Issuer, will execute proper instruments acknowledging satisfaction and discharge of such Indenture when:

     -  either:

       (a) all such notes theretofore authenticated (other than destroyed, lost or stolen notes which have been replaced or paid) have been delivered to such trustee for cancellation; or

       (b) all such notes not theretofore delivered to the relevant trustee for cancellation:

           (i)   have become due and payable;

           (ii) will become due and payable at Stated Maturity within one year; or

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

           (iii) are to be called for redemption within one year under arrangements satisfactory to the relevant trustee for the giving of notice of redemption by the relevant trustee in our name and at our expense, and we have irrevocably deposited or caused to be deposited with the relevant trustee, trust funds in trust for such purpose in an amount sufficient to pay and discharge the entire Debt on such notes not theretofore delivered to the relevant Trustee for cancellation, of principal or, premium, if any, and interest on the notes to the date of such deposit (in the case of notes which have become due and payable), or to the Stated Maturity or redemption date, as the case may be;

     - we, the Issuer or Holdings has paid or caused to be paid or all other sums payable under relevant Indenture by us, the Issuer or Holdings;

     - the Issuer has delivered irrevocable instructions to the relevant trustee to apply the deposited money toward the payment of notes at Maturity or on the redemption date, as the case may be; and

     - the Issuer has delivered to the relevant trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided in the relevant Indenture relating to the satisfaction and discharge of such Indenture have been complied with.

THE TRUSTEES; PAYING AGENT

     Each Indenture provides that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in such Indenture. If an Event of Default has occurred and is continuing, the relevant trustee will exercise such rights and powers vested in it under the relevant Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise under similar circumstances in the conduct of such person's own affairs.

     Each Indenture and the provisions of the Trust Indenture Act, which are incorporated by reference into each Indenture, contain limitations on the rights of the trustee thereunder should it become our creditor or a creditor of Holdings or the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustees are permitted to engage in other transactions; provided, however, that if they acquire any conflicting interest (as defined in the Trust Indenture Act) they must eliminate such conflict or resign.

     We and the Issuer reserve the right to vary or terminate the appointment of any paying agent and/or to appoint additional or other paying agents, provided that they will at all times maintain a paying agent in Luxembourg, as long as the notes may be listed on the Luxembourg Stock Exchange. Notice of any change in or addition to the paying agents will be provided as specified below.

NOTICES

     Notices to you will be given by mail to the registered addresses of such holders.

     All notices to you will be deemed to have been duly given upon:

     - the mailing by first-class mail, postage prepaid, of such notices to registered holders of the notes at their registered addresses as recorded in the registers; and

     - publication in a leading daily newspaper with general circulation in a major western European capital or, if not practicable, in a leading daily English language newspaper having general circulation in Europe previously approved by the relevant trustee. Any such notice will be deemed to have been given on the date of such publication or, if published more than once or on different dates, on the first date on which publication is made in the manner required in the newspaper or newspapers.

     For notes which are represented by global certificates held on behalf of Euroclear or Clearstream, notices may be given by delivery of the relevant notices to Euroclear or Clearstream for communication to entitled account holdings in substitution for the aforesaid publication. So long as any notes are listed on the Luxembourg Stock Exchange, and the rules and regulations of the Luxembourg Stock Exchange so require,

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

any such notice to the holders of the relevant notes shall also be published in a leading daily newspaper of general circulation in Luxembourg. Such publication is expected to be the Luxembourg Wort.

CONSENT TO JURISDICTION AND SERVICE OF PROCESS

     The Indentures provide that we, Holdings and the Issuer, will each irrevocably appoint CT Corporation System as its agent for service of process in any suit, action or proceeding with respect to the Indentures or the notes, brought in any federal or state court located in the Borough of Manhattan, City and State of New York, and that each of the parties submits to the jurisdiction thereof.

GOVERNING LAW

     The Indentures, the notes, our guarantees of the notes and Holdings' guarantees of the notes will be governed by, and construed in accordance with, the laws of the State of New York.

CERTAIN DEFINITIONS

     The following definitions, among others, are used in the Indentures and the notes:

     "2007 Notes" means the 10 3/4% Senior Subordinated Guaranteed Discount Notes due July 1, 2007, issued by PTC International Finance B.V., our Wholly-Owned Subsidiary of the Guarantor.

     "2007 Notes Guarantee" means our guarantee of PTC International Finance B.V.'s obligations under the 2007 Notes and the Indenture for the Existing Notes.

     "Additional Amounts" means additional amounts to be paid by us, Holdings or the Issuer under the notes, our guarantees of the notes, Holdings' guarantees of the notes or the Intercompany Receivables, as the case may be, in an amount calculated so that the net amount received by each holder of the notes, or the Issuer under the Intercompany Receivables, as the case may be, including Additional Amounts, after withholding or deducting any amount for or on account of Taxes, will not be less than the amount that any such holder or the Issuer would have received if such Taxes were not required to be so withheld or deducted.

     "Additional Assets" means:

     - any Property (other than Debt and Capital Stock) used in a Telecommunications Business, as determined in good faith by our Management Board and certified with an Officers' Certificate;

     - Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Issuer or another Restricted Subsidiary; or

     - Capital Stock constituting a minority interest in any person that at such time is a Restricted Subsidiary;

provided, however, that, in the case of the first two bullet points, such Restricted Subsidiary is primarily engaged in a Telecommunications Business as determined in good faith by our Management Board and certified with an Officers' Certificate.

     "Adjusted Cash Flow" means, for any period, the Cash Flow for each fiscal quarter (and any shorter period) during such period, translated into U.S. dollars at the Dollar/Zloty exchange rate applicable during each such quarter (or shorter period).

     "Adjusted Consolidated Net Worth" means the sum of:

     - each equity investment (other than investments in Disqualified Stock) in us, translated into U.S. dollars at the Dollar/Zloty exchange rate at the time of each such investment; plus

     - Consolidated Net Income for each full fiscal quarter (or shorter period) from the formation of the Issuer to the date of calculation, translated into U.S. dollars at the Dollar/Zloty exchange rate applicable during each such quarter (or shorter period); minus

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

     - any dividends, distributions or payments that would be Restricted Payments under either of the first two clauses of the definition of Restricted Payments, translated into U.S. dollars at the Dollar/Zloty exchange rate applicable at the time of such dividend, distribution or payment.

     "Adjusted Foreign Debt FX Losses" means, for any period, Consolidated Foreign Debt FX Losses for each fiscal quarter (and any shorter period) during such period, translated into U.S. dollars at the Dollar/Zloty exchange rate applicable during each such quarter (or shorter period).

     "Adjusted Interest Expense" means, for any period, Consolidated Interest Expense for each fiscal quarter (and any shorter period) during such period, translated into U.S. dollars at the Dollar/Zloty Exchange Rate applicable during each such quarter (or shorter period).

     "Affiliate" of any specified Person means:

     - any other person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified person; or

     -  any other person who is a director or officer:

       (a)   of such specified person;

       (b)   of any subsidiary of such specified person; or

       (c)   of any person described in the first clause above.

     For the purposes of this definition, "control" when used with respect to any person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenant described under "-- Certain Covenants -- Limitation on Transactions with Affiliates" and "-- Certain Covenants -- Limitation on Asset Sales" only, "Affiliate" shall also mean any beneficial owner of shares representing 10% or more of the total voting power of our Voting Stock (on a fully diluted basis), or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any person who would be an Affiliate of any such beneficial owner pursuant to the first sentence of this definition.

     "Asset Sale" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by us or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), other than individual isolated transactions not in excess of $250,000 each, of:

     - any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a person other than the Issuer or a Restricted Subsidiary);

     - all, or substantially all, the assets of any division or line of business of ours or any Restricted Subsidiary; or

     - any other assets of ours or any Restricted Subsidiary outside of the ordinary course of business or the business such Restricted Subsidiary;

other than:

     - a disposition of short-term investments, inventory, receivables, or other current assets;

     - a disposition governed by the provisions of the relevant Indenture described under the caption "-- Consolidation, Merger and Sale of Assets;"

     - a disposition by a Restricted Subsidiary to ours or by us or a Restricted Subsidiary to a Wholly-Owned Subsidiary; or

     - a disposition that constitutes a Restricted Payment permitted by the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments."
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     "Attributable Debt" means Debt deemed to be incurred in respect of a Sale and Leaseback Transaction and shall be, at the date of determination, the greater of:

     - the Fair Market Value of the Property subject to such Sale and Leaseback Transaction; and

     - the present value (discounted at the interest rate borne by the notes, compounded annually), of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

     "Average Life" means, as of the date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing:

     - the sum of the product of the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of such Debt, or redemption or similar payment with respect to such Preferred Stock, multiplied by the amount of such payment; by

     -  the sum of all such payments.

     "Bank Credit Facility" means the senior syndicated loan facility agreement entered into by us with a syndicate of banks or other financial institutions and each Senior Finance Document referred to therein, as they may be amended, modified, supplemented, replaced, renewed, extended or restated from time to time.

     "Bank Debt" means Senior Debt under or in respect of our Bank Credit Facility and, following the payment in full of our Bank Credit Facility, Senior Debt under or in respect of a Senior Debt financing facility (including, without limitation, debt securities) outstanding, or committed in a principal amount of at least $10 million, that is designated by us from time to time in a notice to the trustee, which is signed by the Representative of the immediately preceding facility constituting the Bank Debt as constituting the "Bank Debt."

     "Bankruptcy Law" means Title 11, United States Code, or any similar Federal or state law for the supervision or relief of debtors, or any analogous law of any other nation, legal jurisdiction or any political subdivision thereof or therein.

     "Board Resolution" means a copy of a resolution certified by an Officer to have been duly adopted by the Management Board or the Supervisory Board, as the context may require, and to be in full force and effect on the date of such certification, and which is delivered to the trustee.

     "Cash Flow" means, for any period, the sum of:

     -  Consolidated Net Income; plus

     -  Consolidated Interest Expense; plus

     - to the extent deducted in calculating such Consolidated Net Income for such period:

       (a) all income tax expense of us and our consolidated Restricted Subsidiaries;

       (b) depreciation expense of us and our consolidated Restricted Subsidiaries;

       (c) amortization expense of us and our consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period);

       (d)   Consolidated Foreign Debt FX Losses; and

       (e) all other non-cash charges of us and our consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period); minus

     - all non-cash items added in calculating such Consolidated Net Income for such period, all determined in accordance with IAS consistently applied.

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Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute Cash Flow only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to us by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

     "Capital Expenditure Debt" means Debt (including Capital Lease Obligations) Incurred by us or a Restricted Subsidiary to finance a capital expenditure related to the Telecommunications Business so long as:

     - such capital expenditure is or should be included as an addition to "Tangible Fixed Assets or Intangible Fixed Assets, at cost" in accordance with IAS;

     - such Debt is Incurred within 180 days of the date such capital expenditure is made; and

     - such Debt does not exceed the fair market value of the assets acquired or constructed.

     "Capital Lease Obligations" means Debt represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with IAS. The amount of such Debt shall be the capitalized amount of such obligations determined in accordance with IAS, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of "-- Certain Covenants -- Limitation on Liens," a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

     "Capital Stock" means, with respect to any person, any and all shares or other equivalents (however designated) of corporate stock, partnership interests or any other participation, right, warrant, option or other interest in the nature of an equity interest in such person, but excluding any debt security convertible or exchangeable into such equity interest; provided, however, that "Capital Stock" shall not include Disqualified Stock.

     "Capital Stock Sale Proceeds" means the aggregate Net Cash Proceeds received by us from the issue or sale (other than pursuant to a subsidiary or an employee stock ownership plan or trust established by us or any subsidiary) by us of any class of our Capital Stock (other than Disqualified Stock) after the Issue Date, including Capital Stock issued upon conversion of convertible debt and upon the exercise of options, warrants or rights to purchase Capital Stock.

     "Consolidated Capital Ratio" means, as of any date, the ratio of:

     - the aggregate consolidated principal amount of our Debt and the Debt of our Restricted Subsidiaries then outstanding; to

     -  Adjusted Consolidated Net Worth.

     "Consolidated Current Liabilities" means, as of any date of determination, the aggregate amount of our liabilities and of our consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), on a consolidated basis, after eliminating:

     -  all intercompany items between us and any Restricted Subsidiary; and

     - all current maturities of long-term Debt, all as determined in accordance with IAS consistently applied.

     "Consolidated Foreign Debt FX Losses" means, for any period, all of our losses or expenses and the losses or expenses of our Consolidated Restricted Subsidiaries, reflected in the consolidated statement of operations in respect of Debt of us or a Restricted Subsidiary that is denominated in a currency other than the Polish Zloty, to the extent that such loss or expense is due to a decline in the value of the Polish Zloty against such foreign currency and is deducted in calculating Consolidated Net Income for such period.
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     "Consolidated Interest Expense" means, for any period, the total interest expense of us and our consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by us or our Restricted Subsidiaries:

     - interest expense attributable to capital leases and one-third of the rental expense attributable to operating leases;

     -  amortization of debt discount and debt issuance cost;

     -  capitalized interest;

     -  non-cash interest expenses;

     -  accrued interest;

     - commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

     - net costs associated with Hedging Obligations (including amortization of fees);

     - Preferred Stock dividends in respect of all Preferred Stock held by persons other than us or a Wholly-Owned Subsidiary;

     - interest incurred in connection with Investments in discontinued operations;

     - interest accruing on any Debt of any other person to the extent such Debt is guaranteed by us or any Restricted Subsidiary; and

     - the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any person (other than us), in connection with the Debt incurred by such plan or trust.

     "Consolidated Net Income" means, for any period, our net income (loss) and the net income (loss) of our consolidated subsidiaries; provided, however, that there shall not be included in Consolidated Net Income

     - any net income (loss) of any person if such person is not a Restricted Subsidiary, except that:

       (a) subject to the exclusion contained in the fourth clause below, our equity in the net income of any such person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such person during such period to us or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in the third clause below; and

       (b) our equity in a net loss of any such person for such period shall be included in determining such Consolidated Net Income;

     - any net income (loss) of any person acquired by us or a subsidiary of such person in a pooling of interests transaction for any period prior to the date of such acquisition;

     - any net income (loss) of any Restricted Subsidiary if such subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to us, except that:

       (a) subject to the exclusion contained in the fourth clause below, our equity in the net income of any such Restricted Subsidiary for such period shall be included in Consolidated Net Income, up to the aggregate amount of cash distributed by such Restricted Subsidiary during such period to us or another Restricted Subsidiary as a dividend (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause); and

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

       (b) our equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

     - any gain (but not loss) realized upon the sale or other disposition of any of our Property or the Property of our consolidated subsidiaries (including pursuant to any Sale and Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business;

     -  any extraordinary gain or loss; and

     -  the cumulative effect of a change in accounting principles.

     "Consolidated Net Tangible Assets" means, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of us and our consolidated Restricted Subsidiaries, as the total assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) of us and our consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with IAS consistently applied, and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of (without duplication):

     - the excess of cost over Fair Market Value of assets or businesses acquired;

     - any revaluation or other write-up in book value of assets subsequent to the last day of our fiscal quarter immediately preceding the Issue Date as a result of a change in the method of valuation in accordance with IAS;

     - un-amortized debt discount and expenses and other un-amortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

     - minority interests in consolidated subsidiaries held by persons other than us or a Restricted Subsidiary;

     -  treasury stock;

     - cash set aside and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock, to the extent such obligation is not reflected in Consolidated Current Liabilities; and

     -  investments in and assets of Unrestricted Subsidiaries.

     "Currency Exchange Protection Agreement" means, in respect of a person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such person against fluctuations in currency exchange rates.

     "Debt" means, with respect to any person on any date of determination (without duplication):

     - the principal of and premium (if any) in respect of (a) debt of such person for money borrowed and (b) debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable;

     - all Capital Lease Obligations of such person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by such person;

     - all obligations of such person issued or assumed as the deferred purchase price of Property, the principal component of all conditional sale obligations of such person, and all obligations of such person under any title retention agreement (but excluding trade accounts payable or accrued expenses arising in the ordinary course of business);

     - all obligations of such person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in the first three clauses above) entered into in the ordinary course of business of such person to the extent such letters of credit are not drawn upon

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

       or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such person of a demand for reimbursement following payment on the letter of credit);

     - the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Restricted Subsidiary of such person, any Preferred Stock of such Restricted Subsidiary (but excluding, in each case, any accrued dividends);

     - all obligations of the type referred to in the first five clauses of other persons, and all dividends of other persons for the payment of which, in either case, such person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee of the notes, other than an obligation owed, or dividends payable, to us or a Restricted Subsidiary;

     - all obligations (other than an obligation owed to us or a Restricted Subsidiary) of the type referred to in the first six clauses of other persons secured by any Lien on any Property or asset of such person (whether or not such obligation is assumed by such person), the amount of such obligation being deemed to be the lesser of the value of such Property or assets or the amount of the obligation so secured; and

     - to the extent not otherwise included in this definition, Net Payment Obligations under Hedging Obligations of such person. With respect to the second and fourth clauses above, the amount of Debt of any person at any date shall be the outstanding balance at such date of all unconditional obligations, as described in such clauses, plus the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Designated Senior Debt" means Senior Debt under or in respect of our Bank Credit Facility and each other Senior Debt facility outstanding or committed in a principal amount of at least $20.0 million.

     "Disqualified Stock" means, with respect to any person, Redeemable Stock of such person that is owned other than by us or another Restricted Subsidiary as to which the maturity, mandatory redemption, conversion or exchange (other than a conversion or exchange into Subordinated Obligations of us or a Restricted Subsidiary) or redemption at the option of the holder thereof occurs, or may occur, on or prior to the first anniversary of the Stated Maturity of the notes; provided, however, that Redeemable Stock in such person that would not otherwise be characterized as Disqualified Stock under this definition, shall not constitute Disqualified Stock if such Redeemable Stock is convertible or exchangeable into Debt solely at the option of the issuer thereof.

     "Dollar Escrow Account" means the escrow account established with the trustee for the Dollar Notes, pursuant to the terms of the Dollar Escrow Agreement, for the deposit of a portion of the proceeds from the sale of the Dollar Notes.

     "Dollar Escrow Agreement" means the Escrow Agreement, dated as of the date of the Indenture for the Dollar Notes, made by Holdings in favor of the trustee for the Dollar Notes.

     "Dollar/Zloty Exchange Rate" means the U.S. Dollar/Polish Zloty exchange rate published by the National Bank of Poland at the end of the trading day in Warsaw on the date of determination or, in the case of a period, the average of such exchange rates so published on each day during such period.

     "Escrow Accounts" means the Euro Escrow Account and the Dollar Escrow Account.

     "Escrow Agreements" means the Euro Escrow Agreement and the Dollar Escrow Agreement.

     "Euro Escrow Account" means the account established with the trustee for the Euro Notes pursuant to the terms of the Euro Escrow Agreement for the deposit of a portion of the proceeds from the sale of the Euro Notes.

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

     "Euro Escrow Agreement" means the Escrow Agreement, dated as of the date of the Indenture for the Euro Notes, made by Holdings in favor of the trustee for the Euro Notes.

     "European Government Securities" means securities that are direct and unconditional obligations of the German government meeting the requirements of the Euro Escrow Agreement.

     "Event of Default" has the meaning set forth under "-- Events of Default."

     "Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

     "Fair Market Value" means with respect to any Property or asset, the price of which could be negotiated in an arm's-length free-market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value will be determined, except as otherwise provided:

     - if such Property or asset has a Fair Market Value of $5.0 million or less, by any Officer; or

     - if such Property or asset has a Fair Market Value in excess of $5.0 million, by a majority of the Management Board and evidenced by a Board Resolution, dated within 30 days of the relevant transaction, delivered to the trustee.

     "Guarantee" means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any Debt of any other person and any obligation, direct or indirect, contingent or otherwise, of such person:

     - to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

     - entered into for the purpose of assuring, in any other manner, a creditor or other obligee of such other person against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include:

     - endorsements for collection or deposit in the ordinary course of business; or

     - a contractual commitment by one person to invest in another person for so long as such Investment is reasonably expected to constitute a Permitted Investment under the second clause of the definition of Permitted Investments. The term "Guarantee" used as a verb has a corresponding meaning.

     "Hedging Obligation" of any person means any obligation of such person pursuant to any Interest Rate Protection Agreement, Currency Exchange Protection Agreement or any other similar agreement or arrangement.

     "IAS" means accounting principles issued by the International Accounting Standards Committee from time to time.

     "Incur" means, with respect to any Debt or other obligation of any person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Debt or other obligation or the recording, as required pursuant to IAS or otherwise, of any such Debt or obligation on the balance sheet of such person (and "Incurrence," "Incurred," "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); provided, however, that a change in IAS that results in an obligation of such person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an incurrence of such Debt; provided further, that solely for purposes of determining compliance with "-- Certain Covenants -- Limitation on Debt" and "-- Certain Covenants -- Limitation on Debt and Preferred Stock of Restricted Subsidiaries," amortization of debt discount shall not be deemed to be the incurrence of Debt, provided that in the case of Debt sold at a discount, the amount of such Debt incurred shall at all times be the aggregate principal amount at Stated Maturity.

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     "Independent Appraiser" means an investment banking firm of national standing or any third-party appraiser of national standing; provided, however, that such firm or appraiser is not our Affiliate.

     "Intercompany Receivables" means the obligations of us and, if applicable, any Restricted Subsidiary, to the Issuer in respect of the loans by the Issuer to us and any such Restricted Subsidiary of the proceeds of the notes.

     "Interest Rate Protection Agreement" means, for any person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect against fluctuations in interest rates.

     "Investment" by any person means any direct or indirect loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such person), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other person. For purposes of the definition of "Restricted Payment" and the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments," "Investment" shall include the portion (proportionate to our equity interests in such Subsidiary) of the Fair Market Value of the net assets of any subsidiary of us at the time that such subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a re-designation of such subsidiary as a Restricted Subsidiary, we shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

     - the net amount of our "Investment" in such subsidiary through the date of such re-designation; less

     - the portion (proportionate to our equity interest in such subsidiary) of the Fair Market Value of the net assets of such subsidiary at the time of such re-designation.

     In determining the amount of any Investment made by the transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such investment.

     "Issue Date" means the date on which the notes are initially issued.

     "Issuer Guarantees" means all obligations of the Issuer under or in respect of its Guarantees of us and our Subsidiaries under:

     -  our bank credit facility;

     -  Hedging Obligations that constitute Permitted Debt; and

     - other Senior Debt of us in respect of which such Guarantees may be provided at the option of the Issuer, as such Guarantees may be amended, modified, supplemented, replaced renewed extended or restricted from time to time.

     "Lien" means, with respect to any Property of any person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, Lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority, ograniczone prawo rzeczowe ("limited property right") or other security agreement or preferential arrangement of any kind or nature whatsoever, whether consensual or statutory on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

     "Loan Document" means any credit agreement, letter of credit, related guarantee, related security agreement or related security trust deed.

     "Management Board" means our Management Board or any committee thereof duly authorized to act on behalf of such Board.

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     "Minutes of Use" means, for any period with respect to incoming and outgoing calls, the aggregate amount of time billed to all subscribers to our systems for such period.

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Net Available Cash" from an Asset Sale means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Debt or other obligations relating to such Properties or received in any other noncash form) in each case net of:

     - all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be accrued as a liability under IAS, as a consequence of such Asset Sale;

     - all payments made on any Debt which is secured by any Property subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such Property, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law be repaid out of the proceeds from such Asset Sale;

     - all distributions and other payments required to be made to minority interest holders in subsidiaries or joint ventures as a result of such Asset Sale; and

     - the deduction of appropriate amounts provided by the seller as a reserve, in accordance with IAS, against any liabilities associated with the Property disposed in such Asset Sale and retained by us or any Restricted Subsidiary after such Asset Sale.

     "Net Cash Proceeds" means, with respect to any issuance or sale of Capital Stock, the cash proceeds of such issuance or sale, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Net Payment Obligations" means, at any time, the net amount that a person would be required to pay to a counterparty upon the consensual termination at such time of all Hedging Obligations to which such Person is a party.

     "Notch" will mean any change in gradation (+ and - for S&P; 1, 2 and 3 for Moody's) with respect to Rating Categories.

     "Officer" means our general director or our director of finance or any other member of our Management Board or our Supervisory Board.

     "Officers' Certificate" means a certificate signed by an Officer, in the case of us, or a managing director of the Issuer or any person authorized by a resolution of the board of managing directors of the Issuer, and in each case delivered to the relevant trustee.

     "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the trustee. The counsel may be an employee of or counsel to us or the relevant trustee.

     "Parent Guarantees" means our obligations pursuant to our guarantees of the Issuer's obligations under the notes and the Indentures.

     "Permitted Debt" means Permitted Debt as defined above under "-- Certain Covenants -- Limitation on Debt".

     "Permitted Investment" means an Investment by us; or any Restricted Subsidiary in:

     - (a) the form of loans or advances to us; or (b) a Restricted Subsidiary or a person which will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Telecommunications Business;

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

     - another person if as a result of such Investment such other person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, us or a Restricted Subsidiary; provided, however, that such person's primary business is a Telecommunications Business;

     -  Temporary Cash Investments;

     - receivables owing to us or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as we or any such Restricted Subsidiary deem reasonable under the circumstances;

     - payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

     - loans and advances to employees made in the ordinary course of business consistent with past practices of us or such Restricted Subsidiary, as the case may be, provided that such loans and advances do not exceed $1.0 million at any one time outstanding;

     - stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to us or any Restricted Subsidiary or in satisfaction of judgments;

     - any person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with the covenant described under "-- Certain Covenants -- Limitation on Asset Sales;" and

     - in addition to Investments described in the first eight clauses of this definition of "Permitted Investments," Investments valued at Fair Market Value at the time made not to exceed $10.0 million outstanding at any one time in the aggregate.

     "Permitted Liens" means:

     -  Liens securing Senior Debt;

     - Liens on our Property or the Property of any Restricted Subsidiary existing on the Issue Date, including with respect to the Escrow Accounts;

     - Liens to secure Debt permitted to be Incurred under the third clause of the definition of "Permitted Debt" set forth in the covenant described under "-- Certain Covenants -- Limitation on Debt" and under the second clause of the covenant described under "-- Certain Covenants -- Limitation on Debt and Preferred Stock of Restricted Subsidiaries;"

     - Liens for taxes, assessments or governmental charges, duties or levies on our Property or the Property of any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently conducted; provided that any reserve or other appropriate provision that shall be required in conformity with IAS shall have been made therefor;

     - Liens imposed by law, such as carriers', warehousemen's, mechanics' and landlord's Liens and other similar Liens on our Property or the Property of any Restricted Subsidiary arising in the ordinary course of business and securing payment of obligations which are not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

     - Liens on our Property or the Property of any Restricted Subsidiary incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and incurred in a manner consistent with industry practice, in each case, which are not incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate impair in any material respect

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

       the use of Property in the operation of the business of us and our Restricted Subsidiaries taken as a whole;

     - Liens on Property at the time us or any Restricted Subsidiary acquired such Property, including any acquisition by means of a merger or consolidation with or into us or any Restricted Subsidiary; provided, however, that such Lien shall not have been Incurred in anticipation or in connection with such transaction or series of transactions pursuant to which such Property was acquired by us or any Restricted Subsidiary;

     - pledges or deposits by us or any Restricted Subsidiary under workmen's compensation laws, unemployment insurance laws or similar legislation, good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which we or any Restricted Subsidiary is a party, deposits to secure public or statutory obligations of us, and deposits for the payment of rent, in each case Incurred in the ordinary course of business;

     - Liens on the Property of a Person at the time such person becomes a Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of us or any other Restricted Subsidiary which is not a direct subsidiary of such person; provided further, however, that any such Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such person became a Restricted Subsidiary;

     - utility easements, building or zoning restrictions and such other encumbrances or charges against real Property and defects of title as are of a nature generally existing with respect to properties of a similar character;

     - Liens on the Property of us or any Restricted Subsidiary to secure any extension, renewal, refinancing, replacement or refunding (or successive extensions, renewals, refinancings, replacements or refundings), in whole or in part, of any Debt secured by Liens referred to in any of the first, second, third, seventh, or ninth clauses; provided, however, that any such Lien will be limited to all or part of the same Property that secured the original Lien (plus improvements on such Property) and the aggregate principal amount of Debt that is secured by such Lien will not be increased to an amount greater than the sum of (a) the outstanding principal amount, or, if greater, the committed amount, of the Debt secured by Liens described under the first, second, third, seventh, or ninth clauses at the time the original Lien became a Permitted Lien under the Indenture, and (b) an amount necessary to pay any premiums, fees and other expenses incurred by us in connection with such refinancing, refunding, extension, renewal or replacement;

     -  Liens on the Property of any Unrestricted Subsidiary;

     -  Liens in favor of us or any Restricted Subsidiary;

     - Liens on our Property or the Property of any Restricted Subsidiary pursuant to conditional sale or title retention agreements;

     - Liens on our Property or the Property of any Restricted Subsidiary relating to judgments being contested in good faith by us or any Restricted Subsidiary;

     - Liens on our Property or the Property of any Restricted Subsidiary pursuant to good faith contract deposits;

     - Liens on our Property or the Property of any Restricted Subsidiary arising as a result of immaterial leases of such Property to other persons;

     - any Lien securing Debt of us or any Restricted Subsidiary, provided that the Lien only extends to cash or other current assets to be used by the Issuer or such Restricted Subsidiary to make payments of interest (and other obligations) on such Debt; or

     -  extensions or renewals of Liens permitted by the above clauses.

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

     "Person" means any individual, corporation, company (including any limited liability company), partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Polish Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the Republic of Poland (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the Republic of Poland is pledged.

     "Preferred Stock" means any Capital Stock of a person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such person over shares of any other class of Capital Stock issued by such person.

     "pro forma" means, with respect to any calculation made or required to be made pursuant to the terms of the Indentures, a calculation performed in accordance with Article 11 of Regulation S-X promulgated under the Securities Act, of 1933, as interpreted in good faith by our Management Board after consultation with our independent certified public accountants, or otherwise a calculation made in good faith by our Management Board after consultation with our independent certified public accountants, as the case may be.

     "Property" means, with respect to any person, any interest of such person in any kind of Property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other person. For purposes of any calculation required pursuant to the Indentures, the value of any Property shall be its Fair Market Value.

     "Public Equity Offering" means a bona fide public offering to a substantial number of offerees of our ordinary shares with aggregate net proceeds to us of not less than $100.0 million.

     "Qualified Debt Offering" means an incurrence by us or a Restricted Subsidiary of Debt to banks or other financial institutions or pursuant to a domestic note offering in Poland in an aggregate principal amount that, when taken together with Debt outstanding under our bank credit facility and Refinancing Debt Incurred in respect thereof, does not exceed, and with maturities that would not result in amounts exceeding, the amount of Debt permitted under the second clause of the definition of "Permitted Debt" or the first clause under "Limitation on Debt and Preferred Stock of Restricted Subsidiaries."

     "Rating Agency" means S&P and Moody's.

     "Rating Categories" means:

     - with respect to S&P, any of the following categories: AAA, AA, A, BBB, BB, B, CCC, CC or C; and

     - with respect to Moody's, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca or C.

     "Rating Date" means the date which is the earlier of:

     - 120 days prior to the occurrence of an event specified in the first three clauses of the definition of a Change of Control; and

     - the date of the first public announcement of the possibility of such event.

     "Rating Decline" means the occurrence on any date within the 90-day period following the occurrence of an event specified in the first three clauses of the definition of a Change of Control (which period shall be extended so long as during such period the rating of the notes is under publicly announced consideration for possible downgrade by a Rating Agency) of either of the following events:

     - either Rating Agency shall lower its rating on the notes at least two Notches below the rating of the notes by such Rating Agency on the Rating Date; or

     -  either Rating Agency shall withdraw its rating of the notes.

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

     In determining how many Notches the rating of the notes has decreased, gradation with respect to Rating Categories will be taken in account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, or from BB- to B+, will constitute a decrease of one Notch).

     "Redeemable Stock" means, with respect to any person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or otherwise:

     - matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

     - is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part; or

     -  is convertible or exchangeable for Debt or Disqualified Stock.

     "Refinancing Debt" means any Debt that renews, extends, repays, substitutes, refinances or replaces (collectively, "refinances", "refinanced" and "refinancing" shall have correlative meanings) any Debt, including any successive refinancings so long as:

     - such Debt is in an aggregate principal or commitment amount (or if incurred with original issue discount, an aggregate issue price) not in excess of the sum of:

       (a) the aggregate principal or commitment amount (or if incurred with original issue discount, the aggregate accreted value) then outstanding or in effect, respectively, of the Debt being refinanced; and

       (b) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such refinancing; and

     -  in the case of Subordinated Obligations:

       (a) the Average Life of such Debt is equal to or greater than the Average Life of the Debt being refinanced;

       (b) the Stated Maturity of such Debt is no earlier than the Stated Maturity of the Debt being refinanced; and

       (c) such Debt is subordinated in right of payment to Senior Debt or the notes to at least the same extent, if any, as the Debt being refinanced;

provided that Refinancing Debt shall not include our Debt or the Debt of Restricted Subsidiary that refinances Debt of an Unrestricted Subsidiary.

     "Registration Rights Agreement" means the Registration Rights Agreements, dated as of November 23, 1999, among us, the Issuer and the Initial Purchasers.

     "Representative" means the trustee, agent or representative expressly authorized to act in such capacity, if any, for any Senior Debt or, if no such person is so authorized, the holders of such Senior Debt.

     "Representative of the Bank Debt" means the trustee, agent or representative expressly authorized to act in such capacity, if any, for any Bank Debt or, if no such person is so authorized, the holders of such Bank Debt.

     "Restricted Subsidiary" means:

     - any of our subsidiary on or after the Issue Date unless such subsidiary shall have been designated an Unrestricted Subsidiary as permitted or required pursuant to "-- Certain Covenants -- Designation of Restricted and Unrestricted Subsidiaries;" and

     - an Unrestricted Subsidiary which is redesignated as a Restricted Subsidiary as permitted pursuant to "-- Certain Covenants -- Designation of Restricted and Unrestricted Subsidiaries."

     "S&P" means Standard & Poor's Ratings Group, a division of McGraw Hill, Inc., and its successors.

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

     "Sale and Leaseback Transaction" means an arrangement relating to Property now owned or hereafter acquired whereby we or a Restricted Subsidiary transfers such Property to a person and the Guarantor or a Restricted Subsidiary leases it from such person.

     "Scheduled Reductions" means the following amounts on the following dates:

     - DM 50,400,000 on each January 1 and July 1 from January 1, 2002 through July 1, 2003; and

     - DM 67,200,000 on each January 1 and July 1 from January 1, 2004 through January 1, 2007.

     "Secured Debt" means any of our Debt secured by a Lien.

     "Securities" means U.S. Government Securities under the Indenture for the Dollar Notes and European Government Securities under the Indenture for the Euro Notes.

     "Securities Act" means the United States Securities Act of 1933, as amended.

     "Senior Debt" means Senior Debt of the Issuer and our Senior Debt.

     "Senior Debt of the Guarantor" means the principal of (and premium, if any), interest (including interest following the filing of any petition in bankruptcy or for reorganization relating to the Guarantor or us, whether or not such claim for post-petition interest is an allowed claim in such proceeding) on, reimbursements, indemnification, margin payments, fees and other amounts payable under or in respect of:

     -  the bank credit facility;

     - refinancings and refundings in whole or in part of the bank credit facility (including successive refinancings and refundings);

     -  Hedging Obligations that constitute Permitted Debt; and

     - our other Debt for borrowed money (including, without limitation, Capital Lease Obligations and long-term financing provided by vendors of capital equipment) that does not by its terms expressly provide that it is subordinated in right of payment to any of our other Debt.

     "Senior Debt of the Issuer" means all our obligations under or in respect of

     -  the Issuer's guarantees;

     - refinancings and refundings in whole or in part of the Issuer's guarantees (including successive refinancings and refundings); and

     - other Debt for borrowed money that does not by its terms expressly provide that it is subordinated in right of payment to any of our other Debt.

     "Senior Subordinated Debt" means our Senior Subordinated Debt and Senior Subordinated Debt of the Issuer.

     "Senior Subordinated Debt of the Guarantor" means our Debt that specifically provides that such Debt is to rank equally with our obligations under our guarantees of the notes, and the 2007 Guarantee and does not by its terms expressly provide that it is subordinated to any other of our obligations which is not our Senior Debt.

     "Senior Subordinated Debt of the Issuer" means our Debt that specifically provides that such Debt is to rank equally with our obligations under the notes and does not by its terms expressly provide that it is subordinated to any other obligation of ours which is not Senior Debt of the Issuer.

     "Shareholders Agreement" means the agreement among the Issuer, Elektrim, MediaOne, DeTeMobil and certain other of our shareholders dated December 2, 1995, as amended on March 11, 1997.

     "Shareholders Loans" means the loans made to us by each of Elektrim, DeTeMobil and MediaOne, each dated August 24, 1999 and any refinancings thereof.

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

     "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries:

     - as of the end of such fiscal year, was the owner of more than 15% of the consolidated assets of us and its Restricted Subsidiaries; or

     - for our most recent fiscal year, accounted for more than 15% of EBITDA, all as set forth on our most recently available consolidated financial statements.

     "Special Interest" means the Special Interest, if any, payable pursuant to the provisions described below under "-- Exchange Offer; Registration Rights."

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond our control unless such contingency has occurred).

     "Subordinated Obligation" means any Debt of us or the Issuer (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment, in the case of our Debt, to our obligations under our guarantees of the notes, the 2007 Notes Guarantee and, in our case, to the notes, in each case pursuant to a written agreement to that effect.

     "Subsidiary" of any specified person means any corporation, partnership, joint venture, association or other business entity, whether now existing or hereafter organized or acquired:

     - in the case of a corporation, of which at least 50% of the total voting power of the Voting Stock is held by such first-named person or any of its subsidiaries and such first-named person or any of its Subsidiaries has the power to direct the management, policies and affairs thereof; or

     - in the case of a partnership, joint venture, association, or other business entity, with respect to which such first-named person or any of its subsidiaries has the power to direct or cause the direction of the management and policies of such entity by contract or otherwise if in accordance with IAS such entity is consolidated with the first-named person for financial statement purposes.

     "Supervisory Board" means our Supervisory Board or any committee thereof duly authorized to act on behalf of such Board.

     "Telecommunications Business" means the business of:

     - transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased transmission facilities;

     - constructing, creating, developing or marketing communications related network equipment, software and other devices for use in a telecommunications business; or

     - evaluating, participating or pursuing any other activity or opportunity that is primarily related to those identified in the first two clauses above.

     "Telecommunications License" means each of:

     - the GSM 900 license awarded to us by the Polish Ministry of Communications in February 1996; and

     - the GSM 1800 license to us awarded by the Polish Ministry of Communications in August 1999, each to provide digital GSM services, and any renewal, extension or replacement thereof.

     "Temporary Cash Investments" means any of the following:

     - Investments in U.S. Government Securities or Polish Government Obligations maturing within 90 days of the date of acquisition thereof and Investments in Securities;

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

     - Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 90 days of the date of acquisition thereof issued by Citibank (Poland) S.A., BRE S.A. or a bank or trust company which is organized under the laws of the United States of America or any state thereof or any country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $500,000,000 and whose long-term debt is rated "A-3" or higher according to Moody's or "A-" or higher according to S&P (or a similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)),

     - repurchase obligations with a term of not more than 7 days for underlying securities of the types described in the first clause entered into with a bank meeting the qualifications described in the second clause above; and

     - Investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than our Affiliates) organized and in existence under the laws of the United States of America or a member country of the European Union with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P (or a similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)).

     "UMTS License" means any license awarded by the Polish Ministry of Communications, or a successor governmental entity to operate a Universal Mobile Telecommunications System.

     "Unrestricted Subsidiary" means:

     - any of our subsidiaries in existence on the Issue Date (other than the Issuer) that is designated as an Unrestricted Subsidiary;

     -  any subsidiary of an Unrestricted Subsidiary; and

     - any of our subsidiaries that is designated after the Issue Date as an Unrestricted Subsidiary as permitted pursuant to "-- Certain Covenants -- Designation of Restricted and Unrestricted Subsidiaries" and not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto.

     "U.S. Dollar Equivalent" means with respect to any monetary amount in a currency other than U.S. Dollars, at any time for the determination thereof, the amount of U.S. Dollars obtained by converting such foreign currency involved in such computation into U.S. Dollars at the spot rate for the purchase of U.S. Dollars with the applicable foreign currency as published in the Wall Street Journal in the "Exchange Rates" column under the heading "Currency Trading" on the date two business days prior to such determination.

     "U.S. Government Securities" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged.

     "Voting Stock" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

     "Wholly-Owned Subsidiary" means, at any time, a Restricted Subsidiary all the Voting Stock of which (except directors' qualifying shares) is at the time owned, directly or indirectly, by us and our other Wholly Owned Subsidiaries.

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

BOOK ENTRY; DELIVERY AND FORM

GENERAL

     Dollar Notes sold to qualified institutional buyers will initially be represented by one global note in registered form without interest coupons attached (the "Dollar Rule\ 144A Global Note"), and Dollar Notes sold to non-US persons outside the United States in reliance on Regulation S under the Securities Act ("Regulation S") will initially be represented by one global note in registered form without interest coupons attached (the "Dollar Regulation S Global Note" and, together with the Dollar Rule 144A Global Note, the "Dollar Global Notes"). The Dollar Global Notes will be registered in the name of Cede & Co., as nominee of The Depository Trust Company ("DTC"). Euro Notes sold to qualified institutional buyers will initially be represented by one global note in registered form without interest coupons attached (the "Euro Rule 144A Global Note"). The Euro Rule 144A Global Note will be registered in the name of Cede & Co., as nominee of DTC. Euro Notes sold to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act will initially be represented by one global note in registered form without interest coupons attached (the "Euro Regulation S Global Note and, together with the Euro 144A Global Note, the "Euro Global Notes" and, together with the Dollar Global Notes, the "Global Notes"). The Euro Regulation S Global Note will be deposited with a common depositary, and registered in the name of the nominee of the common depositary for the accounts of Euroclear and Clearstream.

     Ownership of interests in the Euro or Dollar Rule 144A Global Note ("Restricted Book-Entry Interests") and the Dollar Regulation S Global Note will be limited to persons that have accounts with DTC, including Euroclear and/or Clearstream, or persons that hold interests through such participants. Ownership of interests in the Euro Regulation S Global Note (along with interests in the Dollar Regulation S Global Note, the "Unrestricted Book-Entry Interests" and together with the Restricted Book-Entry Interests, the "Book-Entry Interests") will be limited to persons that have accounts with Euroclear and/or Clearstream, or persons that hold interests through such participants. Prior to the 40(th) day after the later of the commencement of this offering or the date the notes were originally issued (the "Distribution Compliance Period"), interests in a Euro or Dollar Regulation S Global Note may only be held through Euroclear or Clearstream. After the end of the Distribution Compliance Period, investors may also hold interests in the Dollar Regulation S Global Note through organizations other than Clearstream or Euroclear that are participants in the DTC system. Clearstream and Euroclear will hold interests in the Regulation S Global Note, on behalf of their participants, through customers' securities accounts in their respective names on the books of their respective depositaries, which, in the case of the Dollar Regulation S Global Note, will in turn hold such interests in customers' securities accounts in the depositaries' names on the books of DTC. Except under the limited circumstances described below, Book-Entry Interests will not be held in definitive form.

     Book-Entry Interests will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by DTC, Euroclear and Clearstream and their participants. The laws of some jurisdictions, including certain states of the United States, may require that certain purchasers of securities take physical delivery of such securities in definitive form. The foregoing limitations may impair your ability to own, transfer or pledge Book-Entry Interests. In addition, while the notes are in global form, holders of Book-Entry Interests will not be considered the owners or "Holders" of notes for any purpose.

     So long as the notes are held in global form, DTC, Euroclear and/or Clearstream, as applicable, (or their respective nominees) will be considered the sole Holder of Global Notes for all purposes under the Indentures. In addition, participants must rely on the procedures of DTC, Euroclear and Clearstream, and indirect participants must rely on the procedures of the participants through which they own Book-Entry Interests to transfer their interests or to exercise any rights of Holders under the Indentures.

     Neither we nor the Issuer nor the trustees will have any responsibility or be liable for any aspect of the records relating to the Book-Entry Interests.

REDEMPTION OF THE GLOBAL NOTES

     In the event either Global Note (or any portion thereof) is redeemed, DTC, Euroclear and/or Clearstream, as applicable, will redeem an equal amount of the Book-Entry Interests in such Global Notes from the

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

amount received by it in respect of the redemption of such Global Note. The redemption price payable in connection with the redemption of such Book-Entry Interests will be equal to the amount received by DTC, Euroclear and Clearstream, as applicable, in connection with the redemption of such Global Note (or any portion thereof). We understand that, under existing practices of DTC, Euroclear and Clearstream, if fewer than all of the notes are to be redeemed at any time, DTC, Euroclear and Clearstream will credit their respective participants' accounts on a proportionate basis (with adjustments to prevent fractions), by lot or on such other basis as they deem fair and appropriate; provided, however, that no Book-Entry Interest of E1,000 principal amount or $1,000 principal amount, as the case may be, or less may be, redeemed in part.

PAYMENTS ON GLOBAL NOTES

     Payments of any amounts owing in respect of the Global Notes (including principal, premium, if any, and interest) will be made by the Issuer to DTC or its nominee (in the case of the Dollar Global Notes and the Euro 144A Global
Note), and to the common depositary or its nominee for Euroclear and Clearstream (in the case of the Euro Regulation S Global Note), which will distribute such payments to participants in accordance with their procedures. Payments of all such amounts will be made without deduction or withholding for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature except as may be required by law, and if any such deduction or withholding is required to be made by any law or regulation of Luxembourg, The Netherlands or Poland then, to the extent described under "Description of Notes -- Additional Amounts" above, such Additional Amounts will be paid as may be necessary in order that the net amounts received by any holder of the Global Notes or owner of Book-Entry Interests, after such deduction or withholding, will equal the net amounts that such holder or owner would have otherwise received in respect of such Global Note or Book-Entry Interest, as the case may be, absent such withholding or deduction. We expect that payments by participants to owners of Book-Entry Interests held through such participants will be governed by standing customer instructions and customary practices.

     Under the terms of the Indentures, we and the trustees will treat the registered holders of the Global Notes (e.g., DTC, Euroclear or Clearstream or their respective nominees as the owner thereof for the purpose of receiving payments and for all other purposes. Consequently neither we, the trustees nor any agent of the Issuer or the trustees has or will have any responsibility or liability for:

     - any aspect of the records of DTC, Euroclear, Clearstream or any participant or indirect participant relating to, or payments made on account of a Book-Entry Interest or for maintaining, supervising or reviewing the records of DTC, Euroclear, Clearstream (or any participant or indirect participant relating to or payments made on account of a Book-Entry Interest); or

     -  DTC, Euroclear, Clearstream or any participant or indirect participant.

CURRENCY OF PAYMENT FOR THE GLOBAL NOTES

     The principal of, premium, if any, and interest on, and all other amounts payable in respect of, the Dollar Global Notes will be paid in dollars. The principal of, premium, if any, and interest on, and all other amounts payable in respect of, the Euro Rule 144A Global Note will be paid:

     - in Euros to holders of interests in such note who hold such interests through Euroclear and/or Clearstream (the "Euro Rule 144A
        Euroclear/Clearstream Holders"); and

     - in dollars to holders of interests in such note who hold such interests through DTC (the "DTC Holders").

     The principal of, premium, if any, and interest on, and all other amounts payable in respect of, the Euro Regulation S Global Note will be paid to holders of interests in such note (along with the Euro Rule 144A Euroclear/Clearstream Holders, the "Euroclear/Clearstream Holders") in Euros.

     At present, DTC can only accept payment in dollars. As a result, DTC Holders will receive payments in dollars as described above, unless they elect to receive payments in Euros as described below.

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     Notwithstanding the payment provisions described above,
Euroclear/Clearstream Holders may elect to receive payments in respect of:

     -  the Euro Rule 144A Global Note; and

     - the Euro Regulation S Global Note in dollars, and DTC Holders may elect to receive payments in respect of the Euro Rule 144A Global Note in Euros.

     A Euroclear/Clearstream Holder may receive payments of amounts payable in respect of its interest in the Euro Rule 144A Global Note or the Euro Regulation S Global Note in dollars, in accordance with Euroclear's and Clearstream's customary procedures, which include, among other things, giving to Euroclear or Clearstream, as appropriate, a notice of such Holder's election to receive such payments in dollars. All costs of conversion resulting from any such election will be borne by such Holder.

     A DTC Holder may receive payments of amounts payable in respect of its interest in the Euro Rule 144A Global Note in Euros in accordance with DTC's customary procedures, which include, among other things, giving to DTC a notice of such Holder's election to receive such payments in Euros. All costs of conversion resulting from any such election will be borne by such Holder.

ACTION BY OWNERS OF BOOK-ENTRY INTERESTS

     DTC, Euroclear and Clearstream have advised us that they will take any action permitted to be taken by a Holder of notes (including the presentation of notes for exchange as described above) only at the direction of one or more participants to whose account the Book-Entry Interests in the Global Notes are credited, and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. DTC, Euroclear and Clearstream will not exercise any discretion in the granting of consents, waivers or the taking of any other action in respect of the Global Notes. However, if there is an Event of Default under the notes, each of DTC, Euroclear and Clearstream reserve the right to exchange the Global Notes for definitive registered notes in certificated form, and to distribute such definitive registered notes to its participants.

TRANSFERS

     Transfers between participants in DTC will be effected in accordance with DTC rules, and will be settled in immediately available funds. If a holder requires physical delivery of definitive registered notes for any reason, including to sell notes to persons in states which require physical delivery of such securities or to pledge such securities, such holder must transfer its interest in the Global Notes in accordance with the normal procedures of DTC, and in accordance with the procedures set forth in the Indentures.

     The Global Notes will bear a legend to the effect set forth in "Notice to Investors." Book-Entry Interests in the Global Notes will be subject to the restrictions on transfers and certification requirements discussed under "Notice to Investors."

     During the Distribution Compliance Period, any sale or transfer of ownership of a Book-Entry Interest in the Euro or Dollar Regulation S Global Note (an "Unrestricted Book-Entry Interest") to U.S. persons shall not be permitted unless such resale or transfer is made pursuant to Rule 144A of the Securities Act ("Rule 144A"). Accordingly, Unrestricted Book-Entry Interests may be transferred to a person who takes delivery in the form of a Book-Entry Interest in a Euro or Dollar Rule 144A Global Note (a "Restricted Book-Entry Interest") only upon delivery by the transferor of a written certification (in the form provided in the Indentures), to the effect that such transfer is being made to a person who the transferor reasonably believes is a "qualified institutional buyer" within the meaning of Rule 144A, in a transaction meeting the requirements of Rule 144A or otherwise in accordance with the transfer restrictions described under "Notice to Investors," and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction. After the Distribution Compliance Period, such certification requirements will no longer apply to such transfers, but such transfers will continue to be subject to the transfer restrictions contained in the legend appearing on the face of the applicable Rule 144A Global Note, as set forth in "Notice to Investors."
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     Transfer of Restricted Book-Entry Interests to persons wishing to take delivery of Restricted Book-Entry Interests will at all times be subject to such transfer restrictions.

     Restricted Book-Entry Interests may be transferred to a person who takes delivery in the form of any Unrestricted Book-Entry Interest only upon delivery by the transferor of a written certification (in the form provided in the Indentures), to the effect that such transfer is being made in accordance with Regulation S or Rule 144 (if available) under the Securities Act of 1933.

     Transfers involving an exchange of an Unrestricted Book-Entry Interest for a Restricted Book-Entry Interest will be effected in DTC by means of an instruction originated by the relevant trustee through the DTC Deposit/Withdrawal at Custodian system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the applicable Regulation S Global Note, and a corresponding increase in the principal amount of the applicable Rule 144A Global Note. The policies and practices of DTC may prohibit transfers of Unrestricted Book-Entry Interests in the Regulation S Global Notes prior to the expiration of the Distribution Compliance Period. Any Book-Entry Interest in one of the Global Notes that is transferred to a person who takes delivery in the form of a Book-Entry Interest in the other Global Euro or Dollar Note, as the case may be, will, upon transfer, cease to be a Book-Entry Interest in the first-mentioned Global Note and become a Book-Entry Interest in such other Global Note, and accordingly will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to Book-Entry Interests in such other Global Note for as long as it remains such a Book-Entry Interest.

DEFINITIVE REGISTERED NOTES

     Under the terms of the Indentures, owners of the Book-Entry Interests will receive Definitive Registered Notes:

     - if DTC, Euroclear or Clearstream notifies the Issuer that it is unwilling or unable to continue to act as depositary and a successor depositary is not appointed by the Issuer within 120 days;

     - if DTC, Euroclear or Clearstream so requests following an Event of Default under either Indenture; or

     - if the owner of a Book-Entry Interest requests such exchange in writing delivered through either DTC, Euroclear or Clearstream following an Event of Default under either Indenture.

     In the case of the issuance of definitive registered notes, the holder of a definitive registered note may transfer such note by surrendering it to the registrar or a transfer agent. In the event of a partial transfer or a partial redemption of a holding of definitive registered notes represented by one definitive registered note, a definitive registered note shall be issued to the transferee in respect of the part transferred and a new definitive registered note in respect of the balance of the holding not transferred or redeemed shall be issued to the transferor or the holder, as applicable; provided, that no definitive registered note in a denomination less than E1,000 or $ 1,000 shall be issued. The cost of preparing, printing, packaging and delivering the definitive registered notes shall be borne by the Issuer.

     We shall not be required to register the transfer or exchange of definitive registered notes for a period of 15 calendar days preceding:

     -  the record date for any payment of interest on the notes;

     -  any date fixed for redemption of the notes; or

     -  the date fixed for selection of the notes to be redeemed in part.

     Also, we are not required to register the transfer or exchange of any notes selected for redemption. In the event of the transfer of any definitive registered note, the relevant trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents as described in the Indentures. We may require a holder to pay any taxes and fees required by law and permitted by the Indentures and the notes. Payments of principal, any repurchase price, any premiums and interest on the definitive registered notes will be payable by check at the Issuer's office.
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

     If definitive registered notes are issued and a holder thereof claims that such definitive registered notes has been lost, destroyed, wrongfully taken or if such definitive registered note is mutilated and is surrendered to the registrar or at the office of a transfer agent, we shall issue, and the relevant trustee shall authenticate, a replacement definitive registered note if the relevant trustee's and our requirements are met. We, or the relevant trustee, may require a holder requesting replacement of a definitive registered note to furnish an indemnity bond sufficient in the judgment of both to protect us, the relevant trustee or any paying agent appointed pursuant to the Indentures, from any loss, which any of them may suffer if a definitive registered note is replaced. We will maintain a transfer agent in Luxembourg for as long as the notes are listed on the Luxembourg Stock Exchange. We may charge for our expenses in replacing a definitive registered note.

     In case any such mutilated, destroyed, lost or stolen definitive registered note has become or is about to become due and payable, or is about to be redeemed or purchased by us pursuant to the provisions of the Indentures, we in our discretion may, instead of issuing a new definitive registered note, pay, redeem or purchase such definitive registered note, as the case may be.

     Definitive registered notes may be transferred and exchanged for Book-Entry Interests in a Global Note only in accordance with the Indentures and, if required, only after the transferor first delivers to the trustee a written certification (in the form provided in the Indentures), to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes. See "Notice to Investors."

INFORMATION CONCERNING DTC, EUROCLEAR AND CLEARSTREAM

     We and the Issuer understand as follows with respect to DTC, Euroclear and
Clearstream:

     DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodian relationship with a Euroclear or Clearstream participant, either directly or indirectly.

     Euroclear and Clearstream hold securities for participating organizations, and facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in accounts of such participants. Euroclear and Clearstream provide to their participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Clearstream interface with domestic securities markets. Euroclear and Clearstream participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations. Indirect access to Euroclear or Clearstream is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodian relationship with Euroclear or Clearstream participant, either directly or indirectly.

GLOBAL CLEARANCE AND SETTLEMENT UNDER THE BOOK-ENTRY SYSTEM

     The notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and listed on the Luxembourg Stock Exchange and to trade in DTC's Same-Day Funds Settlement System. Any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any certificated notes will also be settled in immediately available funds. Subject to compliance with the transfer restrictions applicable to the Global Notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of each of Euroclear or Clearstream by its common depositary. However, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream by the counterparty in such
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system in accordance with the rules and procedures, and within the established deadlines (New York time) of such system. Euroclear or Clearstream will, if the transaction meets its settlement requirements, deliver instructions to the common depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the Global Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the common depositary.

     Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear and Clearstream as a result of sales of interest in a Global Note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC, but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

     Although DTC, Euroclear or Clearstream are expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, Euroclear or Clearstream, as the case may be, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Issuer, the trustees or any paying agent will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants, of their respective obligations under the rules and procedures governing their operations.

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                                    TAXATION

LUXEMBOURG

     The information set out below is a summary only of Luxembourg tax laws in effect on the date hereof and which may change from time to time. Because the summary does not address all tax considerations, under Luxembourg or other laws, prospective investors should consult their professional advisors as to the tax consequences of the purchase, ownership and disposition of the notes, including in particular the effect of tax laws of any other jurisdiction.

     The following summary outlines certain Luxembourg tax consequences for holders of notes.

     Under Luxembourg tax laws currently in effect, there is no withholding tax on payment of principal, interest, nor on accrued but unpaid interest in respect of the notes, nor is any Luxembourg withholding tax payable upon the redemption, repurchase or exchange of the notes. Holders of notes who are non-residents of Luxembourg and who do not hold notes through a permanent establishment in Luxembourg are not liable for Luxembourg income tax on payments of principal, interest, accrued but unpaid interest, nor upon redemption, repurchase or exchange of the notes, nor on capital gains on sale of any notes.

     Holders of notes resident in Luxembourg who are fully taxable ("Luxembourg Resident Holders"), or who have a permanent establishment in Luxembourg (a "Luxembourg Permanent Establishment"), with whom the holding of the notes is connected, must for income tax purposes include any interest received in their taxable income.

     Individual Luxembourg Resident Holders of notes are not subject to taxation on capital gains upon the disposal of notes unless the disposal of notes precedes the acquisition thereof, or the notes are disposed of within six months of the date of acquisition thereof. Upon a sale, repurchase or redemption of notes, individual Luxembourg Resident Holders will however need to include the portion of the purchase, repurchase or redemption price corresponding to accrued but unpaid interest, in their taxable income.

     A corporate entity, or societe de capital, which is a Luxembourg Resident Holder of notes (a "Corporate Entity") or a Luxembourg Permanent Establishment will need to include in its taxable income the difference between the purchase, repurchase or redemption price (including accrued but unpaid interest) and the lower of cost or book value of the notes, sold, repurchased or redeemed.

     An exchange of notes pursuant to the exchange offer should not give rise to recognition of any gain or income for Luxembourg tax purposes.

     No stamp, value-added, issue, registration, transfer or similar taxes or duties will be payable in Luxembourg by the holders of the notes as a consequence of the issue of the notes, nor will any such tax be payable as a consequence of a subsequent transfer, redemption or exchange of the notes.

POLAND

     The following general summary is based upon the income tax laws of Poland and interpretations thereof by the Polish Ministry of Finance, as in effect on the date of this prospectus and is subject to any change that may come into effect after that date.

  Payments of Principal, Interest and Redemption Premium under the Notes

     All payments of interest, principal and redemption premium under the notes by the Issuer may be made free of withholding taxes withheld or assessed by Poland or any political subdivision or taxing authority thereof or therein. If you derive income from a note or realize a gain on the disposal or redemption of a note, you will be subject to Polish taxation on income or capital gains if you are, or are deemed to be, resident in Poland for the purposes of the relevant provisions in the tax laws of Poland.

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  The Exchange Offer

     You should not be subject to Polish taxation on income or capital gains by reason only of the exchange offer or the exchange of notes for Exchange Notes.

  Payments of Principal, Interest and Redemption Premium under Guarantee to Holders of the Notes

     Generally, a Polish withholding tax of 20% applies to payments of interest under our Guarantees in respect of the notes, in each case paid by us under our Guarantees to non-residents of Poland. Withholding tax may, however, be reduced by an appropriate double taxation treaty to which Poland is a party, and the "interest" article of which provides for full or partial exemption from withholding on interest payments. Treaties providing for full exemption from withholding on interest payments are currently in effect between Poland and (i) the United States and (ii) the United Kingdom, among others.

     The difference between the issue price and the redemption price of the notes in the case of early redemption may be treated as income obtained in Poland.

  Stamp Duty Consequences of the Assumption by Us of the Obligations of the Issuer under the Notes

     Polish stamp duty at a rate of 2% applies to any sale of property rights that are to be exercised in Poland. Accordingly, in the event that we assume the obligations of the Issuer on the notes, Polish stamp duty may apply to sales or dispositions of the notes or any right therein by holders of notes. Since the notes, after such assumption, will confer rights that will be enforceable in Poland, it will be arguable that sales of the notes between foreign holders may also be subject to stamp duty. The applicability of Polish stamp duty to such sales is not free from doubt.

THE NETHERLANDS

  Dutch Holders

     Corporate and individual noteholders who are tax residents in The Netherlands will, under current Dutch tax laws, generally have to include the gross amount of any interest received in their taxable income. Dutch resident corporate noteholders who realize a capital gain upon disposal of notes will be subject to Dutch corporate income tax. A capital loss is deductible. Dutch resident individual noteholders are not subject to taxation on capital gains upon the disposal of notes, unless the notes form part of the assets of an enterprise of the Dutch resident individual noteholder.

     The Ministry of Finance has introduced a bill on Dutch income tax which is scheduled to enter into force as per January 1, 2001. If adopted, this bill will change the Dutch income tax position of a Dutch resident individual noteholder who would then be taxed on a deemed return regardless of actual income derived from a note, or gain or loss realized upon disposal or redemption of a note. Dutch resident individual noteholders who are in doubt as to their tax position should consult a professional advisor.

UNITED STATES

  General

     The following summary contains a description of the material United States federal income tax consequences of the purchase, ownership and disposition of the notes acquired for cash upon the initial offering of the notes at a price equal to their issue price (as defined below). This summary is not a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase notes. In particular, this summary of United States federal income tax matters deals only with holders that will hold notes as capital assets for United States federal income tax purposes (generally, assets held for investment) and does not address special tax situations, such as the United States tax treatment of holders that are: (i) subject to special tax rules (e.g., financial institutions, securities or currency dealers, brokers, insurance companies, regulated investment companies and tax-exempt organizations); (ii) holding notes as part

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of a hedging or larger integrated financial transaction; or (iii) "U.S. Holders"
(as defined below) with a currency other than the U.S. dollar as their functional currency.

     This summary is based upon the United States Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations issued thereunder, and official interpretations thereof, each as in effect on the date hereof, all of which are subject to change, possibly with retroactive effect. Prospective purchasers of the notes should consult their own tax advisers as to the United States federal tax consequences of the purchase, ownership and disposition of the notes, in addition to the effect of any state or local tax laws or the laws of any jurisdiction other than the United States.

  U.S. Holders

     As used herein, a "U.S. Holder" means a beneficial owner of a note who is for U.S. federal income tax purposes (i) a citizen or resident of the United States of America (including the states thereof and the District of Columbia), its territories, possessions and other areas subject to its jurisdiction, including the Commonwealth of Puerto Rico (the "United States"); (ii) a corporation created or organized in the United States or under the laws of the United States or of any state; (iii) any estate, the income of which is subject to United States federal income taxation regardless of its source; and (iv) any trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust.

  Interest on the Notes

     Interest on the notes may be included in a U.S. Holder's income at the time the interest is accrued or received, in accordance with the Holder's method of tax accounting. Although the notes will be issued at a discount from their stated redemption price at maturity, U.S. Holders will not be required to include such discount in income prior to maturity because the amount of such discount is considered de minimis for U.S. tax purposes.

     A U.S. Holder of Euro Notes that uses the cash method of accounting for tax purposes will realize interest income equal to the U.S. dollar value of the interest payment, based on the exchange rate on the date of receipt, regardless of whether the payment-in-fact is converted into U.S. dollars. No exchange gain or loss will be recognized with respect to the receipt of such payment.

     A U.S. Holder of Euro Notes that uses the accrual method of accounting for tax purposes will determine the amount of interest income allocatable to an accrual period in Euros, and then will translate that amount into U.S. dollars at the average exchange rate in effect during the interest accrual period (or portion thereof within the U.S. Holder's taxable year), unless the Holder has made the election described below. An accrual basis holder may make an election (which must be applied consistently to all debt instruments from year to year and may not be revoked without the consent of the Internal Revenue Service) to translate accrued interest income at the spot rate of exchange on the last day of the accrual period (or the last day of the taxable year within that accrual period if the accrual period includes more than one taxable year), or at the spot rate on the date of receipt, if that date is within five business days of the last day of the accrual period. A U.S. Holder that uses the accrual method of accounting for tax purposes will recognize foreign currency gain or loss on the receipt of an interest payment if the exchange rate in effect on the date the payment is received differs from the rate applicable to an accrual of that interest. This foreign currency gain or loss will be treated as ordinary income or loss, and generally will not be treated as an adjustment to interest income.

 Sale and Redemption of Notes

     A U.S. Holder generally will recognize capital gain or loss upon the sale, exchange, retirement or other disposition of a note in an amount equal to the difference between the amount realized upon such sale, exchange, retirement or other disposition, and such U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note will generally equal such U.S. Holder's initial investment in the note reduced by the amount of any payments received on the note. Capital gain or loss realized by a U.S. Holder on the sale, exchange, retirement or other disposition of a note, generally, will be U.S. source gain or foreign
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source loss and will be long-term capital gain or loss if the note is held for more than one year. Under current law, net long-term capital gains of individuals are, under certain circumstances, taxed at lower United States federal income tax rates than are items of ordinary income. The deductibility of capital losses by a U.S. Holder, however, is subject to limitations.

     Subject to the discussion of "backup" withholding below, a non-U.S. Holder is currently exempt from United States federal income taxes with respect to interest on the notes unless the non-U.S. Holder is (i) an insurance company carrying on a United States insurance business to which the interest is attributable, within the meaning of the Code; or (ii) an individual or corporation that has an office or other fixed place of business in the United States, to which the interest is attributable, and the interest is derived in the active conduct of a banking, financing or similar business within the United States, or is received by a corporation the principal business of which is trading in stock or securities for its own account. In addition, subject to the discussion of back-up withholding below, a non-U.S. Holder will not be subject to federal income tax on any gain on a sale or other disposition of a note unless (a) the holder is an individual who is present in the United States for 183 days or more during the taxable year, and certain other conditions exist, or
(b) the gain is effectively connected with the conduct of a trade or business within the United States. In addition, the notes will be deemed to be situated outside the United States for purposes of the United States federal estate tax and may not be included in the gross estate for purposes of such tax in the case of a non-resident of the United States who is not a citizen of the United States at the time of death.

  Exchange Offer

     The exchange of the notes for Exchange Notes pursuant to the exchange offer should not be a taxable exchange. As a result, a U.S. Holder should not recognize taxable income upon exchanging the notes for exchange notes pursuant to the exchange offer.

     We will be required to pay additional cash interest on the notes if we fail to comply with certain obligations under the Registration Rights Agreements. Such additional interest should be taxable to a U.S. Holder as ordinary income at the time it accrues or is received in accordance with each such U.S. Holder's method of accounting. It is possible, however, that the IRS may take a different position, in which case U.S. Holders might be required to include such additional interest in income as it accrues or becomes fixed (regardless of their usual method of accounting).

  Information Reporting and Backup Withholding

     In general, information reporting requirements will apply to certain payments of interest within the United States, including payments made by the United States office of a paying agent, broker or other intermediary, and to proceeds of a sale, redemption or other disposition of notes through a United States branch of a United States or foreign broker. A 31.0% "backup withholding" tax may apply to such payments or proceeds if the beneficial owner fails to provide a correct taxpayer identification number or certification of exempt status or, in the case of payments of interest, fails to certify that he is not subject to such withholding or fails to report interest and dividend income in full. The proceeds of a sale, redemption, or other disposition of notes through a foreign branch of a United States broker or United States-related broker generally will be subject to information reporting, but are not currently subject to backup withholding. Non-U.S. Holders are generally exempt from the information reporting and backup withholding rules, but may be required to comply with certification and identification requirements in order to prove their exemption. For purposes of these rules, a "United States-related broker" is a broker or other intermediary that is a controlled foreign corporation for United States tax purposes, or that is a non-U.S. person with 50.0% or more of its gross income from all sources which, over a specified three-year period, is effectively connected with a United States trade or business. Any amounts withheld under the backup withholding rules from a payment to a beneficial owner will be allowed as a refund or credit against such beneficial owner's United States federal income tax liability, provided the required information is furnished to the IRS.

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                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives Exchange Notes in the exchange offer for Old Notes held for its own account must acknowledge that it will deliver a prospectus in connection with any resale of those Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resale of Exchange Notes received in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities. We have agreed that until the close of business on September 8, 2000, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until September 8, 2000, all dealers affecting transaction in the Exchange Notes may be required to deliver a prospectus.

     We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers, or to or through brokers or dealers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer, and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, and any profit of any such resale of Exchange Notes, and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act of 1933. The letter of transmittal that accompanies this prospectus states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933.

     Until April 25, 2000, we will promptly send additional copies of this prospectus, and any amendment or supplement to this prospectus, to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer and will indemnify the holders of the notes against certain liabilities, including liabilities under the Securities Act of 1933.

                              SELLING RESTRICTIONS

  United Kingdom

     Each Initial Purchaser has severally represented and agreed that: (a) it has not offered or sold and, prior to the expiration of the period of six months from the Issue Date, will not offer or sell in the United Kingdom, by means of any document and notes other than to persons whose ordinary activities involve them in acquiring holding, managing or disposing of investments (as principal or agent) for the purpose of their business or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995,
(b) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by them in relation to the notes in, from, or otherwise involving the United Kingdom, and (c) it has only issued or passed on and will only issue or past on to any person in the United Kingdom any document received by them in connection with the issuance of the notes if that person is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996, as amended, or is a person to whom the document may otherwise be lawfully issued on passed on.

  Poland

     The Initial Purchasers have agreed that the notes will not be offered generally to unspecified persons in Poland or advertised in Poland by means of the mass media nor will the notes be offered to more than 300 persons in Poland and, accordingly each Initial Purchaser has undertaken to observe and comply with all restrictions set out in the Act on Public Trading in Securities of August 21, 1997 (as amended) of Poland.

The notes have not been, and will not be, registered with the Komsja Papierow Wanosciowych, the Securities Commission of Poland.

  The Netherlands

     Each Initial Purchaser has represented and warranted in the Purchase Agreement that (i) it has not offered or sold and will not offer or sell the notes whether directly or indirectly, as part of its initial distribution or at any time thereafter, and this Prospectus has only been distributed and circulated and will not distribute and circulate to any individual or legal entity situated in the Netherlands other than to individuals or legal entities who or which trade or invest in securities in the conduct of their profession or business within the meaning of the Exemption Regulation of 21 December 1995 (as amended) issued pursuant to The Netherlands Securities Markets Supervision Act 1995 (Wer Toezicht Effectenverkeer), (which includes banks, brokers securities institutions, insurance companies, pension funds, investment institutions, other institutional investor and other parties, including treasury departments of commercial enterprises and finance companies of groups which are regularly active in the financial markets in a professional manner) and (ii) it has mentioned and will mention upon making any offer of these notes and in all offer advertisements, publications and other documents in which an offer of the notes is made or a forthcoming offer is announced that the offer is exclusively made to the said individuals or legal entities. These restrictions shall cease to apply if the Securities Board of The Netherlands (Stichting Toezicht Effectenverkeer) has granted a dispensation on the offering pursuant to the Registration Statement in connection with the exchange offer or a shelf registration.

                                 LEGAL MATTERS

     The validity of the notes and the guarantees will be passed upon for us by Clifford Chance (with respect to matters of New York, Dutch, and Polish law) and by Faltz & Kremer (with respect to matters of Luxembourg law).

                            INDEPENDENT ACCOUNTANTS

     The consolidated financial statements as of December 31, 1998, 1997 and 1996, and for each of the years ended December 31, 1998 and 1997, and for the period ended December 31, 1996, included in this prospectus have been audited by Arthur Andersen Sp. z o.o., independent accountants, to the extent and for the period indicated in their report thereon.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
AUDITED CONSOLIDATED FINANCIAL STATEMENTS
  Report of Independent Public Accountants..................    F-2
  Consolidated Statements of Operations for the periods from
     January 1, 1998 to December 31, 1998, from January 1,
     1997 to December 31, 1997 and from December 27, 1995 to
     December 31, 1996......................................    F-3
  Consolidated Balance Sheets as of December 31, 1998,
     December 31, 1997 and December 31, 1996................    F-4
  Consolidated Statements of Cash Flows for the periods from
     January 1, 1998 to December 31, 1998, from January 1,
     1997 to December 31, 1997 and from December 27, 1995 to
     December 31, 1996......................................    F-5
  Consolidated Statements of Change in Equity for the
     periods from January 1, 1998 to December 31, 1998, from
     January 1, 1997 to December 31, 1997 and from December
     27, 1995 to December 31, 1996..........................    F-6
  Notes to the Consolidated Financial Statements............    F-7
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
  Consolidated Statements of Operations for the three month
     and nine month periods ended September 30, 1999 and
     September 30, 1998.....................................   F-29
  Consolidated Balance Sheets as of September 30, 1999 and
     December 31, 1998......................................   F-30
  Consolidated Statements of Cash Flows for the nine month
     periods September 30, 1999 and September 30, 1998......   F-31
  Consolidated Statements of Change in Equity for the
     periods from January 1, 1999 to September 30, 1999 and
     from January 1, 1998 to September 30, 1998.............   F-32
  Notes to the Condensed Consolidated Financial
     Statements.............................................   F-33

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Supervisory Board of Polska Telefonia Cyfrowa Sp. z o.o.

     We have audited the accompanying consolidated balance sheets of Polska Telefonia Cyfrowa Sp. z o.o. (a Polish limited liability company) and its subsidiary as of December 31, 1998, 1997 and 1996, and the related consolidated statements of operations, consolidated statements of changes in equity and cash flows for each of the years ended December 31, 1998 and 1997 and the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards in the United States and International Standards on Auditing. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Polska Telefonia Cyfrowa Sp. z o.o. and its subsidiary, as of December 31, 1998, 1997 and 1996, and the results of its operations and its cash flows for each of the years ended December 31, 1998 and 1997 and the period ended December 31, 1996 in accordance with Statements of International Accounting Standards issued by the International Accounting Standards Committee.

Arthur Andersen

Warsaw, Poland
March 22, 1999

               POLSKA TELEFONIA CYFROWA SP. Z O.O. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF OPERATIONS
           FOR THE PERIODS FROM JANUARY 1, 1998 TO DECEMBER 31, 1998,
                 FROM JANUARY 1, 1997 TO DECEMBER 31, 1997 AND
                  FROM DECEMBER 27, 1995 TO DECEMBER 31, 1996
                             (IN THOUSANDS OF PLN)

                                                          NOTES     1998        1997      1996
                                                          -----   ---------   --------   -------
NET SALES..............................................     6     1,610,811    647,062    71,238
COST OF SALES..........................................     7      (949,340)  (517,311)  (78,773)
                                                                  ---------   --------   -------
GROSS MARGIN...........................................             661,471    129,751    (7,535)
OPERATING EXPENSES.....................................     7      (386,673)  (187,669)  (77,251)
                                                                  ---------   --------   -------
OPERATING PROFIT/(LOSS)................................             274,798    (57,918)  (84,786)
NON-OPERATING ITEMS
  Interest and other financial income..................     8        21,398     35,651    11,533
  Interest and other financial expenses................     9      (187,197)  (109,652)   (1,092)
                                                                  ---------   --------   -------
INCOME/(LOSS) BEFORE TAXATION..........................             108,999   (131,919)  (74,345)
TAXATION (CHARGE)/BENEFIT..............................    10      (107,530)     6,997    23,637
                                                                  ---------   --------   -------
COMPREHENSIVE NET INCOME/(LOSS)........................               1,469   (124,922)  (50,708)
                                                                  =========   ========   =======

  The accompanying notes are an integral part of these consolidated financial statements.

               POLSKA TELEFONIA CYFROWA SP. Z O.O. AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS
        AS OF DECEMBER 31, 1998, DECEMBER 31, 1997 AND DECEMBER 31, 1996
                             (IN THOUSANDS OF PLN)

                                                        NOTES     1998        1997       1996
                                                        -----   ---------   ---------   -------
CURRENT ASSETS
  Cash and cash equivalents..........................    24         5,695     228,156     2,544
  Trade short-term investments.......................    11            --       5,084    27,785
  Debtors and prepayments............................    12       253,585     143,111    32,323
  Accounts receivable from State Treasury............    12        85,064      44,380    28,547
  Inventory..........................................    13        75,946      34,309    25,047
                                                                ---------   ---------   -------
                                                                  420,290     455,040   116,246
DEFERRED TAX ASSET...................................    10            --      30,748    23,637
LONG-TERM ASSETS
  Tangible fixed assets, net.........................    14     1,671,182     760,785   154,912
  Intangible fixed assets, net.......................    15       638,872     675,583   681,257
  Deferred cost......................................    16        30,759      17,063        --
                                                                ---------   ---------   -------
                                                                2,340,813   1,453,431   836,169
                                                                ---------   ---------   -------
TOTAL ASSETS.........................................           2,761,103   1,939,219   976,052
                                                                =========   =========   =======
CURRENT LIABILITIES..................................    17       571,763     143,822   123,203
LONG-TERM LIABILITIES................................    18     1,890,218   1,498,744   431,936
DEFERRED TAX LIABILITY...............................    10           172          --        --
PROVISIONS FOR LIABILITIES AND CHARGES...............    19         2,111       1,276       621
                                                                ---------   ---------   -------
TOTAL LIABILITIES....................................           2,464,264   1,643,842   555,760
                                                                ---------   ---------   -------
SHAREHOLDERS' EQUITY
  Share capital......................................    20       471,000     471,000   471,000
  Retained losses....................................            (174,161)   (175,630)  (50,708)
  Currency translation adjustment....................                  --           7        --
                                                                ---------   ---------   -------
                                                                  296,839     295,377   420,292
                                                                ---------   ---------   -------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY...........           2,761,103   1,939,219   976,052
                                                                =========   =========   =======

  The accompanying notes are an integral part of these consolidated financial statements.

               POLSKA TELEFONIA CYFROWA SP. Z O.O. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
           FOR THE PERIODS FROM JANUARY 1, 1998 TO DECEMBER 31, 1998
                 FROM JANUARY 1, 1997 TO DECEMBER 31, 1997 AND
                  FROM DECEMBER 27, 1995 TO DECEMBER 31, 1996
                             (IN THOUSANDS OF PLN)

                                                                  1998        1997       1996
                                                               ----------   --------   --------
                                                                        (SEE NOTE 24)
CASH FLOWS FROM OPERATING ACTIVITIES:
NET INCOME (LOSS) BEFORE TAXATION...........................      108,999   (131,919)   (74,345)
ADJUSTMENTS FOR:
Depreciation and amortization...............................      164,615     83,608     15,005
Change to provision for doubtful debtors....................       90,694     43,714      5,800
Change to provisions for inventory..........................       (3,309)     5,009      2,080
Other provisions and special funds..........................          835        655        621
Unrealized foreign exchange losses, net.....................       10,880     37,806        235
Loss on sales of tangibles and intangibles..................          983        216       (102)
Interest expense, net.......................................      123,770     31,801    (11,317)
Other.......................................................         (593)       614         --
                                                               ----------   --------   --------
OPERATING CASH FLOWS BEFORE WORKING CAPITAL CHANGES.........      496,874     71,504    (62,023)
Increase in inventory.......................................      (38,328)   (14,271)   (27,127)
Increase in debtors, prepayments and deferred cost..........     (219,943)  (173,612)   (66,670)
Increase in trade payables and accruals.....................       86,406     13,072     85,783
                                                               ----------   --------   --------
CASH FROM/(USED IN) OPERATIONS..............................      325,009   (103,307)   (70,037)
Interest paid...............................................      (47,526)   (10,118)        --
Income taxes paid...........................................     (113,668)        --         --
                                                               ----------   --------   --------
NET CASH FROM/(USED IN) OPERATING ACTIVITIES................      163,815   (113,425)   (70,037)
CASH FLOWS USED IN INVESTING ACTIVITIES:
Purchases of intangible fixed assets........................      (52,855)   (18,677)  (345,295)
Purchases of tangible fixed assets..........................     (966,649)  (176,272)   (41,268)
Sales/(purchases) of short-term investments, net............        5,084     22,934    (27,785)
Proceeds from sale of equipment and intangibles.............          894      3,932      4,506
Interest received...........................................        8,816     15,422     11,349
                                                               ----------   --------   --------
NET CASH USED IN INVESTING ACTIVITIES.......................   (1,004,710)  (152,661)  (398,493)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from capital subscriptions.........................           --         --    471,000
Proceeds from long-term borrowings..........................      593,870         --         --
Proceeds from senior subordinated debt issuance.............           --    479,785         --
Net change in overdraft facility............................       24,558         --         --
                                                               ----------   --------   --------
NET CASH FROM FINANCING ACTIVITIES..........................      618,428    479,785    471,000
NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS........     (222,467)   213,699      2,470
EFFECT OF FOREIGN EXCHANGE CHANGES ON CASH AND CASH
  EQUIVALENTS...............................................            6     11,913         74
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD............      228,156      2,544         --
                                                               ----------   --------   --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................        5,695    228,156      2,544
                                                               ----------   --------   --------

  The accompanying notes are an integral part of these consolidated financial statements.

               POLSKA TELEFONIA CYFROWA SP. Z O.O. AND SUBSIDIARY
                  CONSOLIDATED STATEMENTS OF CHANGE IN EQUITY
           FOR THE PERIODS FROM JANUARY 1, 1998 TO DECEMBER 31, 1998,
                 FROM JANUARY 1, 1997 TO DECEMBER 31, 1997 AND
                  FROM DECEMBER 27, 1995 TO DECEMBER 31, 1996
                             (IN THOUSANDS OF PLN)

                                                                             CURRENCY
                                                        SHARE    RETAINED   TRANSLATION
                                                       CAPITAL   EARNINGS   ADJUSTMENT     TOTAL
                                                       -------   --------   -----------   --------
BALANCE AT DECEMBER 27, 1995........................        --         --          --           --
Share capital contribution..........................   471,000..       --          --      471,000
Net loss for the period, as reported................        --    (74,345)         --      (74,345)
Changes in accounting policy with respect to
  implementation of IAS 12 (revised), see Note 5b...        --     23,637          --       23,637
                                                       -------   --------    --------     --------
BALANCE AT DECEMBER 31, 1996........................   471,000    (50,708)         --      420,292
Net loss for the period, as reported................        --   (132,033)         --     (132,033)
Changes in accounting policy with respect to
  implementation of IAS 12 (revised), see Note 5b...        --      7,111          --        7,111
Currency translation adjustment.....................        --         --           7            7
                                                       -------   --------    --------     --------
BALANCE AT DECEMBER 31, 1997........................   471,000   (175,630)          7      295,377
Currency translation adjustment.....................        --         --          (7)          (7)
Net income for the year.............................        --      1,469          --        1,469
                                                       -------   --------    --------     --------
BALANCE AT DECEMBER 31, 1998........................   471,000   (174,161)         --      296,839
                                                       =======   ========    ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

               POLSKA TELEFONIA CYFROWA SP. Z O.O. AND SUBSIDIARY
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                             (IN THOUSANDS OF PLN)

1.   INCORPORATION AND PRINCIPAL ACTIVITIES

     Polska Telefonia Cyfrowa Sp. z o.o. (the "Company") was incorporated under Polish Law as a limited liability company based on a Notarial Act dated December 20, 1995. The Company was registered in the Regional Court in Warsaw, XVI Commercial Department on December 27, 1995.

     The principal activities of the Company are providing cellular telephone communication services in accordance with the GSM license granted by the Minister of Telecommunications and the sale of cellular telephones and accessories compatible with its cellular services.

     During 1996 the Company signed an interim interconnect agreement with Telekomunikacja Polska S.A. ("TPSA") on a "bill and keep" basis. On May 22, 1997 the Ministry of Communications issued a decision with respect to new interconnect arrangements between the Company and TPSA. The decision was binding for both parties, however, certain terms, including the effective date, were still to be agreed. The decision defined interconnect, international and leased-lines settlements with TPSA.

     In the course of 1997, TPSA filed in the Supreme Administration Court an appeal against the above mentioned decision. In the appeal, it challenges the entitlement of the Minister to issue the above decision on the basis that the established interconnect rates are not fair.

     On December 9, 1998, the Company signed a frame agreement with TPSA defining the terms of mutual interconnect arrangements.

2.   PRINCIPLES OF CONSOLIDATION

     A.    GROUP ENTITIES

     All intercompany balances and transactions are eliminated in consolidation. The consolidated financial statements include the financial statements of Polska Telefonia Cyfrowa Sp. z o.o. and its wholly-owned subsidiary, PTC International Finance B.V. On June 17, 1997, PTC International Finance B.V. was incorporated under the laws of the Netherlands for the purpose of issuing long-term Notes (see Note 18). The Company has acquired 40 fully-paid shares with a par value of 1,000 Netherlands Guilders each, issued by PTC International Finance B.V. PTC International Finance B.V. has no subsidiaries of its own.

     B.    REPORTING CURRENCY

     The Company primarily generates and expends cash through its operating activities in Polish Zloty ("PLN"). Additionally, all of the receivables and the majority of its short-term liabilities are PLN denominated. Therefore, Management has designated the PLN as the functional currency of the Company.

     The accompanying consolidated financial statements are reported in thousands of PLN.

3.   ACCOUNTING STANDARDS IN POLAND

     The Company maintains its books of account in accordance with accounting principles and practices employed by enterprises in Poland as required by Polish accounting regulations. The accompanying financial statements reflect certain adjustments not reflected in the Company's books to present these statements in accordance with standards issued by the International Accounting Standards Committee. These adjustments and their effect on earnings for the periods from January 1, 1998 to December 31, 1998, from January 1, 1997 to December 31, 1997 and from December 27, 1995 to December 31, 1996 are shown in Note 25 to these Financial Statements.

               POLSKA TELEFONIA CYFROWA SP. Z O.O. AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             (IN THOUSANDS OF PLN)

3.   ACCOUNTING STANDARDS IN POLAND (CONTINUED)
     The differences between International Accounting Standards ("IAS") and generally accepted accounting principles in the United States ("U.S. GAAP") and their effect on net results for the periods from January 1, 1998 to December 31, 1998, from January 1, 1997 to December 31, 1997 and from December 27, 1995 to December 31, 1996 have been presented in Note 26 to these Financial Statements.

4.   PRINCIPAL ACCOUNTING POLICIES

     A.    TANGIBLE FIXED ASSETS

     Tangible fixed assets are shown at historical cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful life of the asset. The following depreciation rates have been applied:

                                                                ANNUAL RATE           ESTIMATED
                                                                    IN %        USEFUL LIVES IN YEARS
                                                                ------------    ---------------------
    Leasehold improvements..................................                         Lease term
    Buildings...............................................             2.5%                40
    Plant and equipment.....................................      4.0 - 30.0%          3.3 - 25
    Motor vehicles..........................................     12.5 - 30.0%           3.3 - 8
    Other...................................................            20.0%                 5

     B.    INTANGIBLE FIXED ASSETS

     LICENSE

     The Company has acquired from the Polish State, represented by the Ministry of Communications, a license to provide telecommunication services according to ETSI/GSM standard, including a permit to install and use network equipment and to use its allocation of ETSI/GSM frequencies. The license was acquired on February 23, 1996 and has been valued at the present value of the payments due to the State. For the period of development of the GSM system, the cost of imputed interest and foreign exchange losses were capitalized in the cost of the asset. This development period terminated during the third quarter of 1997.

     The license is un-amortized over the period of its validity, i.e., 15 years on a straight-line basis.

     OTHER INTANGIBLE FIXED ASSETS

     Other intangible assets are stated at cost less accumulated amortization. Amortization is calculated using the straight-line method over the estimated useful life of the asset. The following amortization rates have been applied:

                                                                       ANNUAL RATE
                                                                           IN %
                                                                       ------------
         Technical drawings and plans................................          20.0%
         Computer software...........................................   10.0 - 50.0%
         Trademarks..................................................           6.7%
         Other intangible assets.....................................   25.0 - 50.0%

               POLSKA TELEFONIA CYFROWA SP. Z O.O. AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             (IN THOUSANDS OF PLN)

4.   PRINCIPAL ACCOUNTING POLICIES (CONTINUED)
     C.    DEBTORS

     Amounts due from debtors are shown net of provisions for doubtful accounts. The provisions are based on specific amounts due where realization is unlikely and on a general basis, calculated using historic collection experience.

     D.    INVENTORIES

     Inventories are stated at the lower of cost and net realizable value. Cost is determined principally under the average method. Provisions are set for obsolete, slow moving and damaged inventory and are deducted from the related inventory balances.

     E.    SPECIAL FUNDS

     Special funds consist primarily of the social fund. These amounts have been included in provisions for liabilities and charges in the balance sheet. Contributions to the special funds are expensed in the period to which they relate.

     F.    FOREIGN CURRENCY

     Transactions denominated in foreign currencies are recorded in the local currency (the Polish Zloty) at actual exchange rates prevailing at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are reported at the rates of exchange prevailing at the end of the period. Any gain or loss arising from a change in exchange rates subsequent to the date of the transaction is recorded in the statement of operations as a foreign exchange gain or loss, included in non-operating items in the statement of operations.

     G.    VACATION PAY

     Vacation pay is accrued when earned by employees.

     H.    TAXATION

     The current provision, if any, for corporate income tax is calculated in accordance with Polish or Dutch tax regulations.

     Deferred taxation (which arises from differences in the timing of the recognition of items by the tax authorities and in these financial statements) is calculated using the liability method. Deferred tax is provided on the future tax consequences of all events that have been recognized in the Company's financial statements or tax returns. A deferred tax asset is recognized if its realization is probable.

     I.    NET SALES

     Net sales consists of the value of sales (excluding value-added tax) of goods and services in the normal course of business but excludes extraordinary disposals of inventory and other assets.

     Revenue is recognized when services are provided or goods are shipped out. Sales allowances are accounted in the same period when the related portion of revenue is recognized.

     J.    FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair value of the Company's financial instruments approximates the reported carrying amounts.

               POLSKA TELEFONIA CYFROWA SP. Z O.O. AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             (IN THOUSANDS OF PLN)

4.   PRINCIPAL ACCOUNTING POLICIES (CONTINUED)
     K.    USE OF ESTIMATES

     Preparation of financial statements requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

5.   CHANGES IN ACCOUNTING POLICIES

     A.    INVENTORY PROVISION

     Until December 31, 1997, an inventory provision was recorded for planned promotional discounts. In January 1998, the Company discontinued this practice and recognizes loss on promoted inventory in the period when the promotion is carried out. Should the principles applied in 1998 been used in 1997, the net loss for the period of twelve months ended December 31, 1997 would have been decreased by PLN 3,548.

     B.    DEFERRED TAXES

     Effective January 1, 1998 the Company has adopted IAS 12 (revised) "Income Taxes" in accounting for its income taxes. The resulting change in accounting policy was applied retrospectively, resulting in a positive adjustment to the opening balance of retained losses of PLN 23,637 as at January 1, 1997. The resulting adjustment to the opening balance of retained loss as at January 1, 1998 resulted in a decrease by PLN 30,748. Additionally, the net loss reported for the period from December 27, 1995 to December 31, 1996 was decreased by PLN 23,637 and for the twelve-month period ended December 31, 1997 was decreased by PLN 7,111.

6.   NET SALES

                                                 FISCAL YEAR         FISCAL YEAR         FISCAL YEAR
                                                    ENDED               ENDED               ENDED
                                              DECEMBER 31, 1998   DECEMBER 31, 1997   DECEMBER 31, 1996
                                              -----------------   -----------------   -----------------
    Service revenues and fees..............       1,445,340            534,439             38,900
    Sales of telephones and accessories....         165,471            112,623             32,338
                                                  ---------            -------             ------
                                                  1,610,811            647,062             71,238
                                                  =========            =======             ======

     The Company operates in one segment (providing cellular telecommunication services and the ancillary sale of cellular telephones and accessories) and in one market (the Republic of Poland).

               POLSKA TELEFONIA CYFROWA SP. Z O.O. AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             (IN THOUSANDS OF PLN)

7.   COSTS AND EXPENSES

                                                 FISCAL YEAR         FISCAL YEAR         FISCAL YEAR
                                                    ENDED               ENDED               ENDED
                                              DECEMBER 31, 1998   DECEMBER 31, 1997   DECEMBER 31, 1996
                                              -----------------   -----------------   -----------------
    Cost of sales:
    Cost of services sold..................         614,824            336,274              36,583
    Cost of sales of telephones and
      accessories..........................         334,516            181,037              42,190
                                                  ---------            -------             -------
                                                    949,340            517,311              78,773
    Operating expenses:
    Selling and distribution costs.........         279,092            139,685              36,554
    Administration and other operating
      costs................................         107,581             47,984              40,697
                                                  ---------            -------             -------
                                                    386,673            187,669              77,251
                                                  ---------            -------             -------
                                                  1,336,013            704,980             156,024
                                                  =========            =======             =======

     The following costs and expenses were included in cost of sales:

                                                 FISCAL YEAR         FISCAL YEAR         FISCAL YEAR
                                                    ENDED               ENDED               ENDED
                                              DECEMBER 31, 1998   DECEMBER 31, 1997   DECEMBER 31, 1996
                                              -----------------   -----------------   -----------------
    Merchandise sold.......................        334,516             176,028             40,110
    Depreciation and amortization..........        142,004              75,663             11,398
    Other external services................        127,091              62,356              1,293
    Leased lines...........................         92,869              49,696              7,955
    Commissions............................         89,710              77,653             13,018
    Interconnect...........................         77,490              32,413                 --
    Roaming................................         44,137              16,273                 --
    Wages and salaries.....................         13,314               7,386              1,338
    Social security and other benefits.....         11,194               4,578              1,259
    Materials and energy...................         10,911               6,429                322
    Taxes and other charges................          2,493               1,986                 --
    Change to inventory provision, net.....         (3,309)              5,009              2,080
    Other..................................          6,920               1,841                 --
                                                   -------             -------             ------
                                                   949,340             517,311             78,773
                                                   =======             =======             ======

               POLSKA TELEFONIA CYFROWA SP. Z O.O. AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             (IN THOUSANDS OF PLN)

7.   COSTS AND EXPENSES (CONTINUED)
     The following costs and expenses were included in selling and distribution costs:

                                                 FISCAL YEAR         FISCAL YEAR         FISCAL YEAR
                                                    ENDED               ENDED               ENDED
                                              DECEMBER 31, 1998   DECEMBER 31, 1997   DECEMBER 31, 1996
                                              -----------------   -----------------   -----------------
    Advertising costs......................         98,223              41,655             26,308
    Charge to doubtful debtors provision...         90,694              43,714              5,800
    External services......................         27,271              17,773                 --
    Wages and salaries.....................         25,851              16,129              2,959
    Social security and other benefits.....         18,554               8,150              1,457
    Depreciation and amortization..........          7,974               4,434                 --
    Materials and energy...................          4,542               4,464                 30
    Taxes and other charges................          3,628               1,201                 --
    Other..................................          2,355               2,165                 --
                                                   -------             -------             ------
                                                   279,092             139,685             36,554
                                                   =======             =======             ======

     The following costs and expenses were included in administration costs:

                                                 FISCAL YEAR         FISCAL YEAR         FISCAL YEAR
                                                    ENDED               ENDED               ENDED
                                              DECEMBER 31, 1998   DECEMBER 31, 1997   DECEMBER 31, 1996
                                              -----------------   -----------------   -----------------
    External services......................         52,703              21,577             27,167
    Wages and salaries.....................         20,496              10,407              4,108
    Depreciation and amortization..........         14,637               3,511              3,607
    Social security and other benefits.....         11,928               5,869              1,558
    Materials and energy...................          6,259                 948              1,502
    Taxes and charges......................          5,158               2,715              1,091
    Other..................................         (3,600)              2,957              1,664
                                                   -------             -------             ------
                                                   107,581              47,984             40,697
                                                   =======             =======             ======

8.   INTEREST AND OTHER FINANCIAL INCOME

                                                 FISCAL YEAR         FISCAL YEAR         FISCAL YEAR
                                                    ENDED               ENDED               ENDED
                                              DECEMBER 31, 1998   DECEMBER 31, 1997   DECEMBER 31, 1996
                                              -----------------   -----------------   -----------------
    Foreign exchange gains.................        12,816              19,996                 101
    Interest income........................         8,582              15,655              11,349
    Other financial income.................            --                  --                  83
                                                   ------              ------              ------
                                                   21,398              35,651              11,533
                                                   ======              ======              ======

               POLSKA TELEFONIA CYFROWA SP. Z O.O. AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             (IN THOUSANDS OF PLN)

9.   INTEREST AND OTHER FINANCIAL EXPENSES

                                                 FISCAL YEAR         FISCAL YEAR         FISCAL YEAR
                                                    ENDED               ENDED               ENDED
                                              DECEMBER 31, 1998   DECEMBER 31, 1997   DECEMBER 31, 1996
                                              -----------------   -----------------   -----------------
    Interest expense.......................        132,353              47,456                 32
    Foreign exchange losses................         54,844              62,196              1,060
                                                   -------             -------              -----
                                                   187,197             109,652              1,092
                                                   =======             =======              =====

10. TAXATION

                                                FISCAL YEAR         FISCAL YEAR          FISCAL YEAR
                                                   ENDED               ENDED                ENDED
                                             DECEMBER 31, 1998   DECEMBER 31, 1997    DECEMBER 31, 1996
                                             -----------------   -----------------    -----------------
    Polish current tax charge.............        (76,223)                 --                  --
    Polish deferred tax benefit...........          3,039              38,454              25,493
    Foreign current tax charge............           (387)               (114)                 --
    Foreign deferred tax charge...........             --                  --                  --
    Change in valuation allowance.........        (33,959)            (31,343)             (1,856)
                                                 --------             -------              ------
    Tax benefit/(charge)..................       (107,530)              6,997              23,637
                                                 ========             =======              ======

     Tax losses for the period from December 27, 1995 to December 31, 1996 can be offset with future taxable income in three equal installments during the three years following the loss. The unused portion of a tax loss installment expires. The 1996 tax losses, taking into account the effect of the changes in tax treatment of certain items (see Note 10 below), were being utilized as follows: 58,006 in 1997 and 122,550 in 1998 and remaining tax losses of 122,550 are available to be utilized in 1999.

     According to the Polish tax regulations, the tax rates in effect in 1998, 1997 and 1996 were 36%, 38% and 40% respectively. The tax rates in 1999 and 2000 are set to be 34% and 32%, respectively.

               POLSKA TELEFONIA CYFROWA SP. Z O.O. AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             (IN THOUSANDS OF PLN)

10. TAXATION (CONTINUED)
     Reconciliation of the profit/(loss) before taxation to taxable income is as follows:

                                                 FISCAL YEAR         FISCAL YEAR              FISCAL YEAR
                                                    ENDED               ENDED                    ENDED
                                              DECEMBER 31, 1998   DECEMBER 31, 1997        DECEMBER 31, 1996
                                              -----------------   -----------------        -----------------
Profit/(loss) before taxation..............        108,999            (131,919)                 (74,345)
Permanent differences:
  Disposal of assets.......................          1,332                  --
     Taxes not deductible..................          3,748               1,502                       --
  Promotion expenses above deductible
     limit.................................          3,163               3,183                    3,446
  Uncollectible receivables................          3,145                  --                       --
  Depreciation not deductible..............          1,578               1,149                      270
  Penalty interest.........................            883                  --                       --
     Other.................................          1,369               3,712                      643
                                                  --------            --------                 --------
                                                    15,218               9,546                    4,359
Timing differences:
  Bad debt provision.......................         89,158              43,714                    5,800
  GSM license..............................         61,099              10,064                   (1,463)
  Depreciation.............................         38,348               3,319                       --
  Unrealized foreign exchange losses/gains,
     net...................................         16,999              29,096                      309
  Change in accruals for wages.............          5,157               6,350                       --
  Change in accruals for consulting
     expenses..............................          4,659               1,336                       --
  Expenses deducted in previous year.......          2,365                  --                       --
  Interest, net............................          2,309              30,249                       --
  Change in accruals for advertising
     expenses, net.........................           (224)             (1,428)                   1,890
  Other expenses...........................           (963)              4,181                      551
  Change in accruals for commissions,
     net...................................         (1,491)             (5,991)                   7,490
  Change in accruals for leased lines,
     net...................................         (3,132)              1,338                       --
  Change in inventory provision............         (3,309)              5,009                    2,080
                                                  --------            --------                 --------
                                                   210,975             127,237                   16,657
                                                  --------            --------                 --------
TAXABLE INCOME/(LOSS), INCLUDING:..........        335,192               4,864                  (53,329)
TAXABLE INCOME/(LOSS) IN POLAND............        334,282               4,590                  (53,329)
Less utilization of Polish tax losses
  carried forward..........................       (122,550)             (4,590)                      --
                                                  --------            --------                 --------
Net taxable income/(loss) in Poland........        211,732                  --                  (53,329)
Income tax expense in Poland...............         76,223                  --                       --
                                                  ========            ========                 ========
TAXABLE INCOME IN THE NETHERLANDS..........            910                 274                       --
Income tax in the Netherlands..............            387                 114                       --
                                                  ========            ========                 ========

               POLSKA TELEFONIA CYFROWA SP. Z O.O. AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             (IN THOUSANDS OF PLN)

10. TAXATION (CONTINUED)

                                                  AT DECEMBER 31,   AT DECEMBER 31,   AT DECEMBER 31,
                                                       1998              1997              1996
                                                  ---------------   ---------------   ---------------
    Deferred tax assets in Poland:
      Bad debt provision.......................        44,375            15,845            1,856
      Tax losses carry forward.................        41,667            12,088           19,198
      Additional book depreciation.............        14,499                --               --
      Unrealized foreign exchange loss, net....        13,562            19,383              117
      Accrued interest.........................        10,942            13,288               --
      Accrued expenses.........................         4,608             2,426            3,564
      Inventory provision......................         1,285             2,552              790
      Other....................................            --             4,724            2,638
                                                      -------           -------           ------
                                                      130,938            70,306           28,163
      Valuation allowance......................       (67,158)          (33,199)          (1,856)
                                                      -------           -------           ------
                                                       63,780            37,107           26,307
    Deferred tax liabilities in Poland:
      Book versus tax basis of GSM license.....       (63,234)           (1,984)          (2,670)
      Book versus tax basis of fixed assets....          (718)               --               --
      Unrealized foreign exchange gains........            --            (4,290)              --
      Other -- tax deferred credits............            --               (85)              --
                                                      -------           -------           ------
                                                      (63,952)           (6,359)          (2,670)
                                                      -------           -------           ------
    Net deferred tax (liability)/asset.........          (172)           30,748           23,637
                                                      =======           =======           ======

     After discussions with the Polish tax authorities, the Company has decided to change the tax treatment of the cost of its GSM license from amortization over 15 year period to a cash basis. As a result, the tax returns for 1996 and 1997 have been re-stated, and the resulting increase in tax loss carry forward is reflected in the revised deferred tax computation for 1998.

     The increase in valuation allowance results primarily from the increase of deferred tax asset balances for which tax deductibility is yet uncertain.

11. SHORT-TERM INVESTMENTS

     Short term investments at December 31, 1996 consist of short term Polish Treasury Bills with a maximum maturity of 7 months, acquired by the Company in December 1996 and disposed of during the first quarter of 1997, at a gain of PLN
73. The treasury Bills are recorded at cost which approximates their market value at December 31, 1996. Short-term investments at December 31, 1997 consisted of Polish Treasury Bills with maturity of 6 months, recorded at cost, which approximate their market value at December 31, 1997. Treasury Bills are freely traded on the secondary market in Poland. The Company sold these Treasury Bills in January 1998.

                                                  AT DECEMBER 31,   AT DECEMBER 31,   AT DECEMBER 31,
                                                       1998              1997              1996
                                                  ---------------   ---------------   ---------------
Short-term investments.........................           --             5,084            27,785

               POLSKA TELEFONIA CYFROWA SP. Z O.O. AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             (IN THOUSANDS OF PLN)

12. DEBTORS AND PREPAYMENTS

                                                  AT DECEMBER 31,   AT DECEMBER 31,   AT DECEMBER 31,
                                                       1998              1997              1996
                                                  ---------------   ---------------   ---------------
Trade debtors and accrued income...............       356,675           182,530            36,007
VAT and other taxes recoverable from State
  Treasury.....................................        85,064            44,380            28,547
Prepaid expenses...............................         9,480             6,441               346
Accounts receivable from shareholders..........         3,332             2,151             1,138
Other debtors..................................         1,925             1,503               632
                                                     --------           -------           -------
                                                      456,476           237,005            66,670
Provision for doubtful debtors.................      (117,827)          (49,514)           (5,800)
                                                     --------           -------           -------
                                                      338,649           187,491            60,870
                                                     ========           =======           =======

     Substantially all of the Company's trade debtors are Polish businesses and individuals. Further, the Company has established a network of dealers within Poland to distribute its products. The dealers share many economic characteristics and receivables from each of these dealers present similar risk to the Company. The increase in State Treasury receivables results from a change in tax practices, as explained in Note 10. As a result, the Company expects a future recovery of the taxes paid in installments under previous practices.

13. INVENTORY

                                                  AT DECEMBER 31,   AT DECEMBER 31,   AT DECEMBER 31,
                                                       1998              1997              1996
                                                  ---------------   ---------------   ---------------
Telephones.....................................       50,462            29,704            21,618
Accessories and other..........................       29,264            11,694             5,509
                                                      ------            ------            ------
                                                      79,726            41,398            27,127
Inventory provision............................       (3,780)           (7,089)           (2,080)
                                                      ------            ------            ------
                                                      75,946            34,309            25,047
                                                      ======            ======            ======

14. TANGIBLE FIXED ASSETS, NET

                                                AT DECEMBER 31,    AT DECEMBER 31,    AT DECEMBER 31,
                                                     1998               1997               1996
                                                ---------------    ---------------    ---------------
Land and buildings..........................          79,954                77                 --
Plant and equipment.........................         844,729           212,021             30,191
Motor vehicles..............................           8,254             7,888              6,163
Other fixed assets..........................          35,678            12,139              1,794
Construction in progress....................         702,567           528,660            116,764
                                                   ---------           -------            -------
                                                   1,671,182           760,785            154,912
                                                   =========           =======            =======

     For tangible fixed assets under construction, the Company capitalizes interest and foreign exchange gains/losses incurred and directly attributable to the acquisition and construction of the qualifying assets. The financing costs are capitalized only during the period of construction of the qualifying assets. During fiscal year ended December 31, 1998, the Company capitalized PLN 22,765 of foreign exchange losses and PLN 4,074 of interest expense. For the corresponding year ending December 31, 1997, PLN 9,346 of foreign

               POLSKA TELEFONIA CYFROWA SP. Z O.O. AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             (IN THOUSANDS OF PLN)

14. TANGIBLE FIXED ASSETS, NET (CONTINUED) exchange losses and PLN 1,234 of interest expense were capitalized and for the period ended December 31, 1996 PLN 672 of foreign exchange losses were capitalized.

     The movement in each period was as follows:

                                                        LAND AND    PLANT AND    MOTOR     OTHER FIXED   CONSTRUCTION
                                                        BUILDINGS   EQUIPMENT   VEHICLES     ASSETS      IN PROGRESS      TOTAL
                                                        ---------   ---------   --------   -----------   ------------   ---------
COST
At December 27, 1995.................................        --           --         --          --              --            --
Additions............................................        --        1,695      6,612       2,814         154,659       165,780
Transfers............................................        --       33,113         --         318         (37,895)       (4,464)
Disposals............................................        --       (4,365)        --          (2)             --        (4,367)
                                                         ------      -------     ------      ------        --------     ---------
At December 31, 1996.................................        --       30,443      6,612       3,130         116,764       156,949
                                                         ------      -------     ------      ------        --------     ---------
DEPRECIATION
At December 27, 1995.................................        --           --         --          --              --            --
Charge...............................................        --          354        449       1,338              --         2,141
Disposals............................................        --         (102)        --          (2)             --          (104)
                                                         ------      -------     ------      ------        --------     ---------
At December 31, 1996.................................        --          252        449       1,336              --         2,037
                                                         ------      -------     ------      ------        --------     ---------
NET BOOK VALUE AT DECEMBER 31, 1996..................        --       30,191      6,163       1,794         116,764       154,912
                                                         ======      =======     ======      ======        ========     =========
COST
At January 1, 1997...................................        --       30,443      6,612       3,130         116,764       156,949
Additions............................................        77           --      4,427         942         631,157       636,603
Transfers............................................        --      205,974         --      13,287        (219,261)           --
Disposals............................................        --       (4,774)      (138)        (35)             --        (4,947)
                                                         ------      -------     ------      ------        --------     ---------
At December 31, 1997.................................        77      231,643     10,901      17,324         528,660       788,605
                                                         ------      -------     ------      ------        --------     ---------
DEPRECIATION
At January 1, 1997...................................        --          252        449       1,336              --         2,037
Charge...............................................        --       20,111      2,587       3,884              --        26,582
Disposals............................................        --         (741)       (23)        (35)             --          (799)
                                                         ------      -------     ------      ------        --------     ---------
At December 31, 1997.................................        --       19,622      3,013       5,185              --        27,820
                                                         ------      -------     ------      ------        --------     ---------
NET BOOK VALUE AT DECEMBER 31, 1997..................        77      212,021      7,888      12,139         528,660       760,785
                                                         ======      =======     ======      ======        ========     =========
COST
At January 1, 1998...................................        77      231,643     10,901      17,324         528,660       788,605
Additions............................................    80,691       11,377      4,453       2,847         914,276     1,013,644
Transfers............................................        --      709,360         --      31,469        (740,369)          460
Disposals............................................        --         (385)      (439)     (3,110)             --        (3,934)
                                                         ------      -------     ------      ------        --------     ---------
At December 31, 1998.................................    80,768      951,995     14,915      48,530         702,567     1,798,775
                                                         ------      -------     ------      ------        --------     ---------
DEPRECIATION
At January 1, 1998...................................        --       19,622      3,013       5,185              --        27,820
Charge...............................................       814       87,741      3,819       9,456              --       101,830
Disposals............................................        --          (97)      (171)     (1,789)             --        (2,057)
                                                         ------      -------     ------      ------        --------     ---------
At December 31, 1998.................................       814      107,266      6,661      12,852              --       127,593
                                                         ------      -------     ------      ------        --------     ---------
NET BOOK VALUE AT DECEMBER 31, 1998..................    79,954      844,729      8,254      35,678         702,567     1,671,182
                                                         ======      =======     ======      ======        ========     =========

     Tangible fixed assets held under capital leases (included in above schedule):

                                                 AT DECEMBER 31,    AT DECEMBER 31,   AT DECEMBER 31,
                                                       1998              1997              1996
                                                 ----------------   ---------------   ---------------
                                                 LAND    BUILDING        OTHER             OTHER
                                                 -----   --------   ---------------   ---------------
Cost..........................................   2,383    78,114          645             11,517
Accumulated depreciation......................      --      (814)         (34)              (856)
                                                 -----    ------          ---             ------
Net...........................................   2,383    77,300          611             10,661
                                                 =====    ======          ===             ======

               POLSKA TELEFONIA CYFROWA SP. Z O.O. AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             (IN THOUSANDS OF PLN)

15. INTANGIBLE FIXED ASSETS, NET

                                                  AT DECEMBER 31,   AT DECEMBER 31,   AT DECEMBER 31,
                                                       1998              1997              1996
                                                  ---------------   ---------------   ---------------
GSM license....................................       593,066           641,854           650,695
Technical drawings and plans...................         8,087            10,982            13,877
Computer software..............................        36,164            17,750             7,333
Trademark......................................           174               187               201
Other..........................................         1,381             4,810             9,151
                                                      -------           -------           -------
                                                      638,872           675,583           681,257
                                                      =======           =======           =======

     The movement in each period was as follows:

                                                                      TECHNICAL
                                                              GSM     DRAWINGS    COMPUTER   TRADE
                                                            LICENSE   AND PLANS   SOFTWARE    MARK    OTHER     TOTAL
                                                            -------   ---------   --------   ------   ------   -------
COST
At December 27, 1995.....................................        --        --          --        --       --        --
Additions................................................   662,093    13,877       3,430       206   10,192   689,798
Transfers................................................        --        --       4,464        --       --     4,464
Disposals................................................        --        --        (144)       --       --      (144)
                                                            -------    ------      ------    ------   ------   -------
At December 31, 1996.....................................   662,093    13,877       7,750       206   10,192   694,118
                                                            -------    ------      ------    ------   ------   -------
AMORTIZATION
At December 27, 1995.....................................        --        --          --        --       --        --
Charge...................................................    11,398        --         420         5    1,041    12,864
Disposals................................................        --        --          (3)       --       --        (3)
                                                            -------    ------      ------    ------   ------   -------
At December 31,1996......................................    11,398        --         417         5    1,041    12,861
                                                            -------    ------      ------    ------   ------   -------
NET BOOK VALUE AT DECEMBER 31, 1996......................   650,695    13,877       7,333       201    9,151   681,257
                                                            =======    ======      ======    ======   ======   =======
COST
At January 1, 1997.......................................   662,093    13,877       7,750       206   10,192   694,118
Additions................................................    38,471     1,713      11,168        --       --    51,352
Transfers................................................        --    (1,713)      1,713        --       --        --
                                                            -------    ------      ------    ------   ------   -------
At December 31, 1997.....................................   700,564    13,877      20,631       206   10,192   745,470
                                                            -------    ------      ------    ------   ------   -------
AMORTIZATION
At January 1, 1997.......................................    11,398        --         417         5    1,041    12,861
Charge...................................................    47,312     3,435       1,924        14    4,341    57,026
Transfers................................................        --      (540)        540        --       --        --
                                                            -------    ------      ------    ------   ------   -------
At December 31, 1997.....................................    58,710     2,895       2,881        19    5,382    69,887
                                                            -------    ------      ------    ------   ------   -------
NET BOOK VALUE AT DECEMBER 31, 1997......................   641,854    10,982      17,750       187    4,810   675,583
                                                            =======    ======      ======    ======   ======   =======
COST
At January 1, 1998.......................................   700,564    13,877      20,631       206   10,192   745,470
Additions................................................        --        --      26,534        --       --    26,534
Transfers................................................        --        --        (474)       --       --      (474)
Disposals................................................        --        --          --        --       --        --
                                                            -------    ------      ------    ------   ------   -------
At December 31, 1998.....................................   700,564    13,877      46,691       206   10,192   771,530
                                                            -------    ------      ------    ------   ------   -------

               POLSKA TELEFONIA CYFROWA SP. Z O.O. AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             (IN THOUSANDS OF PLN)

15. INTANGIBLE FIXED ASSETS, NET (CONTINUED)

                                                                      TECHNICAL
                                                              GSM     DRAWINGS    COMPUTER   TRADE
                                                            LICENSE   AND PLANS   SOFTWARE    MARK    OTHER     TOTAL
                                                            -------   ---------   --------   ------   ------   -------
AMORTIZATION
At January 1, 1998.......................................    58,710     2,895       2,881        19    5,382    69,887
Charge...................................................    48,788     2,895       7,660        13    3,429    62,785
Transfers................................................        --        --         (14)       --       --       (14)
Disposals................................................        --        --          --        --       --        --
                                                            -------    ------      ------    ------   ------   -------
At December 31, 1998.....................................   107,498     5,790      10,527        32    8,811   132,658
                                                            -------    ------      ------    ------   ------   -------
NET BOOK VALUE AT DECEMBER 31, 1998......................   593,066     8,087      36,164       174    1,381   638,872
                                                            =======    ======      ======    ======   ======   =======

     Interest capitalized in intangible fixed assets during fiscal year ended December 31, 1997 amounted to PLN 17,948 (PLN 19,826 in the fiscal year ended December 31, 1996). No interest was capitalized in intangible fixed assets during fiscal year ended December 31, 1998.

16. DEFERRED COST

                                                  AT DECEMBER 31,   AT DECEMBER 31,   AT DECEMBER 31,
                                                       1998              1997              1996
                                                  ---------------   ---------------   ---------------
Notes issuance cost............................       15,941            17,063                --
Senior debt issuance cost......................       14,818                --                --
                                                      ------            ------            ------
                                                      30,759            17,063                --
                                                      ======            ======            ======

     As explained in Note 18, the Company obtained long-term financing by issuing Discount Notes, in July 1997, and through Citibank loan facility, "senior debt", signed in December 1997. These debt issuance costs have been deferred and will be un-amortized over the period of financing (10 and 8 years, respectively).

17. CURRENT LIABILITIES

                                                  AT DECEMBER 31,   AT DECEMBER 31,   AT DECEMBER 31,
                                                       1998              1997              1996
                                                  ---------------   ---------------   ---------------
Construction payables..........................       225,176                --            11,069
Trade creditors................................       122,398            20,767            57,652
Accruals.......................................        66,385            63,352            12,126
GSM license liability..........................        63,419            31,021             7,016
Deferred income................................        32,602             9,291             1,541
Overdraft facility.............................        24,558                --                --
Amounts due to State Treasury..................        14,829             5,669             1,252
Accounts payable to shareholders...............        11,939            13,402            29,548
Finance leases payable.........................         9,978                85             2,821
Payroll........................................           479               235               178
                                                      -------           -------           -------
                                                      571,763           143,822           123,203
                                                      =======           =======           =======

     In May 1998, the Company entered into a short-term renewable overdraft agreement with Bank Rozwoju Eksportu S.A.. The terms provide for maximum borrowings of PLN 30,000 (balance as of December 31, 1998 PLN 4,430) and interest based on monthly WIBOR plus 0.5% p.a (17.88% as of December 31, 1998). Additionally, in December 1998, the Company signed a one-year overdraft facility with Citibank

               POLSKA TELEFONIA CYFROWA SP. Z O.O. AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             (IN THOUSANDS OF PLN)

17. Current liabilities (continued)
(Poland) S.A. The terms provide for amount limit of PLN countervalue of DEM 15 million (balance as of December 31, 1998 PLN 20,128) and interest based on monthly WIBOR plus 0.5%, as per above.

     The Company's construction payables are being financed by both, excess of operating cash over investing activities and by long-term loan facility. The PLN 225,176 of these payables are intended to be financed by operating cash flow in 1999.

18. LONG-TERM LIABILITIES

                                                AT DECEMBER 31,    AT DECEMBER 31,    AT DECEMBER 31,
                                                     1998               1997               1996
                                                ---------------    ---------------    ---------------
Long-term Notes.............................         614,993            556,064                --
Construction payables.......................         278,247            590,760            95,462
Loan facility...............................         596,830                 --                --
GSM license liability.......................         331,124            351,168           328,599
Finance leases payable......................          69,024                752             7,875
                                                   ---------          ---------           -------
                                                   1,890,218          1,498,744           431,936
                                                   =========          =========           =======

     On July 1, 1997, PTC International Finance B.V., a wholly-owned subsidiary of the Company, issued 10 3/4% Senior Subordinated Guaranteed Discount Notes ("Notes"). The Notes are unsecured, subordinated obligations of PTC International Finance B.V., are limited to an aggregate principal amount at maturity of approximately USD 253 million and are issued at a discount to their principal amount at maturity to generate gross proceeds of approximately USD 150 million. The Notes will mature on July 1, 2007. Cash interest does not accrue on the Notes prior to July 1, 2002. The obligations of PTC International Finance B.V. under the Notes are fully and unconditionally guaranteed by the Company on a senior subordinated and unsecured basis pursuant to the Company Guarantee. The net proceeds from the Notes are loaned to the Company.

     The Notes are traded publicly in the United States and their market value as of December 31, 1998 was 69% of the nominal value (USD 175 million).

     Construction payables are liabilities to GSM construction vendors. The Company began financing these liabilities in 1998 through its loan facility agreement, discussed below and through operating cash flow. The above balance is intended to be financed through the long-term loan facility

     The fee for the Company's GSM license is denominated in EUR and payable in installments. These deferred payments have been discounted at 6.78%, which approximated the market rate for EUR as of the date of acquisition of the license. The balances payable as of December 31, 1998 are presented below:

                                                              EUR'000     EUR'000       PLN'000
MATURITY                                                      NOMINAL    DISCOUNTED    DISCOUNTED
--------                                                      -------    ----------    ----------
Due in one year (see Note 17).............................     15,730      15,496        63,419
Due in year two...........................................     34,320      31,851       130,351
Due in year three.........................................     56,100      49,059       200,773
                                                              -------      ------       -------
                                                              106,150      96,406       394,543
                                                              =======      ======       =======

               POLSKA TELEFONIA CYFROWA SP. Z O.O. AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             (IN THOUSANDS OF PLN)

18. LONG-TERM LIABILITIES (CONTINUED)
     The balances payable as of December 31, 1997 were:

                                                              EUR'000     EUR'000       PLN'000
MATURITY                                                      NOMINAL    DISCOUNTED    DISCOUNTED
--------                                                      -------    ----------    ----------
Due in one year (see Note 17).............................      8,107       7,983        31,021
Due in two to five years..................................    106,150      90,367       351,168
                                                              -------      ------       -------
                                                              114,257      98,350       382,189
                                                              =======      ======       =======

     The balances payable as of December 31, 1996 were:

                                                              EUR'000     EUR'000       PLN'000
MATURITY                                                      NOMINAL    DISCOUNTED    DISCOUNTED
--------                                                      -------    ----------    ----------
Due in one year (see Note 17).............................      1,980       1,964         7,016
Due in year two...........................................      8,107       7,486        26,737
Due in year three.........................................     15,730      13,628        48,674
Due in year four..........................................     34,320      27,901        99,652
Due in year five..........................................     56,100      42,988       153,536
                                                              -------      ------       -------
                                                              116,237..    93,967       335,615
                                                              =======      ======       =======

     On December 17, 1997 the Company signed a loan facility agreement with a consortium of banks organized by Citibank N.A. Subsequently, in 1998 the Company made drawings of PLN 597 million, which consisted of DM 20 million and PLN 555 million borrowings. The main terms of the agreement are as follows:

Facility limit               equivalent of DM 672 million

Interest                     LIBOR or WIBOR
                             plus margin of 0.95% p.a. stepping down to 0.40% p.a.

Commitment fee               0.4%

Collateral                   pledge of Company's assets, rights and shares

Repayment date (last
installment)                 December 17, 2005

19. PROVISIONS FOR LIABILITIES AND CHARGES

                                                AT DECEMBER 31,    AT DECEMBER 31,    AT DECEMBER 31,
                                                     1998               1997               1996
                                                ---------------    ---------------    ---------------
Special funds...............................           778                373                 66
Other provisions............................         1,333                903                555
                                                     -----              -----              -----
                                                     2,111              1,276                621
                                                     =====              =====              =====

20. SHARE CAPITAL

                                                AT DECEMBER 31,    AT DECEMBER 31,    AT DECEMBER 31,
                                                     1998               1997               1996
                                                ---------------    ---------------    ---------------
Allotted, called-up and fully paid:
  471,000 ordinary shares of 1,000 PLN
     each...................................        471,000            471,000            471,000
                                                    =======            =======            =======

               POLSKA TELEFONIA CYFROWA SP. Z O.O. AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             (IN THOUSANDS OF PLN)

21. RELATED PARTY TRANSACTIONS

ELEKTRIM S.A.

     Elektrim S.A. is a 34.1% shareholder of the Company. The Company purchased services from Elektrim S.A. amounting to PLN 11,665 during the twelve months ended December 31, 1998, PLN 7,934 during the twelve months ended December 31, 1997 and PLN 10,045 during fiscal year ended December 31, 1996 and realized sales of PLN 259 during the twelve months ended December 31, 1998, PLN 235 during the twelve months ended December 31, 1997 and PLN 75 during fiscal year ended December 31, 1996. Net payables outstanding were PLN 915 at December 31, 1998, PLN 2,807 at December 31, 1997 and PLN 3,928 at December 31, 1996.

MEDIAONE INTERNATIONAL B.V. (MEDIAONE)

     MediaOne International B.V. is a 22.5% shareholder of the Company. The Company purchased services from MediaOne amounting to PLN 14,382 during the twelve months ended December 31, 1998, PLN 18,762 in 1997 and PLN 10,232 during fiscal year ended December 31, 1996. Net payables outstanding were PLN 3,423 at December 31, 1998, PLN 2,686 at December 31, 1997 and PLN 10,232 at December 31, 1996.

DEUTSCHE TELEKOM MOBILNET GMBH (DETEMOBIL)

     DeTeMobil is a 22.5% shareholder of the Company. The Company purchased services from DeTeMobil amounting to PLN 31,263 during the twelve months ended December 31, 1998, PLN 49,989 in 1997 and PLN 28,508 during fiscal year ended December 31, 1996 and realized sales of PLN 14,923 during the twelve months ended December 31, 1998, PLN 7,765 in 1997 and PLN 1,113 in fiscal year ended December 31, 1996. Net payables outstanding were PLN 4,269 at December 31, 1998, PLN 5,758 at December 31, 1997 and PLN 14,250 at December 31, 1996.

BANK ROZWOJU EKSPORTU S.A. ("BRE S.A.")

     BRE S.A. is a 3.0% shareholder of the Company. During 1998 the Company maintained some bank accounts and used the overdraft facility with BRE S.A. The above described related party transactions were carried primarily at market prices.

               POLSKA TELEFONIA CYFROWA SP. Z O.O. AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             (IN THOUSANDS OF PLN)

22. FINANCIAL COMMITMENTS

     A.    FINANCE LEASES (INCLUDED IN LIABILITIES)

     On March 25, 1997 the Company entered into a finance lease agreement relating to its new headquarters building and underlying land. The term of the lease is 15 years and the Company has a right to acquire the leased asset at the end of the lease. The Company relocated to its new headquarters building in second half of 1998. The minimum lease payments under capital leases are as follows:

                                          AT DECEMBER 31, 1998
                                  ------------------------------------   AT DECEMBER 31,   AT DECEMBER 31,
                                  FUTURE VALUE   INTEREST   DISCOUNTED        1997              1996
                                  ------------   --------   ----------   ---------------   ---------------
                                                   PLN         PLN             PLN
    Due in one year............      10,600          622       9,978            85              2,821
      year two.................      10,600        1,686       8,914           184              2,756
      year three...............      10,600        2,639       7,961           241              3,284
      year four................      10,600        3,487       7,113           327              1,835
      year five................      10,600        4,247       6,353            --                 --
      after year five..........     119,756       81,073      38,683            --                 --
                                    -------       ------      ------           ---             ------
                                    172,756       93,754      79,002           837             10,696
                                    =======       ======      ======           ===             ======

     The headquarters lease obligation is denominated in USD and payable in PLN. Its future amount, USD 49,303 thousand, consists of minimum monthly payments of USD 252 thousand and purchase option of USD 5,689 thousand.

     In the three month period ended March 31, 1998 the Company repaid all remaining liabilities relating to finance leases in existence at December 31, 1997.

     B.    OPERATING LEASES (NOT INCLUDED IN LIABILITIES)

     The minimum annual rentals payable on operating leases are as follows:

                                                  AT DECEMBER 31,   AT DECEMBER 31,   AT DECEMBER 31,
                                                       1998              1997              1996
                                                  ---------------   ---------------   ---------------
    Operating leases maturity
      Due in one year..........................        1,547             8,411             4,591
      Due in two years.........................        1,148             4,826             1,296
      Due in three years.......................        5,445             2,796               369
      Due in four years........................        6,450             8,683             2,989
      Due in five years........................        4,578             1,566             2,535
      Due after five years.....................       26,952             4,562             4,546
                                                      ------            ------            ------
                                                      46,120            30,844            16,326
                                                      ======            ======            ======

     Assets under operating leases include primarily network sites, office space, retail outlets and warehouse.

               POLSKA TELEFONIA CYFROWA SP. Z O.O. AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             (IN THOUSANDS OF PLN)

22. FINANCIAL COMMITMENTS (CONTINUED)
     C.    CAPITAL EQUIPMENT COMMITMENTS (NOT INCLUDED IN LIABILITIES)

                                                  AT DECEMBER 31,   AT DECEMBER 31,   AT DECEMBER 31,
                                                       1998              1997              1996
                                                  ---------------   ---------------   ---------------
    Authorized and contracted..................        167,396               --           229,301
    Authorized and not contracted..............      1,138,000          296,390                --
                                                     ---------          -------           -------
                                                     1,305,396          296,390           229,301
                                                     =========          =======           =======

     These capital equipment commitments are denominated in Deutschemarks and amount to approximately DM 624 million at December 31, 1998, DM 151 million at December 31, 1997 and DM 124 million at December 31, 1996.

23. DIVIDEND RESTRICTION

     The Company's statutory financial statements are prepared in accordance with Polish accounting regulations. Dividends may only be distributed from the net profit reported in the Polish annual statutory financial statements.

24. SUPPLEMENTARY CASH FLOW INFORMATION

     Cash and cash equivalents consists of cash on hand, balances deposited with banks and short-term, highly liquid investments.

                                                AT DECEMBER 31,    AT DECEMBER 31,    AT DECEMBER 31,
                                                     1998               1997               1996
                                                ---------------    ---------------    ---------------
Balances deposited with banks:
  Current accounts..........................         2,958               3,715                500
  Term deposits with original maturity of
     less then 90 days......................         2,540             187,547              2,000
  Treasury Bills with original maturity of
     less then 90 days......................            --              36,791                 --
  Social fund cash..........................            59                  39                 21
  Cash on hand..............................           138                  64                 23
                                                     -----             -------            -------
                                                     5,695             228,156              2,544
                                                     =====             =======            =======

     At December 31, 1998 the Company revalued cash on hand and balances deposited with banks denominated in foreign currencies. The net result of the revaluation was PLN 6 of foreign exchange gains.

NON-CASH TRANSACTIONS

                                               FISCAL YEAR          FISCAL YEAR          FISCAL YEAR
                                                  ENDED                ENDED                ENDED
                                            DECEMBER 31, 1998    DECEMBER 31, 1997    DECEMBER 31, 1996
                                            -----------------    -----------------    -----------------
Assets acquired under capital lease.....         80,497                   --                11,517
License acquisition.....................             --                   --               284,907

               POLSKA TELEFONIA CYFROWA SP. Z O.O. AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             (IN THOUSANDS OF PLN)

25. SUPPLEMENTARY INFORMATION TO IAS FINANCIAL STATEMENTS

     A reconciliation of the Company's consolidated net profit (loss) under Polish statutory accounting regulations and International Accounting Standards is summarized as follow:

                                     NET PROFIT FOR                   NET LOSS FOR                   NET LOSS FOR
                                      FISCAL YEAR     SHAREHOLDERS'   FISCAL YEAR    SHAREHOLDERS'   FISCAL YEAR    SHAREHOLDERS'
                                         ENDED          EQUITY AT        ENDED         EQUITY AT        ENDED         EQUITY AT
                                      DECEMBER 31,    DECEMBER 31,    DECEMBER 31,   DECEMBER 31,    DECEMBER 31,   DECEMBER 31,
                                          1998            1998            1997           1997            1996           1996
                                     --------------   -------------   ------------   -------------   ------------   -------------
Polish accounting regulations.....       26,913          289,758        (132,354)       262,845        (75,808)        395,192
Foreign translation difference....           63               56              --             --             --              --
IAS adjustment for GSM license
  amortization....................        4,520           11,059           5,076          6,539          1,463           1,463
IAS adjustment for GSM license
  discount........................      (24,151)         (30,582)         (6,431)        (6,431)            --              --
Unrealized foreign exchange
  differences.....................        8,610           10,286           1,676          1,676             --              --
Finance lease.....................        2,104            2,104              --             --             --              --
IAS assets adjustment.............       11,732           11,732              --             --             --              --
Deferred tax benefit/(charge).....      (28,322)           2,426           7,111         30,748         23,637          23,637
                                        -------          -------        --------        -------        -------         -------
International Accounting
  Standards.......................        1,469          296,839        (124,922)       295,377        (50,708)        420,292
                                        =======          =======        ========        =======        =======         =======

     The above differences are caused by the following reasons:

     - Recognition of the long-term license liability at present value for IAS purposes, while it was recorded at undiscounted nominal value under Polish accounting regulations. This accounting results in higher interest expense under IAS, which is partially offset by a lower amortization expense and foreign exchange losses.

     - Recognition of foreign exchange gains as financial income for IAS purposes, deferred for PAS purposes.

     - Difference in treatment of assets held under finance lease and other capital assets written off for PAS purposes.

     - Implementation of IAS 12 (revised) with retrospective effect concerning deferred taxes.

26. DIFFERENCES BETWEEN IAS AND U.S. GAAP

     The Company's consolidated financial statements are prepared in accordance with International Accounting Standards, which differ in certain respects from U.S. GAAP.

     The effect of the principal differences between IAS and U.S. GAAP in relation to the Company's consolidated financial statements are presented below, with explanations of certain adjustments that affect total consolidated net result for the periods from January 1, 1998 to December 31, 1998, from January 1, 1997 to December 31, 1997 and December 27, 1995 to December 31, 1996 and consolidated net assets as of December 31, 1998, December 31, 1997 and December 31, 1996:

               POLSKA TELEFONIA CYFROWA SP. Z O.O. AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             (IN THOUSANDS OF PLN)

26. DIFFERENCES BETWEEN IAS AND U.S. GAAP (CONTINUED)
     RECONCILIATION OF CONSOLIDATED NET PROFIT/(LOSS):

                                               FISCAL YEAR          FISCAL YEAR          FISCAL YEAR
                                                  ENDED                ENDED                ENDED
                                            DECEMBER 31, 1998    DECEMBER 31, 1997    DECEMBER 31, 1996
                                            -----------------    -----------------    -----------------
Consolidated net profit/(loss) reported
  under IAS.............................           1,469             (124,922)             (50,708)
U.S. GAAP adjustments:
(a)  Removal of foreign exchange
     differences capitalized for IAS....         (22,765)             (30,697)             (31,554)
(b)  Depreciation and amortization of
     foreign exchange...................           3,931                2,949                  505
(c)  Consulting fees capitalized........           2,738               (2,738)                  --
(d)  Inventory discounts policy.........          (3,548)               3,548                   --
                                                 -------             --------              -------
Consolidated net loss under U.S. GAAP...         (18,175)            (151,860)             (81,757)
                                                 =======             ========              =======

     RECONCILIATION OF CONSOLIDATED NET ASSETS:

                                             AT DECEMBER 31,      AT DECEMBER 31,      AT DECEMBER 31,
                                                  1998                 1997                 1996
                                            -----------------    -----------------    -----------------
Consolidated net assets reported under
  IAS...................................         296,839              295,377              420,292
U.S. GAAP adjustments:
(a)  Removal of foreign exchange
     differences capitalized for IAS....         (85,016)             (62,251)             (31,554)
(b)  Depreciation and amortization on
     above..............................           7,385                3,454                  505
(c)  Consulting fees and development
     costs capitalized -- net...........              --               (2,738)                  --
(d)  Inventory discounts policy.........              --                3,548                   --
                                                 -------              -------              -------
Consolidated net assets under U.S.
  GAAP..................................         219,208              237,390              389,243
                                                 =======              =======              =======

     (A)   REMOVAL OF FOREIGN EXCHANGE DIFFERENCES CAPITALIZED FOR IAS

     In accordance with IAS 23, "Borrowing Costs", the Company capitalizes financing costs, including interest and foreign exchange gains or losses, into assets under construction.

     For tangible fixed assets under construction, the Company capitalizes interest and foreign exchange gains or losses incurred and directly attributable to the acquisition and construction of the qualifying assets that would have been avoided if the expenditure on the qualifying assets had not been made. The financing costs are capitalized only during the period of construction of the qualifying assets (see Note 14). As explained in Note 4.b., the Company capitalized financing costs attributable to the acquisition of its GSM license, including imputed interest on the related long-term obligation and foreign exchange losses because the GSM license is an integral part of the network.

     Under Statement of Financial Accounting Standards 52 "Foreign Currency Translation", however, foreign exchange losses relating to financing obligations should be included in the statement of operations of the Company. Consequently, the amounts of foreign exchange differences capitalized in accordance with IAS 23 in the Company's financial statements are expensed under U.S. GAAP.

               POLSKA TELEFONIA CYFROWA SP. Z O.O. AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             (IN THOUSANDS OF PLN)

26. DIFFERENCES BETWEEN IAS AND U.S. GAAP (CONTINUED)
     (B)   DEPRECIATION AND AMORTIZATION

     The U.S. GAAP adjustments for depreciation and amortization shown above represent the amounts of depreciation and amortization charges relating to capitalized foreign exchanges differences in the Company's IAS financial statements. Since under U.S. GAAP these foreign exchange differences are not permitted to be capitalized and are instead expensed, the depreciation and amortization of these capitalized differences under IAS has been reversed.

     (C)   CONSULTING FEES CAPITALIZED

     The Company capitalized in 1996 certain consulting fees amounting to PLN 7,258 and relating to structuring its business processes, incurred on a start-up phase. Following clarifications of the Emerging Issues Task Force in the United States, the Company has expensed for U.S. GAAP purposes in 1997 the net book value of the above consulting fees previously capitalized. By December 31, 1998 the entire balance has been un-amortized for IAS purposes.

     (D)   INVENTORY DISCOUNTS POLICY

     See explanation in Note 5a.

                      POLSKA TELEFONIA CYFROWA SP. Z O.O.

                                   CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS
                       FOR THE THREE MONTH AND NINE MONTH
                                 PERIODS ENDED
                   SEPTEMBER 30, 1999 AND SEPTEMBER 30, 1998

               POLSKA TELEFONIA CYFROWA SP. Z O.O. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                FOR THE THREE MONTH AND NINE MONTH PERIODS ENDED
                   SEPTEMBER 30, 1999 AND SEPTEMBER 30, 1998
                             (IN THOUSANDS OF PLN)

                                            THREE MONTHS    THREE MONTHS     NINE MONTHS     NINE MONTHS
                                                ENDED           ENDED           ENDED           ENDED
                                            SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,
                                    NOTES       1999            1998            1999            1998
                                    -----   -------------   -------------   -------------   -------------
                                            (UNAUDITED)     (UNAUDITED)     (UNAUDITED)     (UNAUDITED)
NET SALES........................     5        710,351         421,598        1,813,893      1,107,554
COST OF SALES....................     6       (408,875)       (240,505)      (1,170,839)      (680,048)
                                              --------        --------       ----------       --------
GROSS MARGIN.....................              301,476         181,093          643,054        427,506
OPERATING EXPENSES...............     6       (180,932)       (105,465)        (443,048)      (275,577)
                                              --------        --------       ----------       --------
OPERATING PROFIT.................              120,544          75,628          200,006        151,929
NON-OPERATING ITEMS
  Interest and other financial
     income......................     7          5,081           2,962           11,552         18,142
  Interest and other financial
     expenses....................     8       (181,583)       (119,229)        (372,038)      (161,461)
                                              --------        --------       ----------       --------
(LOSS)/INCOME BEFORE TAXATION....              (55,958)        (40,639)        (160,480)         8,610
TAXATION CHARGE..................     9         (9,476)         (4,753)         (35,331)       (36,425)
                                              --------        --------       ----------       --------
COMPREHENSIVE NET LOSS...........              (65,434)        (45,392)        (195,811)       (27,815)
                                              ========        ========       ==========       ========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

               POLSKA TELEFONIA CYFROWA SP. Z O.O. AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS
                 AS OF SEPTEMBER 30, 1999 AND DECEMBER 31, 1998
                             (IN THOUSANDS OF PLN)

                                                                           AT              AT
                                                                      SEPTEMBER 30,   DECEMBER 31,
                                                              NOTES       1999            1998
                                                              -----   -------------   ------------
                                                                      (UNAUDITED)
CURRENT ASSETS
  Cash and cash equivalents................................    21         111,948          5,695
  Debtors and prepayments..................................    10         388,683        253,585
  Accounts receivable from State Treasury..................    10          46,033         85,064
  Inventory................................................    11         109,386         75,946
                                                                        ---------      ---------
                                                                          656,050        420,290
LONG-TERM ASSETS
  Tangible fixed assets, net...............................    12       2,418,595      1,671,182
  Intangible fixed assets, net.............................    13         986,795        638,872
  Deferred cost............................................    14          30,448         30,759
                                                                        ---------      ---------
                                                                        3,435,838      2,340,813
                                                                        ---------      ---------
TOTAL ASSETS...............................................             4,091,888      2,761,103
                                                                        =========      =========
CURRENT LIABILITIES........................................    15       1,239,521        571,763
LONG-TERM LIABILITIES......................................    16       2,715,334      1,890,218
DEFERRED TAX LIABILITY, NET................................     9          34,397            172
PROVISIONS FOR LIABILITIES AND CHARGES.....................    17           1,608          2,111
                                                                        ---------      ---------
TOTAL LIABILITIES..........................................             3,990,860      2,464,264
                                                                        ---------      ---------
SHAREHOLDERS' EQUITY
  Share capital............................................    18         471,000        471,000
  Accumulated deficit......................................              (369,972)      (174,161)
                                                                        ---------      ---------
                                                                          101,028        296,839
                                                                        ---------      ---------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.................             4,091,888      2,761,103
                                                                        =========      =========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

               POLSKA TELEFONIA CYFROWA SP. Z O.O. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                        FOR THE NINE MONTH PERIODS ENDED
                   SEPTEMBER 30, 1999 AND SEPTEMBER 30, 1998
                             (IN THOUSANDS OF PLN)

                                                               NINE MONTHS           NINE MONTHS
                                                                  ENDED                 ENDED
                                                            SEPTEMBER 30, 1999    SEPTEMBER 30, 1998
                                                            ------------------    ------------------
                                                             (UNAUDITED)           (UNAUDITED)
                                                                         (SEE NOTE 21)
CASH FLOWS FROM OPERATING ACTIVITIES:
NET (LOSS)/INCOME BEFORE TAXATION........................         (160,480)               8,610
ADJUSTMENTS FOR:
Depreciation and amortization............................          183,200              106,020
Charge to provision for doubtful debtors.................          105,926               57,817
Charge to provision for inventory........................            3,274                   --
Other provisions and special funds.......................             (503)                 544
Unrealized foreign exchange losses (gains), net..........          189,352               67,238
Loss (Gain) on sales of tangibles and intangibles........              407                  (55)
Interest expense, net....................................          159,113               76,362
Other....................................................                3                 (528)
                                                                ----------             --------
OPERATING CASH FLOWS BEFORE WORKING CAPITAL CHANGES......          480,292              316,008
(Increase)/decrease in inventory.........................          (36,714)               4,855
Increase in debtors, prepayments and deferred cost.......         (199,881)            (159,547)
Increase in trade payables and accruals..................          304,063              110,266
                                                                ----------             --------
CASH FROM OPERATIONS.....................................          547,760              271,582
Interest paid............................................         (116,437)             (26,798)
Income taxes paid........................................          (25,549)             (62,323)
                                                                ----------             --------
NET CASH GENERATED FROM OPERATING ACTIVITIES.............          405,774              182,461
CASH FLOWS USED IN INVESTING ACTIVITIES:
Purchases of intangible fixed assets.....................         (263,256)             (40,954)
Purchases of tangible fixed assets.......................         (779,579)            (730,193)
Purchases of short-term investments, net.................               --                5,084
Proceeds from sale of equipment and intangibles..........              111                  829
Interest received........................................              440                8,484
                                                                ----------             --------
NET CASH USED IN INVESTING ACTIVITIES....................       (1,042,284)            (756,750)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term borrowings.......................          470,384              338,193
Proceeds from shareholder's loan.........................          296,756                   --
Net change in overdraft facility.........................          (24,558)              15,306
                                                                ----------             --------
NET CASH GENERATED FROM FINANCING ACTIVITIES.............          742,582              353,499
NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS.....          106,072             (220,790)
EFFECT OF FOREIGN EXCHANGE CHANGES ON CASH AND CASH
  EQUIVALENTS............................................              181                   18
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD.........            5,695              228,156
                                                                ----------             --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD...............          111,948                7,384
                                                                ==========             ========
NON CASH TRANSACTIONS
Assets acquired under capital lease and license fee
  due....................................................          305,856               80,497

  The accompanying notes are an integral part of these condensed consolidated financial statements.

               POLSKA TELEFONIA CYFROWA SP. Z O.O. AND SUBSIDIARY
                  CONSOLIDATED STATEMENTS OF CHANGE IN EQUITY
           FOR THE PERIODS FROM JANUARY 1, 1999 TO SEPTEMBER 30, 1999
                 AND FROM JANUARY 1, 1998 TO SEPTEMBER 30, 1998
                             (IN THOUSANDS OF PLN)

                                                                              CURRENCY
                                                      SHARE    ACCUMULATED   TRANSLATION
                                                     CAPITAL     DEFICIT     ADJUSTMENT     TOTAL
                                                     -------   -----------   -----------   --------
BALANCE AT JANUARY 1, 1998........................   471,000     (175,630)           7      295,377
Currency translation adjustment...................        --           --           (7)          (7)
Net loss for the period...........................        --      (27,815)          --      (27,815)
                                                     -------    ---------     --------     --------
BALANCE AT SEPTEMBER 30, 1998 (UNAUDITED).........   471,000     (203,445)          --      267,555
                                                     =======    =========     ========     ========
BALANCE AT JANUARY 1, 1999........................   471,000     (174,161)          --      296,839
Net loss for the period...........................        --     (195,811)          --     (195,811)
                                                     -------    ---------     --------     --------
BALANCE AT SEPTEMBER 30, 1999 (UNAUDITED).........   471,000     (369,972)          --      101,028
                                                     =======    =========     ========     ========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

               POLSKA TELEFONIA CYFROWA SP. Z O.O. AND SUBSIDIARY
            NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                             (IN THOUSANDS OF PLN)

1.   INCORPORATION AND PRINCIPAL ACTIVITIES

     Polska Telefonia Cyfrowa Sp. z o.o. (the "Company") was incorporated under Polish Law as a limited liability company based on a Notarial Act dated December 20, 1995. The Company was registered in the Regional Court in Warsaw, XVI Commercial Department on December 27, 1995.

     The principal activities of the Company are providing cellular telephone communication services in accordance with the GSM 900 and 1800 licenses granted by the Minister of Telecommunications and the sale of cellular telephones and accessories compatible with its cellular services.

     During 1996 the Company signed an interim interconnect agreement with Telekomunikacja Polska S.A. ("TPSA") on a "bill and keep" basis. On May 22, 1997 the Ministry of Communications issued a decision with respect to new interconnect arrangements between the Company and TPSA. The decision was binding for both parties, however, certain terms, including the effective date, were still to be agreed. The decision defined interconnect, international and leased-lines settlements with TPSA.

     In the course of 1997, TPSA filed in the Supreme Administrative Court an appeal against the above mentioned decision. In the appeal, it challenges the entitlement of the Minister to issue the above decision on the basis that the established interconnect rates are not fair.

     On December 9, 1998, the Company signed a framework agreement with TPSA defining the terms of mutual interconnect arrangements. Notwithstanding the interconnect frame agreement, TPSA appeal to the Supreme Administrative Court has not been withdrawn.

2.   PRINCIPLES OF CONSOLIDATION

     A.    GROUP ENTITIES

     All intercompany balances and transactions are eliminated in consolidation. The consolidated financial statements include the financial statements of Polska Telefonia Cyfrowa Sp. z o.o. and its wholly-owned subsidiary, PTC International Finance B.V.

     On June 17, 1997, PTC International Finance B.V. was incorporated under the laws of the Netherlands for the purpose of issuing long-term Notes (see
     Note 16). The Company has acquired 40 fully-paid shares with a par value of 1,000 Netherlands Guilders each, issued by PTC International Finance B.V. PTC International Finance B.V. has no subsidiaries of its own.

     B.    REPORTING CURRENCY

     The Company primarily generates and expends cash through its operating activities in Polish zffioty ("PLN"). Additionally, all of the receivables and the large part of its short-term liabilities are PLN denominated. Therefore, Management has designated the PLN as the functional currency of the Company.

     The accompanying consolidated financial statements are reported in thousands of PLN.

3.   ACCOUNTING STANDARDS IN POLAND

     The Company maintains its books of account in accordance with accounting principles and practices employed by enterprises in Poland as required by Polish accounting regulations. The accompanying financial statements reflect certain adjustments not reflected in the Company's books to present these statements in accordance with standards issued by the International Accounting Standards Committee. These adjustments and their effect on earnings for the three month and nine month periods ended September 30, 1999 and September 30, 1998 are shown in Note 23 to these Financial Statements.

               POLSKA TELEFONIA CYFROWA SP. Z O.O. AND SUBSIDIARY
      NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             (IN THOUSANDS OF PLN)

3.   ACCOUNTING STANDARDS IN POLAND (CONTINUED)
     The differences between International Accounting Standards ("IAS") and generally accepted accounting principles in the United States ("U.S. GAAP") and their effect on net results for the three months and nine months periods ended September 30, 1999 and September 30, 1998 have been presented in Note 24 to these Financial Statements.

     In Management's opinion, the financial statements for the nine months ended September 30, 1999 and 1998 include all adjustments necessary for a fair statement of the results for the period. All such adjustments are of normal, recurring nature.

4.   PRINCIPAL ACCOUNTING POLICIES

     A.    TANGIBLE FIXED ASSETS

     Tangible fixed assets are shown at historical cost less accumulated depreciation.

     Depreciation is calculated using the straight-line method over the estimated useful life of the asset. The following depreciation rates have been applied:

                                                                          ESTIMATED
                                                                    USEFUL LIVES IN YEARS
                                                                    ---------------------
    Leasehold improvements......................................         Lease term
    Buildings...................................................                 40
    Plant and equipment.........................................           3.3 - 25
    Motor vehicles..............................................            3.3 - 8
    Other.......................................................              5 - 8

     B.    INTANGIBLE FIXED ASSETS

     LICENSE

     The Company has acquired from the Polish State, represented by the Ministry of Communications, a license to provide telecommunication services according to ETSI/GSM standard, including a permit to install and use network equipment and to use its allocation of ETSI/GSM frequencies ("the GSM 900 license"). The GSM 900 license was acquired on February 23, 1996 and has been valued at the present value of the payments due to the State. For the period of development of the GSM 900 system, the cost of interest and foreign exchange losses were capitalized in the cost of the asset. This development period terminated during the third quarter of 1997.

     The GSM 900 license is un-amortized over the period of its validity, i.e., 15 years on a straight-line basis.

     On August 26, 1999 the Ministry of Communications granted the Company a GSM 1800 license to operate 48 channels on the 1800 MHz band for 15 years commencing March 1, 2000 ("the GSM 1800 license"). The GSM 1800 license has been valued at the present value of the payments due plus the cost of interest and foreign exchange losses capitalized during the development period.

     OTHER INTANGIBLE FIXED ASSETS

     Other intangible assets are stated at cost less accumulated amortization. Amortization is calculated using the straight-line method over the estimated useful life of the asset. The following amortization rates have been applied:

               POLSKA TELEFONIA CYFROWA SP. Z O.O. AND SUBSIDIARY
      NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             (IN THOUSANDS OF PLN)

4.   PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

                                                                       ANNUAL RATE
                                                                           IN %
                                                                       ------------
         Technical drawings and plans................................         20.0%
         Computer software...........................................  10.0 - 50.0%
         Trademarks..................................................          6.7%
         Other intangible assets.....................................  25.0 - 50.0%

     C.    DEBTORS

     Amounts due from debtors are shown net of provisions for doubtful accounts. The provisions are based on specific amounts due where realization is unlikely and on a general basis, calculated using historic collection experience.

     D.    INVENTORIES

     Inventories are stated at the lower of cost and net realizable value. Cost is determined principally under the average method. Provisions are set for obsolete, slow moving and damaged inventory and are deducted from the related inventory balances.

     E.    SPECIAL FUNDS

     Special funds consist primarily of the social fund. The social fund is an employer's obligation based on a government mandated calculation based on number of employees and the monthly minimum wage in Poland. The amounts calculated under this formula must be used for the benefits of the employees.

     F.    FOREIGN CURRENCY

     Transactions denominated in foreign currencies are recorded in the local currency (the Polish Zloty) at actual exchange rates prevailing at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are reported at the rates of exchange prevailing at the end of the period. Any gain or loss arising from a change in exchange rates subsequent to the date of the transaction is recorded in the statement of operations as a foreign exchange gain or loss, included in non-operating items in the statement of operations.

     G.    VACATION PAY

     Vacation pay is accrued when earned by employees.

     H.    TAXATION

     The income tax charge is based on profit for the period and takes into account deferred taxation. Deferred taxation is calculated using the liability method. Under the liability method the expected tax effects of temporary differences are determined using enacted tax rates and reported either as liabilities for taxes payable or assets representing advance payment of future taxes. Temporary differences are the differences between the carrying amount of an asset or liability in the balance sheet and its taxable base.

     Deferred tax assets are recognized for all deductible temporary differences to the extent that it is probable that taxable profit will be available against which the deductible temporary differences can be utilised.

               POLSKA TELEFONIA CYFROWA SP. Z O.O. AND SUBSIDIARY
      NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             (IN THOUSANDS OF PLN)

4.   PRINCIPAL ACCOUNTING POLICIES (CONTINUED)
     I.    NET SALES

     Net sales consists of the value of sales (excluding value-added tax) of goods and services in the normal course of business but excludes extraordinary disposals of inventory and other assets.

     Revenue is recognized when services are provided or goods are shipped out. Sales allowances are accounted in the same period when the related portion of revenue is recognized.

     J.    FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair value of the Company's financial instruments approximates the reported carrying amounts, except for long-term Notes, as disclosed in Note 16.

     K.    USE OF ESTIMATES

     Preparation of financial statements requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

5.   NET SALES

                                                      THREE MONTHS ENDED           NINE MONTHS ENDED
                                                         SEPTEMBER 30,               SEPTEMBER 30,
                                                   -------------------------   -------------------------
                                                      1999          1998          1999          1998
                                                   -----------   -----------   -----------   -----------
                                                   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
    Service revenues and fees...................     653,242       379,650      1,647,637       980,143
    Sales of telephones and accessories.........      57,109        41,948        166,256       127,411
                                                     -------       -------      ---------     ---------
                                                     710,351       421,598      1,813,893     1,107,554
                                                     =======       =======      =========     =========

     The Company operates in one segment (providing cellular telecommunication services and the ancillary sale of cellular telephones and accessories) and in one market (the Republic of Poland).

6.   COSTS AND EXPENSES

                                                      THREE MONTHS ENDED           NINE MONTHS ENDED
                                                         SEPTEMBER 30,               SEPTEMBER 30,
                                                   -------------------------   -------------------------
                                                      1999          1998          1999          1998
                                                   -----------   -----------   -----------   -----------
                                                   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
    Cost of sales:
    Cost of services sold.......................     248,734       158,622        642,345      425,867
    Cost of sales of telephones and
      accessories...............................     160,141        81,883        528,494      254,181
                                                     -------       -------      ---------      -------
                                                     408,875       240,505      1,170,839      680,048
    Operating expenses:
    Selling and distribution costs..............     136,741        75,700        330,013      193,626
    Administration and other operating cost.....      44,191        29,765        113,035       81,951
                                                     -------       -------      ---------      -------
                                                     180,932       105,465        443,048      275,577
                                                     -------       -------      ---------      -------
                                                     588,807       345,970      1,613,887      955,625
                                                     =======       =======      =========      =======

               POLSKA TELEFONIA CYFROWA SP. Z O.O. AND SUBSIDIARY
      NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             (IN THOUSANDS OF PLN)

6.   COSTS AND EXPENSES (CONTINUED)
     The following costs and expenses were included in cost of sales:

                                                      THREE MONTHS ENDED           NINE MONTHS ENDED
                                                         SEPTEMBER 30,               SEPTEMBER 30,
                                                   -------------------------   -------------------------
                                                      1999          1998          1999          1998
                                                   -----------   -----------   -----------   -----------
                                                   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
    Merchandise sold............................     159,290        81,883        525,220      254,181
    Depreciation and amortization...............      58,450        35,354        162,640       90,819
    Other external services.....................      50,180        30,472        119,535       87,658
    Commissions.................................      46,627        22,693        114,943       75,355
    Interconnect................................      34,972        20,131         89,529       51,157
    Leased lines................................      19,921        24,420         67,736       62,630
    Roaming.....................................      27,773        15,352         57,561       31,225
    Wages and salaries..........................       6,227         3,043         18,360        9,211
    Materials and energy........................       3,410         3,223          6,916        5,425
    Social security and other benefits..........       1,833         2,582          5,249        8,006
    Taxes and other charges.....................       1,399         1,632          3,870        4,381
    Charge to inventory provision...............         851            --          3,274           --
    Other.......................................      (2,058)         (280)        (3,994)          --
                                                     -------       -------      ---------      -------
                                                     408,875       240,505      1,170,839      680,048
                                                     =======       =======      =========      =======

     The following costs and expenses were included in selling and distribution costs:

                                                      THREE MONTHS ENDED           NINE MONTHS ENDED
                                                         SEPTEMBER 30,               SEPTEMBER 30,
                                                   -------------------------   -------------------------
                                                      1999          1998          1999          1998
                                                   -----------   -----------   -----------   -----------
                                                   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
    Advertising costs...........................      48,490        25,545       121,633        70,626
    Charge to doubtful debtors provision........      46,386        24,455       105,926        57,817
    Wages and salaries..........................      19,377         7,888        48,541        21,209
    External services...........................      10,098         8,107        21,444        20,266
    Social security and other benefits..........       4,318         4,503        11,990        11,588
    Depreciation and amortization...............       2,743         1,871         7,773         5,066
    Materials and energy........................       2,083         1,711         5,626         3,652
    Taxes and other charges.....................       2,430           950         5,587         1,916
    Other.......................................         816           670         1,493         1,486
                                                     -------       -------       -------       -------
                                                     136,741        75,700       330,013       193,626
                                                     =======       =======       =======       =======

               POLSKA TELEFONIA CYFROWA SP. Z O.O. AND SUBSIDIARY
      NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             (IN THOUSANDS OF PLN)

6.   COSTS AND EXPENSES (CONTINUED)
     The following costs and expenses were included in administration costs:

                                                      THREE MONTHS ENDED           NINE MONTHS ENDED
                                                         SEPTEMBER 30,               SEPTEMBER 30,
                                                   -------------------------   -------------------------
                                                      1999          1998          1999          1998
                                                   -----------   -----------   -----------   -----------
                                                   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
    External services...........................     18,752        14,157         51,423       39,631
    Wages and salaries..........................     10,040         4,844         27,214       14,198
    Depreciation and amortization...............      5,146         4,410         12,787       10,135
    Social security and other benefits..........      2,669         2,771          6,757        7,697
    Materials and energy........................      1,631         1,619          3,647        4,163
    Taxes and other charges.....................        982           494          3,862        4,102
    Other.......................................      4,971         1,470          7,345        2,025
                                                     ------        ------        -------       ------
                                                     44,191        29,765        113,035       81,951
                                                     ======        ======        =======       ======

7.   INTEREST AND OTHER FINANCIAL INCOME

                                                      THREE MONTHS ENDED           NINE MONTHS ENDED
                                                         SEPTEMBER 30,               SEPTEMBER 30,
                                                   -------------------------   -------------------------
                                                      1999          1998          1999          1998
                                                   -----------   -----------   -----------   -----------
                                                   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
    Foreign exchange gains......................      2,322         1,786         8,353         9,063
    Interest income.............................      2,759           976         3,199         8,250
    Other financial income......................         --           200            --           829
                                                      -----         -----        ------        ------
                                                      5,081         2,962        11,552        18,142
                                                      =====         =====        ======        ======

8.   INTEREST AND OTHER FINANCIAL EXPENSES

                                                      THREE MONTHS ENDED           NINE MONTHS ENDED
                                                         SEPTEMBER 30,               SEPTEMBER 30,
                                                   -------------------------   -------------------------
                                                      1999          1998          1999          1998
                                                   -----------   -----------   -----------   -----------
                                                   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
    Interest expense............................      58,924        30,922       162,312        84,612
    Foreign exchange losses.....................     122,659        88,123       209,726        76,075
    Other financial expense.....................          --           184            --           774
                                                     -------       -------       -------       -------
                                                     181,583       119,229       372,038       161,461
                                                     =======       =======       =======       =======

               POLSKA TELEFONIA CYFROWA SP. Z O.O. AND SUBSIDIARY
      NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             (IN THOUSANDS OF PLN)

9.   TAXATION

                                                      THREE MONTHS ENDED           NINE MONTHS ENDED
                                                         SEPTEMBER 30,               SEPTEMBER 30,
                                                   -------------------------   -------------------------
                                                      1999          1998          1999          1998
                                                   -----------   -----------   -----------   -----------
                                                   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
    Polish current tax benefit/(charge).........      16,788       (30,276)         (571)      (67,808)
    Polish deferred tax benefit/(charge)........      (8,494)       36,831        11,690        47,245
    Foreign current tax charge..................        (206)         (113)         (535)         (278)
    Change in valuation allowance...............     (17,564)      (11,195)      (45,915)      (15,584)
                                                     -------       -------       -------       -------
    Tax charge..................................      (9,476)       (4,753)      (35,331)      (36,425)
                                                     =======       =======       =======       =======

     Tax losses for the period from December 27, 1995 to December 31, 1996 can be offset with future taxable income in three equal installments during the three years following the loss. The unused portion of a tax loss installment expires. The 1996 tax losses were being utilized as follows:
     PLN 58,006 in 1997, PLN 122,550 in 1998 and the remaining PLN 122,550 is available to be utilized in 1999.

     According to the Polish tax regulations, the tax rates in effect in 1999, 1998 and 1997 were 34%, 36% and 38%, respectively. The tax rate in 2000 is set to be 32%.

     Reconciliation of the profit/(loss) before taxation to taxable income is as follows:

                                                      THREE MONTHS ENDED           NINE MONTHS ENDED
                                                         SEPTEMBER 30,               SEPTEMBER 30,
                                                   -------------------------   -------------------------
                                                      1999          1998          1999          1998
                                                   -----------   -----------   -----------   -----------
                                                   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
    Profit/(loss) before taxation...............     (55,958)      (40,639)     (160,480)        8,610
    Tax rate....................................          34%           36%           34%           36%
                                                     -------       -------      --------       -------
    Tax benefit/(charge) using statutory rate...      19,026        14,630        54,563        (3,100)
      Permanent differences.....................     (11,504)       (8,061)      (41,517)      (13,141)
      Polish losses for which no tax benefits
         were provided..........................      (4,051)           --        (4,051)           --
      Change in temporary differences for which
         realization is not probable............     (17,564)      (11,196)      (48,351)      (15,585)
      Effect of different tax rate in foreign
         entity.................................         (38)           (5)         (101)          (41)
      Change in tax rates.......................       4,655          (121)        4,126          (372)
                                                     -------       -------      --------       -------
    Tax benefit/(charge)........................      (9,476)       (4,753)      (35,331)      (36,425)
                                                     =======       =======      ========       =======

               POLSKA TELEFONIA CYFROWA SP. Z O.O. AND SUBSIDIARY
      NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             (IN THOUSANDS OF PLN)

9.   TAXATION (CONTINUED)

                                                                 AT SEPTEMBER 30,   AT DECEMBER 31,
                                                                       1999              1998
                                                                 ----------------   ---------------
                                                                   (UNAUDITED)
    Deferred tax assets in Poland:
      Unrealized foreign exchange loss, net...................         59,877            13,562
      Bad debt provision......................................         47,116            44,375
      Tax losses carry forward................................         41,667            41,667
      Accrued expenses........................................         25,282             4,608
      Book versus tax basis of fixed assets...................         22,366            14,499
      Accrued interest........................................         12,158            10,942
      Accrued advertising.....................................          3,488                --
      Inventory provision.....................................          2,398             1,285
                                                                     --------           -------
                                                                      214,352           130,938
    Temporary differences for which realization is not
      probable ("valuation allowance")........................       (113,073)          (67,158)
                                                                     --------           -------
                                                                      101,279            63,780
    Deferred tax liabilities in Poland:
      Book versus tax basis of GSM licenses...................       (125,530)          (63,234)
      Book versus tax basis of fixed assets...................         (8,342)             (718)
      Accrued revenues........................................         (1,804)               --
                                                                     --------           -------
                                                                     (135,676)          (63,952)
                                                                     --------           -------
    Net deferred tax liability................................        (34,397)             (172)
                                                                     ========           =======

     The increase in valuation allowance results primarily from the increase of unrealized foreign exchange losses on Long-term Notes and bad debt provision for which tax deductibility is yet uncertain.

10. DEBTORS AND PREPAYMENTS

                                                                 AT SEPTEMBER 30,   AT DECEMBER 31,
                                                                       1999              1998
                                                                 ----------------   ---------------
                                                                   (UNAUDITED)
    Trade debtors and accrued income..........................        514,939           356,675
    Corporate Income Tax and other taxes recoverable from
      State Treasury..........................................         46,033            85,064
    Prepaid expenses..........................................         23,340             9,480
    Accounts receivable from shareholders.....................             --             3,332
    Other debtors.............................................          2,478             1,925
                                                                     --------          --------
                                                                      586,790           456,476
    Provision for doubtful debtors............................       (152,074)         (117,827)
                                                                     --------          --------
                                                                      434,716           338,649
                                                                     ========          ========

     Substantially all of the Company's trade debtors are Polish businesses and individuals. Further, the Company has established a network of dealers within Poland to distribute its products. The dealers share many economic characteristics and receivables from each of these dealers present similar risk to the Company.

               POLSKA TELEFONIA CYFROWA SP. Z O.O. AND SUBSIDIARY
      NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             (IN THOUSANDS OF PLN)

11. INVENTORY

                                                                 AT SEPTEMBER 30,   AT DECEMBER 31,
                                                                       1999              1998
                                                                 ----------------   ---------------
                                                                   (UNAUDITED)
    Telephones................................................        76,406            50,462
    Accessories and other.....................................        40,034            29,264
                                                                     -------            ------
                                                                     116,440            79,726
    Inventory provision.......................................        (7,054)           (3,780)
                                                                     -------            ------
                                                                     109,386            75,946
                                                                     =======            ======

12. TANGIBLE FIXED ASSETS, NET

                                                                 AT SEPTEMBER 30,   AT DECEMBER 31,
                                                                       1999              1998
                                                                 ----------------   ---------------
                                                                   (UNAUDITED)
    Land and buildings........................................        197,935             79,954
    Plant and equipment.......................................      1,294,254            844,729
    Motor vehicles............................................         10,618              8,254
    Other fixed assets........................................         48,179             35,678
    Construction in progress..................................        867,609            702,567
                                                                    ---------          ---------
                                                                    2,418,595          1,671,182
                                                                    =========          =========

     For tangible fixed assets under construction, the Company capitalizes interest and foreign exchange gains/losses incurred and directly attributable to the acquisition and construction of the qualifying assets. The financing costs are capitalized only during the period of construction of the qualifying assets. During the nine month period ended September 30, 1999, the Company capitalized PLN 37,474 of net foreign exchange losses and 2,040 of interest expense (PLN 50,502 foreign exchange losses and PLN 2,040 of interest expense during three months ended September 30, 1999). For the corresponding period ending September 30, 1998, PLN 30,794 of foreign exchange gains and PLN 4,074 of interest expense were capitalized (PLN 27,153 and PLN 1,369, respectively during three months ended September 30,
     1998).

               POLSKA TELEFONIA CYFROWA SP. Z O.O. AND SUBSIDIARY
      NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             (IN THOUSANDS OF PLN)

12. TANGIBLE FIXED ASSETS, NET (CONTINUED)
     The movement in each period was as follows:

                                                        LAND AND    PLANT AND    MOTOR     OTHER FIXED   CONSTRUCTION
                                                        BUILDINGS   EQUIPMENT   VEHICLES     ASSETS      IN PROGRESS      TOTAL
                                                        ---------   ---------   --------   -----------   ------------   ---------
      COST
      At January 1, 1998.............................         77     231,643     10,901      17,324         528,660       788,605
      Additions......................................     80,691      11,377      4,453       2,847         914,276     1,013,644
      Transfers......................................         --     709,360         --      31,469        (740,369)          460
      Disposals......................................         --        (385)      (439)     (3,110)             --        (3,934)
                                                         -------    ---------    ------      ------        --------     ---------
      At December 31, 1998...........................     80,768     951,995     14,915      48,530         702,567     1,798,775
                                                         -------    ---------    ------      ------        --------     ---------
      DEPRECIATION
      At January 1, 1998.............................         --      19,622      3,013       5,185              --        27,820
      Charge.........................................        814      87,741      3,819       9,456              --       101,830
      Disposals......................................         --         (97)      (171)     (1,789)             --        (2,057)
                                                         -------    ---------    ------      ------        --------     ---------
      At December 31, 1998...........................        814     107,266      6,661      12,852              --       127,593
                                                         -------    ---------    ------      ------        --------     ---------
      NET BOOK VALUE AT DECEMBER 31, 1998............     79,954     844,729      8,254      35,678         702,567     1,671,182
                                                         =======    =========    ======      ======        ========     =========
      COST
      At January 1, 1999.............................     80,768     951,995     14,915      48,530         702,567     1,798,775
      Additions......................................    120,042       9,336      6,114      22,047         727,129       884,668
      Transfers......................................         --     561,681         --          --        (561,681)           --
      Disposals......................................         --          --       (395)       (736)           (406)       (1,537)
                                                         -------    ---------    ------      ------        --------     ---------
      At September 30, 1999..........................    200,810    1,523,012    20,634      69,841         867,609     2,681,906
                                                         -------    ---------    ------      ------        --------     ---------
      DEPRECIATION
      At January 1, 1999.............................        814     107,266      6,661      12,852              --       127,593
      Charge.........................................      2,061     121,492      3,641       9,543              --       136,737
      Disposals......................................         --          --       (286)       (733)             --        (1,019)
                                                         -------    ---------    ------      ------        --------     ---------
      At September 30, 1999..........................      2,875     228.758     10,016      21,662              --       263,311
                                                         -------    ---------    ------      ------        --------     ---------
      NET BOOK VALUE AT SEPTEMBER 30, 1999
       (UNAUDITED)...................................    197,935    1,294,254    10,618      48,179         867,609     2,418,595
                                                         =======    =========    ======      ======        ========     =========

     Tangible fixed assets held under capital leases (included in above schedule):

                                                             AT SEPTEMBER 30,   AT DECEMBER 31,
                                                                   1999               1998
                                                             ----------------   ----------------
                                                             LAND    BUILDING   LAND    BUILDING
                                                             -----   --------   -----   --------
                                                               (UNAUDITED)
    Cost..................................................   6,293   194,167    2,383    78,114
    Accumulated depreciation..............................      --    (2,875)      --      (814)
                                                             -----   -------    -----    ------
    Net...................................................   6,293   191,292    2,383    77,300
                                                             =====   =======    =====    ======

13. INTANGIBLE FIXED ASSETS, NET

                                                                 AT SEPTEMBER 30,   AT DECEMBER 31,
                                                                       1999              1998
                                                                 ----------------   ---------------
                                                                   (UNAUDITED)
    GSM licenses..............................................       950,824            593,066
    Technical drawings and plans..............................         5,916              8,087
    Computer software.........................................        29,029             36,164
    Trademark.................................................           164                174
    Other.....................................................           862              1,381
                                                                     -------            -------
                                                                     986,795            638,872
                                                                     =======            =======

               POLSKA TELEFONIA CYFROWA SP. Z O.O. AND SUBSIDIARY
      NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             (IN THOUSANDS OF PLN)

13. INTANGIBLE FIXED ASSETS, NET (CONTINUED)
     The movement in each period was as follows:

                                                                    TECHNICAL
                                                           GSM      DRAWINGS    COMPUTER   TRADE
                                                        LICENSES    AND PLANS   SOFTWARE   MARK    OTHER      TOTAL
                                                        ---------   ---------   --------   -----   ------   ---------
      COST
      At January 1, 1998.............................     700,564    13,877      20,631     206    10,192     745,470
      Additions......................................          --        --      26,534      --        --      26,534
      Transfers......................................          --        --        (474)     --        --        (474)
                                                        ---------    ------      ------     ---    ------   ---------
      At December 31, 1998...........................     700,564    13,877      46,691     206    10,192     771,530
                                                        ---------    ------      ------     ---    ------   ---------
      AMORTIZATION
      At January 1, 1998.............................      58,710     2,895       2,881      19     5,382      69,887
      Charge.........................................      48,788     2,895       7,660      13     3,429      62,785
      Transfers......................................          --        --         (14)     --        --         (14)
                                                        ---------    ------      ------     ---    ------   ---------
      At December 31, 1998...........................     107,498     5,790      10,527      32     8,811     132,658
                                                        ---------    ------      ------     ---    ------   ---------
      NET BOOK VALUE AT DECEMBER 31, 1998............     593,066     8,087      36,164     174     1,381     638,872
                                                        =========    ======      ======     ===    ======   =========
      COST
      At January 1, 1999.............................     700,564    13,877      46,691     206    10,192     771,530
      Additions......................................     394,317        --          69      --        --     394,386
      Transfers......................................          --        --          --      --        --          --
                                                        ---------    ------      ------     ---    ------   ---------
      At September 30, 1999..........................   1,094,881    13,877      46,760     206    10,192   1,165,916
                                                        ---------    ------      ------     ---    ------   ---------
      AMORTIZATION
      At January 1, 1999.............................     107,498     5,790      10,527      32     8,811     132,658
      Charge.........................................      36,559     2,171       7,204      10       519      46,463
      Transfers......................................          --        --          --      --        --          --
                                                        ---------    ------      ------     ---    ------   ---------
      At September 30, 1999..........................     144,057     7,961      17,731      42     9,330     179,121
                                                        ---------    ------      ------     ---    ------   ---------
      NET BOOK VALUE AT SEPTEMBER 30, 1999
      (UNAUDITED)....................................     950,824     5,916      29,029     164       862     986,795
                                                        =========    ======      ======     ===    ======   =========

     During the three months and nine months ended September 30, 1999 the Company capitalized PLN 2,901 of foreign exchange losses and PLN 1,494 of interest expenses on intangible fixed assets. No financial cost/expenses was capitalized during the three months and nine months ended September 30, 1998.

14. DEFERRED COSTS

                                                                 AT SEPTEMBER 30,   AT DECEMBER 31,
                                                                       1999              1998
                                                                 ----------------   ---------------
                                                                   (UNAUDITED)
    Notes issuance cost.......................................        14,456            15,941
    Senior debt issuance cost.................................        13,101            14,818
    Other.....................................................         2,891                --
                                                                      ------            ------
                                                                      30,448            30,759
                                                                      ======            ======

     As explained in Note 16, the Company obtained long-term financing by issuing Discount Notes, in July 1997, and through Citibank loan facility ("Senior debt"), signed in December 1997. These debt issuance costs have been deferred and are un-amortized over the period of financing (10 and 8 years, respectively).

               POLSKA TELEFONIA CYFROWA SP. Z O.O. AND SUBSIDIARY
      NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             (IN THOUSANDS OF PLN)

15. CURRENT LIABILITIES

                                                                 AT SEPTEMBER 30,   AT DECEMBER 31,
                                                                       1999              1998
                                                                 ----------------   ---------------
                                                                   (UNAUDITED)
    Construction payables.....................................        507,784           225,176
    Trade creditors...........................................        288,759           122,398
    GSM licenses liabilities..................................        214,241            63,419
    Accruals..................................................        111,058            66,385
    Deferred income...........................................         58,526            32,602
    Amounts due to State Treasury.............................         23,900            14,829
    Overdraft facility........................................             --            24,558
    Finance leases payable....................................         27,988             9,978
    Accounts payable to shareholders..........................          6,723            11,939
    Payroll...................................................            542               479
                                                                    ---------           -------
                                                                    1,239,521           571,763
                                                                    =========           =======

     In May 1998, the Company entered into a short-term renewable overdraft agreement with Bank Rozwoju Eksportu S.A. The terms provided for maximum borrowings of PLN 30,000 thousand (balance as of December 31, 1998 PLN 4,430) and interest based on monthly WIBOR plus 0.5% p.a. (17.88% as of December 31, 1998). Additionally, in December 1998, the Company signed a one-year overdraft facility with Citibank. The terms provided for maximum borrowings of PLN equivalent of DEM 15,000 thousand and interest based on average monthly WIBOR for the last month plus 0.5% p.a. (balance as of December 31, 1998 PLN 20,128). No borrowings were outstanding as of September 30, 1999.

16. LONG-TERM LIABILITIES

                                                                AT SEPTEMBER 30,    AT DECEMBER 31,
                                                                      1999               1998
                                                                ----------------    ---------------
                                                                  (UNAUDITED)
    Loan facility...........................................       1,087,155             596,830
    Long-term Notes.........................................         781,332             614,993
    Construction payables...................................              --             278,247
    GSM and DCS license liability...........................         344,308             331,124
    Finance leases payable..................................         189,910              69,024
    Shareholders loan.......................................         312,629                  --
                                                                   ---------           ---------
                                                                   2,715,334           1,890,218
                                                                   =========           =========

     On July 1, 1997, PTC International Finance B.V., a wholly-owned subsidiary of the Company, issued 10 3/4% Senior Subordinated Guaranteed Discount Notes ("Notes"). The Notes are unsecured, subordinated obligations of PTC International Finance B.V., are limited to an aggregate principal amount at maturity of approximately USD 253 million (PLN 1,041 million as of September 30, 1999) and are issued at a discount to their principal amount at maturity to generate gross proceeds of approximately USD 150 million (PLN 493 million at historical exchange rate). The Notes will mature on July 1, 2007. Cash interest does not accrue on the Notes prior to July 1, 2002. The obligations of PTC International Finance B.V. under the Notes are fully and unconditionally guaranteed by the Company on a senior subordinated and unsecured basis pursuant to the Company Guarantee. The net proceeds from the Notes are loaned to the Company.

               POLSKA TELEFONIA CYFROWA SP. Z O.O. AND SUBSIDIARY
      NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             (IN THOUSANDS OF PLN)

16. LONG-TERM LIABILITIES (CONTINUED)
     The Notes are traded publicly in the United States and their market value as of September 30, 1999 was 69% of the nominal value (USD 175 million or PLN 720 million as of September 30, 1999) whilst the carrying amount is PLN 781 million.

     Construction payables are liabilities to GSM construction vendors. The Company began financing these liabilities in 1998 through its loan facility agreement, discussed below and through operating cash flow. The above December 31, 1998 balance was to be financed through the long-term loan facility and was hence classified as long-term. However, at September 30, 1999 the loan facility available was no longer sufficient to ensure that these would be settled through the facility. Therefore, all construction payables at September 30, 1999 were classified as short-term.

     The fees for the Company's GSM 900 and 1800 licenses are denominated in EUR and payable in installments. These deferred payments have been discounted at 6.78% (GSM 900 license from 1996) and at 9.52% (GSM 1800 license from 1999), which approximated the market rate for EUR as of the date of acquisition of the license. The unaudited balances payable as of September 30, 1999 are presented below:

                                                                EUR'000    EUR'000      PLN'000
    MATURITY                                                    NOMINAL   DISCOUNTED   DISCOUNTED
    --------                                                    -------   ----------   ----------
    Due in one year (see Note 15)............................    51,035     48,716      214,241
    Due in year two..........................................    72,815     65,458      287,862
    Due in year three........................................    16,716     12,835       56,446
                                                                -------    -------      -------
                                                                140,566    127,009      558,549
                                                                =======    =======      =======

     The balances payable as of December 31, 1998 were:

                                                                EUR'000    EUR'000      PLN'000
    MATURITY                                                    NOMINAL   DISCOUNTED   DISCOUNTED
    --------                                                    -------   ----------   ----------
    Due in one year (see Note 15)............................    15,730     15,496       63,419
    Due in two to five years.................................    90,420     80,910      331,124
                                                                -------     ------      -------
                                                                106,150     96,406      394,543
                                                                =======     ======      =======

     On December 17, 1997 the Company signed a loan facility agreement with a consortium of banks organized by Citibank N.A. Subsequently, the Company made drawings of PLN 1,087 million, which consisted of DM 230 million (equivalent of PLN 517 million as of September, 1999) and PLN 570 million (equivalent of DM 254 million as of September 30, 1999) borrowings. The main terms of the agreement are as follows:

     Facility limit              equivalent of DM 672 million

     Interest                    LIBOR or WIBOR
                                 plus margin of 0.95% p.a. stepping down to 0.40% p.a.

     Commitment fee              0.375%

     Collateral                  pledge of Company's assets, rights and shares

     Repayment date (last
installment)                     December 17, 2005

     In August 1999, the Company's operating shareholders (Elektrim S.A., DeTeMobil and MediaOne) extended USD 75 million (PLN 309 million as of September 30, 1999) in subordinated loans as follows:

               POLSKA TELEFONIA CYFROWA SP. Z O.O. AND SUBSIDIARY
      NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             (IN THOUSANDS OF PLN)

16. LONG-TERM LIABILITIES (CONTINUED)
     Elektrim S.A., equivalent of USD 40 million, DeTeMobil, USD 17.5 million; and MediaOne, USD 17.5 million. Each shareholder loan bears an interest rate of 12.5% compounded semi-annually on June 17 and December 17, and a repayment date for principal amounts and accrued interest is June 19, 2006.

17. PROVISIONS FOR LIABILITIES AND CHARGES

                                                                 AT SEPTEMBER 30,   AT DECEMBER 31,
                                                                       1999              1998
                                                                 ----------------   ---------------
                                                                   (UNAUDITED)
    Social fund...............................................        1,608                778
    Other provisions..........................................           --              1,333
                                                                      -----              -----
                                                                      1,608              2,111
                                                                      =====              =====

     The social fund is an employer's obligation based on a mandated calculation based on the number of employees and the monthly minimum wage in Poland. The amounts calculated under this formula must be used for the benefits of the employees.

18. SHARE CAPITAL

                                                                 AT SEPTEMBER 30,   AT DECEMBER 31,
                                                                       1999              1998
                                                                 ----------------   ---------------
                                                                   (UNAUDITED)
    Allotted, called-up and fully paid:
      471,000 ordinary shares of 1,000 PLN each...............       471,000            471,000
                                                                     =======            =======

19. FINANCE LEASE

     On March 25, 1997 the Company entered into a finance lease agreement relating to its new headquarters building and underlying land. The term of the lease is 15 years and the Company has a right to acquire the leased asset at the end of the lease. The Company relocated to its new headquarters buildings in two stages, in second half of 1998 and in mid 1999.

     The headquarters lease obligation, consisting of two buildings, first occupied in 1998 and second in August 1999, is denominated in USD and payable in PLN. The nominal value of future lease payments is USD 110.1 million (PLN 453 million as of September 30, 1999). This consists of USD
     47.7 million and 62.4 million for the 1st and 2nd buildings, respectively. This consists of combined minimum monthly payments of USD 598.8 thousand (PLN 2,464 thousand as of September 30, 1999) and the combined purchase options of USD 11.8 million (PLN 48.5 million as of September 30, 1999) that is broken down as USD 5.7 million and 6.1 million for the 1st and 2nd buildings, respectively.

     Annually, the Company's lease liabilities are changed based on the U.S. consumer price index ("CPI"). In 1999, this resulted in an increase in minimum monthly payments of only USD 4.3 thousand (PLN 17.7 thousand as of September 30, 1999).

               POLSKA TELEFONIA CYFROWA SP. Z O.O. AND SUBSIDIARY
      NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             (IN THOUSANDS OF PLN)

20. DIVIDEND RESTRICTION

     The Company's statutory financial statements are prepared in accordance with Polish accounting regulations. Dividends may only be distributed from the net profit reported in the Polish annual statutory financial statements. As of 30 September 1999, the Company has no net profit available for distribution.

21. SUPPLEMENTARY CASH FLOW INFORMATION

     Cash and cash equivalents consists of cash on hand, balances deposited with banks and short-term, highly liquid investments.

                                                                 AT SEPTEMBER 30,   AT DECEMBER 31,
                                                                       1999              1998
                                                                 ----------------   ---------------
                                                                   (UNAUDITED)
    Balances deposited with banks:
      Current accounts........................................        29,217             2,958
      Term deposits with original maturity of less than 90
         days.................................................        81,171             2,540
      Social fund cash........................................         1,123                59
    Cash on hand..............................................           437               138
                                                                     -------             -----
                                                                     111,948             5,695
                                                                     =======             =====

     At September 30, 1999 the Company revalued cash on hand and balances deposited with banks denominated in foreign currencies. The net result of the revaluation was PLN 181 of foreign exchange losses.

22. FUTURE FINANCING

     As of September 30, 1999 the Company had negative current assets and obligations and commitments exceeding the available financing sources. The Company is planning to issue additional long-term notes during the fourth quarter of 1999 in order to secure financing for its obligations and commitments. The issuance of these notes requires certain waivers from the current Company lenders. There is no guarantee that the financing will be obtained or the waivers will be obtained. Meeting the Company's current obligations and commitments is dependent on successful completion of the intended issue of long-term notes, as discussed above, or achievement of alternative financing.

               POLSKA TELEFONIA CYFROWA SP. Z O.O. AND SUBSIDIARY
      NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             (IN THOUSANDS OF PLN)

23. SUPPLEMENTARY INFORMATION TO IAS FINANCIAL STATEMENTS

     A reconciliation of the Company's consolidated net profit (loss) under Polish statutory accounting regulations and International Accounting Standards is summarized as follows:

                                                   NET LOSS FOR                    NET LOSS FOR
                                                THREE MONTHS ENDED               NINE MONTHS ENDED
                                           -----------------------------   -----------------------------
                                           SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,
                                               1999            1998            1999            1998
                                           -------------   -------------   -------------   -------------
                                            (UNAUDITED)     (UNAUDITED)     (UNAUDITED)     (UNAUDITED)
    Polish Accounting Regulations.......      (61,762)        (23,397)       (176,153)         13,820
    Foreign translation difference......         (472)             --          (1,784)             --
    IAS adjustment for GSM license
      amortization......................        1,141           1,140           3,422           3,380
    IAS adjustment for GSM license
      discount..........................       (5,341)         (6,033)        (17,060)        (17,973)
    Unrealized foreign exchange
      differences.......................      (11,938)        (14,070)         (4,227)          3,454
    Finance lease.......................        1,561          (4,229)            450          (4,229)
    IAS assets adjustment...............         (864)             --          (5,512)             --
    Deferred tax benefit/(charge).......       12,241           1,197           5,053         (26,267)
                                              -------         -------        --------         -------
    International Accounting
      Standards.........................      (65,434)        (45,392)       (195,811)        (27,815)
                                              =======         =======        ========         =======

                                                                     SHAREHOLDERS' EQUITY AT
                                                                   ----------------------------
                                                                   SEPTEMBER 30,   DECEMBER 31,
                                                                       1999            1998
                                                                   -------------   ------------
                                                                    (UNAUDITED)
    Polish accounting Regulations...............................      113,706        289,758
    Foreign translation difference..............................       (1,829)            56
    IAS adjustment for GSM License amortization.................       14,481         11,059
    IAS adjustment for GSM License discount.....................      (47,642)       (30,582)
    Unrealized foreign exchange differences.....................        6,059         10,286
    Finance lease...............................................        2,554          2,104
    IAS assets adjustment.......................................        6,220         11,732
    Deferred tax benefit/(charge)...............................        7,479          2,426
                                                                      -------        -------
    International Accounting Standards..........................      101,028        296,839
                                                                      =======        =======

     The above differences are caused by the following reasons:

     - Recognition of the long-term license liabilities at present value for IAS purposes, while they were recorded at undiscounted nominal value under Polish accounting regulations. This accounting results in higher interest expense under IAS, which is partially offset by lower amortization expense (for the first license) and foreign exchange losses.

     - Reversal of unrealized foreign exchange gains recognized in 1998 as financial income for IAS purposes but deferred for PAS purposes.

     - Difference in treatment of assets held under finance lease and other capital assets written off for PAS purposes.

     - Adjustment to deferred tax on temporary differences in preceding adjustments.

               POLSKA TELEFONIA CYFROWA SP. Z O.O. AND SUBSIDIARY
      NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             (IN THOUSANDS OF PLN)

24. DIFFERENCES BETWEEN IAS AND U.S. GAAP

     The Company's consolidated financial statements are prepared in accordance with International Accounting Standards, which differ in certain respects from U.S. GAAP.

     The effect of the principal differences between IAS and U.S. GAAP in relation to the Company's consolidated financial statements are presented below, with explanations of certain adjustments that affect total consolidated net result for the periods from January 1, 1999 to September 30, 1999 and from January 1, 1998 to September 30, 1998 and consolidated net assets as of September 30, 1999 and December 31, 1998:

     RECONCILIATION OF CONSOLIDATED NET PROFIT/(LOSS):

                                                THREE MONTHS ENDED               NINE MONTHS ENDED
                                           -----------------------------   -----------------------------
                                           SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,
                                               1999            1998            1999            1998
                                           -------------   -------------   -------------   -------------
                                            (UNAUDITED)     (UNAUDITED)     (UNAUDITED)     (UNAUDITED)
    Consolidated net profit/(loss)
      reported under IAS................      (65,434)        (45,392)       (195,811)        (27,815)
    U.S. GAAP adjustments:
    (a)  Removal of foreign exchange
         differences capitalized for
         IAS............................      (45,479)        (34,436)        (40,375)        (30,795)
    (b)  Depreciation and amortization
         of foreign exchange............        1,596             952           4,459           2,748
    (c)  Development and start-up cost
         capitalized....................          896              16          (6,779)             --
    (d)  Amortization of consulting fees
         capitalized....................           --             915              --           2,739
                                             --------         -------        --------         -------
    Consolidated net profit/(loss) under
      U.S. GAAP.........................     (108,421)        (77,945)       (238,506)        (53,123)
                                             ========         =======        ========         =======

     RECONCILIATION OF CONSOLIDATED NET ASSETS:

                                                                 AT SEPTEMBER 30,   AT DECEMBER 31,
                                                                       1999              1998
                                                                 ----------------   ---------------
                                                                   (UNAUDITED)
    Consolidated net assets reported under IAS................        101,028           296,839
    U.S. GAAP adjustments:
    (a)  Removal of foreign exchange differences capitalized
         for IAS..............................................       (125,391)          (85,016)
    (b)  Depreciation and amortization on above...............         11,844             7,385
    (c)  Development and start-up costs capitalized -- net....         (6,779)               --
                                                                     --------           -------
    Consolidated net assets under U.S. GAAP...................        (19,298)          219,208
                                                                     ========           =======

     (A)   REMOVAL OF FOREIGN EXCHANGE DIFFERENCES CAPITALIZED FOR IAS

     In accordance with IAS 23, "Borrowing Costs", the Company capitalizes financing costs, including interest and foreign exchange gains or losses, into assets under construction.

     For tangible fixed assets under construction, the Company capitalizes interest and foreign exchange gains or losses incurred and directly attributable to the acquisition and construction of the qualifying assets

               POLSKA TELEFONIA CYFROWA SP. Z O.O. AND SUBSIDIARY
      NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             (IN THOUSANDS OF PLN)

24. DIFFERENCES BETWEEN IAS AND U.S. GAAP (CONTINUED) that would have been avoided if the expenditure on the qualifying assets had not been made. The financing costs are capitalized only during the period of construction of the qualifying assets (see Note 12). As explained in Note 4.b., the Company capitalized financing costs attributable to the acquisition of its GSM 900 and 1800 licenses, including interest on the related long-term obligation and foreign exchange losses because the GSM 900 and 1800 licenses are integral parts of the network.

     Under Statement of Financial Accounting Standards 52 "Foreign Currency Translation", however, foreign exchange losses relating to financing obligations should be included in the statement of operations of the Company. Consequently, the amounts of foreign exchange differences capitalized in accordance with IAS 23 in the Company's financial statements are expensed under U.S. GAAP.

     (B)   DEPRECIATION AND AMORTIZATION

     The U.S. GAAP adjustments for depreciation and amortization shown above represent the amounts of depreciation and amortization charges relating to capitalized foreign exchange differences in the Company's IAS financial statements. Since under U.S. GAAP these foreign exchange differences are not permitted to be capitalized and are instead expensed, the depreciation and amortization of these capitalized differences under IAS has been reversed.

     (C)   DEVELOPMENT AND START-UP COSTS CAPITALIZED

     The Company capitalized in 1996 certain start up costs amounting to PLN 16,811. Following the issuance of SOP 98-5 in the United States, the Company has expensed for U.S. GAAP purposes in 1999 the net book value of the above costs previously capitalized.

                                      LOGO
                                      LOGO

                           OFFER FOR ALL OUTSTANDING

             11 1/4% SENIOR SUBORDINATED GUARANTEED NOTES DUE 2009

                                IN EXCHANGE FOR

             11 1/4% SENIOR SUBORDINATED GUARANTEED NOTES DUE 2009

                       PTC INTERNATIONAL FINANCE II S.A.

                   IRREVOCABLY AND UNCONDITIONALLY GUARANTEED
              ON A SENIOR SUBORDINATED BASIS AS TO THE PAYMENT OF
        PRINCIPAL, PREMIUM, INTEREST AND ADDITIONAL AMOUNTS, IF ANY, BY

                      POLSKA TELEFONIA CYFROWA SP. Z O.O.

                                 MARCH 10, 2000

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                                    PART II

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our Formation Deed contains no provisions under which any member of our Supervisory Board or our Management Board or officers is indemnified in any manner against any liability which he may incur in his capacity as such. However, Article 11 of our Formation Deed provides that approval at a Shareholders Meeting of reports by our Management Board and our Supervisory Board and approval of the year-end balance sheet and the profit and loss statement for the previous fiscal year that may exonerate the members of our Management Board and the members of our Supervisory Board from liability for the performance of their respective duties in the financial year concerned. Under Polish law, this discharge is not absolute and would not be effective as to any matters not disclosed to our shareholders.

     Certain officers and members of our Supervisory Board and our Management Board are, to a limited extent, insured under insurance policies of DeTeMobil, MediaOne and Elektrim against damages resulting from their conduct when acting in their capacities as such.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  3.1    English translation of the Formation Deed of Polska
         Telefonia Cyfrowa Sp. z o.o. (incorporated by reference to Exhibit 3.1 of the registrant's Registration Statement on Form F-4 (File No. 333-7668)).
  3.2    Notarial Deed of Incorporation of the PTC International
         Finance II S.A. and English translation (incorporated by reference to Exhibit 3.2 of the registrant's Registration
         Statement on Form F-4 (File No. 333-7668)).
  4.1    Form of Indenture, dated as of November 23, 1999, among
         Polska Telefonia Cyfrowa Sp. z o.o., PTC International
         Finance II S.A., PTC International Finance (Holdings) B.V.
         and State Street Bank and Trust Company, as Trustee, in respect of PTC International Finance II S.A.'s 11 1/4%
         Senior Subordinated Guaranteed Notes due December 1, 2009.
  4.2    Form of 11 1/4% Senior Subordinated Guaranteed Note due
         2009.
  4.3 Form of Guarantee by Polska Telefonia Cyfrowa Sp. z o.o. of the 11 1/4% Senior Subordinated Guaranteed Notes due 2009
         (included in Exhibit 4.2).
  4.4    Form of Guarantee by PTC International Finance (Holding)
         B.V. of the 11 1/4% Senior Subordinated Guaranteed Notes due
         2009 (included in Exhibit 4.2).
  4.5    Indenture, dated as of July 1, 1997, between Polska
         Telefonia Cyfrowa Sp. z o.o., PTC International Finance B.V.
         and The Bank of New York, as Trustee, in respect of the 10 3/4% Senior Subordinated Guaranteed Discount Notes due
         July 1, 2007 (incorporated by reference to Exhibit 4 of the registrant's Registration Statement on Form F-4 (File No.
         333-7668)).
  4.6 Form of 10 3/4% Senior Subordinated Guaranteed Discount Note due July 2007 (included in Exhibit 4.5).
  4.7 Form of Guarantee by Polska Telefonia Cyfrowa Sp. z o.o. of the 10 3/4% Senior Subordinated Guaranteed Discount Note due
         2007 (included in Exhibit 4.5).
  5.1    Opinion of Clifford Chance, Netherlands counsel to PTC
         International Finance (Holding) B.V., as to the validity of the notes and the guarantees relating thereto.
  5.2    Opinion of Clifford Chance, U.S. counsel to PTC
         International Finance II S.A., Polska Telefonia Cyfrowa Sp.
         z o.o., and, PTC International Finance (Holding) B.V. as to the validity of the notes and the guarantees relating thereto.
  5.3    Opinion of Clifford Chance, Polish counsel to Polska
         Telefonia Cyfrowa Sp. z o.o., as to the validity of its guarantee relating to the notes.
  5.4    Opinion of Faltz & Kremer, Luxembourg counsel to PTC
         International Finance II S.A. as to the validity of the notes.

 10.1 Shareholders Agreement, dated December 21, 1995, as amended by Amendment No. 1 dated March 11, 1997, between and among
         Elektrim S.A., Polpager Sp. z o.o., MediaOne International
         B.V., DeTeMobil Deutsche Telekom MobilNet GmbH,
         Elektrim-Autoinvest S.A. and Kulczyk Holding S.A. relating to Polska Telefonia Cyfrowa Sp. z o.o. (incorporated by reference to Exhibit 10.1 of registrant's Registration
         Statement submitted on Form F-4 (File No. 333-7668)).
 10.2    Project Outline Agreement, dated April 14, 1997, between
         Polska Telefonia Cyfrowa Sp. z o.o. and MediaOne
         International B.V. (incorporated by reference to Exhibit
         10.2 of registrant's Registration Statement submitted on Form F-4 (File No. 333-7668)).
 10.3    Framework Agreement, dated December 13, 1996, between Polska
         Telefonia Cyfrowa Sp. z o.o. and MediaOne International B.V.
         (incorporated by reference to Exhibit 10.3 of registrant's
         Registration Statement submitted on Form F-4 (File No.
         333-7668)).
 10.4    Implementation Agreement (Contract to Project Outline
         Agreement), dated April 14, 1997, between Polska Telefonia
         Cyfrowa Sp. z o.o. and MediaOne International B.V.
         (incorporated by reference to Exhibit 10.4 of registrant's
         Registration Statement submitted on Form F-4 (File No.
         333-7668)).
 10.5 Framework Agreement for Services, dated July 6, 1996, between Polska Telefonia Cyfrowa Sp. z o.o. and DeTeMobil
         Deutsche Telekom MobilNet GmbH. (incorporated by reference to Exhibit 10.5 of registrant's Registration Statement submitted on Form F-4 (File No. 333-7668)).
 10.6    Framework Agreement for Secondments, dated November 10,
         1996, between Polska Telefonia Cyfrowa Sp. z o.o. and
         DeTeMobil Deutsche Telekom MobilNet GmbH. (incorporated by reference to Exhibit 10.6 of registrant's Registration
         Statement submitted on Form F-4 (File No. 333-7668)).
 10.7    Service Agreement, dated May 17, 1996, and amendment on May
         28, 1996, between Polska Telefonia Cyfrowa Sp. z o.o. and
         Elektrim S.A. (incorporated by reference to Exhibit 10.7 of registrant's Registration Statement submitted on Form F-4
         (File No. 333-7668)).
 10.8    English translation of Service Agreement, dated October 28,
         1996, between Polska Telefonia Cyfrowa Sp. z o.o. and
         Elektrim S.A. (incorporated by reference to Exhibit 10.8 of registrant's Registration Statement submitted on Form F-4
         (File No. 333-7668)).
 10.9 Amendment No. 1 to the Indenture, dated November 19, 1999, by and among PTC International Finance B.V., Polska
         Telefonia Cyfrowa Sp. z o.o. and The Bank of New York as agent.
 10.10 Form of Waiver Letter, dated November 23, 1999, executed in connection with to the Bank Credit Facility by and among Polska Telefonia Cyfrowa Sp. z o.o. and ABN Amro Bank N.V.,
         Citibank N.A., Dresdner Bank AG, ABN Bank (Polska) S.A.,
         Bank Prezemyslowo-Handlowy S.A., Bank Rozwoju Eksportu S.A.,
         Citibank (Poland) S.A., BNP-Dresdner (Polska) S.A., ING Bank
         N.V., Warsaw Branch and Wielkopolski Bank Kredytowy, as arrangers, the other lenders party thereto, and Citibank
         (Poland) S.A., Citibank N.A., and Citibank International PLC as agents.
 10.11   Term Loan Facility, dated June 11, 1997, by and among Polska
         Telefonia Cyfrowa Sp. z o.o. and ABN Amro Bank N.V.,
         Citibank N.A., Dresdner Bank AG, ABN Bank (Polska) S.A.,
         Bank Prezemyslowo-Handlowy S.A., Bank Rozwoju Eksportu S.A.,
         Citibank (Poland) S.A., BNP-Dresdner (Polska) S.A., ING Bank
         N.V., Warsaw Branch and Wielkopolski Bank Kredytowy, as arrangers, the lenders party thereto, and Citibank (Poland)
         S.A., Citibank N.A., and Citibank International PLC as agents (incorporated by reference to Exhibit 10.9 of registrant's Registration Statement submitted on Form F-4
         (File No. 333-7668)).
 10.12   Commitment Letter, dated June 12, 1997, by and among Polska
         Telefonia Cyfrowa Sp. z o.o. and ABN Amro Bank N.V.,
         Citibank N.A., Dresdner Bank AG, ABN Bank (Polska) S.A.,
         Bank Prezemyslowo-Handlowy S.A., Bank Rozwoju Eksportu S.A.,
         Citibank (Poland) S.A., BNP-Dresdner (Polska) S.A., ING Bank
         N.V., Warsaw Branch and Wielkopolski Bank Kredytowy, as arrangers, the lenders party thereto, and Citibank (Poland)
         S.A., Citibank N.A., and Citibank International PLC as agents (incorporated by reference to Exhibit 10.10 of registrant's Registration Statement submitted on Form F-4
         (File No. 333-7668)).

 10.13 Syndicated Loan Facility Agreement, dated December 16, 1996, by and among Polska Telefonia Cyfrowa Sp. z o.o. and ABN
         Amro Bank N.V., Citibank N.A., Dresdner Bank AG, ABN Bank
         (Polska) S.A., Bank Prezemyslowo-Handlowy S.A., Bank Rozwoju
         Eksportu S.A., Citibank (Poland) S.A., BNP-Dresdner (Polska)
         S.A., ING Bank N.V., Warsaw Branch and Wielkopolski Bank
         Kredytowy, as arrangers, the lenders party thereto, and Citibank (Poland) S.A., Citibank N.A., and Citibank
         International PLC as agents (incorporated by reference to Exhibit 10.11 of registrant's Registration Statement submitted on Form F-4 (File No. 333-7668)).
 10.14   Registration Agreement, dated June 24, 1997, between PTC
         International Finance B.V., Polska Telefonia Cyfrowa Sp. z o.o. and Salomon Brothers Inc. and Citicorp Securities,
         Inc., as representatives of the Initial Purchasers named herein. (incorporated by reference to Exhibit 10.12 of registrant's Registration Statement submitted on Form F-4
         (File No. 333-7668)).
 10.15   Form of Registration Rights Agreement, dated November 23,
         1999, by and among Polska Telefonia Cyfrowa Sp. z o.o. and PTC International Finance II S.A., PTC International Finance
         (Holding) B.V., Merrill Lynch International and Salomon
         Smith Barney.
 10.16 Shareholder Loan Agreement, dated August 24, 1999, by and among Polska Telefonia Cyfrowa Sp. z o.o., Elektrim,
         DeTeMobil and MediaOne.
 10.17   Purchase Agreement, dated November 16, 1999, by and among
         Polska Telefonia Cyfrowa Sp. z o.o., PTC International
         Finance II S.A., PTC International Finance (Holding) B.V., and Merrill Lynch International and Salomon Smith Barney.
 21.     Subsidiaries of registrants.
 23.1    Consent of Arthur Andersen Sp. z o.o.
 23.2    Consent of Clifford Chance, Netherlands Counsel (included in
         Exhibit 5.1).
 23.3    Consent of Clifford Chance, U.S. Counsel (included in
         Exhibit 5.2).
 23.4    Consent of Clifford Chance, Polish counsel (included in
         Exhibit 5.3).
 23.5    Consent of Faltz & Kremer, Luxembourg counsel (included in
         Exhibit 5.4).
 24.1    Power of Attorney of Polska Telefonia Cyfrowa Sp. z o.o.,
         PTC International Finance (Holding) B.V. and PTC
         International Finance S.A. (included on the relevant signature page).
 25.1 Statement of eligibility of trustee on Form T-1 (in connection with the Dollar Notes).
 25.2 Statement of eligibility of trustee on Form T-1 (in connection with the Euro Notes).
 99.1    Letter of Transmittal.

ITEM 22.  UNDERTAKINGS

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) Each of the undersigned registrants hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of Form F-4, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

     (c) Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning the exchange offer, that was not the subject of and included in this Registration Statement when it becomes effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warsaw, Poland on March 10, 2000.

                                          PTC INTERNATIONAL FINANCE (HOLDING)
                                          B.V.

                                          By: /s/ KARIM KHOJA
                                            ------------------------------------
                                              Name: Karim Khoja
                                              Authorized Signatory

                                          By: /s/ BOGUSLAW KULAKOWSKI
                                            ------------------------------------
                                              Name: Boguslaw Kulakowski
                                              Authorized Signatory

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Boguslaw Kulakowski, Karim Khoja, Wilhelm Stuckemann and Ryszard Pospieszynski acting in one of the following combinations: (i) Boguslaw Kulakowski and Karim Khoja, acting together; (ii) Boguslaw Kulakowski and Wilhelm Stuckemann, acting together; (iii) Ryszard Pospieszynski and Karim Khoja, acting together; and (iv) Ryszard Pospieszynski and Wilhelm Stuckemann, acting together, his true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that such attorneys may deem necessary or advisable under the Securities Act of 1933, as amended (the "Act"), and any rules, regulations and requirements of the Securities and Exchange Commission in connection with the registration under the Act of the 11 1/4% Senior Subordinated Guaranteed Notes due December 1, 2009 of PTC International Finance II, S.A. and PTC International Finance (Holding) B.V.'s guarantee of such notes, and any securities or Blue Sky law of any of the states of the United States of America in order to effect the registrations or qualification (or exemption therefrom) of the said securities for issue, offer, sale or trade under the Blue Sky or other securities laws of any of such states and in connection therewith to execute, acknowledge, verify, deliver, file and cause to be published applications, reports, consents to service of process, appointments of attorneys to receive service of process and other papers and instruments which may be required under such laws, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his name in his capacity as Managing Director or Authorized Representative in the United States of PTC International (Holding) B.V., as the case may be, this Registration Statement and/or such other form or forms as may be appropriate to be filed with the Commission or under or in connection with any Blue Sky law or other securities laws of any state of the United States of America or with such other regulatory bodies and agencies as any of them may deem appropriate in respect of the 11 1/4% Senior Subordinated Guaranteed Notes due December 1, 2009, to any and all amendments, including post-effective amendments, to this Registration Statement and to any and all instruments and documents filed as part of or in connection with this Registration Statement.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons, in the capacities indicated on March 10, 2000.

ABN AMRO TRUST COMPANY (NEDERLAND) B.V.
In its capacity as sole Managing Director of PTC International Finance (Holding) B.V.

By: /s/  N.S. VAN DER WERFF
    ----------------------------------
    Name: N.S. van der Werff
    Title: Proxyholder

By: /s/  R.W.M. KLUITENBERG
    ----------------------------------

    Name: R.W.M. Kluitenberg
    Title: Proxyholder

/s/  DONALD J. PUGLISI
---------------------------------------------------------  Authorized
Representative in the United States
    Donald J. Puglisi

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Warsaw, Poland on March 10, 2000.

                                          POLSKA TELEFONIA CYFROWA SP. z o.o.

                                          By: /s/ KARIM KHOJA
                                            ------------------------------------
                                              Name: Karim Khoja
                                              Title: Authorized Signatory

                                          By: /s/ BOGUSLAW KULAKOWSKI
                                            ------------------------------------
                                              Name: Boguslaw Kulakowski
                                              Title: Authorized Signatory

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Boguslaw Kulakowski, Karim Khoja, Wilhelm Stuckemann and Ryszard Pospieszynski acting in one of the following combinations: (i) Boguslaw Kulakowski and Karim Khoja, acting together; (ii) Boguslaw Kulakowski and Wilhelm Stuckemann, acting together; (iii) Ryszard Pospieszynski and Karim Khoja, acting together; and (iv) Ryszard Pospieszynski and Wilhelm Stuckemann, acting together, his true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that such attorneys may deem necessary or advisable under the Securities Act of 1933, as amended (the "Act"), and any rules, regulations and requirements of the Securities and Exchange Commission in connection with the registration under the Act of the 11 1/4% Senior Subordinated Guaranteed Notes due December 1, 2009 of PTC International Finance II, S.A. and Polska Telefonia Cyfrowa Sp. z o.o.'s guarantee of such notes, and any securities or Blue Sky law of any of the states of the United States of America in order to effect the registrations or qualification (or exemption therefrom) of the said securities for issue, offer, sale or trade under the Blue Sky or other securities laws of any of such states and in connection therewith to execute, acknowledge, verify, deliver, file and cause to be published applications, reports, consents to service of process, appointments of attorneys to receive service of process and other papers and instruments which may be required under such laws, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his name in his capacity as Officer, [Management Board Member] or Authorized Representative in the United States of Polska Telefonia Cyfrowa Sp. z o.o., as the case may be, this Registration Statement and/or such other form or forms as may be appropriate to be filed with the Commission or under or in connection with any Blue Sky law or other securities laws of any state of the United States of America or with such other regulatory bodies and agencies as any of them may deem appropriate in respect of the 11 1/4% Senior Subordinated Guaranteed Notes due December 1, 2009, to any and all amendments, including post-effective amendments, to this Registration Statement and to any and all instruments and documents filed as part of or in connection with this Registration Statement.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Power of Attorney has been signed by the following persons, in the capacities indicated on March 10, 2000.

                       NAME                          TITLE
                       ----                          -----
               /s/ PIOTR MROCZKOWSKI                 Chairman
---------------------------------------------------
                 Piotr Mroczkowski

                 /s/ MORITZ GERKE                    Deputy Chairman
---------------------------------------------------
                   Moritz Gerke

              /s/ JACEK WALCZYKOWSKI                 Secretary
---------------------------------------------------
                Jacek Walczykowski

               /s/ JAN KOLODZICJCZAK                 Board Member
---------------------------------------------------
                 Jan Kolodzicjczak

                  /s/ STEVE BOYD                     Board Member
---------------------------------------------------
                    Steve Boyd

                                                     Board Member
---------------------------------------------------
                  Michael Gunther

                /s/ WILLIAM MORRIS                   Board Member
---------------------------------------------------
                  William Morris

                   /s/ JAN WAGA                      Board Member
---------------------------------------------------
                     Jan Waga

                /s/ ANDRZEJ WOJCIK                   Board Member
---------------------------------------------------
                  Andrzej Wojcik

              /s/ BOGUSLAW KULSKOWSKI                Director General (Chief Executive Officer)
---------------------------------------------------  Member of the Management Board
                Boguslaw Kulskowski

                /s/ WOJCIECH PLOSKI                  Director of Strategy. Marketing and Sales
---------------------------------------------------  Member of the Management Board
                  Wojciech Ploski

              /s/ WILHELM STACKEMANN                 Director of Network Operations
---------------------------------------------------  Member of the Management Board
                Wilhelm Stackemann

              /s/ STANISLEW MAJEWSKI                 Director of Finance
---------------------------------------------------  (Principal Financial Officer)
                Stanislew Majewski

                       NAME                          TITLE
                       ----                          -----
             /s/ RYSZARD POSPIESZYNSKI               Director of Administration
---------------------------------------------------  Member of the Management Board
               Ryszard Pospieszynski

                /s/ BRENT MUCKRIDGE                  Financial Controller
---------------------------------------------------
                  Brent Muckridge

               /s/ DONALD J. PUGLISI                 Authorized Representative in the United States
---------------------------------------------------
                 Donald J. Puglisi

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Warsaw, Poland on March 10, 2000.

                                          PTC INTERNATIONAL FINANCE II S.A.

                                          By: /s/ KARIM KHOJA
                                            ------------------------------------
                                              Name: Karim Khoja
                                              Title: Authorized Signatory

                                          By: /s/ BOGUSLAW KULAKOWSKI
                                            ------------------------------------
                                              Name: Boguslaw Kulakowski
                                              Title: Authorized Signatory

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Boguslaw Kulakowski, Karim Khoja, Wilhelm Stuckemann and Ryszard Pospieszynski acting in one of the following combinations: (i) Boguslaw Kulakowski and Karim Khoja, acting together; (ii) Boguslaw Kulakowski and Wilhelm Stuckemann, acting together; (iii) Ryszard Pospieszynski and Karim Khoja, acting together; and (iv) Ryszard Pospieszynski and Wilhelm Stuckemann, acting together, his true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that such attorneys may deem necessary or advisable under the Securities Act of 1933, as amended (the "Act"), and any rules, regulations and requirements of the Securities and Exchange Commission in connection with the registration under the Act of the 11 1/4% Senior Subordinated Guaranteed Notes due December 1, 2009 of PTC International Finance II, S.A. and any securities or Blue Sky law of any of the states of the United States of America in order to effect the registrations or qualification (or exemption therefrom) of the said securities for issue, offer, sale or trade under the Blue Sky or other securities laws of any of such states and in connection therewith to execute, acknowledge, verify, deliver, file and cause to be published applications, reports, consents to service of process, appointments of attorneys to receive service of process and other papers and instruments which may be required under such laws, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his name in his capacity as Managing Director or Authorized Representative in the United States of PTC International II S.A., as the case may be, this Registration Statement and/or such other form or forms as may be appropriate to be filed with the Commission or under or in connection with any Blue Sky law or other securities laws of any state of the United States of America or with such other regulatory bodies and agencies as any of them may deem appropriate in respect of the 11 1/4% Senior Subordinated Guaranteed Notes due December 1, 2009, to any and all amendments, including post-effective amendments, to this Registration Statement and to any and all instruments and documents filed as part of or in connection with this Registration Statement.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Power of Attorney has been signed by the following persons, in the capacities indicated on March 10, 2000.

                       NAME                          TITLE
                       ----                          -----
                  /s/ YVES SCHMIT                    Company Director
---------------------------------------------------
                    Yves Schmit

                /s/ CARINE BITTLES                   Company Director
---------------------------------------------------
                  Carine Bittles

             /s/ KOEN DE VLEESCHAUWER                Company Director
---------------------------------------------------
               Koen de Vleeschauwer

               /s/ DONALD J. PUGLISI                 Authorized Representative in the United States
---------------------------------------------------
                 Donald J. Puglisi